   As filed with the Securities and Exchange Commission on February 12, 1999
                                                     Registration No.  333-68385

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                 _____________

                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 _____________

                                  PSINet Inc.
             (Exact name of registrant as specified in its charter)

         New York                                 4813                           16-1353600
(State or other jurisdiction            (Primary Standard Industrial        (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)        Identification No.)

                510 Huntmar Park Drive, Herndon, Virginia 20170
                                 (703) 904-4100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             David N.  Kunkel, Esq.
                  Executive Vice President and General Counsel
                                  PSINet Inc.
                510 Huntmar Park Drive, Herndon, Virginia 20170
         Telephone No.:  (703) 904-4100/Facsimile No.:  (703) 904-9527
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 _____________
                                   Copies To:
                      Nixon, Hargrave, Devans & Doyle LLP
                 437 Madison Avenue, New York, New York  10022
                   Attention:  Richard F.  Langan, Jr.,  Esq.
                            Bruce E. Rosenthal, Esq.
         Telephone No.:  (212) 940-3140/Facsimile No.:  (212) 940-3111
                                 _____________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



     THE INFORMATION IN THIS PROSPECTUS
     WILL BE AMENDED OR COMPLETED; DATED
     FEBRUARY 12, 1999


                                 _____________

                                  PSINet Inc.

                               Exchange Offer for
                                  $350,000,000
                         11 1/2% Senior Notes Due 2008


     Investment in the notes to be issued in the exchange offer involves risk. See "Risk Factors" beginning on page 15.

The Company:

 . We are a leading provider of Internet access services and related products to businesses.

 .  PSINet Inc.
   510 Hutmar Park Drive
   Herndon, Virginia 20170
   (703) 904-4100
   info@psi.com

The Exchange Offer:

 .   Expires at 5:00 p.m, New York City time, on _____, 1999, unless extended.

 . The exchange offer is subject to certain customary conditions which we may waive.

 . All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

 . Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

 . The exchange of notes should not be a taxable exchange for U.S. federal income tax purposes.

 .  We will not receive any proceeds from the exchange offer.

 . The terms of the notes to be issued are substantially identical to the outstanding notes, except for certain transfer restrictions and registration rights relating to the outstanding notes.

                               TABLE OF CONTENTS
                                                                          Page

Prospectus Summary........................................................   2
Risk Factors..............................................................  15
Use of Proceeds...........................................................  30
The Exchange Offer........................................................  31
Certain Federal Income Tax Considerations.................................  42
Capitalization............................................................  47
Selected Consolidated Financial and Operating Data........................  48
Unaudited Pro Forma Consolidated Financial Information....................  50
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  60
Business..................................................................  77
Management................................................................  98
Certain Transactions...................................................... 102
Stock Ownership of Certain Beneficial Owners and Management............... 104
Description of Notes...................................................... 106
Description of Certain Indebtedness....................................... 145
Plan of Distribution...................................................... 148
Documents Incorporated by Reference....................................... 148
Legal Matters............................................................. 149
Experts................................................................... 149
Available Information..................................................... 150
Glossary.................................................................. 151
Index to Consolidated Financial Statements................................ F-1
Annex A: Form of Letter of Transmittal.................................... A-1

                               PROSPECTUS SUMMARY

     This summary highlights some information from this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. To understand this exchange offer fully, you should read the entire prospectus, including the Risk Factors and the financial statements. Certain technical terms used in this prospectus, such as Internet Protocol, intranet, backbone, OC-48, indefeasible rights of use and peering, are defined in the glossary which begins on page 15 of this prospectus.

                               THE EXCHANGE OFFER

Initial Notes..................................  11 1/2% Senior Notes due 2008, Series A, which were issued in
                                                 November 1998.

Exchange Notes.................................  11 1/2% Senior Notes due 2008, Series B that we are offering hereby.  The initial notes and the exchange notes are referred to collectively as the notes.

The Exchange Offer.............................  We are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of initial notes.  As of the date of this prospectus, there are $350,000,000 aggregate principal amount of initial notes outstanding.

Resales........................................  Based on an interpretation by the Securities and Exchange
                                                 Commission set forth in no-action letters issued to third
                                                 parties, we believe that you may resell or otherwise transfer exchange notes issued pursuant to the exchange offer in
                                                 exchange for initial notes.  However, there are exceptions to this general statement.  You may not freely transfer the
                                                 exchange notes if:

                                                 .  you are an "affiliate" of the Company within
                                                    the meaning of Rule 405 under the Securities Act of 1933,

                                                 .  you are a broker-dealer who acquired the initial notes directly from us without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933,

                                                 .  you did not acquire the exchange notes in the ordinary course of your business, or

                                                 .  you have engaged in, intend to engage in, or have
                                                    an arrangement or understanding with any person to participate in the distribution of the exchange notes.

                                                 Any holder subject to any of the exceptions above and each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes that were acquired as a result of market-making, must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with the resale of the exchange notes.

Expiration Date................................  5:00 p.m., New York City time, on                 , 1999 (20
                                                 business days after effectiveness of the registration statement of which this prospectus is a part), unless we extend the
                                                 exchange offer in which case the term "expiration date" means the latest date and time to which the exchange offer is
                                                 extended.


Interest on the Exchange Notes and the
Initial Notes..................................  Each exchange note will bear interest from November 3, 1998.
                                                 If your initial notes are accepted for exchange, you will not receive accrued interest on the initial notes, and will be deemed to have waived the right to receive any interest on the initial notes from and after November 3, 1998.

Conditions to the Exchange Offer...............  The exchange offer is subject to certain customary conditions, which we may waive.  See "The Exchange Offer--Conditions."

Procedures for Tendering Initial Notes.........  If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal in
                                                 accordance with its instructions and deliver the letter of transmittal, together with the initial notes and any other required documentation, to the exchange agent at the address set forth in the letter of transmittal.If you hold initial notes through the Depository Trust Company and wish to accept the exchange offer, you must do so pursuant to the Depository
                                                 Trust Company's Automated Tender Offer Program, by which you will agree to be bound by the letter of transmittal.

Special Procedures for Beneficial Owners.......  If you are a beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact the person in whose name your initial notes are registered promptly and instruct the person to tender on your behalf.  If you wish to tender in the exchange offer on your own behalf, you must, prior to
                                                 completing and executing the letter of transmittal and
                                                 delivering your initial notes, either make appropriate
                                                 arrangements to register ownership of the initial notes in your name or obtain a properly completed bond power from the person in whose name your initial notes are registered.  The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures.................  If you wish to tender your initial notes in the exchange offer and your initial notes are not immediately available or you cannot deliver your initial notes, the letter of transmittal or any other required documents (or comply with the procedures for book-entry transfer) prior to the expiration date, you may tender your initial notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed
                                                 Delivery Procedures."

Withdrawal Rights..............................  Tenders may be withdrawn at any time prior to 5:00 p.m., New
                                                 York City time, on the expiration date pursuant to the
                                                 procedures described under "The Exchange Offer--Withdrawals of
                                                 Tenders."


Acceptance of Initial Notes and                  We will accept for exchange any and all initial notes that are
Delivery of Exchange Notes.....................  properly tendered in the exchange offer prior to the expiration date.  The exchange notes issued pursuant to the exchange offer will be delivered promptly after the expiration date.  See "The
                                                 Exchange Offer--Terms of the Exchange Offer."

Certain Federal Income Tax Consequences........  The exchange of initial notes for exchange notes in the exchange offer should not have U.S. federal income tax
                                                 consequences.  In addition, there are certain U.S. federal income tax consequences associated with purchasing, holding and disposing of the notes.  See "Certain Federal Income Tax
                                                 Consequences."

Registration Rights Agreements.................  In connection with the sale of the initial notes, we entered into registration rights agreements with the initial purchasers of the initial notes which grant the holders of the initial notes certain exchange and registration rights.  As a result of the making of this exchange offer, we will have fulfilled
                                                 certain of our obligations under these registration rights agreements.  If you do not tender your initial notes in the exchange offer, you will not have any further registration rights under the registration rights agreements or otherwise
                                                 (unless you were not eligible to participate in the exchange offer).  See "The Exchange Offer--Registration Rights." In such event, you will continue to hold the untendered initial notes and will be entitled to all the rights and subject to all the limitations applicable to the initial notes under the indenture governing the notes, except to the extent such rights or
                                                 limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.  All
                                                 untendered initial notes will continue to be subject to certain restrictions on transfer.

Exchange Agent.................................  Wilmington Trust Company is serving as our exchange agent in connection with the exchange offer.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

     The form and terms of the exchange notes will be substantially the same as the form and terms of the initial notes except that:

     (1) the exchange notes have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting the transfer thereof; and

     (2) the holders of the exchange notes, except for limited instances, will not be entitled to further registration rights under the registration rights agreements.

     The exchange notes will evidence the same debt as the initial notes and will be entitled to the benefits of the indenture under which the initial notes were issued.

Notes Offered..................................  $350,000,000 aggregate principal amount of 11 1/2% Senior
                                                 Notes due 2008.

Maturity Date..................................  November 1, 2008.

Interest Payment Date..........................  Interest will accrue at the rate of 11 1/2% per annum and will be payable in cash semi-annually on May 1 and November 1 of each year, commencing May 1, 1999.  Proceeds from the
                                                 offerings of the initial notes were not placed in escrow in order to fund when due interest payments on the notes.

Ranking........................................  The notes are senior unsecured obligations ranking equal in right of payment to all our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all our existing and future subordinated indebtedness. The notes are effectively subordinated to all our secured
                                                 indebtedness to the extent of the value of the assets securing such indebtedness and to the claims of creditors and the
                                                 holders of preferred stock, if any, of our subsidiaries. If our September 30, 1998 balance sheet were restated to give effect to the offerings of the initial notes (and the
                                                 application of those net proceeds) and our acquisition of
                                                 Tokyo Internet Corporation, we would have had approximately
                                                 $1.178 billion of total indebtedness, of which approximately
                                                 $231.5 million would have been secured indebtedness.  The
                                                 total liabilities of our subsidiaries (including trade
                                                 payables and accrued liabilities) as of that same balance
                                                 sheet date would have been approximately $123.5 million.
                                                 Therefore, there would have been an aggregate of $355.0
                                                 million of indebtedness and other liabilities ranking senior to the notes in terms of collateral security provided or to which holders of the notes would have been structurally
                                                 subordinated as of that date.  See ``Description of
                                                 Notes--General."

Sinking Fund...................................  None.

Optional Redemption............................  We will be able to redeem the notes, at our option, on or after November 1, 2003, at specified redemption prices
                                                 described in this prospectus, plus accrued and unpaid
                                                 interest. On or prior to November 1, 2001, we will also be able to redeem up to 35% of the original aggregate principal amount of the notes at a redemption price of 111.5% of the principal amount

                                                 thereof, plus accrued and unpaid interest,
                                                 with the net cash proceeds of public equity offerings or the sale of capital stock to one or more strategic investors.  See
                                                 "Description of Notes--Optional Redemption."

Change of Control..............................  In the event of a change of control (as defined in the indenture governing the notes), we will be required to make an offer to purchase all of the notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and
                                                 unpaid interest. We may not have sufficient funds or the
                                                 financial resources necessary to satisfy our obligations to repurchase the notes and other debt that may become repayable upon a change of control. See "Risk Factors--We may not have the ability to raise the funds necessary to finance the change of control offer which may be required by the indenture "and
                                                 "Description of Notes--Change of Control."

Certain Covenants..............................  The indenture governing the notes will restrict our ability, among other things, to:

                                                 .  incur indebtedness;

                                                 .  make restricted payments;

                                                 .  engage in transactions with affiliates;

                                                 .  permit liens to exist;

                                                 .  sell assets;

                                                 .  issue guarantees;

                                                 .  engage in sale and leaseback transactions;

                                                 .  issue and sell subsidiary capital stock;

                                                 .  impose limitations on our subsidiaries' ability to pay
                                                    dividends to us;

                                                 .  designate or create unrestricted subsidiaries; and

                                                 .  change our business.

                                                 We will also have to comply with certain affirmative covenants, including the provision of financial statements.

General

Federal Income Tax Consequences................  There are certain federal income tax consequences associated with purchasing, holding and disposing of the notes.  You are urged to consult your tax advisor regarding the tax
                                                 consequences of acquiring, holding or disposing of the notes.
                                                 See "Certain Federal Income Tax Considerations."

Exchange Offer; Registration Rights............  To remove the transferability restrictions on the initial notes, we have agreed: to file the registration statement of which this prospectus is a part with the Securities and
                                                 Exchange Commission to exchange the initial notes for the
                                                 exchange notes by January 18, 1999,

                                                 .  to use our best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission by April 2, 1999, and

                                                 .  to keep the exchange offer open for not less than 20 business days and cause the exchange offer to be consummated no later than the 30th business day after the registration statement is declared effective.

                                                 If the exchange offer is not permitted by
                                                 applicable law or Securities and Exchange Commission policy, or a holder is not otherwise able to exchange its initial
                                                 notes for certain reasons, we will file with the Securities and Exchange Commission, subject to our receipt of certain information, a shelf registration statement to register
                                                 restricted initial notes for public resale.  We will seek to have any shelf registration statement declared effective by the Securities and Exchange Commission on or before the 60th day after its filing. If we default on any of these
                                                 registration obligations, we will pay certain liquidated
                                                 damages to each holder of restricted initial notes.  See "The
                                                 Exchange Offer--Registration Defaults; Liquidated Damages."

Use of Proceeds................................  We will not receive any cash proceeds from the exchange offer.
                                                 See "Use of Proceeds."


                                  THE COMPANY

     We are a leading global provider of Internet access services and related products to businesses. We provide dedicated and dial-up Internet connections to businesses in 90 of the 100 largest metropolitan statistical areas in the U.S. and in 12 of the 20 largest global telecommunications markets. We also offer, in addition to Internet connectivity services, Internet protocol-based value-added services and products to businesses. Some of these services include corporate intranets, Web hosting, remote user access, multi-currency electronic commerce, security and voice-over- Internet (as opposed to standard telephone) services. These services enable businesses to maximize utilization of their corporate networks and the Internet. We also own and operate a technologically advanced, high-speed network that is one of the primary backbones that comprise the Internet. In addition to being an Internet service provider and operating our network, we also provide network connectivity and related services to other telecommunications carriers and Internet service providers to further utilize our network capacity.

     Our mission is to build a premier Internet protocol-based communications company. We have grown by using multiple sales channels, including direct sales and resellers, and by acquiring other Internet service providers and related businesses in key markets. We have increased revenues by providing services and products that enhance our customers' business processes by helping them to effectively use the Internet and related tools.

     We have increased our revenues from $8.7 million in 1993 to $121.9 million in 1997, representing a 94% compounded annual growth rate. Over the fifteen month period ending December 31, 1998, we have experienced rapid growth through the acquisition of 18 Internet service providers in eight of the 20 largest global telecommunications markets. If our results of operations were restated to give effect to these recent acquisitions as of January 1, 1998, that is, if our results of operations were presented on a pro forma basis, our pro forma revenues for the nine months ended September 30, 1998 would have been $231.3 million. Although we have experienced significant revenue growth, we have also incurred significant indebtedness, growing net losses and negative cash flow from operations. As of September 30, 1998 and for the nine months ended September 30, 1998, after giving pro forma effect to the initial offerings of the notes and our acquisition of Tokyo Internet Corporation, we had approximately $1.178 billion of indebtedness, net losses available to common shareholders of $219.4 million, and negative EBITDA (as defined) of $38.9 million.

     We serve, as of October 1, 1998, approximately 53,000 business accounts, including 141 Internet service providers. Our technologically advanced network is connected to over 500 points-of-presence in 12 countries and is connected with other large Internet service providers at 27 public and private data communications interchange points. We believe that our Internet protocol-optimized network, in combination with our highly trained, around-the-clock customer care team, enables us to deliver superior performance and reliability.


     The following table provides a brief overview of our domestic and international operations, based upon the location from which service is provided.

                  Pro Forma   Points-of-     Business        Wholesale          Planned
                  Revenues    Presence       Accounts          And              Backbone       Commencement
                  For Nine   (at 10/1/98)   (at 10/1/98)     Consumer           Bandwidth     of Operations
                  Months     -----------    -----------      Accounts           ---------     -------------
                Ended 9/30/98                              (at 10/1/98)
                (Millions)                                 -----------
               -------------
U.S.              $115.1         245         22,800            483,700           2,400Mbps        1989
Canada              25.0          42          6,500             86,200             155            1996
Europe              28.2         151          9,600             23,700             155            1995
Asia                63.0          62         14,400             81,200             270+           1994
                  $231.3         500         53,300            674,800

                              RECENT DEVELOPMENTS

     Acquisitions.   As part of our growth strategy, we have, over the fifteen
month period ending December 31, 1998, completed the acquisition of 18 Internet service providers in eight of the 20 largest global telecommunications markets for an aggregate cash purchase price and related payments of approximately $289.8 million, resulting in the addition of approximately 21,700 new business and Web services accounts, over 211,000 new consumer dial-up customers and over 150 new points-of-presence. We are also currently evaluating additional acquisitions as well. However, there can be no assurance that we will successfully complete any such acquisitions currently being contemplated.

     Expansion of Network.   As part of our strategy to control strategic assets
and further expand and enhance our network to reduce operating costs, we have recently acquired or agreed to acquire substantial amounts of global fiber-based telecommunications bandwidth, including indefeasible rights of use or other rights . See "Management's Discussion and Analysis of Financial
Condition and Results of Operations--Commitments, Capital Expenditures and Future Financing Requirements" and "Business--PSINet's Network."

     10% Senior Notes.   In April 1998, we completed an offering of $600.0
million aggregate principal amount of 10% Senior Notes due 2005. The net proceeds of the offering, after giving effect to discounts, commissions and expenses and the establishment of a $138.7 million escrow arrangement to fund when due the first five interest payments on the 10% senior notes, were $442.3 million.

     New Credit Facility.   In September 1998, we entered into a new three year
senior secured revolving credit facility with The Chase Manhattan Bank, as administrative agent, to replace our existing bank credit arrangements in the United States. The credit facility consists of a revolving credit facility in the aggregate principal amount of $110.0 million, of which $108.5 million was drawn upon to finance a portion of the purchase price for our acquisition of Tokyo Internet Corporation. Prior to the closing of the initial offering of 11 1/2% senior notes described below, we repaid the $108.5 million outstanding under the credit facility with other cash on hand. See "--Acquisitions" and "Use of Proceeds."

     11 1/2% Senior Notes. In November 1998, we completed offerings of $350.0 million aggregate principal amount of our 11 1/2% Senior Notes due 2008, Series
A. The aggregate net proceeds of these offerings, after giving effect to discounts, commissions and estimated expenses, were approximately $342.8 million.

     Termination of Contingent Payment Obligation to IXC. On January 13, 1999, our contingent payment obligation to IXC under the agreement relating to our purchase of OC-48 bandwidth from IXC was terminated. Pursuant to this agreement, we had agreed that, if the fair market value (based upon a 20-day volume-weighted average closing market price per share computation) of the approximately 20% equity stake we issued to IXC in exchange for such bandwidth is less than $240 million at the earlier of one year following complete delivery of the bandwidth or four years from the closing, we would deliver to IXC additional shares of our common stock and/or cash, at our option, equal to the shortfall. Our agreement with IXC also provides that, if the fair market value of the shares we issued to IXC were to exceed this $240 million threshold as of any earlier date (based upon a 20-day volume-weighted average closing market price per share computation), then our obligation to IXC would terminate as of that earlier date. After the close of trading on The Nasdaq Stock Market on January 13, 1999, the fair market value of the shares we issued to IXC exceeded this threshold and, as a result, our obligation to IXC was terminated.

     Strategic Commercial Partnership with Baltimore Ravens. On January 26, 1999, we announced our entry into a 20-year strategic partnership with the Baltimore Ravens of the National Football League pursuant to which we acquired, among other things, the rights to name the Ravens' NFL stadium "PSINet Stadium" as well as rights for sponsorship and promotion of team events and related advertising and marketing rights. In addition, we have the right to develop a Baltimore Ravens' web site and provide related Internet services to subscribing fan members which, along with other commercial aspects of the transaction, are expected to bring revenues to both organizations through service and membership fees, e-commerce and promotional ventures.


     Our principal executive offices are located at 510 Huntmar Park Drive, Herndon, Virginia 20170. Our telephone number is (703) 904-4100 and, for further information, we may be contacted by e-mail at info@psi.com.

                                  RISK FACTORS

     Certain of the matters discussed in this prospectus, including documents incorporated by reference, may constitute forward-looking statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements may involve risks, uncertainties and other factors that may cause our actual results and performance to be materially different from the future results or performance expressed or implied by such statements. Cautionary statements regarding the risks, uncertainties and other factors associated with these forward-looking statements are discussed under "Risk Factors" beginning on page 15 of this prospectus. You are urged to carefully consider these factors.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following summary consolidated financial and operating data as of and for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 have been derived from our Consolidated Financial Statements. The summary pro forma consolidated statement of operations data and balance sheet data for the year ended December 31, 1997 and as of and for the nine months ended September 30, 1998 have been derived from the Unaudited Pro Forma Consolidated Financial Information included elsewhere in this prospectus. The results of operations for the nine month period ended September 30, 1998 may not be indicative of the results for the entire year ending December 31, 1998.

     The unaudited pro forma consolidated statement of operations data give effect to the acquisitions of iSTAR internet inc., ioNET Internetworking Services, LinkAge Online Limited, Interactive Networx GmbH, Rimnet Corporation, Internet Prolink S.A., Inet, Inc., Interlog Internet Services Inc., Serveur Telematique Internet S.A. (doing business as "CalvaCom") and Tokyo Internet Corporation, to the issuance by us of both 10,229,789 shares of our common stock to IXC and $600.0 million principal amount of our 10% senior notes and our borrowing of $108.5 million under our credit facility, as if each of the transactions had occurred on January 1, 1997. The unaudited pro forma consolidated balance sheet data give effect to the acquisition of Tokyo Internet as if this transaction had been consummated on September 30, 1998. The unaudited pro forma, as adjusted, balance sheet data and statement of operations data further adjusts the unaudited pro forma amounts to give effect to the offerings of the initial notes and the application of the net proceeds therefrom as of September 30, 1998 and January 1, 1997, respectively. The pro forma financial information does not include the financial position or results of operations of ITL, CalvaPro, TWICS, HKIGS, IXE/USN, Spider Net, AsiaNet or Huge Net due to the immaterial nature of their financial position and results of operations to our consolidated financial position and consolidated results of operations. In the opinion of management, the pro forma financial information includes all adjustments necessary for a fair statement of the information set forth therein.

     The information contained in this table should be read in conjunction with "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds," our Consolidated Financial Statements and notes thereto, Tokyo Internet's financial statements and notes thereto, iSTAR's consolidated financial statements and notes thereto, and "Unaudited Pro Forma Consolidated Financial Information" included elsewhere in this prospectus.

     EBITDA is used in the Internet services industry as one measure of a company's operating performance and historical ability to service debt. EBITDA is not determined in accordance with GAAP, is not indicative of cash used by operating activities and should not be considered in isolation or as an alternative to, or more meaningful than, measures of performance determined in accordance with GAAP. We define EBITDA as losses before interest expense and interest income, taxes, depreciation and amortization, other income and expense, gain on sale of investments, equity in loss of affiliate, and charges for intangible asset write-down and acquired in-process research and development. Our definition of EBITDA may not be comparable to similarly titled measures used by other companies.

     For the purposes of computing the ratio of earnings to fixed charges, earnings consist of losses before income taxes, equity in loss of affiliate and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt financing costs and that portion of rental expense which we believe to be representative of interest (deemed to be one-third of rental expense). The deficiency for purposes of calculating the ratio of earnings to fixed charges was $192,116,000, $233,087,000, $181,918,000 and $212,646,000 for
the years ended December 31, 1997 pro forma, 1997 pro forma, as adjusted, and for the nine months ended September 30, 1998 pro forma and 1998 pro forma, as adjusted.


                                       (In thousands of U.S.dollars, except per share data)


                                                        Year Ended December 31,
                                       ----------------------------------------------------------------
                                                                                1997
                                                              ----------------------------------------
                                                                Actual     Pro Forma   Pro Forma,
                                          1995        1996                             As Adjusted
                                     -----------------------  ----------------------------------------
Statement of Operations Data:
Revenue:
 U.S.................................  $ 36,252    $ 77,570    $103,952    $ 113,624   $ 113,624
 International.......................     2,470       6,781      17,950      141,030     141,030
                                       --------    --------    --------    ---------   ---------
                                         38,722      84,351     121,902      254,654     254,654
Other income, net....................        --       5,417          --           --          --
Operating costs and expenses:
 Data communications and                 32,124      70,102      94,363      194,283     194,283
  operations.........................
 Sales and marketing.................    23,930      27,064      25,831       46,039      46,039
 General and administrative..........    10,569      20,648      22,947       52,010      52,010
 Depreciation and amortization.......    14,778      28,035      28,347       67,844      67,844
 Charge for acquired in-process              --          --          --           --          --
  research and development...........
 Intangible asset write-down.........     9,938          --          --       12,570      12,570
                                       --------    --------    --------    ---------   ---------
  Total operating costs and              91,339     145,849     171,488      372,746     372,746
   expenses..........................  --------    --------    --------    ---------   ---------
Loss from operations.................   (52,617)    (56,081)    (49,586)    (118,092)   (118,092)
Interest expense.....................    (1,964)     (5,025)     (5,362)     (80,618)   (121,589)
Loss before income taxes.............   (53,160)    (55,256)    (46,078)    (194,416)   (235,387)
Net loss.............................   (53,160)    (55,097)    (45,602)    (194,507)   (235,478)
Return to preferred shareholders.....        --          --        (411)        (411)       (411)
Net loss available to common           $(53,160)   $(55,097)   $(46,013)   $(194,918)  $(235,889)
 shareholders........................  ========    ========    ========    =========   =========
Basic and diluted loss per share.....    $(2.01)     $(1.40)     $(1.14)      $(3.86)     $(4.67)
Shares used in computing basic and     ========    ========    ========    =========   =========
 diluted loss per share (in
  thousands).........................    26,485      39,378      40,306       50,536      50,536
                                       ========    ========    ========    =========   =========

                                       (In thousands of U.S.dollars, except per share data)


                                                  Nine Months Ended September 30,
                                       ----------------------------------------------------
                                                Actual            Pro Forma     Pro Forma,
                                                                                As Adjusted
                                       ---------------------  -----------------------------
                                           1997        1998         1998          1998

                                       --------------------------------------------------
Statement of Operations Data:
Revenue:

 U.S.................................    $ 75,497    $ 110,703    $ 115,093    $ 115,093
 International.......................      11,650       55,029      116,255      116,255
                                         --------    ---------    ---------    ---------
                                           87,147      165,732      231,348      231,348
Other income, net....................          --           --           --           --
Operating costs and expenses:
 Data communications and                   66,847      130,517      179,757      179,757
  operations.........................
 Sales and marketing.................      18,070       37,919       44,577       44,577
 General and administrative..........      16,976       29,439       45,933       45,933
 Depreciation and amortization.......      20,648       37,011       59,902       59,902
 Charge for acquired in-process                --       40,400       40,400       40,400
  research and development...........
 Intangible asset write-down.........          --           --           --           --
                                         --------    ---------    ---------    ---------
  Total operating costs and               122,541      275,286      370,569      370,569
                                         --------    ---------    ---------    ---------
   expenses..........................
Loss from operations.................     (35,394)    (109,554)    (139,221)    (139,221)
Interest expense.....................      (4,162)     (38,193)     (64,285)     (95,013)
Loss before income taxes.............     (31,741)    (130,006)    (186,054)    (216,782)
Net loss.............................     (31,265)    (130,071)    (186,336)    (217,064)
Return to preferred shareholders.....          --       (2,313)      (2,313)      (2,313)
Net loss available to common             $ 31,265)   $(132,384)   $(188,649)   $(219,377)
 shareholders........................    ========     ========     ========     ========
Basic and diluted loss per share.....      $(0.78)      $(2.70)      $(3.68)      $(4.28)
Shares used in computing basic and       ========     ========     ========     ========
 diluted loss per share (in
  thousands).........................      40,264       49,120       51,204       51,204
                                         ========     ========     ========     ========

        (In thousands of U.S. dollars, except ratio and operating data)

                                                                             Nine Months Ended
                                        Year Ended December 31,                September 30,
                                 -----------------------------------    -----------------------------
                                      1995        1996        1997        1997               1998
Other Financial Data:
EBITDA (as defined):
  U.S............................   $(26,930)   $(20,562)   $(13,071)   $ (9,275)          $ (17,466)
  International..................       (971)     (7,484)     (8,168)     (5,471)            (14,677)
                                    $(27,901)   $(28,046)   $(21,239)   $(14,746)          $ (32,143)
Cash flows used in operating
   activities....................   $(30,093)   $(32,543)   $(15,457)   $(13,009)          $ (76,931)
Cash flows provided by (used in)
   investing activities..........    (21,958)     (7,897)    (15,560)     13,030            (326,028)
Cash flows provided by (used in)
   financing activities..........    151,403     (10,529)     12,598     (12,206)            654,228
Capital expenditures.............     45,166      38,390      50,068      29,076             103,300
Ratio of earnings to fixed
 charges (deficiency of earnings
  to fixed charges)..............    (52,956)    (54,449)    (46,078)    (31,741)           (130,006)

Other Operating Data:
Number of points-of-presence.....        241         350         350         350                 475
Number of customer accounts......      8,200      17,800      26,400      23,000              46,700

                                               December 31,                 September 30, 1998
                                   -------------------------------   ---------------------------------
                                        1995       1996     1997     Actual     Pro Forma   Pro Forma,
                                                                                              As
                                                                                            Adjusted
                                    ---------   --------  --------   -------    ---------  ---------
Balance Sheet Data:
Cash, cash equivalents and            $102,710  $ 56,390  $ 33,322   $335,428   $222,621   $  565,414
  short-term investments...........
Restricted cash and investments....         --       954    20,690    127,617    127,617      127,617
Total assets.......................    201,830   177,112   186,181    878,630    922,984    1,275,984
Lines of credit and current
 portion of long-term debt and
  capital lease obligations.......      16,643    26,915    39,633     44,746     44,746       44,746
Long-term debt and capital lease
   obligations, less current
    portion........................     24,130    26,938    33,820    772,998    780,387    1,133,387
Shareholders' equity (deficit).....    143,230    89,783    73,429    (26,633)   (26,633)     (26,633)

                                  ACQUISITIONS

     Recent Acquisitions.   As part of our growth strategy, over the fifteen
month period ending December 31, 1998, we have acquired 18 Internet service providers in eight of the 20 largest global telecommunications markets. The aggregate amount of the purchase prices and related payments for these acquisitions was approximately $289.8 million, exclusive of indebtedness assumed in connection with such acquisitions. Of such amount, we have paid $251.1 million as of December 31, 1998 and retained the balance to secure performance by certain sellers of indemnification or other contractual obligations. The following table summarizes certain information concerning these acquisitions:


                                                                                                    Ranking
Name of                                                                                             Among 20
Acquired      Date of      Principal                         Business          Consumer          Largest Global
Company       Acquisition  Market Territory                  Accounts (1)      Accounts (1)      Telecom Markets
-------       -----------  ----------------                  ------------      ------------      ---------------
CalvaCom        10/97       France                             1,500             2,300                  5
Iprolink         1/98       Switzerland                        2,400             2,600                 14
iSTAR            2/98       Canada                             2,700            47,000                 10
ITL              4/98       Jersey, Channel Islands               --                --                N/A
INX              5/98       Germany                              650            15,600                  3
IoNet            6/98       U.S.                               2,300            21,500                  1
LinkAge          6/98       Hong Kong                          1,100                --                 19
CalvaPro         6/98       Sub-Sahara Africa                    425                30                N/A
Interlog         7/98       Canada                             2,100            41,000                 10
Rimnet           8/98       Japan                                260            56,000                  2
TWICS            9/98       Japan                                 70             1,700                  2
HKIGS            9/98       Hong Kong                            200                --                 19
Inet             9/98       Korea                              1,100            13,000                 12
Tokyo Interet   10/98       Japan                              6,500            10,000                  2
IXE/USN         10/98       Netherlands                           85                --                 13
AsiaNet         11/98       Hong Kong                            180               250                 19
Spider Net      12/98       Hong Kong                             30               100                 19
Huge Net        12/98       Hong Kong                             90                --                 19
                                                                                ------            -------
                                                  Total                         21,690            211,080
                                                                                ======            =======

---------------------
(1) As of the respective dates of acquisition.

                                  RISK FACTORS

     Before you invest in our securities, you should be aware that there are various risks, including the ones listed below. You should carefully consider these risk factors, as well as the other information contained in this prospectus, in evaluating an investment in our securities.

We have significant indebtedness and we may not be able to meet our obligations

     We are highly leveraged and have significant debt service requirements. As of September 30, 1998, after giving pro forma effect to the offerings of the initial notes (and the application of the net proceeds therefrom) and the acquisition of Tokyo Internet, our total indebtedness would have been approximately $1.178 billion, representing 102% of total capitalization, and our interest expense for the nine months ended September 30, 1998 would have been approximately $95.0 million. See "Unaudited Pro Forma Consolidated Financial Information."

     Our high level of indebtedness could have several important effects on our future operations, which, in turn, could have important consequences for the holders of our securities, including the following:

 . a substantial portion of our cash flow from operations must be used to pay interest on our indebtedness and, therefore, will not be available for other business purposes;

 . covenants contained in the agreements evidencing our debt obligations require us to meet certain financial tests, and other restrictions limit our ability to borrow additional funds or to dispose of assets and may affect our flexibility in planning for, and reacting to, changes in our business, including possible acquisition activities and capital expenditures; and

 . our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

     Our ability to meet our debt service obligations and to reduce our total indebtedness depends on our future operating performance and on economic, financial, competitive, regulatory and other factors affecting our operations. Many of these factors are beyond our control and our future operating performance could be adversely affected by some or all of these factors. We historically have been unable to generate sufficient cash flow from operations to meet our operating needs and have relied on equity, debt and capital lease financings to fund our operations. However, based on our current level of operations, management believes that existing working capital, existing credit facilities, capital lease financings, proceeds of the initial notes offering and prior offerings and proceeds of future equity or debt financings, will be adequate to meet our presently anticipated future requirements for working capital, capital expenditures and scheduled payments of interest on our debt (including the notes). We cannot assure, however, that our business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable us to service our debt (including the notes) or to make necessary capital expenditures. In addition, we cannot assure that we will be able to raise additional capital for any refinancing of our debt in the future.

We have experienced continuing losses, negative cash flow and fluctuations in operating results

     Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. To address these risks, we must, among other things, respond to competitive developments, continue to attract and retain qualified persons, and continue to upgrade our technologies and commercialize our network services incorporating such technologies. We cannot assure that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, financial condition, results of operations and ability to pay when due principal, interest and other amounts in respect of our debt (including the notes). Although we have experienced revenue growth on an annual basis with revenue increasing from $38.7 million in 1995 to $84.4 million in 1996 to $121.9 million in 1997 and $165.7 million for the first nine months of 1998, we have incurred losses and experienced negative earnings before depreciation and amortization, interest income and expense, other income (loss), income tax expense (benefit), gain on sale of investments, equity in loss of affiliate and intangible asset write-down and charge for acquired in-process research and development (``EBITDA") during each of such periods. Management expects to continue to operate at a net loss and experience negative EBITDA in the near term as we continue our acquisition program and the expansion of our global network operations. We have incurred net losses available to common shareholders of $53.2 million, $55.1 million and $46.0 million and have incurred negative EBITDA of $27.9 million, $28.0 million and $21.2 million for each of the years ended December 31, 1995, 1996 and 1997, respectively. Additionally, we incurred net losses available to common shareholders of $132.4 million and negative EBITDA of $32.1 million, respectively, for the nine months ended September 30, 1998. At September 30, 1998, we had an accumulated deficit of $295.0 million. We cannot assure that we will be able to achieve or sustain profitability or positive EBITDA.

     Our operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors some of which are outside our control. These factors, include, among others:

 . general economic conditions and specific economic conditions in the Internet access industry;

 .  user demand for Internet services;

 . capital expenditures and other costs relating to the expansion of operations our network;

 .  the introduction of new services by  us or our competitors;

 . the mix of services sold and the mix of channels through which those services are sold;

 .  pricing changes and new product introductions by  us and our competitors;

 . delays in obtaining sufficient supplies of sole or limited source equipment and telecom facilities; and

 .  potential adverse regulatory developments.

     As a strategic response to a changing competitive environment, we may elect from time to time to make certain pricing, service or marketing decisions that could have a material adverse effect on our business, results of operations and cash flow.

We are partially dependent on our subsidiaries for repayment of debt

     We are an operating entity which also conducts a significant portion of our business through our subsidiaries. Our cash flow from operations and consequently our ability to service our debt (including the notes) is therefore partially dependent upon our subsidiaries' earnings and their distributions of those earnings to us. It may also be dependent upon loans, advances or other payments of funds to us by those subsidiaries. Our subsidiaries have no obligation, contingent or otherwise, to make any funds available to us for payment of the principal of or interest on certain of our debt obligations (including the notes). Our subsidiaries' ability to make payments may be subject to the availability of sufficient surplus funds, the terms of such subsidiaries' indebtedness, applicable laws and other factors.

     Our subsidiaries' creditors and holders of preferred stock, if any, of such subsidiaries will have priority to the assets of such subsidiaries over the claims of PSINet and the holders of our indebtedness. One exception is that if such subsidiaries have provided guarantees of our indebtedness and if loans made by us to our subsidiaries are recognized as indebtedness, they will not have such priorities. In any event, the notes are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables. As of September 30, 1998, after giving pro forma effect to the offerings of the initial notes (and the application of the net proceeds therefrom) and the acquisition of Tokyo Internet, our subsidiaries would have had approximately $123.5 million of total liabilities (including trade payables and accrued liabilities), to which holders of the notes would have been structurally subordinated. Under the terms of certain agreements evidencing our debt obligations, certain of our subsidiaries are restricted in their ability to incur debt in the future. We had approximately $108.5 million of indebtedness outstanding under our credit facility on September 30, 1998, which we repaid prior to the closing of the initial offering of the initial notes.

We may not be able to fund the expansion we will need to remain competitive

     In order to maintain our competitive position and continue to meet the increasing demands for service quality, availability and competitive pricing, we expect to make significant capital expenditures. We have recently acquired or agreed to acquire approximately $326.0 million worth of global fiber-based telecommunications bandwidth and related equipment, including indefeasible rights of use or other rights. We also expect that there will be additional costs, such as connectivity and equipment charges, in connection with taking full advantage of such acquired bandwidth and indefeasible rights of use, although we are currently unable to estimate the extent of such additional costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Commitments, Capital Expenditures and Future Financing Requirement" and "Business--PSINet's Network." In addition, we expect to incur capital expenditures over the next several years of $95.0 million in order to take full advantage of the bandwidth acquired from IXC. We also expect that we will require substantial capital for acquisitions of Internet assets and businesses.

     We historically have been unable to generate sufficient cash flow from operations to meet our operating needs and have relied on equity, debt and capital lease financings to fund our operations. However, we believe that we will have a reasonable degree of flexibility to adjust the amount and timing of these capital expenditures in response to market conditions, competition, our then-existing financing capabilities and other factors. We also believe that working capital generated from the use of acquired bandwidth, together with other existing working capital , existing credit facilities, capital lease financings, proceeds of the initial notes offerings and prior offerings and proceeds of future equity or debt financings will be sufficient to meet the presently anticipated working capital and capital expenditure requirements of our operations.

     We may need to raise additional funds in order to take advantage of unanticipated opportunities, more rapid international expansion or acquisitions of complementary businesses. In addition, we may need to raise additional funds to develop new products or otherwise respond to changing business conditions or unanticipated competitive pressures. We cannot assure that we will be able to raise such funds on favorable terms. In the event that we are unable to obtain such additional funds on acceptable terms, we may determine not to enter into various expansion opportunities.

We face risks associated with acquisitions and strategic alliances

     Growth through acquisitions represents a principal component of our business strategy. Over the last fifteen months, we have acquired 18 Internet service providers in eight of the 20 largest global telecommunications markets. We expect to continue to acquire assets and businesses principally relating to or complementary to our current operations. We may also seek to develop strategic alliances both domestically and internationally. Any such future acquisitions or strategic alliances would be accompanied by the risks commonly encountered in strategic alliances with or acquisitions of companies. Such risks include, among other things:

 .  the difficulty of integrating the operations and personnel of the companies;

 .  the potential disruption of our ongoing business;

 . the inability of management to maximize our financial and strategic position by the successful incorporation of licensed or acquired technology and rights into our service offerings; and

 . the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management.

     We cannot assure that we will be successful in overcoming these risks or any other problems encountered in connection with such acquisitions or strategic alliances. We believe that after eliminating redundant network architecture and administrative functions and taking other actions to integrate the operations of acquired companies we will be able to realize cost savings. However, we cannot assure that our integration of acquired companies' operations will be successfully accomplished. Our inability to improve the operating performance of acquired companies' businesses or to integrate successfully the operations of acquired companies could have a material adverse effect on our business, financial condition and results of operations. In addition, as we proceed with acquisitions in which the consideration consists of cash, a substantial portion of our available cash will be used to consummate such acquisitions.

     As with each of our recent acquisitions, the purchase price of many of the businesses that might become attractive acquisition candidates for us likely will significantly exceed the fair values of the net assets of the acquired businesses. As a result, material goodwill and other intangible assets would be required to be recorded which would result in significant amortization charges in future periods. In addition, an intangible asset that frequently arises in connection with the acquisition of a technology company is "acquired in-process research and development," which under U.S. accounting standards, as presently in effect, must be expensed immediately upon acquisition. Such expenses, in addition to the financial impact of such acquisitions, could have a material adverse effect on our business, financial condition and results of operations and could cause substantial fluctuations in our quarterly and yearly operating results. Furthermore, in connection with acquisitions, we could incur substantial expenses, including the expenses of integrating the business of the acquired company or the strategic alliance with our existing business.

     We expect that competition for appropriate acquisition candidates may be significant. We may compete with other telecommunications companies with similar acquisition strategies, many of which may be larger and have greater financial and other resources than we have. Competition for Internet companies is based on a number of factors including price, terms and conditions, size and access to capital, ability to offer cash, stock or other forms of consideration and other matters. We cannot assure that we will be able to successfully identify and acquire suitable companies on acceptable terms and conditions.

We face a possible inability to manage our growth and expansion

     We have over 500 points-of-presence and we plan to continue to expand the capacity of existing points-of-presence as customer-driven demand dictates. In addition, we have completed a number of acquisitions of companies and telecommunications bandwidth during 1998 and plan to continue to do so. We anticipate that our Carrier and ISP Services business unit, as well as other business growth, may require continued enhancements to and expansion of our network. However, our rapid growth has placed a strain on our administrative, operational and financial resources and has increased demands on our systems and controls. The process of consolidating the businesses and implementing the strategic integration of these acquired businesses with our existing business may take a significant amount of time. It may also place additional strain on our resources and could subject us to additional expenses. We cannot assure that we will be able to integrate these companies successfully or in a timely manner. In addition, we cannot assure that our existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth.

     Our continued growth may also increase our need for qualified personnel. We cannot assure that we will be successful in attracting, integrating and retaining such personnel. The following risks, associated with our growth , could have a material adverse effect on our business, results of operations and financial condition:

 . our inability to continue to upgrade our networking systems or our operating and financial control systems;

 . our inability to recruit and hire necessary personnel or to successfully integrate new personnel into our operations;

 . our inability to successfully integrate the operations of acquired companies or to manage our growth effectively; or

 . our inability to adequately respond to the emergence of unexpected expansion difficulties.

We face risks associated with our acquisitions of bandwidth and strategic alliance with IXC

     We are subject to a variety of risks relating to our recent acquisitions of fiber-based telecommunications bandwidth from IXC and various other global network suppliers and the delivery, operation and maintenance of such bandwidth. Such risks include, among other things, the following:

 . the risk that financial, legal, technical and/or other matters may adversely affect such suppliers' ability to perform their respective operation, maintenance and other services relating to such bandwidth, which may adversely affect our use of such bandwidth;

 . the risk that we will not have access to sufficient additional capital and/or financing on satisfactory terms to enable us to make the necessary capital expenditures to take full advantage of such bandwidth;

 . the risk that such suppliers may not continue to have the necessary financial resources to enable them to complete, or may otherwise elect not to complete, their contemplated buildout of their respective fiber optic telecommunications systems; and

 . the risk that such buildout may be delayed or otherwise adversely affected by presently unforeseeable legal, technical and/or other factors.

     In addition, we are subject to additional risks relating specifically to our strategic alliance with IXC. Such risks include:

 . the risk that, in the event of a material default by IXC under our purchase agreement with IXC at such time as IXC is in bankruptcy, our use of the bandwidth acquired from IXC may be materially adversely affected or curtailed;

 . the risk that, in the event of a change of control or change in management of IXC, IXC's successor or new management, as the case may be, may not share IXC's commitment to the buildout of its fiber optic telecommunications system or may not otherwise allocate the necessary human, financial, technical and other resources to satisfactorily meet its obligations to us under our purchase agreement with IXC that would adversely affect our use of the bandwidth acquired from IXC;

 . the risk that IXC, as our largest shareholder and through its ex-chairman's seat on our Board of Directors, could subject us to certain conflicts of interest or could influence our management in a manner that could adversely affect our business or the control of PSINet; and

 . the risk that future sales by IXC of substantial numbers of shares of our common stock could adversely affect the market price of our common stock and make it more difficult for us to raise funds through equity offerings and to effect acquisitions of businesses or assets in consideration for issuances of our common stock.

     We cannot assure that we will be successful in overcoming these risks or any other problems encountered in connection with our acquisitions of bandwidth or our strategic alliance with IXC. See "Certain Transactions--Strategic Alliance With IXC."

International expansion is a key component of our business strategy and, if we are unable to complete this expansion, our financial condition may be adversely affected

     A key component of our business strategy is our continued expansion into international markets. We may need to enter into joint ventures or other strategic relationships with one or more third parties in order to conduct our foreign operations successfully. However, we cannot assure that we will be able to obtain the permits and operating licenses required for us to operate, to hire and train employees or to market, sell and deliver high quality services in these markets. In addition to the uncertainty as to our ability to expand our international presence, there are certain risks inherent in doing business on an international level. Such risks include:

 . unexpected changes in or delays resulting from regulatory requirements, tariffs, customs, duties and other trade barriers;

 .  difficulties in staffing and managing foreign operations;

 .  longer payment cycles and problems in collecting accounts receivable;

 . political instability, expropriation, nationalization, war, insurrection and other political risks;

 . fluctuations in currency exchange rates and foreign exchange controls which restrict or prohibit repatriation of funds;

 .  technology export and import restrictions or prohibitions;

 .  delays from customs brokers or government agencies;

 . seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and

 . potentially adverse tax consequences, which could adversely impact the success of our international operations.

     We cannot assure that such factors will not have an adverse effect on our future international operations and, consequently, on our business, financial condition and results of operations. In addition, we cannot assure that laws or administrative practice relating to taxation, foreign exchange or other matters of countries within which we operate will not change. Any such change could have a material adverse effect on our business, financial condition and results of operations.

     In particular, we have also recently made significant investments in Japan, which is currently experiencing a severe economic recession. Other Asian-Pacific countries in which we operate are also experiencing economic difficulties and uncertainties. These economic difficulties and uncertainties could have a material adverse effect on our business, financial condition and results of operations.

We depend on certain key personnel and could be affected by the loss of their services

     Competition for qualified employees and personnel in the Internet services industry is intense and there are a limited number of persons with knowledge of and experience in the Internet service industry. The process of locating such personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. Our success depends to a significant degree upon our ability to attract and retain qualified management, technical, marketing and sales personnel and upon the continued contributions of such management and personnel. In particular, our success is highly dependent upon the personal abilities of our senior executive management, including William L. Schrader, our Chairman of the Board and Chief Executive Officer and the founder of PSINet, Harold S. Wills, our President and Chief Operating Officer, David N. Kunkel, our Executive Vice President and General Counsel, and Edward D. Postal, our Senior Vice President and Chief Financial Officer. We have employment agreements with each of these executive officers, with the exception of Mr. Schrader. The loss of the services of any one of them could have a material adverse effect on our business, financial condition or results of operations.

We depend on certain suppliers and could be affected by changes in suppliers or delays in delivery of their products and services

     We have few long-term contracts with our suppliers. We are dependent on third party suppliers for our leased-line connections or bandwidth. Certain of these suppliers are or may become competitors of ours, and such suppliers are not subject to any contractual restrictions upon their ability to compete with us. If these suppliers change their pricing structures, we may be adversely affected. Due to the consummation of our transaction with IXC and our recent acquisitions of telecommunications bandwidth from other global network providers, we anticipate that our dependence upon certain of these suppliers will be decreased as we accept delivery of OC-48 bandwidth from IXC and bandwidth from our other global network providers. Nevertheless, until the fiber optic telecommunications systems of IXC and our other global network providers are completed (and in the case of IXC, it is not obligated under the terms of our purchase agreement to extend its buildout of the IXC system beyond approximately 6,640 unique route miles of OC-48 bandwidth) and, in certain geographic areas, even after such completion, we will continue to be dependent upon such suppliers. Moreover, any failure or delay of IXC or such other network providers to deliver bandwidth to us or to provide operations, maintenance and other services with respect to such bandwidth in a timely or adequate fashion could adversely affect us.

     We are also dependent on certain third party suppliers of hardware components. Although we attempt to maintain a minimum of two vendors for each required product, certain components used by us in providing our networking services are currently acquired or available from only one source. We have from time to time experienced delays in the receipt of certain hardware components and telecommunications facilities, including delays in delivery of primary rate interface telecommunications facilities (which connect dial-up customers to our network). A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could have a material adverse effect on us. Our remedies against suppliers who fail to deliver products on a timely basis are limited by contractual liability limitations contained in supply agreements and purchase orders and, in many cases, by practical considerations relating to our desire to maintain good relationships with the suppliers. As our suppliers revise and upgrade their equipment technology, we may encounter difficulties in integrating the new technology into our network.

     Certain of the vendors from whom we purchase telecommunications bandwidth, including the RBOCs, CLECs and other local exchange carriers, currently are subject to tariff controls and other price constraints which in the future may be changed. In addition, newly enacted legislation will produce changes in the market for telecommunications services. These changes may affect the prices which we are charged by the RBOCs and other carriers, which could have a material adverse effect on our business, financial condition and results of operations. Moreover, we are subject to the effects of other potential regulatory actions which, if taken, could increase the cost of our telecommunications bandwidth through, for example, the imposition of access charges.

The terms of our financing arrangements may restrict our operations

     Certain of our financing arrangements are secured by substantially all of our assets and stock of certain of our subsidiaries. These financing arrangements require that we satisfy certain financial covenants. Our ability to satisfy these financial covenants may be affected by events beyond our control and, as a result, we cannot assure you that we will be able to continue to satisfy such covenants. These financing arrangements also currently prohibit us from paying dividends and repurchasing our capital stock without the lender's
consent.   Our failure to comply with the covenants and restrictions in these financing arrangements could lead to a default under the terms of these agreements. In the event of a default under the financing arrangements, our lenders would be entitled to accelerate the indebtedness outstanding thereunder and foreclose upon the assets securing such indebtedness. They would also be entitled to be repaid from the proceeds of the liquidation of those assets before the assets would be available for distribution to the holders of our securities, including the holders of the notes. In addition, the collateral security arrangements under our existing financing arrangements may adversely affect our ability to obtain additional borrowings.

Our financial condition may be adversely affected if our systems and those of our suppliers fail because of Year 2000 problems

     The commonly referred to Year 2000 ("Y2K") problem results from the fact that many existing computer programs and systems use only two digits to identify the year in the date field. These programs were designed and developed without considering the impact of a change in the century designation. If not corrected, computer applications that use a two-digit format could fail or create erroneous results in any computer calculation or other processing involving the Year 2000 or a later date. We have identified two main areas of Y2K risk:

          1. Internal computer systems or embedded chips could be disrupted or fail, causing an interruption or decrease in productivity in our operations; and

          2. Computer systems or embedded chips of third parties including (without limitation) financial institutions, suppliers, vendors, landlords, customers, international suppliers of telecommunications services and others ("Material Third Parties") could be disrupted or fail, causing an interruption or decrease in our ability to continue our operations.

     We have developed, or are in the process of developing, detailed plans for implementation and testing of any necessary modifications to our key computer systems and equipment with embedded chips to ensure that they are Y2K compliant. We have engaged a third party consultant to perform an assessment of our systems, domestically and internationally. We expect that the assessment, which is being done in stages, will be complete by early 1999. We anticipate that our domestic internal systems will be Y2K ready by June 30, 1999, and our international systems will be Y2K compliant by the end of the third quarter of 1999, which is consistent with prior plans. We believe that with these detailed plans and completed modifications, the Y2K issue will not pose significant operational problems for us. However, if the modifications and conversions are not made, or not completed in a timely fashion, the Y2K issue could have a material impact on our operations.

     Our cost of addressing Y2K issues has been minor to date, less than five percent (5%) of our information technology budget, but this amount will increase as substantial consultants or personnel resources are required or if operationally-important equipment must be remediated or replaced. The risk that Y2K issues could present to us include, without limitation, disruption, delay or cessation of operations, including operations that are subject to regulatory compliance. In each case, the correction of the problem could result in substantial expense and disruption or delay of our operations. The total cost of Y2K assessments and remediation is funded through cash flows generated through operations and available from other sources and, to date, we are expensing these costs. The financial impact of making any required systems changes or other remediation efforts cannot be known precisely at this time, but it is not expected to be material to our financial position, results of operations, or cash flows. We have not canceled any principal information technology projects as a result of our Y2K effort, although we have rescheduled some tasks to accommodate this effort.

     In addition, we have identified and prioritized and are communicating with Material Third Parties to determine their Y2K status and any probable impact on us. We will continue to track and evaluate our long-term relationship with Material Third Parties based on the responses we receive and on information learned from other sources. If any of our Material Third Parties are not Y2K ready and their non-compliance causes a material disruption to any of their respective businesses, our business could be materially adversely affected. Disruptions could include, among other things: the failure of a Material Third Party's business; a financial institution's inability to take and transfer funds; an interruption in delivery of supplies from vendors; a loss of voice and data connections; a loss of power to our facilities; and other interruptions in the normal course of our operations, the nature and extent of which we cannot foresee. We will continue to evaluate the nature of these risks, but at this time we are unable to determine the probability that any such risk will occur, or if it does occur, what the nature, length or other effects, if any, it may have on us. If a significant number of Material Third Parties experience failures in their computer systems or operations due to Y2K non-compliance, it could affect our ability to process transactions or otherwise engage in similar normal business activities. For example, while we expect our internal systems, domestic and international, to be Y2K ready in stages during 1999, we and our customers who communicate internationally will be dependent upon the Y2K-readiness of many foreign providers of telecommunication services and their vendors and suppliers. If these providers and others are not Y2K ready, we and our customers will not be able to send and receive data and other electronic transmissions, which would have a material adverse effect on the business and revenues of us and our customers. While many of these risks are outside our control, we have instituted a program to identify Material Third Parties and to address any non-compliance issues.

     While we believe that we are adequately addressing the Y2K issue, there can be no assurance that our Y2K analyses will be completed on a timely basis or that the cost and liabilities associated with the Y2K issue will not materially adversely impact our business, prospects, revenues or financial position. We are uncertain as to our most reasonably likely worst case Y2K scenario and have not yet developed a contingency plan to handle a worst case scenario. We expect to have a contingency plan to handle this situation by September 30, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

IF WE BECOME SUBJECT TO PROVISIONS OF THE INVESTMENT COMPANY ACT, OUR BUSINESS OPERATIONS MAY BE RESTRICTED

     Pending our utilization of all the net proceeds from our offerings of the initial notes and the 10% senior notes, we have significant amounts of cash invested in short term investment grade and government securities, which investments could conceivably subject us to the provisions of the Investment Company Act of 1940 (the "Investment Company Act"). We do not propose to engage in investment activities in a manner or to an extent which would require us to register as an investment company under the Investment Company Act. The Investment Company Act places restrictions on the capital structure and business activities of companies registered thereunder. Accordingly, we will seek to limit our holding of "investment securities" (as defined in the Investment Company Act) to an amount which is less than 40% of the value of our total assets as calculated pursuant to the Investment Company Act. The Investment Company Act permits a company to avoid becoming subject to such Act for a period of up to one year despite the holding of investment securities in excess of such amount if, among other things, its Board of Directors has adopted a resolution which states that it is not the company's intention to become an investment company. Our Board of Directors may adopt such a resolution. Application of the provisions of the Investment Company Act would have a material adverse effect on us.

WE CANNOT BE CERTAIN ABOUT THE RESULTS OF OUR PENDING LITIGATION

     On November 25, 1997, Chatterjee Management Company ("Chatterjee") initiated arbitration proceedings against us before the International Chamber of Commerce, Court of Arbitration, in London, England. The claim was based upon a joint venture agreement which we previously entered into with Chatterjee. Following the signing of the agreement, we both acknowledged structural difficulties associated with the joint venture as originally contemplated, which prevented its implementation. Chatterjee alleges that we breached the joint venture agreement by repudiating our obligations under the agreement and by breaching a covenant not to compete. Chatterjee seeks an order directing us to specifically perform our obligations under the agreement or, in the alternative, to pay damages of not less than $25.0 million, plus our actual or anticipated profits in Europe plus the costs of arbitration, including attorneys' fees and interest. The arbitration hearing commenced in October 1998 in London, England. On February 9, 1999, the arbitrator advised the parties that he is in the process of preparing a draft decision in the case for review by the International Court of Arbitration of the International Chamber of Commerce and, accordingly, we believe that a decision in the arbitration will be rendered in the near future. An unfavorable outcome in this matter could have a material adverse effect on our business, financial condition and results of operations. See "Business--Legal Proceedings."

WE FACE A HIGH LEVEL OF COMPETITION IN THE INTERNET SERVICES INDUSTRY

     The market for Internet connectivity and related services is extremely competitive. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as established businesses from different industries.

     Our current and prospective competitors include: other national, regional and local Internet service providers, long distance and local exchange telecommunications companies, cable television, direct broadcast satellite, wireless communications providers and on-line service providers. We believe that our network, products and customer service distinguish us from these competitors. However, some of these competitors have a significantly greater market presence, brand recognition and financial, technical and personnel resources than us.

     We compete with all of the major long distance companies (also known as interexchange carriers), including AT&T, MCIWorldCom, Sprint and Cable & Wireless/IMCI, which also offer Internet access services. The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for local exchange carriers, including the Regional Bell Operating Companies ("RBOCs"), to enter the Internet connectivity market. We believe that there is a move toward horizontal integration through acquisitions of, joint ventures with, and the wholesale purchase of connectivity from Internet service providers to address the Internet connectivity requirements of the current business customers of long distance and local carriers. The WorldCom/MFS/UUNet consolidation, the WorldCom/MCI merger, the ICG/NETCOM merger, Cable & Wireless' purchase of the internetMCI assets, the Intermedia/DIGEX merger, GTE's acquisition of BBN, Frontier's acquisition of Global Center and AT&T's purchase of IBM's global communications network are indicative of this trend. Accordingly, we expect to experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers may have the ability to bundle Internet access with basic local and long distance telecommunications services. Such bundling of services may have an adverse effect on our ability to compete effectively with the telecommunications providers and may result in pricing pressure on us that could have a material adverse effect on our business, financial condition and results of operations.

     Many of the major cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. Several announcements also have recently been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies.

     The predominant on-line service providers, including America Online, CompuServe, Microsoft Network and Prodigy, have all entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. We compete to a lesser extent with these on-line service providers. However, America Online's recently announced acquisition of Netscape Communications Corporation and related strategic alliance with Sun Microsystems will, if completed, enable it to offer a broader array of Internet protocol-based services and products that could significantly enhance its ability to appeal to the business marketplace and, as a result, compete more directly with us.

     Recently, there have been several announcements regarding the planned deployment of broadband services for high speed Internet access by cable and telephone companies. These services would include new technologies such as cable modems and xDSL. These providers have initially targeted the residential consumer. However, it is likely that their target markets will expand to encompass business customers, which is our target market. This expansion could adversely affect the pricing of our service offerings.

     As a result of the increase in the number of competitors and the vertical and horizontal integration in the industry, we currently encounter and expect to continue to encounter significant pricing pressure and other competition in the future. Advances in technology as well as changes in the marketplace and the regulatory environment are constantly occurring, and we cannot predict the effect that ongoing or future developments may have on us or on the pricing of our products and services. Increased price or other competition could result in erosion of our market share and could have a material adverse effect on our business, financial condition and results of operations. We cannot assure that we will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

     As we continue to expand our operations outside the United States, we will encounter new competitors and competitive environments. In some cases, we will be forced to compete with and buy services from government-owned or subsidized telecommunications providers. Some of these providers may enjoy a monopoly on telecommunications services essential to our business. We cannot assure that we will be able to purchase such services at a reasonable price or at all. In addition to the risks associated with our previously described competitors, foreign competitors may pose an even greater risk, as they may possess a better understanding of their local markets and better working relationships with local infrastructure providers and others. We cannot assure that we can obtain similar levels of local knowledge. Failure to obtain that knowledge could place us at a significant competitive disadvantage.

Risks of technology trends and evolving industry standards

     Our products and services are targeted toward users of the Internet, which has experienced rapid growth. The market for Internet access and related services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. Our future success will depend, in part, on our ability to effectively use and develop leading technologies.

     We cannot assure that we will be successful in responding to changing technology or market trends. In addition, services or technologies developed by others may render our services or technologies uncompetitive or obsolete. Furthermore, changes to our services in response to market demand may require the adoption of new technologies that could likewise render certain of our assets technologically uncompetitive or obsolete. As we accept bandwidth from IXC and our other existing global network suppliers or acquire bandwidth or equipment from other suppliers that may better meet our needs than existing bandwidth or equipment, certain of our assets could be determined to be obsolete or excess. The disposition of obsolete or excess assets could have a material adverse effect on our business, financial condition and results of operations.

     Even if we do successfully respond to technological advances and emerging industry standards, the integration of new technology may require substantial time and expense, and we cannot assure that we will succeed in adapting our network infrastructure in a timely and cost-effective manner.

Potential liability for information disseminated through network

     The law relating to liability of Internet service providers for information carried on or disseminated through their networks is not completely settled. A number of lawsuits have sought to impose such liability for defamatory speech and infringement of copyrighted materials. The U.S. Supreme Court has let stand a lower court ruling which held that an Internet service provider was protected from liability for material posted on its system by a provision of the Communications Decency Act. However, the findings in that case may not be applicable in other circumstances. Other courts have held that online service providers and Internet service providers may, under certain circumstances, be subject to damages for copying or distributing copyrighted materials. Certain provisions of the Communications Decency Act, which imposed criminal penalties for using an interactive computer service for transmitting obscene or indecent communications, have been found unconstitutional by the U.S. Supreme Court. However, on October 21, 1998, new federal legislation was enacted that requires limitations on access to pornography and other material deemed ``harmful to minors." This legislation has been attacked in court as a violation of the First Amendment. We are unable to predict the outcome of this case. The imposition upon Internet service providers or web server hosts of potential liability for materials carried on or disseminated through their systems could require us to implement measures to reduce our exposure to such liability. Such measures may require that we spend substantial resources or discontinue certain product or service offerings. Any of these actions could have a material adverse effect on our business, operating results and financial condition.

     We carry errors and omissions insurance with a policy limit of $5.0 million, subject to deductibles and exclusions. Such coverage may not be adequate or available to compensate us for all liability that may be imposed. The imposition of liability in excess of, or the unavailability of, such coverage could have a material adverse effect on our business, financial condition and results of operations.

     The law relating to the regulation and liability of Internet access providers in relation to information carried or disseminated also is undergoing a process of development in other countries. Decisions, laws, regulations and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering on-line and Internet access services, including the Company.

FCC regulations may limit the services we can offer

     Consistent with our growth and acquisition strategy, we are now engaged in, or will soon be engaged in, activities that subject us to varying degrees of federal, state and local regulation. The Federal Communications Commission ("FCC") exercises jurisdiction over all facilities of, and services offered by, telecommunications carriers to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they involve origination or termination of jurisdictionally intrastate communications.

     Our Internet operations are not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, the FCC has recently indicated that certain services offered over the Internet, such as phone-to-phone Internet protocol telephony, may be functionally indistinguishable from traditional telecommunications service offerings and their non-regulated status may have to be re-examined. We are unable to predict what regulations may be adopted in the future, or to what extent existing laws and regulations may be found applicable, or the impact such new or existing laws may have on our business. We can give no assurance that new laws or regulations relating to Internet services, or existing laws found to apply to them, will not have a material adverse effect on us. Although the FCC has recently decided not to allow local telephone companies to impose per-minute access charges on Internet service providers, and that decision has been upheld by the reviewing court, further regulatory and legislative consideration of this issue is likely. In addition, some telephone companies are seeking relief through state regulatory agencies. Such rules, if adopted, would affect our costs of serving dial-up customers and could have a material adverse effect on our business, financial condition and results of operations.

     In addition to our Internet activities, our wholly-owned subsidiary, PSINetworks Company, has received a license from the FCC to provide global facilities-based telecommunications services. Our wholly-owned subsidiary, PSINet Telecom UK Limited, has received an international facilities license from DTI and OFTEL, the responsible telecommunications regulatory bodies in the United Kingdom. Currently, the FCC and OFTEL do not closely regulate the charges or practices of non-dominant carriers, such as our subsidiaries. Nevertheless, these regulatory agencies have the power to impose more stringent regulatory requirements on us and to change our regulatory classification, which may adversely affect our business.

     PSINetworks Company has also received competitive local exchange carrier ("CLEC") certification in Colorado and Texas, has applied for CLEC certification in Virginia, California and New York, and is considering the financial, regulatory and operational implications of becoming a CLEC in certain other states. As a provider of domestic basic telecommunications services, particularly competitive local exchange services, we could become subject to further regulation by the FCC and/or another regulatory agency, including state and local entities.

     A critical issue for CLECs is the right to receive reciprocal compensation for the transport and termination of Internet traffic. Most states have required incumbent local exchange carriers to pay Internet service providers reciprocal compensation. Federal regulators and some state regulators are currently considering the proper jurisdictional classification of local calls placed to an Internet service provider and whether Internet service provider calling triggers an obligation to pay reciprocal compensation. On October 30, 1998, the FCC determined that dedicated Digital Subscriber Line service is an interstate service and properly tariffed at the interstate level. However, the FCC specifically did not apply this decision to the question of whether local exchange carriers are entitled to receive reciprocal compensation when they deliver circuit-switched dial-up traffic to Internet service providers. It is expected that the FCC will address this question in the near future. There can be no assurance that any FCC decision on this matter will favor our position. An unfavorable result may have an adverse effect on our potential future revenues as a CLEC as well as increasing our costs for primary rate interfaces in general.

If we experience system failure or shutdown, we may not be able to deliver services

     Our success depends upon our ability to deliver reliable, high-speed access to the Internet and upon the ability and willingness of our telecommunications providers to deliver reliable, high-speed telecommunications service through their networks. Our network, and other networks providing services to us, are vulnerable to damage or cessation of operations from fire, earthquakes, severe storms, power loss, telecommunications failures and similar events, particularly if such events occur within a high traffic location of the network. We have designed our network to minimize the risk of such system failure, for instance, with redundant circuits among points-of-presence to allow traffic rerouting. In addition, we perform lab and field testing before integrating new and emerging technology into the network, and we engage in capacity planning. Nonetheless, we cannot assure that we will not experience failures or shutdowns relating to individual points-of-presence or even catastrophic failure of the entire network.

     We carry business personal property insurance at both scheduled locations and unscheduled locations, with a blanket property limit of $168.0 million and business interruption insurance with a blanket limit of $10.0 million. Such coverage, however, may not be adequate or available to compensate us for all losses that may occur. In addition, we generally attempt to limit our liability to customers arising out of network failures by contractually disclaiming all such liability. In respect of certain services, we have also contractually limited liability to a usage credit based upon the amount of time that the system was not operational. We cannot assure, however, that such limitations will be enforceable. In any event, significant or prolonged system failures or shutdowns could damage our reputation and result in the loss of customers.

Although we have implemented network security measures, our network may be susceptible to viruses, break-ins or disruptions

     We have implemented certain network security measures, such as limiting physical and network access to our routers. Nonetheless, our network's infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to our customers. Furthermore, such inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of our customers. This could, in turn, deter potential customers and adversely affect our existing customer relationships.

     Security problems represent an ongoing threat to public and private data networks. Attacks upon the security of Internet sites and infrastructure continue to be reported to organizations such as the CERT Coordination Center at Carnegie Mellon University, which facilitates responses of the Internet community to computer security events. Addressing problems caused by computer viruses, break-ins or other problems caused by third parties could have a material adverse effect on us.

     The security services that we offer in connection with our customers' networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although we attempt to limit contractually our liability in such instances, the occurrence of such problems may result in claims against us or liability on our part. Such claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on our business or reputation or on our ability to attract and retain customers for our products. Moreover, until more consumer reliance is placed on security technologies available, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry and our customer base and revenues.

Risk associated with dependence on technology and with proprietary rights

     Our success and ability to compete is dependent in part upon our technology and technical expertise and, to a lesser degree, on our proprietary rights as well. In order to establish and protect our technology, we rely on a combination of copyright, trademark and trade secret laws and contractual restrictions. Nevertheless, we cannot assure that such measures are adequate to protect our proprietary technology. It may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization or to develop similar technology independently. In addition, our products may be licensed or otherwise utilized in foreign countries where laws may not protect our proprietary rights to the same extent as do laws in the United States. It is our policy to require employees and consultants and, when obtainable, suppliers to execute confidentiality agreements upon the commencement of their relationships with us. Nonetheless, we cannot assure that these precautions will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

     In addition, we are also subject to the risk of adverse claims and litigation alleging infringement by us of the intellectual property rights of others. From time to time we have received claims that we have infringed other parties' proprietary rights. While we do not believe that we have infringed the proprietary rights of other parties, we cannot assure that third parties will not assert infringement claims in the future with respect to our current or future products. Such claims may require that we enter into license arrangements or may result in protracted and costly litigation, regardless of the merits of such claims. We cannot assure that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms.

     We have recently introduced new enterprise service offerings, including value-added, Internet protocol-based enterprise communication services and xDSL-based Internet access services in limited areas. The failure of these services to gain market acceptance in a timely manner or at all, or the failure of xDSL-based services, in particular, to achieve significant market coverage could have a material adverse effect on our business, financial condition and results of operations. If we introduce new or enhanced services with reliability, quality or compatibility problems, it could significantly delay or hinder market acceptance of such services, which could adversely affect our ability to attract new customers and subscribers. Our services may contain undetected errors or defects when first introduced or as enhancements are introduced. Despite testing by us or our customers, we cannot assure that errors will not be found in new services after commencement of commercial deployment. Such errors could result in additional development costs, loss of or delays in market acceptance, diversion of technical and other resources from our other development efforts and the loss of credibility with our customers and subscribers. Any such event could have a material adverse effect on our business, financial condition and results of operations.

     Additionally, if we are unable to match our network capacity to customer demand for our services, our network could become congested during periods of peak customer demand. Such congestion could adversely affect the quality of service we are able to provide. Conversely, due to the high fixed cost nature of our infrastructure, if our network is under-utilized, it could adversely affect our ability to provide cost-efficient services. Our failure to match network capacity to demand could have a material adverse effect on our business, financial condition or results of operations.

We may not have the ability to raise the funds necessary to finance the change of control offer which may be required by the indenture

     Upon the occurrence of a change of control (as defined in the indenture governing the notes), we will be required to make an offer to purchase any or all of the notes and our 10% senior notes at the prices stated in the respective indentures governing such securities. However, our ability to repurchase such securities upon a change of control may be limited by the terms of our then existing contractual obligations and those of our subsidiaries. Our credit facility requires that we pay all amounts outstanding under it before we repurchase any notes or 10% senior notes upon a change of control. In addition, we may not have adequate financial resources to effect such a purchase, and there can be no assurance that we would be able to obtain such resources through a refinancing of such securities to be purchased or otherwise. If we fail to repurchase all of such securities tendered for purchase upon the occurrence of a change of control, such failure will constitute an event of default under the respective indentures governing such securities.

     With respect to the sale of assets referred to in the definition of change of control, the phrase "all or substantially all" as used in such definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a change of control has occurred and whether such securities are subject to an offer to purchase.

     The change of control provision may not necessarily afford the holders of the notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving us that may adversely affect the holders of the notes, because such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of change of control to trigger such provisions. Except as described under "Description of Notes--Change of Control," the indenture governing the notes will not contain provisions that permit the holders thereof to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

You may find it difficult to sell your notes

     Currently, there is no public market for the exchange notes or the initial notes. We do not intend to apply for listing of the notes on any securities exchange or on any automated dealer quotation system. Although the initial purchasers of the initial notes have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue any such market at any time without notice. In addition, such market making activity may be limited during the exchange offer or during an offering under a shelf registration statement should we decide to file one. As a result, we can make no assurances to you as to the development or liquidity of any market for the notes, your ability to sell the notes, or the price at which you may be able to sell the notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for securities similar to the notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. We cannot assure you that, if a market develops, it will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the notes.

If you fail to exchange your notes or follow the procedure for tendering, your notes will continue to be restricted

     Issuance of exchange notes in exchange for the initial notes pursuant to the exchange offer will only be made following the prior satisfaction of the procedures and conditions set forth in "The Exchange Offer--Procedure for Tendering." Such procedures and conditions include timely receipt by the exchange agent (as defined) of such initial notes, and of a properly completed and duly executed letter of transmittal. Initial notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be restricted securities and may not be offered or sold except pursuant to any exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities law.

Forward-looking statements

     Some of the information contained in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as ``believes," "expects," "may," "will,"
"should," or "anticipates" or similar words, or by discussions of strategy that involve risks and uncertainties. These statements may discuss our future expectations or contain projections of our results of operations or financial condition or expected benefits to us resulting from certain acquisitions or transactions. We cannot assure that the future results indicated, whether expressed or implied, will be achieved. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the exchange offer. In consideration for issuing the exchange notes in exchange for the initial notes, we will receive initial notes in like principal amount. We will cancel all initial notes surrendered in exchange for the exchange notes.

     The net proceeds of the offerings of the initial notes, after deducting underwriting discounts and commissions and our estimated expenses, were approximately $342.8 million. We expect to use the net proceeds to finance capital expenditures including the acquisition of additional telecommunications bandwidth and related facilities and equipment, and the construction of Internet data centers, and general corporate purposes. In addition, we also expect to use a portion of the net proceeds to make strategic investments in or acquisitions of certain businesses or assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital
Resources."

     We will retain a significant amount of discretion over the application of the net proceeds of the offerings of the initial notes. Because of the number and variability of factors that determine our use of the net proceeds of the offerings of the initial notes, there can be no assurance that such applications will not vary substantially from our current intentions. Pending such utilization, we intend to invest the net proceeds of the offerings of the initial notes in short-term investment grade and government securities.

     Prior to the closing of the initial offering of the initial notes, we repaid the $108.5 million of borrowings outstanding under our $110 million principal amount three-year secured credit facility with The Chase Manhattan Bank, as administrative agent, and other lenders, with other cash on hand. Such indebtedness, which bore interest at 8.125% per annum on October 15, 1998, was incurred as of September 29, 1998 to finance a portion of our acquisition of Tokyo Internet. Following the closings of the offerings of the initial notes, we continue to have borrowing capacity of up to $110 million under our credit facility, subject to its terms. See "Description of Certain Indebtedness-- Credit Facility."

                               THE EXCHANGE OFFER

     The following discussion sets forth or summarizes the material terms of the exchange offer, including those set forth in the letter of transmittal distributed with this prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the exchange offer (including the indenture and the registration rights agreements governing the notes), which are exhibits to the exchange offer registration statement of which this prospectus is a part.

Registration Rights

     The initial notes were sold by us to Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc. and Morgan Stanley & Co. Incorporated, as initial purchasers, on November 3, 1998 pursuant to an Offering Memorandum dated October 27, 1998 covering $200 million principal amount of the initial notes and on November 13, 1998 pursuant to an offering memorandum dated November 9, 1998 covering $150 million principal amount of the initial notes. The initial notes were then subsequently resold to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933. In connection with the first of the initial notes offerings, we entered into a Registration Rights Agreement dated as of November 3, 1998, and in connection with the second of the initial notes offerings, we entered into a Registration Rights Agreement dated as of November 13, 1998.

     The registration rights agreements require among other things, that we:

 . file with the Securities and Exchange Commission before January 18, 1999 a registration statement under the Securities Act of 1933 with respect to an issue of exchange notes of PSINet identical in all material respects to the initial notes (other than transfer restrictions, registration rights and the requirement, under certain circumstances, to pay liquidated damages),

 . use our best efforts to cause such exchange offer registration statement to become effective under the Securities Act of 1933 before April 2, 1999 ,

 . upon the effectiveness of such exchange offer registration statement, commence the exchange offer and keep the exchange offer open for a period of not less than 20 business days, and

 .   use our best efforts to cause the exchange offer to be consummated within 30 business days after the effective date.

     The exchange offer would allow holders of the initial notes the opportunity, with certain exceptions, to exchange their initial notes for a like principal amount of exchange notes, which would be issued without a restrictive legend and may generally be reoffered and resold by the holders without restrictions or limitations under the Securities Act of 1933, subject to the terms and conditions enunciated by the staff of the Securities and Exchange Commission (the "Staff") in the Morgan Stanley No-Action Letter (Morgan Stanley and Co., Inc. (available June 5, 1991)) and the Exxon Capital No-Action Letter (Exxon Capital Holdings Corporation (available May 13, 1988)), as interpreted in the Securities and Exchange Commission's letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters. However, holders of the initial notes are not entitled to rely on the position of the Staff in the no-action letters referred to above and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with the resale of the exchange notes, if such holder:

 . is an "affiliate" of PSINet (within the meaning of Rule 405 under the Securities Act of 1933),

 .  does not acquire the exchange notes in the ordinary course of business,

 . tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the exchange notes, or

 . is a broker-dealer which acquired such initial notes directly from PSINet.

     Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." We have agreed to include in this prospectus certain information necessary to allow such broker-dealers to exchange such initial notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of exchange notes received by such broker-dealer in the exchange offer. We have also agreed to maintain the effectiveness of the exchange offer registration statement for such purposes for one year.

     In addition, we agreed, pursuant to the registration rights agreements, to file a shelf registration statement pursuant to Rule 415 under the Securities Act of 1933, registering for resale:

 . any initial notes held by persons who are not permitted by law or any policy of the Securities and Exchange Commission to participate in the exchange offer and who satisfy certain other conditions,

 . any exchange notes acquired in the exchange offer by any holder who must comply with the prospectus delivery requirements of the Securities Act of 1933 in connection with the resales of such exchange notes if this prospectus is not appropriate or available for such resales by such holder, or

 . any initial notes held by a broker-dealer which were acquired directly from PSINet or one of its affiliates.

To participate in such a shelf registration, any such holder of notes must so notify PSINet within 10 business days following consummation of the exchange offer and provide to PSINet the information requested by PSINet within 10 business days of such request. We have agreed to file with the Securities and Exchange Commission such a shelf registration statement no later than 30 days after the earlier of (1) the date on which we determine that the exchange offer is not permitted by applicable law or (2) the date on which we receive the notice from the holder as specified above, and to use our best efforts to cause such shelf registration statement to become effective under the Securities Act of 1933 as soon as practicable but in no event later than 60 days after the filing of the shelf registration statement (or such longer period, not to exceed 150 days after the filing of the shelf registration statement, as may be necessary to avoid conflicts with existing contractual obligations of PSINet). In addition, we agreed to use our best efforts to keep such shelf registration statement continually effective, supplemented and amended for a period of at least two years following the closing date of the initial offering of the initial notes, or such shorter period as will terminate when all initial notes covered by such shelf registration statement have been sold pursuant thereto.

Registration Defaults; Liquidated Damages

     If the applicable registration statement or amendment is not timely filed or declared effective or thereafter ceases to be effective or fails to be usable for its intended purpose without being succeeded immediately by a post-effective amendment that cures such failure and is itself immediately declared effective, or if the exchange offer has not been consummated on or prior to the 30th business day after the effective date, we have agreed to pay liquidated damages to each holder of initial notes affected thereby in an amount equal to $.05 per week for each $1,000 in principal amount of notes held by such holder for each week or portion thereof that such default continues for the first 90-day period immediately following the occurrence of such default. The amount of such liquidated damages will increase by an additional $.05 per week per $1,000 in principal amount of initial notes for each subsequent 90-day period until all such default have been cured, up to a maximum amount of liquidated damages of $.50 per week per $1,000 in principal amount of initial notes, provided that we shall in no event be required to pay liquidated damages for more than one default at any given time. Following the cure of any default, the payment of liquidated damages in respect of the notes will cease. Notwithstanding the fact that any initial notes for which liquidated damages are due cease to be restricted securities within the meaning of the Securities Act of 1933, all of our obligations to pay liquidated damages with respect to such securities outstanding prior to the time such initial notes ceased to be restricted securities shall survive until such time as such obligations shall have been satisfied in full.

     Except as set forth above, this prospectus may not be used for any offer to resell, resale or other transfer of exchange notes.

     Except as set forth above, after consummation of the exchange offer, holders of notes have no registration or exchange rights under the registration rights agreements. See "--Consequences of Failure to Exchange."

Expiration Date; Extensions; Amendments

     The term "expiration date" shall mean 5:00 p.m., New York City time, on _________________, 1999 (20 business days after the effective date of the exchange offer registration statement), unless PSINet, in its sole discretion, extends the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

     To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. In no event will the expiration date be extended to a date more than 30 business days after effectiveness of the exchange offer registration statement.

     We reserve the right, in our reasonable judgment, (1) to delay accepting any initial notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof.

Terms of the Exchange Offer

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all initial notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding initial notes accepted in the exchange offer. Holders of the initial notes may tender some or all of their initial notes pursuant to the exchange offer; however, initial notes may be tendered only in integral multiples of $1,000. The exchange notes will evidence the same debt as the initial notes and will be entitled to the benefits of the indenture. The form and terms of the exchange notes are substantially the same as the form and terms of the initial notes except that:

 . the exchange notes have been registered under the Securities Act of 1933 and thus will not bear legends restricting the transfer thereof, and

 . holders of the exchange notes generally will not be entitled to certain rights under the registration rights agreements or liquidated damages, which rights generally will terminate upon consummation of the exchange offer.

     Holders of initial notes do not have any appraisal or dissenters' rights under the New York Business Corporation Law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission thereunder, including Rule 14e-1.

     We shall be deemed to have accepted validly tendered initial notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders pursuant to the exchange agent agreement for the purpose of receiving the exchange notes from us.

     If any tendered initial notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted initial notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

     Holders who tender their initial notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of initial notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "--Fees and Expenses."

Interest on Exchange Notes

     Each exchange note will bear interest from the most recent date to which interest has been paid or duly provided for on the initial note surrendered in exchange for such exchange note or, if no such interest has been paid or duly provided for on such initial note, from November 3, 1998. Holders of the initial notes whose initial notes are accepted for exchange will not receive accrued interest on such initial notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on such initial notes prior to the original issue date of the exchange notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such initial notes, and will be deemed to have waived the right to receive any interest on such initial notes accrued from and after such interest payment date or, if no such interest has been paid or duly provided for, from and after November 3, 1998. Interest on the notes will be payable semi-annually on May 1 and November 1 of each year, commencing May 1, 1999.

Procedures for Tendering Initial Notes

     Only holders of initial notes may tender such initial notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the initial notes and any other required documents, to the exchange agent so as to be received by the exchange agent at the address set forth below prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the initial notes may be made by book-entry transfer of such initial notes into the exchange agent's account at the Depository Trust Corporation in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

     By executing the letter of transmittal, each holder will make to PSINet the representation set forth below in the second paragraph under the heading "-- Resale of Exchange Notes."

     The tender by a holder and the acceptance thereof by PSINet will constitute an agreement between such holder and PSINet in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     The method of delivery of initial notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or notes should be sent to PSINet. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders.

     Any beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.

     Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible institution" (as defined below) unless the initial notes tendered pursuant thereto (1) are signed by the registered holder, unless such holder has completed the box entitled "Special Exchange Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) are tendered for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 (an "eligible institution").

     If the letter of transmittal is signed by a person other than the registered holder of any initial notes listed therein, such initial notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such initial notes, with the signature thereon guaranteed by an eligible institution.

     If the letter of transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by PSINet, evidence satisfactory to PSINet of their authority to so act must be submitted with the letter of transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered initial notes and withdrawal of tendered initial notes will be determined by PSINet in its sole discretion, which determination will be final and binding. PSINet reserves the absolute right to reject any and all initial notes not properly tendered or any initial notes PSINet's acceptance of which would, in the opinion of counsel for PSINet, be unlawful. PSINet also reserves the right to waive any defects, irregularities or conditions of tender as to particular initial notes. PSINet's interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as PSINet shall determine. Although PSINet intends to notify holders of initial notes of defects or irregularities with respect to tenders of initial notes, none of PSINet, the exchange agent or any other person shall incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Delivery Procedures

     Promptly after the date of this prospectus, the exchange agent will establish accounts with respect to the initial notes at the Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the exchange offer. Any financial institution that is a participant in the Book-Entry Transfer Facility systems may make book-entry delivery of the initial notes by causing the Depository Trust Company to transfer such initial notes into the exchange agent's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. Timely book-entry delivery of initial notes pursuant to the exchange offer, however, requires receipt of a confirmation of a book-entry transfer ("Book-Entry Confirmation") prior to the expiration date. In addition, although delivery of initial notes may be effected through book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility, the letter of transmittal (or a manually signed facsimile thereof), together with any required signature guarantees and any other required documents, or an "agent's message" (as defined below) in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the back cover page of this prospectus prior to the expiration date to receive exchange notes for tendered initial notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the exchange agent.

Tender of Initial Notes Held Through  Depository Trust Company

     The exchange agent and the Depository Trust Company have confirmed that the exchange offer is eligible for the Depository Trust Company's Automated Tender Offer Program. Accordingly, participants in the Depository Trust Company's Automated Tender Offer Program may, in lieu of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing the Depository Trust Company to transfer initial notes to the exchange agent in accordance with the Depository Trust Company's Automated Tender Offer Program procedures for transfer. The Depository Trust Company will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by the Depository Trust Company, received by the exchange agent and forming part of the Book-Entry Confirmation, which states that the Depository Trust Company has received an expressed acknowledgment from a participant in the Depository Trust Company is Automated Tender Offer Program that is tendering initial notes which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the applicable letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery), and that PSINet may enforce such agreement against such participant.

Guaranteed Delivery Procedures

     Holders who wish to tender their initial notes and (1) whose initial notes are not immediately available, (2) who cannot deliver their initial notes, the letter of transmittal or any other required documents to the exchange agent or
(3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

     (a)  the tender is made through an eligible institution;

     (b) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such initial notes and the principal amount of initial notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof), together with the certificate(s) representing the initial notes (or a Book-Entry Confirmation transfer of such initial notes into the exchange agent's account at the Depository Trust Company) and all other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

     (c) such properly completed and executed letter of transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered initial notes in proper form for transfer (or a Book-Entry Confirmation transfer of such initial notes into the exchange agent's account at the Depository Trust Company) and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their initial notes according to the guaranteed delivery procedures set forth above.

Withdrawals of Tenders

     Except as otherwise provided herein, tenders of initial notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of initial notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must

 . specify the name of the person having deposited the initial notes to be withdrawn (the "depositor"),

 . identify the initial notes to be withdrawn (including the certificate number(s) and principal amount of such initial notes, or, in the case of initial notes transferred by book-entry transfer, the name and number of the account at the Depository Trust Company to be credited),

 . be signed by the holder in the same manner as the original signature on the letter of transmittal by which such initial notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of such initial notes into the name of the person withdrawing the tender, and

 . specify the name in which any such initial notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility (including time or receipt) of such notices will be determined by PSINet, whose determination shall be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the initial notes so withdrawn are validly retendered. Any initial notes which have been tendered but which are not accepted for exchange will be returned to such holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn initial notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

Conditions

     Notwithstanding any other term of the exchange offer, PSINet shall not be required to accept for exchange any initial notes, and may terminate or amend the exchange offer as provided herein before the acceptance of such initial notes, if:

     (a) in the opinion of counsel to PSINet, the exchange offer or any part thereof contemplated herein violates any applicable law or interpretation of the Staff;

     (b) any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair the ability of PSINet to proceed with the exchange offer or any material adverse development shall have occurred in any such action or proceeding with respect to PSINet;

     (c) any governmental approval has not been obtained, which approval PSINet shall deem necessary for the consummation of the exchange offer as contemplated hereby;

     (d) any cessation of trading on The Nasdaq Stock Market or any exchange, or any banking moratorium, shall have occurred, as a result of which PSINet is unable to proceed with the exchange offer; or

     (e) a stop order shall have been issued by the Securities and Exchange Commission or any state securities authority suspending the effectiveness of the exchange offer registration statement or proceedings shall have been initiated or, to the knowledge of PSINet, threatened for that purpose.

     If PSINet determines in its reasonable judgment that any of the foregoing conditions are not satisfied, PSINet may:

     (1) refuse to accept any initial notes and return all tendered initial notes to the tendering holders,

     (2) extend the exchange offer and retain all initial notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such initial notes (see "--Withdrawals of Tenders"), or

     (3) waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered initial notes which have not been withdrawn.

Exchange Agent

     Wilmington Trust Company will act as exchange agent for the exchange offer with respect to the initial notes.

     Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal for the initial notes and requests for copies of the notice of guaranteed delivery should be directed to the exchange agent, addressed as follows:

     By registered or certified mail or overnight courier:

         Attn:  Kristin Long
         Wilmington Trust Company
         Corporate Trust Operations
         Rodney Square North
         1100 North Market Street
         Wilmington, Delaware 19890-0001

     By  facsimile (for eligible institutions only):  (302) 651-1079

     Confirm by telephone:  (302) 651-1562
                            Kristin Long

Fees and Expenses

     The expenses of soliciting initial notes for exchange will be borne by PSINet. The principal solicitation is being made by mail by the exchange agent. However, additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of PSINet and its affiliates and by persons so engaged by the exchange agent.

     PSINet will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

     PSINet will pay all transfer taxes, if any, applicable to the exchange of the initial notes pursuant to the exchange offer. If, however, certificates representing the exchange notes or the initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the initial notes tendered, or if tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the initial notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

Accounting Treatment

     The exchange notes will be recorded at the same carrying value as the initial notes, which is the aggregate principal amount of the initial notes, as reflected in PSINet's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The expenses of the initial notes offerings and the exchange offer will be amortized over the term of the exchange notes.

Resale of Exchange Notes

     PSINet is making the exchange offer in reliance on the position of the Staff's Exxon Capital no-action letter, Morgan Stanley no-action letter, Shearman & Sterling no-action letter, and other interpretive letters addressed to third parties in other transactions; however, PSINet has not sought its own interpretive letter addressing such matters and there can be no assurance that the Staff would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff, and subject to the two immediately following sentences, PSINet believes that exchange notes issued pursuant to this exchange offer in exchange for initial notes may be offered for resale, resold and otherwise transferred by holders of such exchange notes, other than such a holder who is a broker-dealer, without further compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, provided that such exchange notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act of 1933) of such exchange notes. Notwithstanding the above, any holder of initial notes may be subject to separate restrictions if it:

 . is an "affiliate" of PSINet (within the meaning of Rule 405 under the Securities Act of 1933),

 .  does not acquire such  exchange notes in the ordinary course of its business,

 . intends to participate in the exchange offer for the purpose of distributing exchange notes, or

 .  is a broker-dealer who purchased such  initial notes directly from  PSINet.
   Holders of initial notes falling into any of the categories above:

 . will not be able to rely on the interpretations of the Staff set forth in the above-mentioned interpretive letters,

 . will not be permitted or entitled to tender such initial notes in the exchange offer, and

 . must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any sale or other transfer of such initial notes unless such sale is made pursuant to an exemption from such requirements.

     In addition, as described below, if any broker-dealer holds initial notes acquired for its own account (a "Participating Broker-Dealer"), then such Participating Broker-Dealer may be deemed a statutory "underwriter" within the meaning of the Securities Act of 1933 and must deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resales of such exchange notes.

     As a condition to its participation in the exchange offer, each holder of initial notes (including, without limitation, any holder who is a Participating Broker-Dealer) shall furnish, upon the request of PSINet, prior to the consummation of the exchange offer, a written representation to PSINet (contained in the letter of transmittal) to the effect that:

 .  it is not an affiliate of  PSINet,

 . any exchange notes to be received by it are being acquired in the ordinary course of its business, and

 .   it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act of 1933) of such exchange notes.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it acquired the initial notes for its own account as a result of market-making activities or other trading activities (and not directly from PSINet) and must agree that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. Based on the position taken by the Staff in the interpretive letters referred to above, PSINet believes that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the exchange notes received upon exchange of such initial notes with a prospectus meeting the requirements of the Securities Act of 1933, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such exchange notes. Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities.

     Subject to certain provisions set forth in the registration rights agreements, PSINet shall use its best efforts to keep the exchange offer registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of exchange notes by Participating Broker-Dealers, and to ensure that the exchange offer registration statement conforms with the requirements of the Securities Act of 1933 and the policies, rules and regulations of the Securities and Exchange Commission as announced from time to time, for a period of one year from the consummation of the exchange offer or such shorter period as will terminate when all initial notes covered by the exchange offer registration statement have been sold pursuant thereto. See "Plan of Distribution." Any Participating Broker-Dealer who is an affiliate of PSINet may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.

     Each holder of initial notes and each initial purchaser who is required to deliver a prospectus in connection with sales or market making activities, by acquisition of an initial note, agrees that, upon receipt of notice from PSINet that:

     (1) the issuance by the Securities and Exchange Commission of any stop order suspending the effectiveness of the exchange offer registration statement under the Securities Act of 1933 or of the suspension by any state securities commission of the qualification of the initial notes from offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes; or

     (2) the existence of any fact or the happening of any event that makes any statement of a material fact made in the exchange offer registration statement or this prospectus, or any amendment or supplement thereto or any document incorporated by reference herein untrue, or that requires the making of any additions or changes in the exchange offer registration statement or this prospectus in order to make the statements herein, in light of the circumstances under which they were made, not misleading (in each case, a "Suspension Notice")

such holder or person shall discontinue disposition of the initial notes pursuant to this prospectus until such holder or person has received copies of the supplemented or amended prospectus or such holder or person is advised in writing by PSINet that use of the prospectus may be resumed and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus (in each case, the "Recommencement Date").

     In addition, each holder or person will be deemed to have agreed that it will either:

        (1) destroy any prospectuses, other than permanent file copies, then in such holder or person's possession which have been replaced by PSINet with more recently dated prospectuses or

        (2) deliver to PSINet, at PSINet's expense, all copies, other than permanent file copies, then in such holder's or person's possession of the prospectus covering such initial notes that was current at the time of receipt of the Suspension Notice.

PSINet shall extend the time period regarding the effectiveness of the exchange offer registration statement by a number of days equal to the number of days in the period from and including the date of delivery of the Suspension Notice to the date of delivery of the Recommencement Date.

Consequences of Failure to Exchange

     Any initial notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of initial notes outstanding. Following the consummation of the exchange offer, holders who did not tender their initial notes generally will not have any further registration rights under the registration rights agreements, and such initial notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such initial notes could be adversely affected. The initial notes are currently eligible for sale pursuant to Rule 144A through PORTAL. Because PSINet anticipates that most holders will elect to exchange such initial notes for exchange notes pursuant to the exchange offer due to the absence of restrictions on the resale of exchange notes (except for applicable restrictions on any holder of exchange notes who is an affiliate of PSINet or is a broker-dealer which acquired the initial notes directly from PSINet) under the Securities Act of 1933, PSINet anticipates that the liquidity of the market for any initial notes remaining after the consummation of the exchange offer may be substantially limited.

     As a result of the making of this exchange offer, PSINet will have fulfilled certain of its obligations under the registration rights agreements, and holders who do not tender their initial notes, except for certain instances involving the initial purchasers or holders of initial notes who are not eligible to participate in the exchange offer, will not have any further registration rights under the registration rights agreements or otherwise or rights to receive liquidated damages for failure to register. Accordingly, any holder that does not exchange its initial notes for exchange notes will continue to hold the untendered initial notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

     The initial notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities within the meaning of the Securities Act of 1933. Accordingly, such initial notes may be resold only:

 .   to PSINet or any of its subsidiaries,

 .   inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act of 1933,

 .   inside the United States to an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of
    1933), an "accredited investor" that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the trustee under the indenture a signed letter containing certain representations and agreements relating to the restrictions on transfer of the notes (the form of which letter can be obtained from such trustee),

 .   outside the United States in compliance with Rule 904 under the Securities
    Act of 1933,

 .   pursuant to the exemption from registration provided by Rule 144 under the
    Securities Act of 1933 (if available), or

 .   pursuant to an effective registration statement under the Securities Act of
    1933.

     Each accredited investor that is not a qualified institutional buyer and that is an original purchaser of any of the initial notes from the initial purchasers will be required to sign a letter confirming that such person is an accredited investor under the Securities Act of 1933 and that such person acknowledges the transfer restrictions summarized herein.

Other

     Participation in the exchange offer is voluntary and holders of initial notes should carefully consider whether to accept the offer to exchange their initial notes. Holders of initial notes are urged to consult their financial and tax advisors in making their own decision on what action to take with respect to the exchange offer. PSINet may in the future seek to acquire untendered initial notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. PSINet has no present plans to acquire any initial
    b
notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered initial notes.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

General

     The following is a summary of material United States federal income tax consequences relevant in the opinion of Nixon, Hargrave, Devans & Doyle LLP, counsel to PSINet, to the exchange of initial notes for exchange notes pursuant to the exchange offer and the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. Such counsel has relied upon representations by PSINet and its officers with respect to factual matters for purposes of this summary. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

     This summary applies only to those persons who are the initial holders of notes, who acquired the notes for cash and who hold notes as capital assets. It does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations, insurance companies and, except as discussed below under "Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders," persons who are not "U.S. Holders"). A "U.S. Holder" means a beneficial owner of a note who purchased the notes pursuant to the offerings of the initial notes that is for U.S. federal income tax purposes:

     (1) a citizen or resident of the United States;

     (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

     (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     (4) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

     The following discussion is for general information only. Each holder of a note is strongly urged to consult with its own tax advisors to determine the impact of such holder's personal tax situation on the anticipated tax consequences, including the tax consequences under state, local, foreign or other tax laws, of the acquisition, ownership and disposition of the notes.

Exchange of Initial Notes for Exchange Notes

     Pursuant to this prospectus, PSINet is offering to effect a registered exchange offer for the initial notes, through which holders would be entitled to exchange the initial notes for exchange notes that would be substantially identical in all material respects to the initial notes, except that the exchange notes would be registered and therefore would not be subject to transfer restrictions. Alternatively, PSINet may file a shelf registration statement with respect to the notes which, if effective, would have the effect of eliminating transfer restrictions on the notes, thereby permitting their resale. Neither participation in this exchange offer nor the filing of a shelf registration statement as described above should result in a taxable exchange to PSINet or any holder of a note. No taxable exchange should occur or should be deemed to occur because there would be no material alteration in the terms of the notes and any modification of the terms of the notes resulting from such an action would be by operation of the original terms of the notes pursuant to a unilateral act by PSINet. As a result, counsel to PSINet is of the opinion that there should be no U.S. federal income tax consequences to holders electing to exchange initial notes for exchange notes. If, however, such transaction were treated as an

"exchange" for U.S. federal income tax purposes, the transaction should constitute a recapitalization for U.S. federal income tax purposes. Under the rules applicable to recapitalizations, counsel to PSINet is of the opinion that holders electing to exchange initial notes for exchange notes should not recognize any gain or loss upon such exchange.

Interest

     The stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that it is paid or accrued, in accordance with the holder's method of accounting for federal income tax purposes.

Treatment of Pre-issuance Interest

     The purchase price for a note issued in the second of the offerings of the initial notes includes pre-issuance interest accrued from November 3, 1998. For federal income tax purposes, the issue price of such notes will be equal to the first price at which a substantial amount of notes are initially sold reduced by the amount of the purchase price for a note that is allocable to pre-issuance accrued interest on such notes. Accordingly, the receipt of stated interest on May 1, 1999 equal to such amount of pre-issuance interest on such note will not be treated as a payment of interest or principal on such note but rather will be a tax-free return of pre-issuance interest.

Liquidated Damages

     If, within the applicable period after the original issuance of the initial notes, PSINet has not filed an exchange offer registration statement or a shelf registration statement with respect to the initial notes, as the case may be, or if PSINet otherwise defaults with respect to its obligations under the registration rights agreements, liquidated damages shall become payable in cash with respect to the applicable initial notes. See "The Exchange Offer-- Registration Defaults; Liquidated Damages." Although the characterization of such liquidated damages is uncertain, liquidated damages probably would constitute contingent interest, which generally is not includible in income before it is fixed or paid. If liquidated damages become fixed or paid, they should be included in the holder's gross income in accordance with the holder's method of accounting for federal income tax purposes.

     According to regulations under the Code, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a U.S. Holder if the likelihood of the change, as of the date the notes are issued, is remote. PSINet believes that the likelihood of a change in the interest rate on the notes is remote and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any note. If, as anticipated, the issue price of the notes equals their stated principal amount, and the likelihood of a change in the interest rate is remote, the notes will not be issued with original issue discount.

Amortizable Bond Premium

     A U.S. Holder that purchases a note for an amount in excess of the principal amount (e.g., in the second of the offerings of the initial notes) will be considered to have purchased such note at a "premium." A U.S. Holder generally may elect to amortize the premium over the remaining term of such note on a constant yield method. However, a note may be redeemed by PSINet for an amount in excess of the purchase price starting on November 1, 2003 until October 31, 2004. Accordingly, a U.S. Holder may not begin to amortize bond premium until on and after November 1, 2005. The bulk of the bond premium is amortizable on and after November 1, 2006 until the maturity date at November 1, 2008. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from such note, and any bond premium allocable to a year in excess of such interest income allocable to the year will be allowed as a deduction. Bond premium on a note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of such note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Holders of notes purchased at a premium are urged to consult their tax advisors regarding the election to amortize premium.

Sale, Exchange and Redemption of Notes

     A sale, exchange or redemption of notes will result in taxable gain or loss equal to the difference between the amount of cash or other property received and the holder's adjusted tax basis in the note. A holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a note will initially equal the cost of the note to such holder and will be decreased by the amount of any principal payments received by such holder, and any amortizable bond premium used to offset interest income of such holder or otherwise allowed as a deduction. Gain or loss upon a sale, exchange, or redemption of a note will be capital gain or loss if the note is held as a capital asset. With respect to individual holders, if the note is held for more than 12 months, the maximum rate of tax on any capital gain is 20%. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders

     The following summary describes certain United States federal income and estate tax consequences of the ownership of notes as of the date hereof by any holder who is a beneficial owner of a note but is not a "U.S. Holder" (a "Non-U.S. Holder").

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

     (a) generally no withholding of United States federal income tax will be required with respect to payment by PSINet or any paying agent of principal or interest on a note owned by a Non-U.S. Holder, provided

       (1) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of PSINet entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder,

       (2) the beneficial owner is not a "controlled foreign corporation" (as defined in Section 957 of the Code) that is related directly, indirectly or constructively to PSINet through stock ownership and

       (3) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

     (b) generally no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or retirement of a note; and

     (c) a note beneficially owned by an individual who at the time of death is a Non-U.S. Holder generally will not be includible in the individual's gross estate for the purposes of the United States federal estate tax as a result of such individual's death, provided that such individual does not at the time of death actually or constructively own 10% or more of the total combined voting power of all classes of stock of PSINet entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such note will not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

     To satisfy the requirement referred to in (a)(3) above, the beneficial owner of such note, or a financial institution holding the note on behalf of such owner, must provide, in accordance with specified procedures, PSINet or a paying agent of PSINet with a statement to the effect that the beneficial owner is not a U.S. person. Pursuant to current temporary Regulations, these requirements will be met if (1) the beneficial owner provides the payor his name and address, and certifies, under penalties of perjury, that he is not a U.S. person, which certification may be made on an Internal Revenue Service Form W-8 (or successor or substitute form) or (2) a financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it (or by another financial institution acting on behalf of the Non-U.S. Holder), and furnishes a paying agent with a copy thereof.

     Regulations recently issued by the Internal Revenue Service, which will be effective for payments made after December 31, 1999 (subject to certain transition rules), make modifications to the certification procedures applicable to Non-U.S. Holders. In general, these regulations unify certain certification procedures and forms and clarify and modify reliance standards. A Non-U.S. Holder should consult its own tax advisor regarding the effect of the new Regulations.

     If a Non-U.S. Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of interest made to Non-U.S. Holders will generally be subject to a 30% withholding tax, or such lower rate as may be specified by an applicable income tax treaty, unless the beneficial owner of the note provides PSINet or its paying agent, as the case may be, with a properly executed (1) Internal Revenue Service Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) Internal Revenue Service Form 4224 (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a United States person. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, or such lower rate as may be specified by an applicable income tax treaty, subject to adjustments.

     Any gain or income realized upon the sale, exchange or retirement of a note generally will not be subject to United States federal income tax unless
(1) such gain or income is effectively connected with a trade or business in the United States of the Non-U.S. Holder, or (2) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement, and certain other conditions are met.

Information Reporting and Backup Withholding

     The "backup" withholding and information reporting requirements may apply to certain payments of principal and interest on a note and to certain payment of proceeds from the sale or retirement of a note. PSINet, its agent, a broker, the Trustee or any paying agent, as the case may be, is required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if the holder fails to furnish his taxpayer identification number (social security number or employer identification number), or to certify that such holder is not subject to backup withholding rules. Certain holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

     Under current Treasury Regulations, backup withholding and information reporting do not apply to payments made by PSINet or any agent thereof (in its capacity as such) to a holder of a note who has provided the required certification under penalties of perjury that it is not a U.S. Holder as set forth in the third paragraph under "Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders" or has otherwise established an exemption, provided that neither PSINet nor such agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied. Payments of the proceeds from the sale by a holder who is not a U.S. Holder of a note made to or through a foreign office of a broker will not be subject to U.S. information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, U.S. information reporting may apply to such payments.

     Payments of the proceeds from the sale of a note to or through the United States office of a broker is subject to U.S. information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-U.S. status or otherwise establishes an exemption from U.S. information reporting and backup withholding.

     In October 1997, Regulations were issued which alter the foregoing rules in certain respects and which generally will apply to any payments in respect of a note or proceeds from the sale of a note that are made after December 31, 1999. Among other things, such regulations expand the number of foreign intermediaries that are potentially subject to information reporting and address certain documentary evidence requirements relating to exemption from the general backup withholding requirements. Holders of the notes should consult their tax advisors concerning possible application of the final regulations to any payments made on or with respect to the notes.

     Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder's United States federal income tax liability.

                                 CAPITALIZATION

     The following table sets forth the cash, cash equivalents and short-term investments, restricted cash and short-term investments, and capitalization of PSINet as of September 30, 1998 on (1) an actual basis, (2) a pro forma basis to give effect to the acquisition of Tokyo Internet and (3) on a pro forma, as adjusted basis, which further adjusts the pro forma amounts to give effect to the initial notes offerings and the application of the net proceeds therefrom, as if each of the foregoing had occurred on September 30, 1998. This table should be read in conjunction with the Consolidated Financial Statements and notes thereto, the Unaudited Pro Forma Consolidated Financial Information and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Structure" and "Use of Proceeds" included elsewhere in this prospectus.


                                                                                              September 30, 1998
                                                                              -----------------------------------------------
                                                                                                                 Pro Forma,
                                                                               Actual              Pro Forma    As Adjusted
                                                                              ---------          ----------------------------
                                                                                      (In thousands of U.S. dollars)
Cash, cash equivalents and short-term investments.....................        $ 335,428          $ 222,621         $  565,414
                                                                              =========          =========         ==========
Restricted cash and short-term investments............................        $ 127,617          $ 127,617         $  127,617
                                                                              =========          =========         ==========
Lines of credit and current portion of long-term debt and capital
 lease obligations....................................................        $  44,746          $  44,746         $   44,746
                                                                              ---------          ---------         ----------
Long-term debt:
  10% Senior Notes....................................................          600,000            600,000            600,000
  Initial Notes (plus unamortized premium of $3,000,000)..............               --                 --            353,000
  Revolving credit facility...........................................          108,500            108,500            108,500
  Notes payable with banks............................................            3,354              3,354              3,354
  Other notes payable.................................................              220                220                220
  Capital lease obligations...........................................           60,924             68,313             68,313
                                                                              ---------          ---------         ----------
     Total long-term debt.............................................          772,998            780,387          1,133,387
                                                                              ---------          ---------         ----------
Shareholders' deficit:
  Preferred stock, $.01 par value; 29,324,858 shares authorized; no
   shares issued and outstanding......................................               --                 --                 --
  Convertible preferred stock, $.01 par value; $50.00 stated value;
   675,142 shares authorized; 600,000 shares issued
    and outstanding...................................................           28,637             28,637             28,637
  Common stock, $.01 par value; 250,000,000 shares authorized;
   51,790,340 shares outstanding......................................              519                519                519
  Capital in excess of par value......................................          400,949            400,949            400,949
  Retained deficit....................................................         (295,033)          (295,033)          (295,033)
  Treasury stock, 99,556 shares, at cost..............................           (2,005)            (2,005)            (2,005)
  Accumulated other comprehensive income..............................           (1,150)            (1,150)            (1,150)
  Bandwidth asset to be delivered under IRU agreement.................         (158,550)          (158,550)          (158,550)
                                                                              ---------          ---------         ----------
     Total shareholders' deficit......................................          (26,633)           (26,633)           (26,633)
                                                                              ---------          ---------         ----------
     Total capitalization.............................................        $ 791,111          $ 798,500         $1,151,500
                                                                              =========          =========         ==========

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

   (In thousands of U.S. dollars, except per share, ratio and operating data)

     The following table sets forth for the periods indicated selected consolidated financial and operating data for PSINet. The consolidated balance sheet data and consolidated statement of operations data as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from PSINet's Consolidated Financial Statements which have been audited by PricewaterhouseCoopers LLP, independent accountants, and as of and for the nine months ended September 30, 1997 and 1998 have been derived from PSINet's unaudited Consolidated Financial Statements. The following selected consolidated financial and operating data are qualified by and should be read in conjunction with PSINet's more detailed Consolidated Financial Statements and notes thereto and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

     EBITDA is used in the Internet services industry as one measure of a company's operating performance and historical ability to service debt. EBITDA is not determined in accordance with GAAP, is not indicative of cash used by operating activities and should not be considered in isolation or as an alternative to, or more meaningful than, measures of performance determined in accordance with GAAP. PSINet defines EBITDA as losses before interest expense and interest income, taxes, depreciation and amortization, other income and expense, gain on sale of investments, equity in loss of affiliate, and charges for intangible asset write-down and acquired in-process research and development. PSINet's definition of EBITDA may not be comparable to similarly titled measures used by other companies.

     For the purposes of computing the ratio of earnings to fixed charges, earnings consist of losses before income taxes, equity in loss of affiliate and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt financing costs and that portion of rental expense which we believe to be representative of interest (deemed to be one-third of rental expense).


                                                                            Year Ended December 31,
                                                          ---------------------------------------------------------
                                                              1993       1994        1995        1996        1997
                                                          ----------- ----------- ----------- ----------- ---------
Statement of Operations Data:
Revenue...................................................   $ 8,665    $15,214    $ 38,722    $ 84,351    $121,902
Other income, net.........................................        --         --          --       5,417          --
                                                             -------    -------    --------    --------    --------
                                                               8,665     15,214      38,722      89,768     121,902
Operating costs and expenses:
 Data communications and operations.......................     5,320      9,489      32,124      70,102      94,363
 Sales and marketing......................................     1,845      3,599      23,930      27,064      25,831
 General and administrative...............................     1,666      3,605      10,569      20,648      22,947
 Depreciation and amortization............................     1,719      3,183      14,778      28,035      28,347
 Charge for acquired in-process research and
  development.............................................        --         --          --          --          --
 Intangible asset write-down..............................        --         --       9,938          --          --
                                                             -------    -------    --------    --------    --------
 Total operating costs and expenses.......................    10,550     19,876      91,339     145,849     171,488
                                                             -------    -------    --------    --------    --------

Loss from operations......................................    (1,885)    (4,662)    (52,617)    (56,081)    (49,586)
Interest expense..........................................      (311)      (731)     (1,964)     (5,025)     (5,362)
 Loss before income taxes.................................    (2,159)    (5,342)    (53,160)    (55,256)    (46,078)
Income tax expense (benefit)..............................      (246)        --          --        (159)       (476)
                                                             -------    -------    --------    --------    --------

Net loss..................................................    (1,913)    (5,342)    (53,160)    (55,097)    (45,602)
Return to preferred shareholders..........................        --         --          --          --        (411)
                                                             -------    -------    --------    --------    --------
Net loss available to common shareholders.................   $(1,913)   $(5,342)   $(53,160)   $(55,097)   $(46,013)
                                                             =======    =======    ========    ========    ========

Basic and diluted loss per share..........................               $(0.42)     $(2.01)     $(1.40)     $(1.14)
                                                                        =======    ========    ========    ========

Shares used in computing basic and diluted loss per
  share (in thousands)....................................               12,805      26,485      39,378      40,306

                                                                Nine Months Ended
                                                                  September 30,
                                                             -----------------------
                                                                1997          1998
                                                             --------     ----------
Statement of Operations Data:
Revenue...................................................   $ 87,147      $ 165,732
Other income, net.........................................         --             --
                                                             --------      ---------
                                                               87,147        165,732
Operating costs and expenses:
 Data communications and operations.......................     66,847        130,517
 Sales and marketing......................................     18,070         37,919
 General and administrative...............................     16,976         29,439
 Depreciation and amortization............................     20,648         37,011
 Charge for acquired in-process research and                                  40,400
  development.............................................         --             --
 Intangible asset write-down..............................         --             --
                                                             --------      ---------
 Total operating costs and expenses.......................    122,541        275,286
                                                             --------      ---------

Loss from operations......................................    (35,394)      (109,554)
Interest expense..........................................     (4,162)       (38,193)
Loss before income taxes..................................    (31,741)      (130,006)
Income tax expense (benefit)..............................       (476)            65
                                                             --------      ---------

Net loss..................................................    (31,265)      (130,071)
Return to preferred shareholders..........................         --         (2,313)
                                                             --------      ---------
Net loss available to common shareholders.................   $(31,265)     $(132,384)
                                                             ========      =========
Basic and diluted loss per share..........................     $(0.78)        $(2.70)
                                                             ========      =========
Shares used in computing basic and diluted loss per
  share (in thousands)....................................     40,264         49,120

                                                                            Year Ended December 31,
                                                          ---------------------------------------------------------
                                                              1993       1994        1995        1996        1997
                                                          ----------- ----------- ----------- ----------- ---------
Other Financial Data:
Cash flows used in operating activities...................   $  (209)   $(1,097)   $(30,093)   $(32,543)   $(15,457)
Cash flows provided by (used in) investing activities.....    (3,656)    (1,937)    (21,958)     (7,897)    (15,560)
Cash flows provided by (used in) financing activities.....     5,490      4,527     151,403     (10,529)     12,598
EBITDA (as defined).......................................      (166)    (1,479)    (27,901)    (28,046)    (21,239)
Capital expenditures......................................     7,043      5,009      45,166      38,390      50,068
Ratio of earnings to fixed charges (deficiency of
 earnings to fixed charges)...............................    (2,159)    (5,307)    (52,956)    (54,449)    (46,078)

                                                                Nine Months Ended
                                                                  September 30,
                                                             -----------------------
                                                                1997          1998
                                                            ---------      ---------
Other Financial Data:
Cash flows used in operating activities...................  $(13,009)     $ (76,931)
Cash flows provided by (used in) investing activities.....    13,030       (326,028)
Cash flows provided by (used in) financing activities.....   (12,206)       654,228
EBITDA (as defined).......................................   (14,746)       (32,143)
Capital expenditures......................................    29,076        103,300
Ratio of earnings to fixed charges (deficiency of
 earnings to fixed charges)...............................   (31,741)      (130,006)

                                                                                      December 31,                  September 30,
                                                                  ------------------------------------------------- ------------
                                                                   1993      1994       1995      1996       1997       1998
                                                                  ------    ------     ------    ------    -------- ------------
Balance Sheet Data:
Cash, cash equivalents and short-term investments............     $ 1,865   $ 3,358    $102,710  $ 56,390  $ 33,322   $335,428
Restricted cash and short-term investments...................          --        --          --       954    20,690    127,617
Total assets.................................................      13,821    17,055     201,830   177,112   186,181    878,630
Lines of credit and current portion of long-term debt and
  capital lease obligations..................................       2,540     3,369      16,643    26,915    39,633     44,746
Long-term debt and capital lease obligations, less
  current portion............................................       3,581     4,397      24,130    26,938    33,820    772,998
Redeemable preferred and common stock........................       6,725    13,617          --        --        --         --
Shareholders' equity (deficit)...............................      (1,427)   (8,283)    143,230    89,783    73,429    (26,633)

Other Operating Data:
Number of POPs...............................................          68        82         241       350       350        475
Number of customer accounts..................................       2,830     4,220       8,200    17,800    26,400     46,700

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Consolidated Balance Sheet at September 30, 1998 presents, on a pro forma basis, PSINet's consolidated financial position assuming the acquisition of Tokyo Internet had been consummated on September 30, 1998. The following Unaudited Pro Forma Consolidated Balance Sheet, as adjusted, at September 30, 1998 further gives effect to the initial notes offerings and the application of the net proceeds therefrom as of September 30, 1998. The following Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 (collectively with the Unaudited Pro Forma Consolidated Balance Sheet, the "Pro Forma Financial Information") present, on a pro forma basis, PSINet's consolidated results of operations assuming (1) the acquisitions of iSTAR, ioNET, LinkAge, INX, Rimnet, Iprolink, Inet, Interlog, CalvaCom and Tokyo Internet, (2) the entering into of PSINet's credit facility and the borrowing of $108,500,000 thereunder (3) the issuance by of PSINet of 10,229,789 shares of common stock to IXC and (4) the issuance by PSINet of $600,000,000 principal amount of 10% senior notes had each occurred on January 1, 1997. The following Unaudited Pro Forma Consolidated Statements of Operations, as adjusted, for the year ended December 31, 1997 and the nine months ended September 30, 1998 further give effect to the initial notes offerings and the application of the net proceeds therefrom as of January 1, 1997.

     The Pro Forma Financial Information does not include the financial position or results of operations of ITL, CalvaPro, TWICS, HKIGS, IXE/USN, Spider Net, AsiaNet or Huge Net due to the immaterial nature of their financial position and results of operations to the PSINet Inc. consolidated financial position and consolidated results of operations.

     The purchase prices for certain of PSINet's more significant acquisitions in 1998 -- the acquisitions of iSTAR, INX, ioNet, LinkAge, Rimnet and Tokyo Internet -- were $19,490,000, $9,395,000, $22,215,000, $11,800,000, $31,980,000
and $140,125,000, respectively, and the aggregate purchase price for PSINet's remaining acquisitions was $54,800,000. Each of the acquisitions was paid for in cash and has been accounted for as a purchase business combination and, accordingly, the purchase price has been allocated to tangible assets acquired and liabilities assumed, based upon their respective fair values, with the excess allocated to intangible assets to be amortized over the estimated economic lives of the intangible assets from the respective dates of acquisition. The consolidated retained deficit reflected in the Unaudited Pro Forma Consolidated Balance Sheet does not reflect any expense related to intangible assets attributable to the value of purchased in-process research and development associated with the acquisition of Tokyo Internet. PSINet has undertaken a study by an independent third party to determine the allocation of the total purchase price of the Tokyo Internet acquisition to the various assets acquired, including in-process research and development, and the liabilities assumed. The portion of the purchase price allocated to in-process research and development will be recognized in PSINet's historical financial statements in the fourth quarter of 1998, the period in which the acquisition occurred. Such amounts related to the Tokyo Internet acquisition may be material.

     The Pro Forma Financial Information is not intended to be indicative of the results which would actually have been obtained had the transactions described above occurred on the dates indicated or which may be obtained in the future. The pro forma adjustments are based upon available information and assumptions that PSINet believes are reasonable in the circumstances. The Pro Forma Financial Information should be read in conjunction with PSINet's Consolidated Financial Statements and notes thereto, the iSTAR Consolidated Financial Statements and notes thereto, and the Tokyo Internet Financial Statements and notes thereto included elsewhere in this prospectus.

                                  PSINET INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     For the Year Ended December 31, 1997

           (In thousands of U.S. dollars, except per share amounts)

                                               Tokyo            iSTAR                                Tokyo
                             PSINet           Internet         internet          Other              Internet
                            Inc.(1)         Corporation(2)      inc.(3)      Acquisitions(4)      Adjustments(5)
                         --------------     --------------   --------------  ---------------      --------------
Revenue................      $121,902              $43,342       $ 29,338            $60,072
Operating cost and
 expenses:
 Data communications
  and operations.......        94,363               29,738         31,561             38,621
 Sales and marketing...        25,831                4,653          8,406              7,149
 General and Admin-
   istrative...........        22,947                5,687          9,082             14,294
 Depreciation and
   amortization........        28,347                2,654          5,799              3,387            $ 14,500(2a)
 Intangible asset
  write-down...........            --                   --         12,570                 --
                             --------              -------       --------            -------            --------
  Total operating
   costs and Expenses..       171,488               42,732         67,418             63,451              14,500
                             --------              -------       --------            -------            --------
Income (loss) from
 operations............       (49,586)                 610        (38,080)            (3,379)            (14,500)
Interest expense.......        (5,362)                (296)        (1,016)            (1,742)             (9,452)(2b)
Interest income........         3,059                    3              8                143
Other income (expense).           110                 (932)            --             (3,798)
Gain on sale of
 subsidiary............         5,701                   --             --                 --
                             --------              -------       --------            -------            --------
Loss before taxes......       (46,078)                (615)       (39,088)            (8,776)            (23,952)
Income tax expense
 (benefit).............          (476)                  26             --                541
                             --------              -------       --------            -------            --------
Net loss...............       (45,602)                (641)       (39,088)            (9,317)            (23,952)
Return to preferred
 shareholders..........          (411)                  --             --                 --
                             --------              -------       --------            -------            --------
Net loss available to
 common shareholders...      $(46,013)             $  (641)      $(39,088)           $(9,317)           $(23,952)
                             ========              =======       ========            =======            ========

Basic and diluted loss
 per share.............        $(1.14)
                             ========
Shares used in
 computing basic and
 diluted loss per
 share (in thousands)..        40,306
                             ========
                                                                                      Pro Forma,
                             Other                Pro           Offering                 As
                         Adjustments(5)          Forma(6)    Adjustments(5)           Adjusted(7)
                         --------------        -----------   --------------           -----------
Revenue................                        $ 254,654                                $ 254,654
Operating cost and
 expenses:
 Data communications
  and operations.......                          194,283                                  194,283
 Sales and marketing...                           46,039                                   46,039
 General and Admin-
   istrative...........                           52,010                                   52,010
 Depreciation and
   amortization........  $     13,157 (2a)        67,844                                   67,844
 Intangible asset
  write-down...........                           12,570                                   12,570
                         ------------          ---------          --------              ---------
  Total operating
   costs and Expenses..        13,157            372,746                                  372,746
                         ------------          ---------          --------              ---------
Income (loss) from
 operations............       (13,157)          (118,092)                                (118,092)
Interest expense.......       (62,750)(2b)       (80,618)          (40,971)(2b)          (121,589)
Interest income........                            3,213                                    3,213
Other income (expense).                           (4,620)                                  (4,620)
Gain on sale of........                            5,701                                    5,701
 subsidiary
                         ------------          ---------          --------              ---------
Loss before taxes......       (75,907)          (194,416)          (40,971)              (235,387)
Income tax expense.....                               91                                       91
                         ------------          ---------          --------              ---------
 (benefit)
Net loss...............       (75,907)          (194,507)          (40,971)              (235,478)
Return to preferred
 shareholders..........                             (411)                                    (411)
                         ------------          ---------          --------              ---------
Net loss available to
 common shareholders...  $    (75,907)         $(194,918)         $(40,971)             $(235,889)
                         ============          =========          ========              =========

Basic and diluted loss
 per share.............                           $(3.86)                                  $(4.67)
                                               =========                                =========

Shares used in
 computing basic and
 diluted loss per
 share (in thousands)..        10,230 (2c)        50,536                                   50,536
                         ============          =========                                =========

(1) Reflects the audited consolidated results of operations of PSINet for the year ended December 31, 1997.
(2) Amounts have been derived from the unaudited results of operations of Tokyo Internet for the twelve month period ended March 31, 1998 prepared in accordance with accounting principles generally accepted in the United States (at an exchange rate of $1.00:138.07 Japanese Yen). Certain amounts have been reclassified to conform with PSINet's presentation.
(3) Amounts have been derived from the unaudited consolidated results of operations of iSTAR for the twelve months ended November 30, 1997 prepared in accordance with accounting principles generally accepted in the United States (at an exchange rate of US$1.00:Cdn$1.38). Certain amounts have been reclassified to conform with PSINet's presentation.
(4) Amounts have been derived from the unaudited results of operations of CalvaCom for the ten months ended October 31, 1997, Iprolink for twelve months ended December 31, 1997, ioNET for the twelve months ended December 31, 1997, LinkAge for the twelve months ended December 31, 1997, INX for the twelve months ended December 31, 1997, Rimnet for the twelve months ended September 30, 1997, Inet for the twelve months ended December 31, 1997 and Interlog for the twelve months ended December 31, 1997. Amounts have been developed in accordance with accounting principles generally accepted in the United States. The results of operations of CalvaCom from November 1, 1997 to December 31, 1997 are included in PSINet's audited results of operations for the year ended December 31, 1997.
(5) See notes to Unaudited Pro Forma Consolidated Statements of Operations (Note 2--Pro Forma Adjustments).
(6) Reflects the results of operations of PSINet, on a pro forma basis, assuming
    (i) the acquisitions of Tokyo Internet, iSTAR, CalvaCom, Iprolink, ioNET, LinkAge, INX, Rimnet, Inet and Interlog, (ii) the entering into of the credit facility and the borrowing of $108.5 million thereunder, (iii) the issuance by PSINet of the 10% senior notes, and (iv) the issuance by PSINet of 10,229,789 shares of common stock to IXC each had been consummated on January 1, 1997.
(7) Further gives effect to the initial notes offerings and the application of the net proceeds therefrom as of January 1, 1997.

                                  PSINET INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                  For the Nine Months Ended September 30, 1998

            (In thousands of U.S. dollars, except per share amounts)

                                PSINet   Tokyo Internet       iSTAR            Other        Tokyo Internet
                               Inc.(1)   Corporation(2)  internet inc.(3)  Acquisitions(4)  Adjustments(5)
                              ---------  --------------  ----------------  ---------------  --------------
Revenue.....................  $ 165,732        $29,762            $ 2,031          $33,823
Operating cost and expenses:
 Data communications and        130,517         20,208              4,038           24,994
  operations................
 Sales and marketing........     37,919          2,694                914            3,050
 General and administrative.     29,439          7,186                815            8,493
 Depreciation and
  Amortization..............     37,011          2,400                487            2,851          10,875 (2d)

 Charge for acquired in-
  process research and
  development...............     40,400             --                 --               --
                              ---------  --------------  ----------------  ---------------  --------------
  Total operating costs
   and expenses.............    275,286         32,488              6,254           39,388          10,875
                              ---------  --------------  ----------------  ---------------  --------------
Income (loss) from
 operations.................   (109,554)        (2,726)            (4,223)          (5,565)        (10,875)
Interest expense............    (38,193)          (223)              (169)          (1,752)         (7,089)(2e)
Interest income.............     11,391             17                 --               77
Other income (expense)......        703           (174)                --             (209)
Gain on sale
 of investments.............      5,647             --                 --               --
                              ---------  --------------  ----------------  ---------------  --------------
Income (loss) before taxes..   (130,006)        (3,106)            (4,392)          (7,449)        (17,964)
Income tax expense..........         65             24                 --              193
                              ---------  --------------  ----------------  ---------------  --------------
Net income (loss)...........   (130,071)        (3,130)            (4,392)          (7,642)        (17,964)
Return to preferred
  shareholders..............     (2,313)            --                 --               --
                              ---------  --------------  ----------------  ---------------  --------------
Net income (loss) available
 to common shareholders.....  $(132,384)       $(3,130)           $(4,392)         $(7,642)       $(17,964)
                              =========  ==============  ================  ===============  ==============
Basic and diluted loss per
  share.....................     $(2.70)
                              =========
Shares used in computing
 basic and diluted loss per
 share (in thousands).......     49,120
                              =========

                                     Other              Pro          Offering           Pro Forma,As
                                 Adjustments(5)       Forma(6)     Adjustment(5)         Adjusted(7)
                                 --------------      ---------     -------------        ------------
Revenue.....................                         $ 231,348                             $ 231,348
Operating cost and expenses:
 Data communications and                                                                     179,757
  operations................                           179,757
 Sales and marketing........                            44,577                                44,577
 General and administrative.                            45,933                                45,933
 Depreciation and
  Amortization..............              6,278 (2d)    59,902                                59,902

 Charge for acquired in-
  process research and
  development...............                            40,400                                40,400
                                 --------------      ---------     -------------        ------------
  Total operating costs
   and expenses.............              6,278        370,569                               370,569
                                 --------------      ---------     -------------        ------------
Income (loss) from
 operations.................             (6,278)      (139,221)                             (139,221)
Interest expense............            (16,859)(2e)   (64,285)          (30,728)(2e)        (95,013)
Interest income.............                            11,485                                11,485
Other income (expense)......                               320                                   320
Gain on sale
 of investments.............                             5,647                                 5,647
                                 --------------      ---------     -------------        ------------
Income (loss) before taxes..            (23,137)      (186,054)          (30,728)           (216,782)
Income tax expense..........                               282                                   282
                                 --------------      ---------     -------------        ------------
Net income (loss)...........            (23,137)      (186,336)          (30,728)           (217,064)
Return to preferred
  shareholders..............                            (2,313)                               (2,313)
                                 --------------      ---------     -------------        ------------
Net income (loss) available
 to common shareholders.....           $(23,137)     $(188,649)         $(30,728)          $(219,377)
                                 --------------      ---------     -------------        ------------
Basic and diluted loss per
  share.....................                            $(3.68)                               $(4.28)
                                                     =========                          ============
Shares used in computing
 basic and diluted loss per
 share (in thousands).......              2,084(2c)     51,204                                51,204
                                 ==============      =========                          ============

--------------------

 (1) Reflects the unaudited consolidated results of operations of PSINet for the nine months ended September 30, 1998.
 (2) Amounts have been derived from the unaudited results of operations of Tokyo Internet for the nine months ended September 30, 1998 prepared in accordance with accounting principles generally accepted in the United States (at an exchange rate of $1.00:134.90 Japanese Yen). Certain amounts have been reclassified to conform with PSINet's presentation. Included in the results of operations for the nine months ended September 30, 1998 are revenues of $11,479,000 and net income of $1,149,000 related to the three months ended March 31, 1998. Such amounts are also included in the results of Tokyo Internet for the twelve months ended March 31, 1998.
 (3) Amounts have been derived from the unaudited consolidated results of operations of iSTAR for the one month ended January 31, 1998 prepared in accordance with accounting principles generally accepted in the United States (at an exchange rate of US$1.00: Cdn$1.44). Certain amounts have been reclassified to conform with PSINet's presentation.
 (4) Amounts have been derived from the unaudited results of operations of ioNET for the six months ended June 30, 1998, LinkAge for the six months ended September 30, 1998, INX for the five months ended May 31, 1998, Rimnet for the eight months ended May 31, 1998, Inet for the nine months ended June 30, 1998 and Interlog for the seven months ended April 30, 1998. Amounts have been developed in accordance with accounting principles generally accepted in the United States. The results of operations of iSTAR, Iprolink, ioNET, LinkAge, INX, Interlog, Rimnet and Inet are included in PSINet's unaudited results of operations for the nine months ended September 30, 1998 from their respective dates of acquisition.
 (5) See notes to Unaudited Pro Forma Consolidated Statements of Operations (Note 2--Pro Forma Adjustments).

 (6) Reflects the results of operations of PSINet, on a pro forma basis, assuming (i) the acquisitions of Tokyo Internet, iSTAR, Iprolink, ioNET, LinkAge, INX, Rimnet, Inet and Interlog, (ii) the entering into of the credit facility and the borrowing of $108.5 million thereunder, (iii) the issuance by PSINet of the 10% senior notes, and (iv) the issuance by PSINet of 10,229,789 shares of common stock to IXC each had been consummated on January 1, 1997.

 (7) Further gives effect to the initial notes offerings and the application of the net proceeds therefrom as of January 1, 1997.

                                  PSINET INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS


                  For the Year Ended December 31, 1997 and the
                      Nine Months Ended September 30, 1998

Note 1--Basis of Presentation

     The Unaudited Pro Forma Consolidated Statements of Operations do not give effect to any potential cost savings and synergies that could result from the acquisitions included therein.

     Management believes that the assumptions used in preparing the Unaudited Pro Forma Consolidated Statements of Operations provide a reasonable basis for presenting all of the significant effects of the acquisitions included therein, that the pro forma adjustments give appropriate effect to those assumptions and that the pro forma adjustments are properly applied in the Unaudited Pro Forma Consolidated Statements of Operations.

Note 2--Pro Forma Adjustments

     The pro forma adjustments outlined below present separate adjustments related to the acquisition of Tokyo Internet and the adjustments related to the other transactions reflected in the Unaudited Pro Forma Consolidated Statements of Operations.

     The purchase price of each acquisition has been allocated to tangible assets acquired and liabilities assumed, based upon their respective fair values, with the excess allocated to intangible assets to be amortized over the estimated economic lives of the intangible assets of up to fifteen years from the respective dates of acquisition.

     PSINet has undertaken a study by an independent third party to determine the allocation of the total purchase price of Tokyo Internet. Until the study is complete, PSINet is not able to determine the amount of purchased in-process research and development that will result from this acquisition. However, as of the acquisition date, Tokyo Internet was in the process of working on several key projects which had not yet been determined to be technologically feasible and which have no alternative future use, which would give rise to such a charge. The three most significant projects include:

     . A project to develop specialized software to efficiently support a domain name registration activity for one or more Generic Top Level Domains ("gTLD"). Completing the development of this technology would enable Tokyo Internet to generate revenue by becoming an authorized registrar for the new domain name system so that it could offer domain registration services globally. Material technology risks exist in finalizing the software development, as the completed product must have sufficient quality and reliability to enable it to support a large-scale, scalable business activity that would serve a very large and rapidly growing market segment. Management believes that the project was approximately 70% complete at the time of acquisition and that Tokyo Internet could begin benefiting from the technology in mid-1999.

     . A project to develop software that would enable Tokyo Internet to generate revenue through the wholesale of its network capacity to external service providers. If completed successfully, the technology would manage a database of customer access information that would allow end users to access the Internet by way of Tokyo Internet's dialup server infrastructure. The functionality includes interaction with and management of the customer access database, interface with an authentication and access control infrastructure, and interface with relevant billing apparatus. Material technology risks exist in being able to link together the systems in a manner that would support the scalability and performance of the constructed system, which could also potentially serve a very large and rapidly growing market segment. Management believes that the project was approximately 75% complete at

                                  PSINET INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS


                  For the Year Ended December 31, 1997 and the
                      Nine Months Ended September 30, 1998


       the time of acquisition and that Tokyo Internet could begin benefiting from the technology in mid-1999.

     . A project to develop technology and operational practices that would allow Tokyo Internet to reduce its operating costs by making use of lower cost public switched data services in its backbone network while still preserving its traditional strategies for network redundancy and reliability. The technology risk for this project relates to the application of a public ATM service to the specific strategy employed by Tokyo Internet to assure reliable backbone operation. Management believes that the project was approximately 50% complete at the time of acquisition and that Tokyo Internet could begin benefiting from the technology in late-1999.

     If none of these projects is successfully developed, PSINet's sales and profitability may be adversely affected in future periods. However, the failure of any particular individual project in-process would not have a material impact on PSINet's financial condition or results of operations. Additionally, the failure of any particular individual project in-process could impair the value of other intangible assets acquired.

     For purposes of this Pro Forma Financial Information, PSINet has attributed the excess of the purchase price over the acquired net tangible assets for Tokyo Internet of $145,231,000 to goodwill with a ten year useful life. To the extent that a portion of the purchase price of Tokyo Internet is allocated to other intangible assets with a shorter useful life than ten years, the adjustment for amortization expense for the twelve months ended December 31, 1997 and for the nine months ended September 30, 1998 would be higher. To the extent that a portion of the purchase price of the Tokyo Internet acquisition is allocated to purchased in-process research and development, a charge, which may be material, would be recognized in PSINet's consolidated operating results and the adjustment for amortization expense reflected in the Pro Forma Financial Information would be lower. Assuming a portion of the purchase price of Tokyo Internet is allocated to purchased in-process research and development in the amount of $10,000,000, $20,000,000 or $30,000,000, annual amortization expense for goodwill and other intangibles and net loss available to common shareholders would decrease by $1,000,000, $2,000,000 or $3,000,000, respectively.

For the Year Ended December 31, 1997

     (a) Reflects the increase in depreciation and amortization resulting from the allocation of the purchase price to the acquired net tangible and intangible assets (principally tradename, customer relationships, goodwill, assembled workforce and existing technology) relating to the acquisitions included therein. The assigned lives of the acquired intangible assets range from one to fifteen years.

                                                   (in thousands of U.S. dollars)
                                                     Tokyo Internet     Others
                                                    ----------------   --------
Depreciation.......................................          $    --    $   776
Amortization.......................................           14,500     12,381
                                                             -------    -------
                                                             $14,500    $13,157
                                                             =======    =======

                                  PSINET INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS

                  For the Year Ended December 31, 1997 and the
                      Nine Months Ended September 30, 1998


Note 2--Pro Forma Adjustments--(Continued)


    (b)  Reflects the following (tabular amounts in thousands of U.S. dollars):

Tokyo Internet Adjustments:
Interest expense on the $108,500,000 principal amount of indebtedness drawn under the credit facility at an annual rate of 8.125%.  If the interest rate on the credit
   facility changed by 0.125%, interest expense would change by $135,625 on an annual basis....      $ 8,816
Amortization of deferred financing costs associated with the credit facility (estimated
   $1,910,000).................................................................................          636
                                                                                                     -------
                                                                                                     $ 9,452
                                                                                                     =======
Other Adjustments:
Interest expense on the $600,000,000 principal amount 10% senior notes from
   January 1, 1997--December 31, 1997........................................................        $60,000
Amortization of deferred financing costs associated with the 10% senior notes
   from January 1, 1997--December 31, 1997...................................................          2,750
                                                                                                     -------
                                                                                                     $62,750
                                                                                                     =======
Offering Adjustments:
Interest expense on the notes................................................................        $40,250
Amortization of deferred financing costs associated with the initial notes
   offerings (assumed $10,207,500)...........................................................          1,021
Amortization of the premium on the notes....................................................           (300)
                                                                                                     -------
                                                                                                     $40,971
                                                                                                     =======

    (c) Reflects the adjustment to weighted average shares assuming the issuance of 10,229,789 shares of common stock to IXC had occurred on January 1, 1997.

For the Nine Months Ended September 30, 1998

     (d) Reflects the increase in depreciation and amortization resulting from the allocation of the purchase price to the acquired net tangible and intangible assets (principally tradename, customer relationships, goodwill, assembled workforce and existing technology) relating to the acquisitions included therein. The assigned lives of the acquired intangible assets range from one to fifteen years.

                                                                                    (in thousands of U.S. dollars)
                                                                                 Tokyo Internet     Others
                                                                                ---------------    ---------
Depreciation....................................................................        $    --       $   65
Amortization....................................................................         10,875        6,213
                                                                                ---------------    ---------
                                                                                        $10,875       $6,278
                                                                                ===============    =========

                                  PSINET INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      STATEMENTS OF OPERATIONS (Continued)

                  For the Year Ended December 31, 1997 and the
                      Nine Months Ended September 30, 1998

     Note 2--Pro Forma Adjustments--(Continued)

     (e)  Reflects the following (tabular amounts in thousands of U.S. dollars):

Tokyo Internet Adjustments:
Interest expense on the $108,500,000 principal amount of indebtedness drawn under
   the credit facility at an annual rate of 8.125%.  If the interest rate on the credit            $ 6,612
   facility changed by 0.125%, interest expense would change by $135,625 on an annual basis....        477
Amortization of deferred financing costs associated with the credit facility (estimated           -------
   $1,910,000).................................................................................    $ 7,089
                                                                                                   =======
Other Adjustments:
Interest expense on the $600,000,000 principal amount 10% senior notes from
   January 1, 1998--April 10, 1998 (date of issuance of the 10% senior notes)................      $16,500
Amortization of deferred financing costs associated with the 10% senior notes from
   January 1, 1998--April 10, 1998 (date of issuance of the 10% senior notes)................          688
Interest expense avoided through assumed repayment of the $20,000,000  acquisition credit facility from the proceeds of the 10% senior notes offering.  The acquisition credit facility was incurred in conjunction with the acquisition of iSTAR in February 1998 and repaid from the proceeds of the 10% senior
   notes in April 1998.......................................................................         (329)
                                                                                                   -------
                                                                                                   $16,859
                                                                                                   =======
Offering Adjustments:
Interest expense on the notes................................................................      $30,187
Amortization of deferred financing costs associated with the initial notes
   offerings (assumed $10,207,500)...........................................................          766
Amortization of the premium on the notes.....................................................         (225)
                                                                                                   -------
                                                                                                   $30,728
                                                                                                   =======

Note 3--Basic and Diluted Loss per Share

     Basic and diluted loss per share are computed using net loss available to common shareholders divided by the weighted average number of shares of PSINet's common stock that were outstanding during the periods presented and assumes that the issuance of 10,229,789 shares of common stock to IXC had occurred on January 1, 1997. As all common stock equivalents and contingently issuable shares are antidilutive, basic and diluted loss per share are the same for all periods presented.

Note 4--Intangible Asset Write-Down

     During the twelve months ended November 30, 1997, iSTAR wrote-off $12.6 million related to the permanent impairment of certain intangible assets, mainly customer lists and goodwill, which resulted from iSTAR's acquisitions of consumer-oriented Internet service providers and Internet-oriented professional service companies. In accordance with guidelines of the Securities and Exchange Commission, this non-recurring charge has not been eliminated from the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997.

     On an ongoing basis, iSTAR management reviewed the valuation of customer lists and goodwill, taking into consideration any events and circumstances which might have impaired value. As a result of a number of factors involving changes in the Internet industry in Canada and the evolution of iSTAR from a provider of access products to a provider of Internet business solutions, iSTAR management determined that the value of its customer lists and goodwill was permanently impaired. The value of the customer lists and goodwill included both the management expertise and the value of the acquired consumer-oriented customer lists. Since the dial subscriber market in Canada had become a commodity business, most of the customers acquired from the predecessor Internet service providers left iSTAR for other Internet service providers and iSTAR management determined that the value associated with the customer lists was permanently impaired and could not be supported by future expected revenue streams from customers acquired in the acquisitions. Additionally, most of the former owners and other key management personnel, whose expertise was used in creating the acquired companies, were no longer employed by iSTAR. All of these management departures resulted from the reorganization by iSTAR as it shifted its focus away from the consumer-oriented dial-up market in Canada to the corporate-oriented dedicated access market. On an overall basis, the continuing net cash usage, net losses, loss of management and increased competition in the Canadian marketplace for consumer-oriented dial-up subscribers did not support the existence of the value of the customer lists and goodwill from the purchased companies.

                                  PSINET INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            As of September 30, 1998
                         (In thousands of U.S. dollars)

                                                                           Tokyo
                                            PSINet    Tokyo Internet     Internet        Pro         Offering       Pro Forma,
                                           Inc.(1)    Corporation(2)   Adjustments(3)   Forma(4)  Adjustments(3)   As Adjusted(5)
                                          ---------------------------------------------------------------------------------------
                 ASSETS
Current assets:
Cash and cash equivalents...............  $ 282,586       $    618       $(113,425)    $ 169,779     $ 342,793      $  512,572
Restricted cash and short-term
 investments............................    127,617             --                       127,617                       127,617
Short-term investments..................     52,842             --                        52,842                        52,842
Accounts receivable, net................     36,932          2,468                        39,400                        39,400
Notes receivable........................      1,347             --                         1,347                         1,347
Prepaid expenses........................      5,052            226                         5,278                         5,278
Other current assets....................     16,906             17                        16,923                        16,923
                                          -----------     ----------     -----------   -----------   -----------    ------------
  Total current assets..................    523,282          3,329        (113,425)      413,186       342,793         755,979
Property and equipment, net.............    221,390          7,505                       228,895                       228,895
Goodwill and other intangibles, net.....    103,504          1,292         145,231       250,028                       250,028
Other assets and deferred charges.......     30,454            421                        30,875        10,207          41,082
                                          -----------     ----------     -----------   -----------   -----------    ------------
Total assets............................  $ 878,630       $ 12,547       $  31,806     $ 922,984     $ 353,000      $1,275,984
                                          -----------     ----------     -----------   -----------   -----------    ------------

LIABILITIES AND SHAREHOLDERS'
 EQUITY (DEFICIT)
Current liabilities:
Lines of credit and short-term debt.....  $      --       $     --                     $      --                    $      --
Current portion of long-term debt.......     44,746          6,581       $  (6,581)       44,746                        44,746
Trade accounts payable..................     34,727          1,573                        36,300                        36,300
Accrued payroll and related expenses....      7,646             --                         7,646                         7,646
Other accounts payable and accrued
 liabilities............................     25,667          1,008          34,374        61,050                        61,050
Deferred revenue........................      9,878             --                         9,878                         9,878
                                          -----------     ----------     -----------   -----------   -----------    ------------
  Total current liabilities.............    122,664          9,162          27,793       159,620                       159,620
Long-term debt..........................    772,998          7,389                       780,387      $353,000       1,133,387
Other liabilities.......................      9,601              9                         9,610                         9,610
                                          -----------     ----------     -----------   -----------   -----------    ------------
Total liabilities.......................    905,263         16,560          27,793       949,617       353,000       1,302,617
                                          -----------     ----------     -----------   -----------   -----------    ------------

Shareholders' equity (deficit):
Preferred stock.........................         --             --                            --                            --
Convertible preferred stock.............     28,637             --                        28,637                        28,637
Common stock............................        519          8,817          (8,817)          519                           519
Capital in excess of par value..........    400,949             --                       400,949                       400,949
Treasury stock..........................     (2,005)            --                        (2,005)                       (2,005)
Retained earnings (deficit).............   (295,033)       (12,830)         12,830      (295,033)                     (295,033)
Accumulated other comprehensive
  income................................     (1,150)            --                        (1,150)                       (1,150)
Bandwidth asset to be delivered under
 IRU agreement..........................   (158,550)            --                      (158,550)                     (158,550)
                                          -----------     ----------     -----------   -----------   -----------    ------------
Total shareholders' equity (deficit)....    (26,633)        (4,013)          4,013       (26,633)                      (26,633)
                                          -----------     ----------     -----------   -----------   -----------    ------------
Total liabilities and shareholders'
 equity (deficit).......................  $ 878,630       $ 12,547       $  31,806     $ 922,984      $353,000      $1,275,984
                                          -----------     ----------     -----------   -----------   -----------    ------------

--------------------

(1) Reflects the unaudited consolidated financial position of PSINet as of September 30, 1998.

(2) Reflects the unaudited financial position of Tokyo Internet as of September 30, 1998 which has been prepared in accordance with accounting principles generally accepted in the United States (at an exchange rate of $1.00:
    135.35 Japanese Yen).

(3) See notes to Unaudited Pro Forma Consolidated Balance Sheet (Note 2--Pro Forma Adjustments).

(4) Reflects the consolidated financial position of PSINet, on a pro forma basis, assuming the acquisition of Tokyo Internet had been consummated on September 30, 1998.

(5) Further gives effect to the initial notes offerings and the application of the net proceeds therefrom as of September 30, 1998.

                                  PSINET INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            As of September 30, 1998

Note 1--Basis of Presentation

     Management believes that the assumptions used in preparing the Unaudited Pro Forma Consolidated Balance Sheet provide a reasonable basis for presenting all of the significant effects of the acquisition of Tokyo Internet and that the pro forma adjustments give appropriate effect to those assumptions and that the pro forma adjustments are properly applied in the Unaudited Pro Forma Consolidated Balance Sheet.

Note 2--Pro Forma Adjustments

     Reflects the acquisition of Tokyo Internet, including:

     (1) cash paid at closing ($104,800,000 purchase price consideration and the payment at closing of $8,625,000 of assumed liabilities),

     (2) goodwill adjustment as discussed below,

     (3) estimated additional consideration ($26,200,000) under a hold-back provision of the purchase agreement to ensure compliance with certain representations, warranties and covenants of the sellers to be paid at a future date,

     (4) the repayment of certain short term borrowings of Tokyo Internet repaid at closing,

     (5) estimated closing costs of $500,000,

     (6) liabilities recorded associated with termination penalties relating to overseas bandwidth of acquired companies ($7,674,000), and

     (7) the elimination of the equity accounts of Tokyo Internet.

     PSINet has undertaken a study by an independent third party to determine the allocation of the total purchase price of Tokyo Internet. For purposes of this Unaudited Pro Forma Consolidated Financial Information, PSINet has attributed the excess of the purchase price over the acquired net tangible assets of Tokyo Internet of $145,231,000 to goodwill with a ten year useful life. To the extent that a portion of the purchase price is allocated to in-process research and development, a charge against operating results, which may be material, would be recognized in the period in which this acquisition occurred with a corresponding decrease in the recorded amount of goodwill.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere in this prospectus. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains certain forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and the timing of certain events could differ materially from the forward-looking statements as a result of a number of factors. For a discussion of the risk factors that could cause actual results to differ materially from the forward-looking statements, you should read the "Risk Factors" section which begins on page 15.

General

     We were founded in 1989, were the first commercial Internet Service Provider ("ISP") and offered Internet connectivity to businesses. In 1993, we commenced offering dial-up Internet connectivity to individual consumers in the U.S. on a nationwide basis. We funded the initial buildout of our domestic network and expansion of our operations through the private placement of equity securities and through capital lease financings. Since 1993, we have pursued a strategy of both internal growth and growth through acquisitions of complementary businesses to increase both individual and business customer accounts, enter into new geographic markets and increase our service and product offerings. During 1995, we raised net proceeds of $47.3 million through an initial public offering of common stock and an additional $86.6 million through a follow-on public offering of common stock to continue the buildout of our domestic network and to increase our sales, marketing and customer support infrastructure.

     In mid-1996, in order to avoid increasing pricing competition and the high marketing and customer care costs of providing consumer access and to better utilize our network backbone, we altered our strategy to focus on providing wholesale access services to consumer-oriented ISPs in the United States, rather than providing consumer access services directly. To further refine our focus on providing business Internet services, in February 1997, we sold our software subsidiary for cash consideration of $12.0 million and $8.5 million as repayment of intercompany debt owed by the subsidiary to us. In December 1997, we realigned our core domestic operations into three customer-focused business units to more effectively meet the emerging needs of the Internet marketplace. These business units are comprised of the (1) Corporate Network Services group, which provides high quality Internet connectivity services to business customers, (2) the Carrier and ISP Services group, which delivers Internet access services on a private-label basis to other ISPs and telecommunications services providers, and (3) the Applications and Web Services group, which provides value-added Internet protocol ("IP") based services and products to new and existing business customers. Beginning in the third quarter of 1996, we hired several new executive officers with extensive experience in the telecommunications industry to assist us in executing our business strategy.

     We derive a majority of our revenues from providing Internet access services to business customers and other ISPs. Business customers are typically signed to contracts that range from one to three years. Revenues generated from business customers are typically comprised of recurring monthly fees, installation and start-up charges and sales of related equipment and services. Revenues from other ISPs are generated pursuant to network access agreements which typically require a minimum number of subscribers and obligate the ISP customers to pay specified monthly fees for each subscriber using the PSINet network. In addition, we provide a variety of value-added services, including, among others, corporate intranets, Web hosting, security services, commerce solutions and other advanced IP-based applications, such as Internet fax. Revenues from value-added services are typically in the form of monthly charges and are often bundled with Internet access services.

     Since the commencement of our operations, we have undertaken a program of developing and expanding our data communications network. In connection with this program, we have made significant investments in telecommunications circuits and equipment to produce an IP-optimized, geographically dispersed, ATM, ISDN and SMDS compatible frame relay network. These investments generally are made in advance of anticipated customer growth and resulting revenue. As part of our ongoing efforts to further expand and enhance our network, we have acquired or agreed to acquire significant amounts of global fiber-based telecommunications bandwidth, including indefeasible rights of use ("IRUs") or other rights in:

     . up to 10,000 equivalent route miles of OC-48 capacity across the United States,

     . STM-1 transatlantic capacity connecting the United States, the United Kingdom and continental Europe,

     . dark fiber connecting the New York City and Washington, D.C. metropolitan areas and major metropolitans areas in between,

     . six DS-3s of transpacific capacity connecting the United States and Japan,

     . four dark fiber optic strands connecting multiple cities in the San Francisco Bay area,

     . STM-1 network bandwidth having the capability of connecting Japan, China, Southeast Asia, India, the Middle East, Europe and the United Kingdom,

     .  STM-1 network bandwidth connecting 30 European Cities, and

     . 20 dark fiber optic strands connecting the Vancouver, British Columbia and Seattle, Washington metropolitan areas.

     In addition, we have entered into an agreement with other leading global telecommunications companies to build the Japan-U.S. Cable Network. The acquisition of these bandwidth assets is expected to increase our network capacity by at least 50 times and to reduce significantly our future data communications and operations costs per equivalent mile. In addition, the increased network capacity is expected to enable us to offer a wider variety of higher-speed Internet and Internet-related services to a larger customer base. As a result, we anticipate that our data communications and operations costs as a percentage of revenue will decrease as we substitute the acquired bandwidth for leased circuit arrangements with various telecommunications carriers.

International Operations

     We currently have operations in 12 of the 20 largest international telecommunications markets including, in addition to the United States, Africa, Belgium, Canada, France, Germany, Hong Kong, Italy, Japan, the Netherlands, Republic of Korea, Switzerland and the United Kingdom. We typically enter a new market through an investment in a start-up company within the particular market or by acquiring a local ISP. Revenue from international operations continues to increase as a percentage of consolidated results, comprising 38.1% of revenue in the third quarter of 1998. By comparison, it was 18% of revenue in the fourth quarter of 1997, 28% in the first quarter of 1998 and 31% in the second quarter of 1998.

Nine Months Ended September 30, 1998 As Compared To The Nine Months Ended September 30, 1997

Results of Operations

     Revenue. We generate revenue primarily from the sale of Internet access and related services to businesses. Revenue was $165.7 million for the nine months ended September 30, 1998, an increase of $78.6 million, or 90%, from $87.1 million for the nine months ended September 30, 1997. The 90% year-to-date revenue growth is broken down into 55% from those operations that were in existence at September 30, 1997 and 35% from companies acquired since that date. Our organic growth is attributable to a number of factors, including an increase in the number of business customer and ISP accounts, an increase in the average annual revenue realized per new customer account, and an increase in the business account retention rate.

     Our customer account base increased by 103% to 46,700 business accounts including 141 ISPs at September 30, 1998, from 23,000 business accounts including 41 ISPs at September 30, 1997. The 103% year-to-date business account growth is broken down into 39% from those operations that were in existence at September 30, 1997 and 64% from companies acquired since that date. Average annual new contract value increased to $5,900 from $5,800 in the second quarter of 1998, which we believe reflects an increasing demand for value-added services and higher levels of bandwidth.

     Data Communications and Operations. Data communications and operations expenses consist primarily of leased long distance and local circuit costs as well as personnel and related operating expenses associated with network operations, customer support and field service. Data communications and operations expenses were $130.5 million (78.8% of revenue) for the nine months ended September 30, 1998, an increase of $63.7 million from $66.8 million (76.7% of revenue) for the nine months ended September 30, 1997. The increase in expenses related principally to increases in (1) leased long distance, dedicated customer and dial-up circuit costs, (2) expenditures for additional primary rate interfaces ("PRIs") to support the growth of our Carrier and ISP Services business, and (3) personnel costs resulting from the expansion of our network operations, customer support and field service staff, including through acquisitions. The dedicated customer account base grew from 6,000 at September 30, 1997, to 11,500 at September 30, 1998, an increase of 91.7%. Dedicated customer circuit costs increased $12.2 million (or 73.4%) for the nine months ended September 30, 1998, as compared to the nine months ended September 30, 1997. PRI expense increased $12.4 million (or 122.3%) for the nine months ended September 30, 1998, as compared to the nine months ended September 30, 1997. Personnel costs increased $10.2 million (or 84.7%) for the nine months ended September 30, 1998, as compared to the nine months ended September 30, 1997. Circuit costs relating to our new and expanded POPs and PRIs generally are incurred by us in advance of anticipated growth in our customer base. Although we expect that data communications and operations expenses will continue to increase as our customer base grows, we anticipate that such expenses will decrease over time as a percentage of revenue due to decreases in unit costs and continued increases in network utilization. In particular, we anticipate that costs for data communications and operations as a percentage of revenue will decrease as we substitute network bandwidth purchased or acquired under capital lease agreements for bandwidth currently taken under operating lease agreements. This will, in turn, result in increases in depreciation and amortization expense.

     Sales and Marketing. Sales and marketing expenses consist primarily of sales and marketing personnel costs, advertising costs, distribution costs and related occupancy costs. Sales and marketing expenses were $37.9 million (22.9% of revenue) for the nine months ended September 30, 1998, an increase of $19.8 million from $18.1 million (20.7% of revenue) for the nine months ended September 30, 1997. The increase resulted principally from costs related to a branding and advertising campaign and from costs associated with the growth of our sales force in conjunction with our growth and acquisition strategy. All advertising and marketing costs are expensed in the period incurred.

     General and Administrative. General and administrative expenses consist primarily of salaries and occupancy costs for executive, financial, legal and administrative personnel and provision for uncollectible accounts receivable. General and administrative expenses were $29.4 million (17.8% of revenue) for the nine months ended September 30, 1998, an increase of $12.4 million from $17.0 million (19.5% of revenue) for the nine months ended September 30, 1997. The increase resulted from the addition of management staff and related operating expenses across the organization, including in conjunction with our growth and acquisition strategy, and increases in the provision for doubtful accounts receivable associated with our growth in revenue.

     Depreciation and Amortization. Depreciation and amortization costs were $37.0 million (22.3% of revenue) for the nine months ended September 30, 1998, an increase of $16.4 million from $20.6 million (23.7% of revenue) for the nine months ended September 30, 1997. Depreciation and amortization costs have increased as a result of capital expenditures associated with network infrastructure enhancements and amortization of intangible assets related to acquisitions. We anticipate that our depreciation and amortization expenses will continue to increase significantly as a percentage of revenue as we substitute network bandwidth purchased or acquired under capital lease agreements for bandwidth currently taken under operating lease agreements, and as we record depreciation and amortization on tangible and intangible assets related to business combinations and expansion of our operations.

     Acquired In-Process Research and Development. The results for the nine months ended September 30, 1998 include a $40.4 million charge (24.4% of revenue) for acquired in-process research and development. The charges were based on independent valuations and reflect technologies acquired prior to technological feasibility and for which there is no alternative future use. There were no comparable charges in 1997.

     Interest Expense. Interest expense was $38.2 million for the nine months ended September 30, 1998, an increase of $34.0 million from $4.2 million for the nine months ended September 30, 1997. The increase was due to interest on our issuance of $600.0 million aggregate principal amount of 10% senior notes, as well as to increased borrowings and capital lease obligations incurred to finance our network expansion and to fund our working capital requirements. We expect interest expense to increase in future quarters as a result of the issuance of the 11 1/2% senior notes.

     Interest Income. Interest income was $11.4 million for the nine months ended September 30, 1998, an increase of $9.4 million from $2.0 million for the nine months ended September 30, 1997. The increases were due to interest received on the net proceeds of our offering of the 10% senior notes, which proceeds are invested in U.S. Government securities, A-1/P-1 rated certificates of deposit or A-1/P-1 rated commercial paper until such time as they are used for other purposes.

     Gain on Sale of Investment. The gain on the sale of investments of $5.6 million for the nine months ended September 30, 1998 relates to the recognition of realized gains on equity securities that we sold during the third quarter. The gain on the sale of investments of $5.7 million for the nine months ended September 30, 1997 relates to the sale in the first quarter of 1997 of our software subsidiary.

     Net Loss to Common Shareholders and Loss per Share. Our net loss to common shareholders for the nine months ended September 30, 1998 was $132.4 million, or $2.70 basic and diluted loss per share, a $101.1 million increase from a net loss to common shareholders for the nine months ended September 30, 1997 of $31.3 million, or $0.78 basic and diluted loss per share. The primary reasons for the increase were (1) the increase in data communications costs related to additional PRIs, (2) the first portions of our acquired IRUs were installed that led to an increase in depreciation and personnel costs to manage the IRUs (3) the charge for acquired in-process research and development relating to acquisitions in 1998, and (4) the increase in interest expense due to the issuance of 10% senior notes. The return to preferred shareholders, which comprises the dividends with respect to our Series B 8% Convertible Preferred Stock and accretion of the related conversion premium on the Series B Preferred Stock, is subtracted from net loss in determining the net loss to common shareholders. Because inclusion of common stock equivalents is antidilutive, basic and diluted loss per share are the same for each period presented.

Year Ended December 31, 1997 As Compared To The Year Ended December 31, 1996

Results of Operations

     Revenue. We generate revenue primarily from the sale of Internet access and related services to businesses. Revenue increased by 45% to $121.9 million in 1997, from $84.4 million in 1996. The increase was attributable to a number of factors, including an increase in the number of business customer and ISP accounts, an increase in the average annual revenue realized per new customer account and an increase in sales by our international subsidiaries. The growth was driven by an expansion of our sales force and greater public awareness and utilization of the Internet.

     In comparison with 1996, revenue for 1997 was affected by the sale in 1996 of our individual consumer accounts and related assets and by the sale in 1997 of our software subsidiary, which together provided $15.6 million of revenue in 1996 but only $0.3 million in 1997. If such revenue was excluded from 1996 revenue, our growth in revenue from 1996 to 1997 would have been 77% instead of 45%. Revenue growth in 1997 was also impacted by a drop in our customer retention rate from 94% in 1996 to 82% in 1997, which was attributable in part to an initiative by us to remove certain non-performing accounts.

     Our customer account base increased by 48% to 26,400 business customers at December 31, 1997, including 47 ISPs, from 17,800 business customers, including 22 ISPs, at December 31, 1996. Our revenue from international operations increased by 165% to $18.0 million in 1997 from $6.8 million in 1996, principally as a result of significant growth in our operations in the United Kingdom, Japan and Canada.

     Other Income, Net. We did not have other income, net, in 1997, compared with $5.4 million during 1996, consisting of the consideration received, net of related asset costs and expenses, relating to the sale of our individual consumer subscribers and certain related tangible and intangible assets during the second and third quarters of 1996.

     Data Communications and Operations. Data communications and operations expenses consist primarily of leased long distance and local circuit costs as well as personnel and related operating expenses associated with network operations, customer support and field service. Data communications and operations expenses were $94.4 million (77.4% of revenue) during 1997, an increase of $24.3 million from $70.1 million (83.1% of revenue) during 1996. The increase in expenses related principally to increases in:

     .  leased long distance, dedicated customer and dial-up circuit costs,

     . expenditures for additional PRIs to support the growth of our Carrier and ISP Services business, and

     . personnel costs resulting from the expansion of our network operations, customer support and field service staff.

     Circuit costs relating to our new and expanded points-of-presence ("POPs") and PRIs generally are incurred by us in advance of anticipated growth in our customer base. Although we expect that data communications and operations expenses will continue to increase as our customer base grows, we anticipate that such expenses will continue to decrease over time as a percentage of revenue due to decreases in unit costs and continued increases in network utilization. In particular, we anticipate that costs for data communications and operations as a percentage of revenue will decrease as we accept delivery of bandwidth from IXC and, in connection therewith, substitute this bandwidth for leased circuit arrangements with IXC as well as with other telecommunications carriers.

     Sales and Marketing. Sales and marketing expenses consist primarily of sales and marketing personnel costs, advertising costs, distribution costs and related occupancy costs. Sales and marketing expenses were $25.8 million (21.2% of revenue) during 1997, a decrease of $1.3 million from $27.1 million (32.1% of revenue) during 1996. The decrease resulted principally from reductions in costs following the sale of our individual consumer subscribers and related infrastructure in 1996 and the sale of our software operations in 1997, which were offset in part by an increase in sales and marketing expenses relating to the expansion of our operations. All advertising and marketing costs are expensed in the period incurred. We expect that as a result of continued emphasis on expanding all of our lines of business and increasing our business customer base, sales and marketing expenses will grow, primarily with respect to marketing personnel costs and advertising, but should continue to decrease as a percentage of revenue.

     General and Administrative. General and administrative expenses consist primarily of salaries and occupancy costs for executive, financial, legal and administrative personnel and provision for uncollectible accounts receivable. General and administrative expenses were $22.9 million (18.8% of revenue) during 1997, an increase of $2.3 million from $20.6 million (24.5% of revenue) during 1996. The increase resulted from the addition of management staff and related operating expenses across the organization, including in conjunction with our expansion outside of the United States, and increases in the provision for doubtful accounts receivable. These expenses were in part offset by decreased expenses following the sale of our individual consumer subscribers and related assets in 1996 and the sale of its software operations in 1997.

     Depreciation and Amortization. Depreciation and amortization costs were $28.3 million (23.3% of revenue) during 1997, an increase of $0.3 million from $28.0 million (33.2% of revenue) during 1996. Depreciation costs increased due to additional capital expenditures associated with network infrastructure enhancements, which were partially offset by decreases in costs resulting from the elimination of depreciation and amortization that had been associated with the individual consumer subscriber and software assets sold in 1996 and 1997, respectively. We anticipate that as we accept delivery of bandwidth from IXC, and as the operations and assets of companies we have recently acquired are integrated with existing operations, our depreciation and amortization expenses will increase significantly.

     Interest Expense. Interest expense was $5.4 million during 1997, an increase of $0.4 million from $5.0 million in 1996. The increase was principally due to increased borrowings and capital lease obligations incurred by us to finance network expansion and to fund working capital requirements. As we continue the international expansion of our network and positions ourself to take advantage of certain anticipated benefits resulting from the recently completed transaction with IXC, we expect, subject to applicable financing agreements, to incur increased borrowings and capital lease obligations which will further increase the amount of the our interest expense.

     Interest Income. Interest income was $3.1 million during 1997, a decrease of $0.7 million from $3.8 million in 1996. The decrease was principally due to a reduction in the amount of cash and short-term, interest-bearing investments held by us.

     Gain on Sale of Subsidiary. The gain on the sale of subsidiary of $5.7 million in 1997 relates to the sale in the first quarter of 1997 of our software subsidiary as discussed above.

     Net Loss and Loss Per Share. As a result of the factors discussed above, our net loss for 1997 was $45.6 million (37.4% of revenue), or $1.14 basic and diluted loss per share, a $9.5 million improvement from a net loss in 1996 of $55.1 million (65.3% of revenue), or $1.40 basic and diluted loss per share. The return to preferred shareholders, which comprises the dividends with respect to our Series B 8% Convertible Preferred Stock ("Series B Preferred Stock") and accretion of the related conversion premium on the Series B Preferred Stock, is included in the calculation of the net loss available to common shareholders used to compute basic and diluted loss per share. Because inclusion of common stock equivalents is antidilutive, basic and diluted loss per share are the same for each year presented.

Year Ended December 31, 1996 As Compared To The Year Ended December 31, 1995

Results of Operations

     Revenue. Revenue increased by 118% to $84.4 million in 1996 from $38.7 million in 1995. The increase was attributable to a number of factors, including an increase in the number of business subscribers facilitated by an increase in the number of POPs in operation, an expansion of our sales force, and greater public awareness and utilization of the Internet.

     Our business account base increased by 117% to 17,800 business customers including 22 ISPs at December 31, 1996, from 8,200 business customers at December 31, 1995. Our network infrastructure increased to 350 POPs at December 31, 1996 from 240 POPs at December 31, 1995.

     Other Income, Net. Other income, net, was $5.4 million during 1996, consisting of the consideration received, net of related asset costs and transfer expenses, relating to the sale of our individual consumer subscribers and certain related tangible and intangible assets in connection with the implementation of our Carrier and ISP strategy during the second and third quarters of 1996. We did not have other income, net, in 1995.

     Data Communications and Operations. Data communications and operations expenses were $70.1 million (83.1% of revenue) during 1996, an increase of $38.0 million from $32.1 million (83.0% of revenue) during 1995. The increase in expenses related principally to increases in (1) costs associated with providing dedicated circuits to our business customers and (2) circuit costs relating to our new POPs deployed in late 1995 and early 1996. The increase also was due, to a lesser extent, to an increase in personnel costs resulting from the expansion of our network operations, customer support and field service staff concentrated in late 1995 and early 1996. The number of network operations, customer support and field service personnel employed by us at December 31, 1996 was lower than the number of such personnel employed at December 31, 1995 due to the transfer of approximately 75 employees to another ISP in connection with the sale of the consumer ISP business and entry into the Carrier and ISP Services market.

     Sales and Marketing. Sales and marketing expenses were $27.1 million (32.1% of revenue) during 1996, an increase of $3.2 million from $23.9 million (61.8% of revenue) during 1995. The increase resulted principally from an increase in sales and marketing activity relating to our subsidiaries in Canada and the United Kingdom during such period.

     General and Administrative.   General and administrative expenses were
$20.6 million (24.5% of revenue) during 1996, an increase of $10.0 million from $10.6 million (27.3% of revenue) during 1995. The increase in 1996 principally related to increased general and administrative staff and activity as compared to 1995.

     Depreciation and Amortization.   Depreciation and amortization costs were
$28.0 million (33.2% of revenue) during 1996, an increase of $13.2 million from $14.8 million (38.2% of revenue) during 1995. A significant portion of this increase related to POP expansion and existing POP equipment upgrades as well as the effect of capital expenditures on facility expansions required as a result of additional hiring in sales, marketing and administration in 1995 and early 1996. Additionally, a full year of amortization in 1996 on certain intangible assets recorded in connection with acquisitions completed in 1995 contributed to this increase.

     Interest Expense.   Interest expense increased to $5.0 million in 1996, an
increase of $3.0 million from $2.0 million in 1995. The increase was principally due to increased borrowings and capital lease obligations incurred by us to finance network expansion and to fund working capital requirements.

     Interest Income.   Interest income was $3.8 million in 1996, an increase of
$2.2 million from $1.6 million in 1995. The increase was principally due to the investment of proceeds from our public equity offering in December 1995.

     Other Income.   Other income of $2.9 million in 1996 relates to the
recognition of realized gains on equity securities that were sold by us, which we did not have in 1995.

     Net Loss and Loss Per Share.   As a result of the factors discussed above,
our net loss for 1996 was $55.1 million (65.3% of revenue), or $1.40 basic and diluted loss per share, $1.9 million higher in amount but better on a percentage of revenue and per share basis than the net loss of $53.2 million (137.5% of revenue), or $2.01 basic and diluted loss per share for 1995.

Income Taxes

     At December 31, 1997, we had domestic net operating loss carryforwards of approximately $123.1 million for federal income tax purposes. These net operating loss carryforwards may be carried forward in varying amounts until 2012, and may be limited in their use under Section 382 of the Internal Revenue Code in the event of significant changes in our ownership. In accordance with generally accepted accounting principles, we have provided a valuation allowance for net deferred tax assets arising from these carryforwards since realization of these benefits cannot be reasonably assured.

Quarterly Results

     The following tables set forth certain unaudited quarterly financial data, and such data expressed as a percentage of revenue, for the eleven quarters ended September 30, 1998. In the opinion of management, the unaudited financial information set forth below has been prepared on the same basis as the audited financial information included elsewhere herein and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                      Quarter Ended
                                 ------------------------------------------------------
                                                          1996
                                 ------------------------------------------------------
                                    Mar 31       June 30        Sep 30         Dec 31
                                    ------       -------        ------         ------
                                (In thousands of U.S. dollars, except per share amounts)

Revenue........................     $ 17,181      $ 20,219       $ 24,147      $ 22,804
Other income, net..............           --         2,400          3,017            --
                                    --------      --------       --------      --------
                                      17,181        22,619         27,164        22,804
Operating costs and expenses:
 Data communications and
  operations...................       13,942        16,529         19,698        19,933
 Sales and marketing...........        7,844         7,021          6,000         6,199
 General and administrative....        5,475         4,228          5,309         5,636
 Depreciation and
  amortization.................        6,182         7,026          8,377         6,450
 Charge for acquired in-
  process research
  and development..............           --            --             --            --
                                    --------      --------       --------      --------
  Total operating costs and
   expenses....................       33,443        34,804         39,384        38,218
                                    --------      --------       --------      --------
Loss from operations...........      (16,262)      (12,185)       (12,220)      (15,414)
Interest expense...............         (857)       (1,386)        (1,411)       (1,371)
Interest income................        1,224           943          1,179           448
Other income (expense).........        1,068         1,776             19            --
Gain on sale of investments ...           --            --             --            --
Equity in loss of affiliate....         (100)         (107)          (100)         (500)
                                    --------      --------       --------      --------
Loss before income taxes.......      (14,927)      (10,959)       (12,533)      (16,837)
Income tax expense (benefit)...          (39)          (40)           (40)          (40)
                                    --------      --------       --------      --------
Net loss.......................      (14,888)      (10,919)       (12,493)      (16,797)
Return to preferred
  shareholders.................           --            --             --            --
                                    --------      --------       --------      --------
Net loss available to common
 shareholders..................     $(14,888)     $(10,919)      $(12,493)     $(16,797)
Basic and diluted loss per
  share (1)....................       $(0.39)       $(0.28)        $(0.31)       $(0.42)
Shares used in computing
  loss per share (in
  thousands)...................      38,178         39,379         39,888        40,085


                                                       Quarter Ended
                                   -------------------------------------------------------
                                                           1997
                                   -------------------------------------------------------
                                     Mar 31         June 30        Sep 30         Dec 31
                                     ------         -------        ------         ------
                                  (In thousands of U.S. dollars, except per share amounts)
Revenue........................     $ 25,639       $ 29,507       $ 32,001       $ 34,755
Other income, net..............           --             --             --             --
                                    --------       --------       --------       --------
                                      25,639         29,507         32,001         34,755
Operating costs and expenses:
 Data communications and
  operations...................       20,968         22,114         23,765         27,516
 Sales and marketing...........        6,002          5,858          6,210          7,761
 General and administrative....        5,481          6,141          5,354          5,971
 Depreciation and
  amortization.................        8,034          6,058          6,557          7,698
 Charge for acquired in-
  process research
  and development..............           --             --             --             --
                                    --------       --------       --------       --------
  Total operating costs and
   expenses....................       40,485         40,171         41,886         48,946
                                    --------       --------       --------       --------
Loss from operations...........      (14,846)       (10,664)        (9,885)       (14,191)
Interest expense...............       (1,350)        (1,297)        (1,516)        (1,199)
Interest income................          775            670            550          1,064
Other income (expense).........          (25)           (32)           177            (10)
Gain on sale of investments ...        5,701             --             --             --
Equity in loss of affiliate....           --             --             --             --
                                    --------       --------       --------       --------
Loss before income taxes.......       (9,745)       (11,323)       (10,674)       (14,336)
Income tax expense (benefit)...         (476)            --             --             --
                                    --------       --------       --------       --------
Net loss.......................       (9,269)       (11,323)       (10,674)       (14,336)
Return to preferred
  shareholders.................           --             --             --           (411)
                                    --------       --------       --------       --------
Net loss available to common
 shareholders..................     $ (9,269)      $(11,323)      $(10,674)      $(14,747)
Basic and diluted loss per
  share (1)....................       $(0.23)        $(0.28)        $(0.26)        $(0.36)
Shares used in computing
  loss per share (in
  thousands)...................       40,158         40,225         40,407         40,436

                                                   Quarter Ended
                                      -------------------------------------
                                                       1998
                                      -------------------------------------
                                       Mar 31         June 30      Sep. 30
                                       ------         -------      -------
                             (In thousands of U.S. dollars, except per share amounts)
Revenue........................       $ 44,469       $ 53,713      $ 67,550
Other income, net..............             --             --            --
                                      --------       --------      --------
                                        44,469         53,713        67,550
Operating costs and expenses:
 Data communications and
  operations...................         36,666         41,943        51,908
 Sales and marketing...........         10,732         12,486        14,701
 General and administrative....          7,585         10,287        11,566
 Depreciation and
  amortization.................          9,465         12,889        14,658
 Charge for acquired in-
  process research
  and development..............          7,000         20,000        13,400
                                      --------       --------      --------
  Total operating costs and
   expenses....................         71,448         97,605       106,233
                                      --------       --------      --------
Loss from operations...........        (26,979)       (43,892)      (38,683)
Interest expense...............         (2,579)       (16,892)      (18,722)
Interest income................            585          6,059         4,747
Other income (expense).........            (99)         1,103          (301)
Gain on sale of investments ...             --             --         5,647
Equity in loss of affiliate....             --             --            --
                                      --------       --------      --------
Loss before income taxes.......        (29,072)       (53,622)      (47,312)
Income tax expense (benefit)...             --             29            36
                                      --------       --------      --------
Net loss.......................        (29,072)       (53,651)      (47,348)
Return to preferred
  shareholders.................           (782)          (763)         (768)
                                      --------       --------      --------
Net loss available to common
 shareholders..................       $(29,854)      $(54,414)     $(48,116)
Basic and diluted loss per
  share (1)....................         $(0.67)        $(1.06)       $(0.93)
Shares used in computing
  loss per share (in
  thousands)...................         44,596         51,111        51,659

(1) Since there are changes in the weighted average number of shares outstanding each quarter, the sum of the loss per share by quarter may not equal the loss per share for 1996 and 1997 or year-to-date for 1998.

                                                                   Quarter Ended
                                  -------------------------------------------------------------------------
                                                  1996                                 1997
                                  ------------------------------------ ------------------------------------
                                   Mar 31   June 30   Sep 30   Dec 31   Mar 31   June 30   Sep 30   Dec 31
                                   ------   -------   ------   ------   ------   -------   ------   ------
Revenue..........................   100.0%    100.0%   100.0%   100.0%   100.0%   100.0%    100.0%   100.0%
Other income, net................      --      11.8     12.5       --       --       --        --       --
                                    -----     -----    -----    -----    -----    -----     -----    -----
                                    100.0     111.8    112.5    100.0    100.0    100.0     100.0    100.0
Operating costs and expenses:
 Data communications and
  Operations.....................    81.1      81.7     81.6     87.4     81.8     74.9      74.3     79.2
 Sales and marketing.............    45.7      34.7     24.8     27.2     23.4     19.9      19.4     22.3
 General and administrative......    31.9      20.9     22.0     24.7     21.4     20.8      16.7     17.2
 Depreciation and amortization...    36.0      34.8     34.7     28.3     31.3     20.5      20.5     22.1
 Charge for acquired in-process
 Research and development.......       --        --       --       --       --       --        --       --
                                    -----     -----    -----    -----    -----    -----     -----    -----
  Total operating costs and
  Expenses......................    194.7     172.1    163.1    167.6    157.9    136.1     130.9    140.8
Loss from operations.............   (94.7)    (60.3)   (50.6)   (67.6)   (57.9)   (36.1)    (30.9)   (40.8)
Interest expense.................    (5.0)     (6.9)    (5.8)    (6.0)    (5.2)    (4.4)     (4.7)    (3.4)
Interest income..................     7.1       4.7      4.9      2.0      3.0      2.3       1.7      3.1
Other income (expense)...........     6.2       8.8      0.1       --     (0.1)    (0.1)      0.6     (0.1)
Gain on sale of investments......      --        --       --       --     22.2       --        --       --
Equity in loss of affiliate......    (0.5)     (0.5)    (0.5)    (2.2)      --       --        --       --
                                    -----     -----    -----    -----    -----    -----     -----    -----

Loss before income taxes.........   (86.9)    (54.2)   (51.9)   (73.8)   (38.0)   (38.3)    (33.3)   (41.2)
Income tax expense (benefit).....    (0.2)     (0.2)    (0.2)    (0.2)    (1.8)      --        --       --
                                    -----     -----    -----    -----    -----    -----     -----    -----
Net  Loss........................   (86.7)%   (54.0)%  (51.7)%  (73.6)%  (36.2)%  (38.3)%   (33.3)%  (41.2)%
                                    =====     =====    =====    =====    =====    =====     =====    =====
                                        Quarter Ended
                                  ----------------------------
                                             1998
                                  ----------------------------
                                   Mar. 31  June 30   Sep. 30
                                   ------   -------   -------
Revenue..........................   100.0%   100.0%    100.0%
Other income, net................      --       --        --
                                    -----    -----     -----
                                    100.0    100.0     100.0
Operating costs and expenses:
 Data communications and
  Operations.....................    82.5     78.1      76.8
 Sales and marketing.............    24.1     23.2      21.8
 General and administrative......    17.1     19.2      17.1
 Depreciation and amortization...    21.3     24.0      21.7
 Charge for acquired in-process
  Research and development.......    15.7     37.2      19.8
                                    -----    -----     -----
  Total operating costs and
   Expenses......................   160.7    181.7     157.3
                                    -----    -----     -----
Loss from operations.............   (60.7)   (81.7)    (57.3)
Interest expense.................    (5.8)   (31.4)    (27.7)
Interest income..................     1.3     11.3       7.0
Other income (expense)...........    (0.2)     2.0      (0.4)
Gain on sale of investments......      --       --       8.4
Equity in loss of affiliate......      --       --        --
                                    -----    -----     -----
Loss before income taxes.........   (65.4)   (99.8)    (70.0)
Income tax expense (benefit).....      --      0.1       0.1
                                    -----    -----     -----

Net  Loss........................   (65.4)%  (99.9)%   (70.1)%
                                    =====    =====     =====

     Our quarterly operating results have fluctuated and will continue to fluctuate from period to period depending upon such factors as:

     .  the success of our efforts to expand our customer base,

     . changes in and the timing of expenditures relating to the continued expansion of our network,

     . the delivery of bandwidth from IXC and our other global network providers,

     .  the development of new services,

     .  the success of sales and marketing efforts,

     .  changes in pricing policies by us or our competitors, and

     . certain factors relating to our acquisition strategy as further described under "--Liquidity and Capital Resources."

     In view of the significant historical growth of our operations, we believe that period-to-period comparisons of our financial results should not be relied upon as an indication of future performance and that we may experience significant period-to-period fluctuations in operating results in the future.
We expect to focus in the near term on building and increasing our customer base and increasing our network utilization both through internal growth and through acquisitions which may require us from time to time to increase our expenditures for personnel, marketing, network infrastructure and the development of new services.

Liquidity And Capital Resources

     We have historically had losses from operations, which have been funded primarily through borrowings and capital lease financings from vendors, financial institutions and other third parties, and through the issuance of debt and equity securities.

Cash Flows For The Nine Months Ended September 30, 1998 And 1997

     Cash flows used in operating activities were $76.9 million and $13.0 million for the nine months ended September 30, 1998 and 1997, respectively. Cash flows used in operating activities can vary significantly from period to period depending upon our net income or loss in addition to the timing of operating cash receipts and payments, especially accounts receivable, prepaid expenses and other assets, and accounts payable and accrued liabilities.

     Cash flows used in investing activities were $326.0 million and cash flows provided by investing activities were $13.0 million for the nine months ended September 30, 1998 and 1997, respectively. Purchases of short-term investments related to our 10% senior notes offering during the nine months ended September 30, 1998 were $247.2 million, offset by proceeds from the sale of short-term investments of $200.0 million. The change in restricted cash, including the escrow for interest on our 10% senior notes, was $106.2 million. The expansion of our network resulted in capital expenditures of $103.3 million and $29.1 million for the nine months ended September 30, 1998 and 1997, respectively (which included capital expenditures financed under equipment financing agreements aggregating $54.9 million and $20.0 million, respectively). Acquisition activities resulted in the use of $123.8 million of cash for the nine months ended September 30, 1998, net of cash acquired. Cash flows provided by investing activities for the nine months ended September 30, 1997 benefited from the sale in February 1997 of our software subsidiary for cash consideration of $12.0 million and the receipt of $8.5 million as repayment of intercompany debt owed by our software subsidiary.

     Cash flows provided by financing activities were $654.2 million and cash flows used in financing activities were $12.2 million for the nine months ended September 30, 1998 and 1997, respectively. The financing cash flow in 1998 primarily relates to our issuance of the 10% senior notes and borrowings under our credit facility, offset by repayments on our financing facilities. During the nine months ended September 30, 1998 and 1997, we made repayments aggregating $61.5 million and $19.6 million, respectively, on such financing facilities.

     As of September 30, 1998, we had $463.0 million of cash, cash equivalents, restricted cash and short-term investments, and short-term investments and marketable securities, including $122.8 million escrowed for the repayment of interest on our 10% senior notes.

Cash Flows For The Years Ended December 31, 1997, 1996 And 1995

     Cash flows used in operating activities were $15.5 million, $32.5 million and $30.1 million for 1997, 1996 and 1995, respectively. Cash flows from operating activities can vary significantly from period to period depending upon the timing of operating cash receipts and payments, especially accounts receivable, prepaid expenses and other assets, and accounts payable and accrued liabilities. In all three years, our net loss was the primary component of cash used in operating activities, offset by significant non-cash depreciation and amortization expenses relating to our network and intangible assets.

     Cash flows used in investing activities were $15.6 million, $7.9 million and $22.0 million for 1997, 1996 and 1995, respectively. The expansion of our network resulted in capital expenditures of $50.0 million, $38.4 million and $45.2 million for those same three years (which included capital expenditures financed under equipment financing agreements aggregating $37.4 million, $25.6 million and $29.1 million for the respective periods). Cash flows used in investing activities for 1997 benefited from the sale of our software subsidiary for cash consideration of $12.0 million and the receipt of $8.5 million of repayments of intercompany debt owed by the subsidiary to us. Investing cash flows for 1997 were reduced by the $19.7 million increase in "restricted cash and short-term investments," $17.5 million of which supported a $15.4 million irrevocable letter of credit issued by a bank on our behalf in conjunction with the acquisition of iSTAR. This restriction was removed in February 1998 when we finalized the funding for this acquisition. During 1997, we invested $3.0 million in equity and debt securities with original maturities of greater than 90 days and received $7.6 million from the maturity or sale of certain equity investments held by us.

     Cash flows provided by (used in) financing activities were $12.6 million for 1997, ($10.5) million for 1996, and $151.4 million for 1995. In November 1997, we completed a private placement of 600,000 shares of our Series B Preferred Stock for gross proceeds of $30.0 million. In 1997, 1996 and 1995, we made repayments aggregating $27.7 million, $19.8 million and $5.8 million, respectively, on our capital lease obligations and financing facilities and received proceeds from the issuance of notes payable of $6.4 million, $8.3 million and $8.3 million, respectively. Additionally, in 1995, we had net proceeds from three separate common and preferred stock offerings totaling $146.9 million.

     As of December 31, 1997, we had $54.0 million of cash, cash equivalents, restricted cash and short-term investments.

Capital Structure

     Our capital structure at September 30, 1998 consisted of lines of credit, capital lease obligations and notes payable (including our 10% senior notes), preferred stock and common stock.

     Total borrowings at September 30, 1998 were $817.7 million, which included $44.7 million in current obligations and $773.0 million in long-term capital lease obligations and notes payable. We also had $0.6 million of letters of credit outstanding as of September 30, 1998. As of that date, the aggregate unused portion under our various financing arrangements for purchases of equipment and other fixed assets was $60.4 million. The aggregate unused portion of our operating lines of credit (some of which are subject to a borrowing base formula) was $0.4 million.

     Prior to the closing of the first of the offerings of the initial notes, we repaid, with other cash on hand, $108.5 million of borrowings outstanding under our credit facility. Following the closings of the initial notes offerings, we continued to have borrowing capacity of up to $110 million under our credit facility, subject to its terms.

     Our bank financing arrangements in the United States, which are secured by substantially all of our assets, require us to satisfy certain financial covenants such as those relating to consolidated revenue, leverage, liquidity and EBITDA (as defined therein), and prohibit us from paying cash dividends and repurchasing our capital stock without the lender's consent. In particular, we are prohibited from permitting:

     . consolidated revenue for any period of four consecutive fiscal quarters to be less than $215.0 million on or after December 31, 1998 but prior to June 30, 1999, $285.0 million on or after June 30, 1999 but prior to December 31, 1999, $350.0 million on or after December 31, 1999 but prior to June 30, 2000, $425.0 million on or after June 30, 2000 but prior to December 31, 2000, and $500.0 million on December 31, 2000 and thereafter;

     . the ratio of consolidated debt minus cash (excluding cash escrowed with respect to the payment of obligations) to annualized consolidated revenue for the most recent fiscal quarter for which financial statements have been delivered (as adjusted to give pro forma effect to any acquisitions completed during or after such fiscal quarter) to exceed 2.5 to 1 at any time;

     . the sum of cash (excluding cash escrowed with respect to the payment of obligations) and available borrowing capacity under our credit facility at any time to be less than $100.0 million; and

     . EBITDA (as defined therein), to be less than negative $45.0 million, negative $40.0 million, negative $29.0 million, negative $15.0 million, $0, $15.0 million, $25.0 million, $40.0 million and $50.0 million for any period of four consecutive fiscal quarters ending on each of December 31, 1998, March 31, 1999, June 30, 1999, September 30, 1999,
        December 31, 1999, March 31, 2000, June 30, 2000, September 30, 2000 and
        December 31, 2000, respectively. See "Description of Certain Indebtedness--Credit Facility."

     In April 1998, we completed an offering of $600.0 million aggregate principal amount of 10% senior notes and, in November 1998, we completed the initial notes offerings. The aggregate net proceeds of these offerings, after giving effect to discounts, commissions and estimated expenses and the establishment of a $138.7 million escrow arrangement to fund when due the first five interest payments on our 10% senior notes, were $785.1 million.

     The indentures governing the 10% senior notes and the notes contain certain financial covenants with which we must comply relating to, among other things, the following matters:

     . limitation on our payment of cash dividends, repurchase of capital stock, payment of principal on subordinated indebtedness and making of certain investments, unless after giving effect to each such payment, repurchase or investment, certain operating cash flow coverage tests are met, excluding certain permitted payments and investments;

     . limitation on our incurrence and our subsidiaries' incurrence of additional indebtedness, unless at the time of such incurrence, our ratio of debt to annualized operating cash flow would be less than or equal to 6.0 to 1.0 prior to April 1, 2001 and less than or equal to 5.5 to 1.0 on or after April 1, 2001, excluding certain permitted incurrences of debt;

     . limitation on our incurrence and our subsidiaries' incurrence of liens, unless the 10% senior notes and the notes are secured equally and ratably with the obligation or liability secured by such lien, excluding certain permitted liens;

     . limitation on the ability of any of our subsidiaries to create or otherwise cause to exist any encumbrance or restriction on the payment of dividends or other distributions on their capital stock, payment of indebtedness owed to us or to any of our other subsidiaries, making of investments in us or in any of our other subsidiaries, or transfer of any of their properties or assets to us or any of our other subsidiaries, excluding certain permitted encumbrances and restrictions;

     . limitation on certain mergers, consolidations and sales of assets by us or our subsidiaries;

     .  limitation on certain transactions with our affiliates;

     . limitation on the ability of any of our subsidiaries to guarantee or otherwise become liable with respect to any of our indebtedness unless such subsidiary provides for a guarantee of the 10% senior notes and the notes on the same terms as the guarantee of such indebtedness;

     . limitation on certain sale and leaseback transactions by us or our subsidiaries;

     . limitation on certain issuances and sales of capital stock of our subsidiaries; and

     . limitation on the ability of us or our subsidiaries to engage in any business not substantially related to a telecommunications business. See "Description of Notes" and "Description of Certain Indebtedness--10% Senior Notes."

     In November 1997, we completed a private placement of 600,000 shares of our Series B Preferred Stock for gross proceeds of $30.0 million. Each share of Series B Preferred Stock has a stated value of $50.00 per share. The Series B Preferred Stock accrues dividends at an annual rate of 8%, payable quarterly in cash or, at our option, additional shares of our Series B Preferred Stock. The Series B Preferred Stock is convertible into a number of shares of our common stock equal to the stated value of the Series B Preferred Stock at a conversion price of $10 per share of common stock during the first year. The conversion price may be reset at the end of the first and second anniversary dates, under certain circumstances, to the common stock's then current market value. At the third anniversary date, the conversion price may be reset, under certain circumstances, to 95% of the common stock's then current market value. To reflect the nature of these conversion rights, preferred stock has been reduced by $1.5 million with a corresponding increase to capital in excess of par value.

     The Series B Preferred Stock may be redeemed, at our option, under certain circumstances commencing on the third anniversary of original issuance. So long as any Series B Preferred Stock remains outstanding, except for any payment that may be made pursuant to the IRU Purchase Agreement with IXC, neither we nor any of our subsidiaries will:

     . redeem, purchase or otherwise acquire directly or indirectly any common stock or other junior securities,

     . directly or indirectly pay or declare any dividend or make any distribution (other than certain dividends or distributions or a distribution on securities issuable pursuant to any rights under our shareholder rights plan) upon, nor will any distribution (other than certain dividends or distributions or a distribution on securities issuable pursuant to any rights pursuant to the rights plan) be made in respect of, any common stock or other junior securities, or

     . set aside any funds for or apply any funds to the purchase, redemption or acquisition (through a sinking fund or otherwise) of any common stock or other junior securities (other than pursuant to the rights plan).

     We may, however, redeem, purchase or otherwise acquire and set aside funds for and apply funds to the purchase, redemption or acquisition of common stock or other junior securities:

     . for up to an aggregate amount not to exceed, at any point in time the sum of: (1) $10.0 million plus (2) an amount equal to 100% of the aggregate net cash proceeds received by us after November 10, 1997 from the issuance of common stock or other junior securities or debt securities that have been converted into common stock or other junior securities plus (3) an amount equal to 50% of our cumulative consolidated positive earnings before interest, taxes, depreciation and amortization as reported by us in respect of each fiscal quarter commencing with the fiscal quarter ending December 31, 1997, or

     . pursuant to the right of first offer granted pursuant to the IRU Purchase Agreement with IXC, provided that immediately after giving effect thereto, our consolidated shareholders' equity will not be less than $20.0 million.

     We have a credit facility with a Canadian bank which provides borrowing availability to our Canadian subsidiary in three components:

     .  a revolving credit facility of Cdn. $150,000;

     . a term loan of Cdn. $1,000,000, having a balance outstanding of Cdn. $281,000 as of September 30, 1998, repayable in February 1999; and

     . an equipment leasing facility of Cdn. $1,000,000 having a balance outstanding of Cdn. $773,000 as of September 30, 1998, and a final maturity date of March 2001.

     Borrowings under the revolving credit facility and the term loan bear interest at the applicable prime rate of the bank plus 1.5%. Borrowings under the equipment lease facility bear interest at an average rate of 8.7%. See "Description of Certain Indebtedness--Canadian Credit Facility."

Commitments, Capital Expenditures And Future Financing Requirements

     As of September 30, 1998, we had commitments to certain telecommunications vendors totaling $80.2 million. The commitments require minimum monthly usage levels of data and voice communications over the next five years. Additionally, we have various agreements to lease office space and facilities and, as of September 30, 1998, were obligated to make future minimum lease payments of $35.5 million on non-cancellable operating leases expiring in various years through 2005. We are obligated, under the terms of one of our Carrier and ISP Services agreements, to provide the ISP customer with a rental facility of up to $5.0 million for telecommunications equipment owned or leased by us and deployed in the customer's network. At September 30, 1998, we had provided $1.4 million of equipment under this facility. In certain cases we also obtain local customer circuits under multi-year agreements that permit us to redesignate the circuit to a different customer but which obligate us for that circuit until expiration.

     In order to take full advantage of the bandwidth acquired from IXC, in addition to other planned capital expenditures, we expect to incur capital expenditures over the next several years of up to $95.0 million. We expect to incur these capital expenditures in the deployment of high activity POPs throughout the United States designed and located with the objective of optimizing the efficient use of the bandwidth. These POPs are expected to contain switching, routing and modem equipment, together with any computing equipment as may be necessary to address the increase in customer demand anticipated as a result of the enhanced capacity provided by the PSINet IRUs. In addition, we expect to incur on an annual basis $1.2 million in operation and maintenance fees for each 1,000 equivalent route miles of OC-48 bandwidth accepted from IXC. Other planned capital expenditures expected to be incurred by us over the next several years include up to $48.0 million in connection with the anticipated build-out of our pan-European Internet network, including in connection with our recent acquisitions of IRUs in transatlantic STM-1 bandwidth connecting the United States, the United Kingdom and the Netherlands and in STM-1 bandwidth connecting 30 European cities, and for construction of our recently opened network operations center in Switzerland. In addition, we expect to incur capital expenditures of:

     . approximately $45.0 million over the next 20 years in connection with our acquisition and lighting of IRUs in 18 dark fiber optic strands connecting the New York City to Washington, D.C. metropolitan areas and major metropolitan areas in between,

     . approximately $47.0 million in connection with our acquisition of IRUs in transpacific DS-3 bandwidth connecting the United States and Japan,

     . in excess of $100.0 million of total costs over the 25 year term of the agreement in connection with our agreement with a group of leading global telecommunications companies to build the Japan-U.S. Cable Network,

     . approximately $32.0 million over the next 20 years in connection with our acquisition and lighting of IRUs in four dark fiber optic strands connecting multiple cities in the San Francisco Bay area,

     . approximately $36.0 million IRUs in connection with our acquisition of IRUs in STM-1 bandwidth having the capability of connecting Japan, China, Southeast Asia, India, the Middle East, Europe and the United Kingdom, and

     . approximately $18.0 million in connection with our acquisition and lighting of IRUs in 20 dark fiber optic strands connecting the Vancouver, British Columbia and Seattle, Washington metropolitan areas.

We also expect that there will be additional costs, such as connectivity and equipment charges in connection with taking full advantage of our acquired bandwidth and IRUs, although we are currently unable to estimate the extent of such additional costs. We currently anticipate that these expenditures will be financed through a combination of capital leases, a portion of the net proceeds from the 10% Senior Notes offering and the Initial Notes Offerings, and with other sources of financing. We expect to continue to seek opportunities to acquire bandwidth to enhance our global network capabilities.

     In connection with our recently announced 20-year strategic commercial partnership with the Baltimore Ravens of the National Football League, we acquired, among other things, rights to name the Ravens' NFL Stadium "PSINet Stadium" as well as rights for sponsorship and promotion of team events and related advertising and marketing rights. In addition, we have the right to develop a Baltimore Ravens' web site and provide related Internet services to subscribing fan members which, along with other commercial aspects of the transaction, are expected to bring revenues to both organizations through service and membership fees, e-commerce and promotional ventures. In exchange for all of these rights, we will make payments to the Baltimore Ravens over a 20-year period, beginning with a payment of $11.8 million in 1999, which includes a one-time prepayment of $9.25 million under the stadium naming rights agreement. Annual payments for 2000 and for the 18 years thereafter start at $2.6 million, with successive annual 5% increases. It is expected that the total payments made over the 20-year period will be approximately $93.5 million.

     We presently believe, based on the flexibility we expect to have in the timing of orders of bandwidth from IXC, in outfitting our POPs with appropriate telecommunications and computer equipment, and in controlling the pace and scope of our anticipated buildout of our international Internet network, that we will have a reasonable degree of flexibility to adjust the amount and timing of such capital expenditures in response to our then existing financing capabilities, market conditions, competition and other factors. Accordingly, we believe that working capital generated from the use of acquired bandwidth, together with other existing working capital, existing credit facilities, from capital lease financings, from the proceeds of the initial notes offerings and prior offerings and from future equity or debt financings, which we presently expect to be able to obtain when needed, will be sufficient to meet the currently anticipated working capital and capital expenditure requirements of our operations, including, without limitation, our payment obligations under our strategic commercial relationship with the Baltimore Ravens. There can be no assurance, however, that we will have access to sufficient additional capital and/or financing on satisfactory terms to enable us to meet our capital expenditure and working capital requirements. See "Risk Factors--We May Not Have the Ability to Raise the Additional Capital Needed to Finance Growth and Capital Requirements."

     We have certain payment obligations related to earnout and purchase price retention arrangements pursuant to certain agreements between us and third parties.

OTHER POSSIBLE STRATEGIC RELATIONSHIPS AND ACQUISITIONS

     We anticipate that we will continue to seek to develop relationships with strategic partners, both domestically and internationally, and to acquire assets, including, without limitation, additional telecommunications bandwidth, and businesses principally relating to or complementary to our existing business. Certain of these strategic relationships may involve other telecommunications companies that desire to enter into joint marketing and services arrangements with us pursuant to which we would provide Internet and Internet-related services to such companies. Such transactions, if deemed appropriate by us, may also be effected in conjunction with an equity and/or debt investment by such companies in us. Such relationships and acquisitions may require additional financing and may be subject to the consent of our lenders and other third parties.

     We have not, in the past, used in any material respect financial instruments as hedges against certain financial and currency risks or for trading. However, as a result of the recent increase in our foreign operations, we may begin to use various financial instruments, including derivative financial instruments, in the ordinary course of business, for purposes other than trading. These instruments could include letters of credit, guarantees of debt, interest rate swap agreements and foreign currency exchange contracts relating to intercompany payables of foreign subsidiaries. We do not intend to use derivative financial instruments for speculative purposes. Foreign currency exchange contracts would be used to mitigate foreign currency exposure and with the intent of protecting the U.S. dollar value of certain currency positions and future foreign currency transactions. Interest rate swap agreements would be used to reduce our exposure to risks associated with interest rate fluctuations. By their nature, all such instruments would involve risk, including the risk of nonperformance by counterparties, and our maximum potential loss may exceed the amount recognized in our balance sheet. We would attempt to control our exposure to counterparty credit risk through monitoring procedures and by entering into multiple contracts.

Risks Associated With Year 2000

     The commonly referred to Year 2000 ("Y2K") problem results from the fact that many existing computer programs and systems use only two digits to identify the year in the date field. These programs were designed and developed without considering the impact of a change in the century designation. If not corrected, computer applications that use a two-digit format could fail or create erroneous results in any computer calculation or other processing involving the Year 2000 or a later date. We have identified two main areas of Y2K risk:

     . Internal computer systems or embedded chips could be disrupted or fail, causing an interruption or decrease in productivity in our operations; and

     . Computer systems or embedded chips of third parties including (without limitation) financial institutions, suppliers, vendors, landlords, customers, international suppliers of telecommunications services and others ("Material Third Parties") could be disrupted or fail, causing an interruption or decrease in our ability to continue our operations.

     We have developed, or are in the process of developing, detailed plans for implementation and testing of any necessary modifications to our key computer systems and equipment with embedded chips to ensure that they are Y2K compliant. We have engaged a third party consultant to perform an assessment of our systems, domestically and internationally. We expect that the assessment, which is being done in stages, will be complete by early 1999. We anticipate that our domestic internal systems will be Y2K ready by June 30, 1999, and our international systems will be Y2K compliant by the end of the third quarter of 1999, which is consistent with prior plans. We believe that with these detailed plans and completed modifications, the Y2K issue will not pose significant operational problems for us. However, if the modifications and conversions are not made, or not completed in a timely fashion, the Y2K issue could have a material impact on our operations.

     Our cost of addressing Y2K issues has been minor to date, less than five percent (5%) of our information technology budget, but this amount will increase as substantial consultants or personnel resources are required or if operationally- important equipment must be remediated or replaced. The risk that Y2K issues could present to us include, without limitation, disruption, delay or cessation of operations, including operations that are subject to regulatory compliance. In each case, the correction of the problem could result in substantial expense and disruption or delay of our operations. The total cost of Y2K assessments and remediation is funded through cash flows generated through operations and available from other sources and, to date, we are expensing these costs. The financial impact of making any required systems changes or other remediation efforts cannot be known precisely at this time, but it is not expected to be material to our financial position, results of operations, or cash flows. We have not canceled any principal information technology projects as a result of our Y2K effort, although we have rescheduled some tasks to accommodate this effort.

     In addition, we have identified and prioritized and are communicating with Material Third Parties to determine their Y2K status and any probable impact on us. We will continue to track and evaluate our long-term relationship with Material Third Parties based on the responses we receive and on information learned from other sources. If any of our Material Third Parties are not Y2K ready and their non-compliance causes a material disruption to any of their respective businesses, our business could be materially adversely affected. Disruptions could include, among other things: the failure of a Material Third Party's business; a financial institution's inability to take and transfer funds; an interruption in delivery of supplies from vendors; a loss of voice and data connections; a loss of power to our facilities; and other interruptions in the normal course of our operations, the nature and extent of which we cannot foresee. We will continue to evaluate the nature of these risks, but at this time we are unable to determine the probability that any such risk will occur, or if it does occur, what the nature, length or other effects, if any, it may have on us. If a significant number of Material Third Parties experience failures in their computer systems or operations due to Y2K non- compliance, it could affect our ability to process transactions or otherwise engage in similar normal business activities. For example, while we expect our internal systems, domestic and international, to be Y2K ready in stages during 1999, we and our customers who communicate internationally will be dependent upon the Y2K-readiness of many foreign providers of telecommunication services and their vendors and suppliers. If these providers and others are not Y2K ready, we and our customers will not be able to send and receive data and other electronic transmissions, which would have a material adverse effect on the business and revenues of us and our customers. While many of these risks are outside our control, we have instituted a program to identify Material Third Parties and to address any non-compliance issues.

     While we believe that we are adequately addressing the Y2K issue, there can be no assurance that our Y2K analyses will be completed on a timely basis or that the cost and liabilities associated with the Y2K issue will not materially adversely impact our business, prospects, revenues or financial position. We are uncertain as to our most reasonably likely worst case Y2K scenario and have not yet developed a contingency plan to handle a worst case scenario. We expect to have a contingency plan to handle this situation by September 30, 1999. See "Risk Factors--Risks Associated With Year 2000."

Recent Accounting Pronouncements

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. The Statement establishes standards for the way companies report information about operating segments in annual and interim financial statements. Generally, the Statement requires financial information to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. We will adopt the Statement's disclosure requirements in the financial statements as of and for the year ending December 31, 1998.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging securities. To the extent we begin to enter into such transactions in the future, we will adopt the Statement's disclosure requirements in the financial statements for the year ending December 31, 2000.

                                    BUSINESS


      PSINet is a leading global facilities-based provider of Internet access services and related products to businesses. PSINet provides dedicated and dial-up Internet connections to businesses in 90 of the 100 largest metropolitan statistical areas in the U.S. and in 12 of the 20 largest global telecommunications markets. PSINet also offers IP-based value-added services and products to businesses, including corporate intranets, Web hosting and collocation, remote user access, multi-currency electronic commerce, security and voice-over-IP services, that enable businesses to maximize utilization of their corporate networks and the Internet. Additionally, PSINet provides network connectivity and related services to other telecommunications carriers and ISPs to further exploit its network capacity.



      PSINet's mission is to build a premier IP-based communications company. PSINet grows its business through multiple sales channels, including direct sales as well as resellers, and by acquiring other ISPs and related businesses in key markets. By providing services and products that enhance its customers' business processes through the effective use of the Internet and related tools, PSINet has increased revenues from $8.7 million in 1993 to $121.9 million in 1997, representing a 94% compounded annual growth rate. Over the last twelve months, PSINet has experienced rapid growth through the acquisition of 15 ISPs in eight of the 20 largest global telecommunications markets. On a pro forma basis, after giving effect to these recent acquisitions, revenues for the nine months ended September 30, 1998 would have been approximately $231.3 million. Although PSINet has experienced significant revenue growth, it has also incurred significant indebtedness, growing net losses and negative cash flow from operations. As of September 30, 1998 and for the nine months ended September 30, 1998, after giving pro forma effect to the initial notes offerings and the acquisition of Tokyo Internet, PSINet had approximately $1.178 billion of indebtedness, net losses available to common shareholders of $219.4 million and negative EBITDA (as defined) of $38.9 million.



      PSINet owns and operates a technologically advanced, high-speed frame relay network. As of October 1, 1998, the PSINet network served over 53,000 business accounts, including 141 ISPs, and connected to over 500 POPs in 12 countries. The PSINet network is one of the primary backbones that comprise the Internet and is connected with other large ISPs at 27 public and private peering points. PSINet believes that its scaleable IP-optimized network, in combination with its highly trained, around-the-clock customer care team, enables PSINet to deliver superior performance and reliability.


Industry Overview

      Overview. Internet access services is one of the fastest growing segments of the global telecommunication services market place. According to IDC, the number of Internet users worldwide reached 38 million in 1996 and is forecasted to grow to over 173 million by the year 2000. Internet access services represent the means by which ISPs interconnect either businesses or individual consumers to the Internet's resources or to corporate intranets and extranets. Access services include dial-up access for individuals and small businesses, and high-speed dedicated access used primarily by mid-sized and larger organizations. In addition to Internet access services, business-focused ISPs are increasingly providing a range of value-added services, including managed access (i.e., intranets), shared and dedicated Web hosting, security services, and advanced applications such as IP-based voice, fax and video services. These services are being used by business customers to enhance productivity, ensure reliability and reduce costs.

      The ISP market is segmented into large national or multinational ISPs ("Tier 1 ISPs"), which are typically full-service providers that offer a broad range of Internet access and value-added services to businesses, and regional and local ISPs ("Tier 2" and "Tier 3 ISPs"), which typically offer a smaller range of products and services to both individuals and business customers and may specialize in the provision of one IP-based product or service. Tier 1 ISPs also provide wholesale services by reselling capacity on their networks to smaller regional and local ISPs, thereby enabling these smaller ISPs to provide Internet services on a private label basis without building their own facilities. Tier 1 ISPs exchange Internet traffic at multiple public peering points known as network access points ("NAPs") and through private peering arrangements. As the number of ISPs have grown, Tier 1 ISPs have increased their requirements for peering arrangements thereby increasing the barriers to entry into the top-tier. Tier 2 and Tier 3 ISPs generally rely on Tier 1 ISPs for Internet access and interconnection. The ISP market is highly fragmented with over 4,000 providers estimated to be doing business in the U.S. and Canada alone. Because of the low barriers to entry, there are many local and regional ISPs entering the market, which has caused the level of competition to intensify. In addition, there recently have been certain large acquisitions of ISPs by multinational telecommunications companies seeking to offer a more complete package of telecommunications products to their customers.

      Market Size and Growth. The domestic Internet service market is forecast to continue its rapid growth for the foreseeable future. IDC estimates that the U.S. Internet service market's aggregate annual revenues may grow from $3.3 billion in 1996 to $18.3 billion in the year 2000, reflecting a compounded annual growth rate of over 50%. According to IDC estimates, in 1996, business connectivity and value-added services represented approximately 62% of this market.

      Growth in U.S. demand for business connectivity is being driven by a number of factors, including an increase in online market penetration, particularly in the small and medium-sized business segments, and increased use of the Internet by businesses. Specifically, IDC forecasts dedicated business connectivity revenues to grow from approximately $1.9 billion in 1996 to $6.7 billion in 2000, representing a compounded annual growth rate of approximately 36%. In addition, as more businesses evolve from establishing an Internet presence to utilizing secure connectivity between geographically-dispersed locations, remote access to corporate networks and business-to-business commerce solutions, the demand for high quality Internet connectivity and value-added services and products should grow. IDC forecasts that value-added services revenues will grow rapidly from $125.0 million in 1996 to $7.0 billion in 2000, representing a compounded annual growth rate of approximately 174%.


      In Europe, IDC estimates that the total market for Internet access services and products reached $676.0 million in 1996 with business connectivity and value-added services representing approximately 56% of the market. IDC forecasts the European Internet access and services market to grow at a compound rate of over 70% per annum to approximately $6.1 billion in 2000 with business connectivity and value-added services representing approximately 65% of the market. PSINet believes, based on its operational knowledge of and experience in such markets, that the Canadian and Asian Internet access services and products markets should grow at least at the same rate as the European market.


      Growth in Business Use of the Internet. Since the commercialization of the Internet in the early 1990s, businesses have rapidly established corporate Internet sites and connectivity as a means to expand customer reach and improve communications efficiency. Currently, many businesses are utilizing the Internet as a lower-cost alternative to certain traditional telecommunications services. For example, many corporations are connecting their remote locations using intranets to enable efficient communications with employees, customers and suppliers worldwide, providing remote access for a mobile workforce, reducing telecommunications costs by using value-added services such as IP-based fax and videoconferencing, and migrating legacy database applications to run over IP-based networks. Businesses of all sizes are demanding advanced, highly reliable solutions designed specifically to enhance productivity and improve efficiency. Moreover, businesses are seeking national and global ISPs that can securely and efficiently connect multiple, geographically-dispersed locations, provide global remote access capabilities and offer a full range of value-added services that meet their particular networking needs.

The PSINet Solution


      PSINet provides high quality IP-based services and products that are tailored to meet the needs of businesses. PSINet offers Internet access services ranging from low-cost dial-up connections to high-speed continuous access in the U.S. and 12 of the 20 largest international telecommunications markets. PSINet also offers a variety of value-added services such as the provisioning of corporate intranets, Web hosting, security, multi-currency electronic commerce solutions and advanced applications which can be bundled with Internet access services to provide complete, turnkey solutions. PSINet believes that the business market is particularly attractive due to its low customer churn characteristics, relatively low penetration and early stage of development. In addition, PSINet believes that within the business access marketplace there is a significant opportunity to upsell to higher service levels and provide additional value-added services as businesses grow from establishing basic Internet connectivity and corporate Web sites to utilizing the Internet and corporate intranets for more advanced, mission-critical applications. Further, PSINet believes that small and medium sized businesses will continue to seek to outsource certain information technology functions to large full-service ISPs to reduce costs and improve service levels. Moreover, PSINet believes that regional and local ISPs will continue to seek business relationships with large, Tier 1 ISPs that enable them to sell Internet connectivity services without making significant investments in facilities.


The PSINet Strategy


      PSINet's objective is to be one of the top three providers of Internet access services and related communications services and products in each of the 20 largest global telecommunications markets. The principal elements of PSINet's business strategy are summarized below:



      o Pursue Internal Growth Through Multiple Sales Channels. PSINet is pursuing growth opportunities through multiple channels consisting of its direct sales force, a reseller and referral program and strategic alliances. PSINet has built a direct sales force, which, as of October 1, 1998, consisted of approximately 340 individuals, more than half of whom are employed outside of the United States. PSINet's sales people have a strong Internet technical background and product knowledge, which assist them in effectively marketing PSINet's products and services to targeted business customers. PSINet has forged an authorized reseller and referral program with selected telecommunications services and equipment suppliers, networking service companies, systems integrators and computer retailers. As of October 1, 1998, PSINet's reseller and referral program consisted of approximately 720 resellers and referral sources in the United States and 730 outside of the United States. This program enables PSINet to utilize the sales and marketing resources of its resellers and referral sources to offer PSINet Internet access services and products to a broader and more diverse prospect base. PSINet also seeks to establish strategic alliances with selected telecommunications carriers, such as it has with American Communications Network, Inc., ATX Telecommunications Services, e.Spire Communications, Inc. and IXC, to offer PSINet's IP-based services and products to the carriers' customer base on a private label or co-branded basis as part of an integrated package of telecommunications and Internet services and products.



      o Accelerate Growth Through Targeted Acquisitions. PSINet intends to accelerate its growth domestically and expand its presence in key markets internationally by acquiring primarily business-focused ISPs and related businesses and assets. PSINet intends to acquire local or regional ISPs in markets where it has an established POP and can benefit from the increased network utilization and local sales force. Given an increasingly competitive environment and the large capital requirements required to offer a broad base of IP services and products and to develop access to a reliable, high-speed global network, PSINet believes that undercapitalized local and regional ISPs will continue to benefit from combining their operations with PSINet. In addition, PSINet believes that its entrepreneurial environment will be attractive to and help retain key employees of acquired ISPs. PSINet also intends to make strategic acquisitions in the eight largest global telecommunications markets where it currently does not have a presence or in those global telecommunications markets where PSINet's current presence would be significantly enhanced. PSINet may also seek to acquire other businesses relating or complementary to PSINet's existing business to broaden its market presence and expand its strengths in key product areas, such as application, Web hosting or data center companies, or data-processing companies with legacy networks which would benefit by migrating to IP-based technologies. PSINet seeks acquisition targets that, once integrated into PSINet's existing operations, generally will be accretive to EBITDA. PSINet plans to effect future acquisitions through the use of existing cash, cash generated from operations and from then available credit facilities, issuances of shares of its common stock and preferred stock and a portion of the net proceeds of the initial notes offerings.


      o Capture Economies of Scale by Integrating Operations. After PSINet has acquired an ISP, it typically acts to generate economies of scale and cost savings by eliminating redundant operations and network architecture and migrating the acquired ISP's customers on to the PSINet network. Connecting an acquired

            ISP's customers to the PSINet network typically entails minimal incremental data communication costs and enables PSINet to significantly reduce its transit costs. PSINet seeks to generate cost savings by centralizing back office operations, such as network monitoring, customer billing, human resources and accounting. PSINet also endeavors to realize efficiencies by consolidating an acquired ISP's purchasing, product development and marketing and sales operations into PSINet's established programs. PSINet believes this integration of operations improves the quality, breadth, consistency and scaleability of the services and products offered to customers of acquired ISPs.



      o Increase Sales of Value-Added Services and Products. PSINet intends to capitalize on the trend of companies to increasingly outsource their critical business applications and integrate Web-based services and products as part of their core data networking strategy by aggressively marketing value-added services and products to its existing account base and prospective business customers. PSINet currently offers a number of value-added services, such as corporate intranets, Web hosting and collocation, remote user access, multi-currency electronic commerce, security and voice-over IP services, that can be bundled with Internet access services to provide complete, turnkey solutions. In addition, the enhanced capacity resulting from PSINet's recent acquisitions of global network bandwidth will enable PSINet to offer a wider variety of high quality Internet and Internet-related services and products, such as IP-based voice, video and other multimedia services. PSINet believes that providing value-added services not only reduces customer churn by increasing customer switching costs but also improves profitability through the sale of higher margin value-added services. PSINet believes that there is a significant opportunity within its existing account base to upgrade service levels and is actively marketing additional services to these accounts. To improve upon its ability to provide these value-added services, PSINet recently opened a new global Internet hosting center for dedicated business applications, completed construction of an additional global Internet hosting center in Switzerland, and plans to construct and open eight additional global Internet hosting centers before January 1, 2000.



      o Continue to Acquire Network Facilities to Reduce Costs. PSINet remains focused on reducing costs as a percentage of revenue by maintaining a scaleable network and increasing utilization of and controlling strategic assets, such as telecommunications bandwidth through IRUs and acquisition of dark fiber. PSINet's flexible network architecture utilizes advanced ATM, ISDN and SMDS compatible frame relay equipment, which allows the PSINet network to cost-effectively scale the number of POPs and the number of users accessing a POP in response to customer demand. PSINet has enhanced its network significantly through several strategic acquisitions of fiber-based telecommunications bandwidth, including acquisitions of IRUs or other rights in the following:



            o up to 10,000 equivalent route miles of OC-48 capacity across the United States;



            o STM-1 transatlantic capacity connecting the United States, the United Kingdom and continental Europe;



            o four dark fiber optic strands connecting the New York City and Washington, D.C. metropolitan areas and major metropolitan areas in between;



            o     six DS-3s connecting the United States and Japan;



            o four dark fiber optic strands connecting multiple cities in the San Francisco Bay area;



            o STM-1 network bandwidth having the capability of connecting Japan, China, Southeast Asia, India, the Middle East, Europe and the United Kingdom;



            o     STM-1 network bandwidth connecting 30 European cities;



            o 20 dark fiber optic strands connecting the Vancouver, British Columbia and Seattle, Washington metropolitan areas; and an



            o agreement with other leading global telecommunications companies to build the Japan-U.S. Cable Network. These transactions represent an important strategic step in PSINet's objective to be a leading global facilities-based ISP. Additionally, PSINet continues to evaluate alternative broadband local loop strategies, including wireless, xDSL and cable modem solutions.

      o Enhance Brand Name Recognition. PSINet was the first commercial ISP and has established significant brand recognition among information technology professionals in the United States. In 1998, PSINet launched a major program to develop and enhance the PSINet brand name as a leading global facilities-based ISP. PSINet's branding program includes the rebranding of acquired ISP operations and services under the PSINet name and the select use of television commercials, print ads and direct mailings which target key decision makers in the United States and abroad. By combining this branding program with PSINet's multiple sales channel distribution strategy, PSINet seeks to expand market share, increase customer loyalty and develop global brand recognition in the Internet market.



      o Build Strong Customer Loyalty. PSINet believes that superior customer service is a critical element in attracting and retaining customers. PSINet has made significant investments in customer service personnel and systems that enhance customer care and service throughout the complete customer life cycle from order entry and billing to selling of value-added services. To ensure consistency in the quality and approach to customer care, both domestic and international technical support associates attend an extensive technical training and certification program. PSINet monitors and responds to customer needs by providing 24-hours per day, seven-days per week technical support and service from its network operations center ("NOC") in Troy, New York. As part of PSINet's international expansion strategy, PSINet recently opened a fully redundant NOC in Switzerland and anticipates adding a third NOC in Asia in 1999. By maintaining geographically centralized support services, PSINet seeks to increase operational efficiencies and enhance the quality, consistency and scaleability of its customer care.


PSINet Services


      PSINet offers a broad range of reliable, high-speed Internet access options and related services in the U.S. and international markets at a variety of prices designed to meet the requirements of commercial, educational, governmental and other organizations that link their computers, networks and information servers to, or otherwise seek to benefit from the use of, the Internet. PSINet provides Internet solutions to help business and other organizations reduce costs, increase productivity and access new markets. Access options range from dial-up services to high-speed continuous access provided by dedicated circuits. PSINet believes that its broad range of competitively priced Internet services and products allows PSINet to compete effectively in the Internet access market for corporate and other institutional customers. PSINet has recently organized its core operations into three customer-focused business units--Corporate Network Services, Carrier and ISP Services, and Applications and Web Services--in an effort to better align its operations with the needs of the emerging Internet marketplace.



      Connectivity Services. PSINet offers global connectivity services, including a variety of dial-up and dedicated access solutions in bundled and unbundled packages, which provide high-speed continuous access to the Internet for businesses' local area networks ("LANs"). PSINet provides turnkey configuration solutions encompassing such services as domain name ("DNS") registration, line ordering and installation, IP address assignment, router configuration, installation and management, security planning and management and technical consultation services. All of PSINet's connectivity customers receive 24-hours per day, seven-days per week technical support. PSINet also offers a full range of customer premise equipment ("CPE") required to connect to the Internet, including routers, Channel Service Units/Data Service Units ("CSU/DSUs"), software, and other products, as needed. Due to its business relationships with a variety of vendors, PSINet is able to offer competitive hardware pricing and bundled services to its customers.



      o Dedicated Access. PSINet offers a broad line of high-speed dedicated connectivity services which provide business customers with direct access to a full range of Internet applications. PSINet's flagship access service, InterFrame(R), provides companies with robust, full-time, dedicated Internet connectivity in a range of access speeds, from 56 Kbps to 45 Mbps. InterFrame is designed to offer comprehensive network security and to help ensure bandwidth availability for priority business applications. PSINet believes that the traffic-management advantages of the frame relay technology deployed in its network provide its customers with fully integrated Internet access and improved performance. For higher bandwidth needs, PSINet provides its InterMAN(R) access service in major U.S. cities in connection speeds ranging from 1.5 Mbps to 45 Mbps. InterMAN is a turnkey solution in which PSINet provides, installs and maintains equipment at the customers' premises. InterMAN affords cost advantages over competitive dedicated access services by utilizing high-speed SMDS and ATM data transmission technologies.



      o Wireless Access. PSINet's recently introduced InterSky(R) service offers dedicated high-speed wireless Internet access utilizing Airdata WIMAN digital microwave technology in the unlicensed 2.4 GHz spread spectrum band. Speeds of up to 128Kbps are currently available with faster capabilities of up to 512Kbps and up to 2 Mbps anticipated to be made available during 1999 and 2000, respectively. PSINet's InterSky is currently operational in certain cities in Florida, with expansion to additional areas throughout the southeastern U.S. expected to occur later in 1999. InterSky provides an affordable, high-speed alternative to traditional land-based Internet services, commonly referred to as "local loop connections," offered by telecommunications carriers.



      o Dial-up Access. PSINet's LAN-Dial(R) dial-up services offer a cost-effective, entry-level Internet solution that provides access to PSINet's advanced network backbone via ordinary telephone lines at speeds of up to 56 Kbps. PSINet's LAN-ISDN service provides dial-up access through digital ISDN lines at speeds of up to 128 Kbps.



      Value-Added Services. PSINet believes that business customers on a worldwide basis will continue to increase their use of the Internet as a business tool and will increasingly rely upon an expanding range of value-added services to enhance productivity, reduce costs and improve service reliability. PSINet offers a variety of value-added services, including intranets, Web hosting, electronic commerce, collocation, remote access, security services, applications, including fax and electronic mail, and voice-over-IP designed to meet the diverse networking needs of businesses. In addition, in order to capitalize on its technologically advanced, high-capacity network, PSINet intends to continue to develop new IP-based services and products that increase customer use of the Internet, including bandwidth-intensive multimedia services such as video conferencing over the Internet.



      o Intranets. PSINet's IP-optimized network allows it to create private IP networks (known as "intranets" or "virtual private networks") that are designed to securely isolate internal network traffic from public Internet traffic and provide each site on the intranet access to other sites on the intranet as well as to the Internet. PSINet's PSI IntraNet(R) service integrates an organization's multiple sites in different countries throughout the world by providing IP connectivity with access speeds ranging from 56 Kbps to 2 Mbps. By combining the security and control of a private network with cost-effective Internet-compatible connectivity, PSI IntraNet provides a turnkey solution for equipment management support and offers significant savings over traditional WAN solutions.



      o Web Hosting. PSINet provides a line of Web hosting and multimedia streaming services that permit companies to market themselves and their products on the Internet without having to invest in technology infrastructure and operations staff. The PSIWeb(R) services are backed by the industry's first 100% uptime guarantee and by PSINet's advanced network backbone, which provides highly reliable Internet connectivity. PSIWeb offers options such as complete electronic commerce solutions as well as "TV on the WEB LIVE," a joint service offering from PSINet and Gardy McGrath International, which is an end-to-end solution for video broadcasting of live events over the Internet.



      o Security Solutions. The proprietary nature of business Internet traffic demands protection from unauthorized access. PSINet delivers a range of managed security services that were developed in conjunction with certain strategic partners and are backed by the expertise of PSINet's Security Planning and Response Team ("SPART"). PSINet's RouteWaller(R) service provides cost-effective perimeter defense with sophisticated remote user authentication that helps to ensure that no strategic applications or data can be accessed until the user has proven his or her access clearance. SecureEnterprise(R) is PSINet's management service designed to protect enterprises with a full-featured, application-layer firewall.



      o Remote Access. Today's work force increasingly operates outside the traditional office setting. PSINet's InterRamp(R) Remote Access service enables mobile personnel to access their corporate network and systems resources using the Internet from over 2,400 POPs in over 150 countries through

            PSINet's strategic relationship with iPass, an international data communications network. In most locations where business is conducted, InterRamp Remote Access offers full Internet access through a local telephone call. As part of InterRamp Remote Access service, PSINet provides its customers with a special account management system that enables customers' MIS administrators to control user access and monitor usage statistics.



      o Multi-Currency Electronic Commerce. PSINet's PSIWeb eCommerce(SM) service provides a turnkey solution to create and manage "Virtual Storefronts" and is designed to give shoppers the ability to make secure purchases in their local currency using the Web. PSIWeb eCommerce integrates payment systems engineered for security with virtual store technology, through alliances with CyberCash, Inc. and Mercantec, Inc., to facilitate a seamless shopping experience. In addition, PSIWeb Worldpay(SM) provides a cost-effective electronic commerce solution for selling goods and services to an international audience. Developed in association with Worldpay Ltd., an electronic commerce transaction clearing house, and National Westminster Bank PLC, PSIWeb Worldpay enables customers around the world to make real-time purchases using the Web in over 100 currencies.



      o Collocation. PSINet's PSIWeb Co-Locate (SM) service enables companies to house business-critical servers in secure off-site facilities with improved bandwidth management and reliable connections. Collocation facilities are situated on the highest bandwidth portions of PSINet's infrastructure in order to facilitate optimal performance and high-speed capabilities.



      o Faxing. Since a significant portion of telecommunications traffic consists of fax transmissions, companies are looking for ways to better manage fax costs. PSINet's InternetPaper (SM) service supports hard-copy distribution of electronic documents from desktop PCs to any fax machine in the world. This service offers centralized management of document distribution, thereby significantly reducing transmission costs.



      o Electronic Mail. PSIMail (SM) enables customers to outsource their e-mail service and its management to PSINet's highly trained systems administrators and support staff. For a minimal monthly fee, PSINet establishes accounts, manages the servers and provides full accessibility to e-mail for its customers while saving them the investment in additional servers and staff.


      o Voice-Over-Internet Protocol. PSIVoice (SM) enables companies with multiple business locations to communicate by voice among these sites and with select third parties, such as business partners, customers and suppliers, outside their corporate intranets via low-cost IP telephony links. PSIVoice is a turnkey service allowing for such enhanced features as desktop faxing, conference calling and unified messaging services and includes all the hardware and network management services required for high quality, private-line voice connections among geographically dispersed offices. By providing voice and Internet traffic on the same circuit, customers are able to use existing bandwidth more efficiently, resulting in savings of 20%-50% over traditional long-distance telephone calling.


      Carrier and ISP Services. In 1996, to maximize utilization of its network, PSINet formed its Carrier and ISP Services business unit to provide dial-up Internet access to telecommunications carriers and consumer-based ISPs, such as Earthlink Network, Inc. and MindSpring Enterprises, Inc., whose customers typically access the network during evening hours when business use tends to be minimal. PSINet has recently expanded this business unit to offer peering and transit services to telecommunications carriers and other ISPs and to offer its connectivity and value-added services for resale, on a private label basis, to larger telecommunications carriers and other ISPs that require high quality business services and products to enhance their product portfolio. Through such services, PSINet has the opportunity to significantly increase its distribution channel.



      o Consumer Dial-up Access. PSINet provides dial-up access to consumer-oriented ISPs enabling them to expand their geographic reach and network capacity by purchasing from PSINet access to PSINet's IP-optimized network through 287 POPs in the United States and Canada as of October 1, 1998. PSINet offers programs that provide smaller ISPs the opportunity to increase their user base over time and provide larger ISPs the opportunity to cost-effectively manage their rapid growth. In addition, in certain domestic and international markets, PSINet provides dial-up access services directly to individual customers.



      o Peering and Transit. In order to support the exchange of information between ISPs, which is critical to the effective operation of the Internet, PSINet offers free private peering for all U.S.-based ISPs. Private peering allows other ISPs' traffic to directly reach PSINet's customers, which improves network performance and, PSINet believes, thereby promotes customer satisfaction. Furthermore, PSINet offers, for a fee, transit service, which allows an ISP to transfer traffic through PSINet's network to another ISP. Transit service enables ISPs to reduce their data communications expense by leasing network utilization from PSINet in lieu of leasing point-to-point circuits from other telecommunications providers.



      o Commercial Private Label Services. For companies with which PSINet has strategic alliances, PSINet provides its market-tested services on a private label basis. This allows these companies to market and resell PSINet's services under their own brand while leveraging PSINet's nationwide network and expertise in service delivery. PSINet assists in training the sales and support staffs of these companies and provides technical support to facilitate their resale efforts.


      o Web Filtering. PSIChoice (SM) enables PSINet's carrier and ISP customers to offer their consumers the option to protect themselves from objectionable content on the World Wide Web by restricting access to sites that contain undesirable information. PSIChoice is hosted on the technologically advanced PSINet network and utilizes content proxy services to screen Web content accessed by end-users. PSIChoice requires no software implementation on the consumer's computer and is initially available in the United States.


      Services and Product Development. As part of PSINet's ongoing efforts to develop IP-based services and products that enable businesses to take maximum advantage of their corporate networks and the Internet, PSINet has continually invested in service and product development programs. Since its inception, PSINet has introduced to the Internet marketplace several major new services, including the first LAN-based dial-up TCP/IP access service, the first managed Internet security service, the first ISP electronic commerce service and the first ISP intranet service. Major services and products currently under development include multimedia services, such as video conferencing over the Internet, and higher speed connectivity services.


PSINet's Network


      Overview. PSINet owns and operates a global high capacity, IP-optimized network which, as of October 1, 1998, was comprised of over 500 POPs, of which 245 were within the United States with the remainder located throughout Canada, Europe and Asia. PSINet's network employs architecture designed to deliver superior dedicated or dial-up Internet connections, reliable packet control and intelligent data traffic routing. PSINet has strengthened its position as a leading facilities-based ISP through several recent acquisitions of high capacity, fiber optic telecommunications bandwidth and other strategic network assets that have significantly reduced PSINet's incremental data communications costs. The combination of PSINet's technologically advanced network architecture and global network infrastructure has positioned PSINet to deliver the high level of IP-based services, such as Web hosting and a broad array of multimedia Internet services, increasingly demanded by businesses.



      Network Architecture. PSINet has engineered an IP-optimized network by integrating advanced Internet routers with high-speed frame relay switching equipment that is compatible with ATM, ISDN and SMDS transmission technologies. PSINet has planned for growth by ensuring that the network is scaleable, flexible, fault tolerant, open standards-based and remotely manageable.



      o Scaleable. PSINet's flexible, multi-layer network architecture utilizes a high-speed switching fabric which enables PSINet to grow the number of POPs and the number of users served in an incremental manner that matches investment with demand. The network's scalability extends beyond the currently installed base of over 500 POPs to allow for growth to 2,000 POPs without fundamental design changes.

      o Flexible. PSINet's network architecture consists of an Internet routing infrastructure overlaid upon a fast packet switching fabric that enables PSINet to provide reliable, high-speed connections and provides its customers the ability to manage bandwidth by type of application and to accommodate applications that are delay-sensitive. PSINet is able to use its flexible network architecture in concert with its remote monitoring capability to accommodate changing customer usage patterns and patterns of traffic that, if left unmanaged, could otherwise degrade network performance.



      o Fault Tolerant. Redundancy and adaptive technology in PSINet's network reduces the impact of isolated failures on the customer's experience. Adaptive technology incorporated into PSINet's Internet router infrastructure compensates automatically for circuit failures that might otherwise interrupt the flow of customer traffic. Key switching and router elements are redundantly configured to further reduce the impact of individual component failures. In addition, PSINet has an uninterruptible power supply at each POP, limiting the impact of local power outages on PSINet's network.



      o Open. PSINet's network is based on the open internetworking protocol standard TCP/IP and on relevant international standards relating to transmission and modulation technologies. PSINet is able to install a variety of equipment types and capacities without impacting network interoperability. As a result, PSINet's network can be upgraded incrementally and benefit from multi-vendor supply strategies.



      o Manageable. From its NOCs, PSINet is able to monitor the network remotely, perform network diagnostics and equipment surveillance, and initialize customers. As a result of PSINet's network architecture and its experience in Internet network management, these tasks can be performed remotely regardless of POP location or network status. This capability allows PSINet to respond quickly to network problems and to control costs associated with on-site network configuration and repair.



      Global Network Infrastructure. As part of PSINet's ongoing efforts to control strategic assets and further expand and enhance its network, PSINet has recently acquired or agreed to acquire significant amounts of fiber-based telecommunication bandwidth located throughout the world.



      o In February 1998, PSINet acquired from IXC IRUs in up to 10,000 equivalent route miles of OC-48 network bandwidth across the United States (including such major metropolitan areas as Atlanta, Chicago, Cleveland, Dallas, Houston, Los Angeles, New York, Philadelphia, Phoenix and Washington D.C.), in exchange for approximately 20% of PSINet's Common Stock. As of January 1, 1999, approximately 6,000 route miles of OC-12 (equivalent to approximately 1,500 route miles of OC-48) bandwidth, connecting New York and Los Angeles (and certain major cities in between), have been accepted by PSINet and placed into operation on the PSINet network and approximately 7,000 additional route miles of OC-12 bandwidth, extending the network to, among other locations, Washington, D.C., Atlanta, Houston and San Francisco (and certain major cities in between), are expected to be placed into operation prior to the end of the first quarter of 1999. PSINet currently anticipates delivery of the remaining bandwidth from IXC over the next 18 to 24 months. For more detailed information concerning PSINet's strategic alliance with IXC, see "Certain Transactions--Strategic Alliance With IXC."



      o In March 1998, PSINet acquired from Global Crossing Ltd. IRUs in 12,000 route miles of STM-1 (equivalent to OC-3) network bandwidth on the Atlantic Crossing undersea fiber optic system connecting the United States, the United Kingdom and continental Europe. As of January 1, 1999, the portion of this bandwidth linking New York City and the United Kingdom is operational and integrated with the OC-12 bandwidth previously acquired from IXC.


      o In May 1998, PSINet acquired from Metromedia Fiber Network 18 dark fiber optic strands connecting the New York City and Washington, D.C. metropolitan areas and major metropolitan areas in between. Using currently available technology, this fiber will be capable of carrying 96 Gbps of data in the New York to Washington, D.C. corridor, which currently handles approximately 35% of the telecommunications traffic in the United States and is a vital route connecting Internet traffic between Europe and the United States. PSINet expects to receive delivery of the 18 dark fibers on or about the end of February 1999.



      o In August and September 1998, PSINet acquired from Pacific Telecom Cable, Inc. in the United States and from International Digital Communications, Inc. and Cable & Wireless PLC in Japan bandwidth capacity equivalent to six DS-3s in the North Pacific Cable undersea fiber optic system connecting the United States and Japan through a combination of IRUs and long-term capital leases. As of January 1, 1999, two DS-3s connecting Portland, Oregon and Tokyo are operational and PSINet expects the remainder of the capacity to become operational in stages during the first half of 1999.

      o In August 1998, PSINet entered into an agreement with a group of leading telecommunications companies to build the Japan-U.S. Cable Network, an undersea cable system connecting the United States (through California and Hawaii) and Japan, on which PSINet will own IRUs in 22 STM-1s (increasing to 30 STM-1s as the network is upgraded) of bandwidth. Upon completion, the Japan-U.S. Cable Network will initially operate at 80 Gbps, increasing to 155 Gbps as the network is upgraded, and is currently anticipated to become operational in the second quarter of 2000. Completion of the undersea cable system is subject to a number of risks associated with construction projects. See "Risk Factors--Risks Associated with Acquisitions of Bandwidth and Strategic Alliance With IXC."


      o In December 1998, PSINet acquired from Metromedia Fiber Network IRUs in four dark fiber optic strands connecting multiple cities in the San Francisco Bay area along a circular route extending south to the Silicon Valley (including San Jose and Santa Clara) and east to Hayward. This market is an important financial and technology corridor and is expected to generate high demand for Internet services well into the future. PSINet expects to receive portions of this fiber prior to the end of 1999, with full delivery anticipated in 2000.



      o In January 1999, PSINet acquired from FLAG (Fiberoptic Link Around the Globe) IRUs in STM-1 network bandwidth configured along an approximately 27,300 kilometer route having the capability of connecting Japan, China, Southeast Asia, India, the Middle East, Europe and the United Kingdom. With this acquisition, the PSINet network became the first independent Internet network to fully circle the globe, serving customers on three continents. PSINet's agreement with FLAG also enables it to purchase additional capacity and insert new connections along the FLAG cable route to accommodate future demand.



      o In January 1999, PSINet acquired from Hermes IRUs in STM-1 network bandwidth configured as multiple rings along an approximately 21,000 kilometer route linking 30 European cities. By the end of 1999, PSINet expects a portion of this bandwidth to be connected to its existing operations in England, the Netherlands, Belgium, France, Germany and Switzerland. In 2000, PSINet anticipates that the remainder of this bandwidth will be extended to additional cities in Austria, Belgium, Denmark, France, Germany, Italy, Luxembourg, Monaco, the Netherlands, Spain and Sweden. The acquisition of this bandwidth will enable PSINet to expand its presence into an additional three of the 20 largest global telecommunications markets (Austria, Spain and Sweden) and should be sufficient to support PSINet's European operations for the next several years.



      o In January 1999, PSINet entered into an agreement to acquire from Starcom Service Corporation IRUs in 20 dark fiber optic strands connecting the Vancouver, British Columbia and Seattle, Washington metropolitan areas, a high-demand international telecommunications corridor.



      PSINet expects to further expand its network in North America, Europe and Asia, as well as in other select international markets, and to acquire fiber-based IRUs and dark fiber in these regions to support demand growth and reduce costs. PSINet is targeting cities with a high concentration of businesses for global expansion with the objective, over the long-term, of providing local access to its services and products to 80% of the businesses in those cities. In furtherance of this plan, PSINet recently entered into agreements in Germany and Switzerland that enable it to offer local telephone call access to PSINet's services and products throughout each of these countries. PSINet already offers local call access to 80% of the business markets in the United States, Canada, Japan, the Netherlands, Hong Kong and France.

      The following table summarizes PSINet's bandwidth facilities as of February 1, 1999.



     Location                     Capacity                                  Connection Points                         Ownership
-----------------     --------------------------------    ---------------------------------------------------    -------------------
                                                  `
United States         6,000 route miles of OC-12          New York--Chicago--Dallas--Los Angeles                        IRU
                      7,000 route miles of OC-12          Expanding to Washington, D.C.--Atlanta--Houston               IRU
                                                          --San Francisco (during Q1 1999)
                      18 high capacity dark fibers        New York-Washington, DC (on or about year-end 1998)        Purchased
                      4 high capacity dark fibers         San Francisco Bay Area                                     Purchased
                                  T-3                     Intercontinental                                            Leased


Trans-Atlantic        12,000 miles of STM-1 (OC-3)        New York, NY--London, England                                 IRU


Trans-Pacific         6,000 miles of 6 DS-3s 22 STM-1s    US--Japan Japan-Hawaii-US (during Q2                   IRU/Long-term lease
                      (increasing to 30)                  2000)-India-MiddleEast-Europe                                 IRU



Trans-Continental     27,300 km of STM-1                  Japan-China-Southeast Asia-India-Middle-East-Europe           IRU



Canada                20 high capacity dark fibers        Vancouver, B.C. - Seattle, WA                              Purchased
                                  T-3                     Intercontinental                                            Leased



Europe                21,000 km of STM-1                  30 European cities (during 1999 and 2000)                     IRU
                                  E-1                     Intercontinental                                            Leased



      Internet Data Centers. PSINet has recently opened a technologically advanced, 10,000 square foot, global Internet hosting facility in Herndon, Virginia, completed construction of a 10,000 square foot global Internet hosting facility in Neuchatel, Switzerland, is currently in the process of constructing a planned 45,000 square foot global Internet hosting facility in London, and has plans for construction of seven additional global Internet hosting facilities throughout the world, including in the United States, Canada, England, France, Germany, the Netherlands, Switzerland and Japan, anticipated to be completed by the end of 1999. The additional facilities will range from 10,000-50,000 square feet, will be specifically designed for application hosting, collocation services and high capacity access to the PSINet network, and will be equipped with uninterruptible power supply and backup generators, fire suppression, raised floors, HVAC, 24-hours per day, seven-days per week operations and physical security. PSINet's partnership with Hewlett-Packard Company further supports its ability to provide high-end Web services consisting of shared hosting, dedicated hosting and collocation hosting.



      PRI Circuits. In key geographically-dispersed cities located along the configuration of the PSINet network (e.g., Atlanta, Chicago, Dallas, Los Angeles and Washington, D.C.), PSINet is also investing in PRI circuits, which provide dial-up access to its POPs, in order to increase the capacity available for its consumer-oriented ISP customers. Through agreements with certain CLECs, PSINet has lowered its average cost per PRI by approximately 15-20%. As of October 1, 1998, PSINet has more than doubled its dial-up capacity from December 31, 1997 as a result of its investment in PRIs, which PSINet believes will enhance revenue growth in its Carrier and ISP Services business unit. As of October 1, 1998, nearly 100% of PSINet's dial-up capacity is accessible at 56 Kbps modem speeds. PSINet anticipates that all newly deployed modems will support this technology.



      Peering Arrangements. PSINet maintains peering relationships with national, regional and local ISPs by either private peering with the ISPs or by participation in various public peering locations, known as network access points. As of October 1, 1998, PSINet maintained more than 2,000 Mbps (2.0 Gbps) of peering connectivity with 20 private agreements and seven public connections strategically placed throughout the United States, the United Kingdom, Canada, Japan and Europe. Recently, certain companies that have previously offered peering have cut back or eliminated peering relations and are establishing new, more restrictive criteria for peering. PSINet expects that, due to its offering of peering with any of the estimated 4,000 ISPs in the United States without settlement charges, it will substantially increase the number of ISPs with which it peers over the next two years. PSINet believes that by entering into direct peering relationships with a large number of ISPs, PSINet's business customers will receive better service and the highest quality network performance.

      Global Network Management. PSINet believes that it offers superior network management capabilities which enhance PSINet's customer satisfaction. PSINet has established a 24-hours per day, seven-days per week NOC in the United States that allows for continuous monitoring of PSINet's international network, managing of traffic, and customer problem resolution. Back-up operating facilities manned by trained personnel are available at PSINet's offices in Herndon, Virginia and Cambridge, England in the event the U.S. NOC experiences service interruptions or other difficulties. PSINet has recently opened its European Technical Center in Switzerland as a second NOC with global capabilities equivalent to those in the U.S. NOC. Furthermore, PSINet anticipates that as it expands its presence in Asia it will construct a third NOC in that region during 1999.


Sales and Marketing


      PSINet has built a multi-channel sales and marketing infrastructure in an effort to respond effectively to the growing opportunities in the business Internet market. PSINet seeks to attract and retain customers by offering its services and products through its direct sales force and its authorized reseller and referral program and by seeking to forge strategic relationships with selected telecommunications carriers. PSINet believes that this multi-channel approach will enable it to utilize the technical skills and experience of its direct sales force to penetrate PSINet's targeted customer base while utilizing the potentially greater sales and marketing resources of the resellers, referral sources and companies with which PSINet has strategic alliances to offer PSINet services and products to a broader and more diverse potential customer base.



      Direct Sales. PSINet has built a direct sales force, which, as of October 1, 1998, consisted of approximately 340 individuals (more than half of whom are employed outside of the United States) who have a strong Internet technical background and knowledge of potential applications of the Internet to meet the critical needs of targeted business customers. Direct sales tactics include direct contacts with targeted ISPs and potential significant corporate accounts by PSINet's sales representatives and systems engineers, inbound and outbound telemarketing, direct mail efforts, seminars and trade show participation. PSINet has developed programs to attract and train high quality, motivated sales representatives who, in addition to having strong Internet technical skills and knowledge of potential applications of the Internet, have consultative sales experience. These programs include technical sales training, consultative selling technique training, sales compensation plan development and sales representative recruiting profile identification. Sales representatives from PSINet's U.S. and international operations jointly attend training programs in order to ensure an integrated sales approach domestically and internationally.



      Reseller and Referral Program. PSINet has forged an authorized reseller and referral program with selected telecommunications service companies, equipment suppliers, networking service companies, systems integrators and computer retailers. This program, through which PSINet has established, as of October 1, 1998, approximately 720 formal and informal arrangements in the United States and 730 outside of the United States, affords PSINet an indirect distribution mechanism in its targeted markets and is designed to enable PSINet to utilize the potentially greater sales and marketing resources of the resellers and referral sources to offer PSINet services and products to a broader and more diverse potential customer base. Participants in PSINet's reseller and referral program include Ascend Communications, Inc., a manufacturer and developer of telecommunications equipment, CompUSA, a computer equipment and software retailer, and Hewlett-Packard Company, a provider of computer hardware and networking products. PSINet provides training and ongoing support to the sales representatives of companies with which it has reseller and referral relationships in order to strengthen the sales representatives' knowledge of PSINet's services and products and brand loyalty to PSINet. PSINet believes that the reseller and referral program has enabled PSINet to achieve greater market reach with reduced overhead costs and to use the reseller and referral sources to assist in the delivery of complete solutions to meet customer needs. PSINet has a team of 18 individuals who pursue reseller and referral arrangements for PSINet.



      Strategic Alliances. In 1997, PSINet launched its strategic alliance program, pursuant to which it seeks to establish strategic alliances with selected telecommunications carriers which may afford PSINet access to recurring revenue from the carriers' customer base, while enabling the carriers to offer their customers an integrated package of telecommunications and Internet services and products. PSINet also formed an alliance with the Baltimore Ravens of the National Football League pursuant to which, among other things, PSINet has the right to develop a Web site and provide related Internet subscriber services for the Baltimore Ravens. PSINet believes that these strategic alliances may facilitate the cost-effective acquisition of customers and increase PSINet's network utilization. It is anticipated that, in most cases, the companies with which PSINet has strategic alliances will offer PSINet services and products on an unbranded or co-branded basis or under only their own trademark. As with the reseller and referral program, PSINet provides training and ongoing support to the sales representatives of companies with which it has strategic alliances in order to strengthen the sales representatives' knowledge of PSINet's services and products and brand loyalty to PSINet.



      Marketing. PSINet's marketing program is intended to build national and local strength and awareness of the PSINet brand. PSINet uses radio and print advertising in targeted markets and publications to enhance awareness and acquire leads for PSINet's direct sales team and companies with which PSINet has resale, referral or strategic alliance relationships. PSINet's print advertisements are placed in trade journals and special-interest publications. PSINet employs public relations personnel in-house and works with an outside public relations agency to provide broad coverage in the Internet and computer networking fields. PSINet also attempts to create brand awareness by securing corporate sponsorship rights, such as its recent acquisition of the naming rights to the NFL stadium of the Baltimore Ravens and related sponsorship, promotion, advertising and marketing rights, and by participating in industry trade shows such as Networld, Interop, InterNet World and ISPCon, based on the size and vertical makeup of the trade show audience, and relationships with industry groups and the media. PSINet also uses direct mailings, telemarketing programs, Web marketing, co-marketing agreements and joint promotional efforts to reach new corporate customers. PSINet attempts to retain its customers through active and responsive customer support as well as by continually offering new value-added services.


Customers


      PSINet had, as of October 1, 1998, over 53,000 business customers, including 141 ISP customers. PSINet's customers include businesses in the aerospace, finance, communications, computer data processing and related industries, governmental agencies and educational and research institutions as well as other ISPs pursuant to PSINet's recently formed Carrier and ISP Services business unit. The following is a list of certain business customers in each of ten selected industry groups to which PSINet provided Internet access and related services in September 1998:


Aerospace and Defense                         Computer & Data Services
Boeing Company                                Automatic Data Processing, Inc.
Lockheed Martin Corporation                   Computer Sciences Corporation
Northrop Grumman Corporation                  Dun & Bradstreet Corp.
Raytheon Corporation                          Electronic Data Services
                                              Microsoft Corporation
                                              Oracle Corporation
                                              Xerox Corporation

Airlines                                      Electronics
AMR/The Sabre Group                           Applied Material, Inc.
Continental Airlines, Inc.                    Litton Applied Technology
Trans World Airlines, Inc.                    Motorola, Inc.
United Airlines, Inc.

Banks                                         ISPs
BankAmerica Corporation                       Earthlink Network, Inc.
Chase Manhattan Bank                          MindSpring Enterprises, Inc.
First Chicago NBD Corporation                 IDT Corporation
First Union Corporation                       WebTV Networks, Inc.
Wells Fargo Bank NA

Financial Services                            Telecommunications
American Express Company                      AT&T Corporation

Cigna Corporation                             Bell Atlantic Corporation
Donaldson, Lufkin & Jenrette                  Bell South Corporation
Federal National Mortgage Association         GTE Corporation
Lehman Brothers Inc.                          MCI WorldCom
Merrill Lynch & Co.
Morgan Stanley Dean Witter & Co.
PaineWebber Incorporated
Travelers Group Inc.

Computers
Apple Computer, Inc.
Compaq Computer Corporation
Hewlett-Packard Company
International Business Machines Corporation
Lucent Technologies, Inc.
Sun Microsystems, Inc.

CUSTOMER SUPPORT


      High quality customer service and support is critical to PSINet's objective of retaining and developing its customers. PSINet has made significant investments in customer service personnel and systems that enhance customer care and service throughout the complete customer life cycle from order entry and billing to selling of value-added services. As of October 1, 1998, PSINet's technical support group consisted of over 540 individuals. To ensure consistency in the quality and approach to customer care, both domestic and international associates attend an intensive technical training and certification program at PSINet's U.S. NOC. PSINet's U.S. NOC monitors and responds to customer needs by providing 24-hours per day, seven-days per week technical support and service. PSINet's customer support group utilizes a leading customer support trouble ticketing and workflow management system from Remedy Corporation to track, route and report on customer service issues. Network operations can remotely service customer connections to PSINet's network. In addition, field service personnel are dispatched in the event of an equipment failure that cannot be serviced remotely. As part of PSINet's international expansion strategy, PSINet has recently opened a fully redundant NOC in Switzerland and anticipates adding a third in Asia in 1999. In connection with its customer care initiatives, PSINet seeks to continuously improve systems that increase productivity and enhance customer satisfaction. PSINet has recently reengineered its customer care program to address the complex needs of its business customers and is scaling its customer care resources to keep pace with projected increases in customer requirements. By maintaining centralized support services, PSINet seeks to increase operational efficiencies and enhance the quality, consistency and scalability of customer care. PSINet is currently in the process of implementing a new high quality, cost-effective and scaleable billing system to replace its existing system in order to provide customers on a global basis with uniform and easy-to-understand invoicing.



ACQUISITIONS



      Recent Acquisitions. As part of its growth strategy, over the fifteen month period ending December 31, 1998, PSINet has acquired 18 ISPs in eight of the 20 largest global telecommunications markets. The aggregate amount of the purchase prices and related payments for these acquisitions was approximately $289.8 million, exclusive of indebtedness assumed in connection with such acquisitions. Of such amount, PSINet has paid $251.1 million as of December 31, 1998 and retained the balance to secure performance by certain sellers of indemnification or other contractual obligations. The following table summarizes certain information concerning these acquisitions:


                                                                                                   Ranking
Name of                                                                                            Among 20
Acquired            Date of       Principal                    Business         Consumer        Largest Global
Company           Acquisition     Market Territory            Accounts(1)      Accounts(1)     Telecom Markets
-------           -----------     ----------------            -----------      -----------     ---------------
CalvaCom             10/97        France                         1,500             2,300              5
Iprolink              1/98        Switzerland                    2,400             2,600             14
ISTAR                 2/98        Canada                         2,700            47,000             10
ITL                   4/98        Jersey, Channel Islands           --                --            N/A
INX                   5/98        Germany                          650            15,600              3
IoNet                 6/98        U.S.                           2,300            21,500              1
LinkAge               6/98        Hong Kong                      1,100                --             19
CalvaPro              6/98        Sub-Sahara Africa                425                30            N/A
Interlog              7/98        Canada                         2,100            41,000             10
Rimnet                8/98        Japan                            260            56,000              2
TWICS                 9/98        Japan                             70             1,700              2
HKIGS                 9/98        Hong Kong                        200                --             19
Inet                  9/98        Korea                          1,100            13,000             12
Tokyo Internet       10/98        Japan                          6,500            10,000              2
IXE/USN              10/98        Netherlands                       85                --             13
AsiaNet              11/98        Hong Kong                        180               250             19
Spider Net           12/98        Hong Kong                         30               100             19
Huge Net             12/98        Hong Kong                         90                --             19
                                                                ------           -------
                                                      Total     21,690           211,080
                                                                ======           =======



      ----------
      (1)   As of the respective dates of acquisition.



      In October 1997, PSINet acquired Serveur Telematique Internet S.A. (doing business as "CalvaCom"), a leading ISP and Web hosting company in France. The acquisition established PSINet's market presence in France with over 1,500 dedicated and dial-up customer accounts through 24 POPs. CalvaCom also has a significant commercial grade Web design and hosting business providing service to such leading French companies as Total S.A. and La Chemise Lacoste S.A.



      In January 1998, PSINet acquired Internet Prolink S.A. ("Iprolink"), the leading commercial ISP in Switzerland. This acquisition expanded PSINet's market presence in Switzerland by adding approximately 2,400 dedicated and dial-up customer accounts and 18 POPs in Switzerland and France. Iprolink also has relationships with over 170 resellers located throughout Switzerland, France and Germany to augment its direct sales force.



      In February 1998, PSINet acquired iSTAR internet inc. ("iSTAR"), one of the leading Canadian providers of Internet services and solutions for business, institutions and individuals. This acquisition established PSINet as the largest ISP in Canada with over 2,700 business and Web services customers as well as over 47,000 dial-up customer accounts through over 35 POPs. By eliminating redundant network architecture and administrative functions and migrating iSTAR's customers on to its integrated network backbone, PSINet has realized, and believe it will continue to realize, significant cost savings in its Canadian operations.



      In April 1998, PSINet acquired Interactive Telephony Limited ("ITL"), the largest ISP based in Jersey in the Channel Islands, and a 12.5% equity interest in WorldPay Limited, a leading provider of electronic commerce payment solutions also based in Jersey, Channel Islands.



      In May 1998, PSINet acquired Interactive Networx GmbH ("INX"), the largest ISP in Berlin and nationally recognized across Germany. This acquisition expanded PSINet's market presence in Germany by adding approximately 650 business customers, 15,600 consumer dial-up customers and ten POPs in Germany. The combination of INX with PSINet's existing German operations has resulted in it becoming one of the largest ISPs in Germany, which is the fastest growing Internet market in Europe.



      In June 1998, PSINet acquired ioNet Internetworking Services ("ioNet"), a provider of Internet and network systems integration services to businesses, universities and residential customers in the south central region of the United States. In addition, ioNet has developed a suite of vertical market Internet services, including comprehensive banking, medical and telecommunications Internet solutions, to enable customers to more efficiently meet their internetworking needs. This acquisition resulted in the addition of approximately 2,300 business and Web services accounts and 21,500 consumer dial-up customers.



      In June 1998, PSINet acquired LinkAge Online Limited ("LinkAge"), a Hong Kong-based supplier of Internet solutions, including Web hosting, managed co-location, intranets and extranets, to businesses, professionals, government agencies and other ISPs throughout Southeast Asia. This acquisition established PSINet's market presence in Hong Kong, the fifth largest telecommunications market in Asia, by adding approximately 1,100 business and Web services accounts.



      In June 1998, PSINet acquired SCII-CalvaPro ("CalvaPro"), a full service business-to-business telecommunications company headquartered in Paris, France that provides Internet applications and other communications services primarily to banks and shipping and forwarding agencies in the sub-Saharan African market. This acquisition gives PSINet a market presence in sub-Saharan Africa by adding approximately 425 business accounts and 30 consumer dial-up customers.



      In July 1998, PSINet acquired INTERLOG Internet Services Inc. ("Interlog"), one of the first Internet-only service providers in Canada. This acquisition further solidifies PSINet's market-leading presence in Canada by adding approximately 2,100 business and Web services accounts and 41,000 consumer dial-up customers.



      In August 1998, PSINet acquired Rimnet Corporation ("Rimnet"), one of Japan's leading providers of Internet services and solutions to businesses. This acquisition further strengthens PSINet's market presence in Japan, one of the 20 largest global telecommunications markets, by adding approximately 260 business and Web services accounts and 56,000 consumer dial-up customers.



      In September 1998, PSINet acquired TWICS Co., Ltd., one of the original ISPs in Japan, primarily serving the small-office/home-office market. This acquisition added approximately 70 business and Web services accounts and 1,700 consumer dial-up customers to PSINet's market presence in Japan.



      In September 1998, PSINet acquired Hong Kong Internet & Gateway Services ("HKIGS"), one of the original ISPs in Hong Kong, primarily serving the business market. This acquisition enhances PSINet's recently established market presence in Hong Kong by adding approximately 200 business accounts.



      In September 1998, PSINet acquired Inet, Inc. ("Inet"), one of Korea's first ISPs that provides a comprehensive range of Internet access options, applications, consulting services and education programs, including Web hosting and content development, intranet application development and training. This acquisition establishes PSINet's market presence in Korea, one of the 20 largest global telecommunications markets, by adding approximately 1,100 business and Web services accounts and 13,000 consumer dial-up customers.



      In October 1998, PSINet acquired Tokyo Internet Corporation ("Tokyo Internet"), one of the most widely used ISPs in Japan serving businesses, the small-office/home-office market and individual Internet users. Tokyo Internet offers a comprehensive range of Internet services, including individual and business dial-up connection services, leased-line LAN connectivity services and high quality collocation and Web services. In addition, Tokyo Internet has created an IP network infrastructure that directly links 23 of Japan's largest metropolitan areas. The combination of Tokyo Internet with PSINet's existing Japanese operations has resulted in it becoming the second largest ISP in Japan, based on customer domains serving business and commercial users, by adding approximately 6,500 business and Web services accounts and 10,000 consumer dial-up customers.

      In October 1998, PSINet acquired Internet Exchange Europe B.V. ("IXE"), the first commercial top-level ISP in Holland to maintain its own Internet backbone, and Unix Support Netherland B.V. ("USN"), a well-known provider of Internet services, including Web hosting and maintenance, security and other customized solutions, to businesses. These acquisitions provide PSINet with additional business Internet expertise to enhance its market presence in the Netherlands and Europe by focusing on value-added products.



      In November and December 1998, PSINet acquired AsiaNet (Hong Kong) Limited, Huge Net Limited and Spider Net Limited, three commercial ISPs in Hong Kong, to supplement its acquisition of LinkAge and HKIGS. These acquisitions expanded PSINet's market presence in the Hong Kong market by adding an aggregate of approximately 300 business accounts and 350 consumer dial-up customers.


Competition


      The market for Internet connectivity and related services is extremely competitive. PSINet anticipates that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries.



      PSINet believes that a reliable international network, knowledgeable salespeople and the quality of technical support currently are the primary competitive factors in PSINet's targeted market and that the price is usually secondary to these factors.



      Current and prospective competitors include, in addition to other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television, direct broadcast satellite, wireless communications providers and on-line service providers. While PSINet believes that its network, products and customer service distinguish it from these competitors, some of these competitors have a significantly greater market presence, brand recognition, and financial, technical and personnel resources than PSINet.



      ISPs. According to industry sources, there were over 4,000 ISPs in the United States and Canada as of December 31, 1997, consisting of national, regional and local providers. PSINet's current primary competitors include other ISPs with a significant national presence which focus on business customers, such as UUNet Technologies, Inc. ("UUNet"), GTE Internetworking (formerly BBN), Concentric Network and DIGEX. While PSINet believes that its level of customer service and support and target market focus distinguish it from these competitors, many of these competitors have greater market share, brand recognition, and financial, technical and personnel resources than PSINet. PSINet also competes with unaffiliated regional and local ISPs in its targeted geographic regions.



      Telecommunications Carriers. The major long distance companies (also known as interexchange carriers or IXCs), including AT&T, MCIWorldCom, Cable & Wireless/IMCI and Sprint, offer Internet access services and compete with PSINet. The recent reforms in the federal regulation of the telecommunications industry have created greater opportunities for ILECs, including the RBOCs and other competitive CLECs, to enter the Internet connectivity market. In order to address the Internet connectivity requirements of the business customers of long distance and local carriers, PSINet believes that there is a move toward horizontal integration by ILECs and CLECs through acquisitions or joint ventures with, and the wholesale purchase of, connectivity from ISPs. The recent MCI/WorldCom merger (and the WorldCom/MFS/UUNet consolidation), GTE's recent acquisition of BBN, the acquisition by ICG Communications, Inc. of Netcom , the recent acquisition by Frontier Corp. of Global Center and AT&T's recent purchase of IBM's global communications network are indicative of this trend. Accordingly, PSINet expects that it will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers, in addition to their greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases.


      Cable Companies, Direct Broadcast Satellite and Wireless Communications Companies. Many of the major cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. Continental Cablevision, Inc.

and Tele-Communications, Inc. ("TCI") have announced trials to provide Internet cable service to their residential customers in select areas. Cable companies, however, are faced with large-scale upgrades of their existing plant equipment and infrastructure in order to support connections to the Internet backbone via high-speed cable access devices. Additionally, their current subscriber base and market focus is residential which requires that they partner with business-focused providers or undergo massive sales and marketing and network development efforts in order to target the business sector. Several announcements also recently have been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies. These include Hughes Network Systems' DirecPC product that provides high-speed data through direct broadcast satellite technology; CAI Wireless Systems Inc.'s ("CAI Wireless") announcement of an MMDS wireless cable operator launching data services via 2.5 to 2.7 GHz and high-speed wireless modem technology; Cellularvision's announcement that it is offering Internet access vial high-speed wireless LMDS technology; and WinStar Communications, a 38 GHz radio company that wholesales its network capacity to other carriers and now offers high-speed Internet access to business customers. PSINet believes that there is a trend toward horizontal integration involving cable companies through acquisitions or joint ventures between cable companies and telecommunications carriers. The acquisition of TCI by AT&T is indicative of this trend.



      On-line Service Providers. The dominant on-line service providers, including Microsoft Network, America Online, Incorporated ("America Online") and Prodigy, Inc. ("Prodigy"), have all entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. PSINet competes to a lesser extent with these service providers, which currently are primarily focused on the consumer marketplace and offer their own content, including chat rooms, news updates, searchable reference databases, special interest groups and shopping. However, America Online's recently announced acquisition of Netscape Communications Corporation and related strategic alliance with Sun Microsystems will, if completed, enable it to offer a broader array of IP-based services and products that could significantly enhance its ability to appeal to the business marketplace and, as a result, compete more directly with PSINet. While CompuServe recently announced it also will target Internet connectivity for the small to medium-sized business market, this will require a significant transition from a consumer market focus to a business market focus.



      PSINet believes that its ability to attract business customers and to market value-added services is a key to its future success. However, there can be no assurance that its competitors will not introduce comparable services or products at similar or more attractive prices in the future or that PSINet will not be required to reduce its prices to match competition. Recently, many competitive ISPs have shifted their focus from individual customers to business customers. Moreover, there can be no assurance that more of PSINet's competitors will not shift their focus to attracting business customers, resulting in even more competition for PSINet. There can be no assurance that PSINet will be able to offset the effects of any such competition or resulting price reductions. Increased competition could result in erosion of PSINet's market share and could have a material adverse effect on PSINet's business, financial condition and results of operations. See "Risk Factors--We Face a High Level of Competition in the Internet Services Industry."


Proprietary Rights


      PSINet's success and ability to compete is dependent in part upon its technology and proprietary rights, although PSINet believes that its success is more dependent upon its technical expertise than its proprietary rights. PSINet relies on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect its technology. There can be no assurance that the steps taken by PSINet will be adequate to prevent misappropriation of its technology or that PSINet's competitors will not independently develop technologies that are substantially equivalent or superior to PSINet's technology. PSINet is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others.


Regulatory Matters

      In recent years there have been a number of U.S. and foreign legislative and other initiatives seeking to control or affect the content of information provided over the Internet. Some of these initiatives would impose criminal liability upon persons sending or displaying, in a manner available to minors, indecent material or material harmful to minors. Liability would also be imposed on an entity knowingly permitting facilities under its control to be used for such activities. These initiatives may decrease demand for Internet access, chill the development of Internet content, or have other adverse effects on Internet access providers, including PSINet.


      Both the provision of Internet access service and the provision of underlying telecommunications services are affected by federal, state and local regulation. The Federal Communications Commission ("FCC") exercises jurisdiction over all facilities of, and services offered by, telecommunications carriers to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they involve origination or termination of jurisdictionally intrastate communications. In addition, as a result of the passage of the Telecommunications Act of 1996 (the "1996 Act"), state and federal regulators share responsibility for implementing and enforcing the domestic pro-competitive policies of the 1996 Act. In particular, state regulatory commissions have substantial oversight over the provision of interconnection and non-discriminatory network access by incumbent local exchange carriers ("ILECs"). Municipal authorities generally have some jurisdiction over access to rights of way, franchises, zoning and other matters of local concern.

      PSINet's Internet operations are not currently subject to direct regulation by the FCC or any other U.S. governmental agency (other than regulations applicable to businesses generally). However, the FCC continues to review its regulatory position on the usage of the basic network and communications facilities by ISPs. Although in an April 1998 Report, the FCC determined that ISPs should not be treated as telecommunications carriers and therefore not regulated, it is expected that future ISP regulatory status will continue to be uncertain. Indeed, in that report, the FCC concluded that certain services offered over the Internet, such as phone-to-phone IP telephony, may be functionally indistinguishable from traditional telecommunications service offerings, and their non-regulated status may have to be re-examined.


      Changes in the regulatory structure and environment affecting the Internet access market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood of competition from Regional Bell Operating Companies ("RBOCs") or other telecommunications companies, could have an adverse effect on PSINet's business. Although the FCC has decided not to allow local telephone companies to impose per-minute access charges on ISPs, and that decision has been upheld by the reviewing court, further regulatory and legislative consideration of this issue is likely. In addition, some telephone companies are seeking relief through state regulatory agencies. Such rules, if adopted, are likely to have a greater impact on consumer-oriented Internet access providers than on business-oriented ISPs, such as PSINet. Nonetheless, the imposition of access charges would affect PSINet's costs of serving dial-up customers and could have a material adverse effect on PSINet's business, financial condition and results of operations.



      In addition to its Internet activities, PSINet has recently focused attention on acquiring telecommunications assets and facilities, which is a regulated activity. PSINet's wholly-owned subsidiary, PSINetworks Company, has received an international Section 214 license from the FCC to provide global facilities-based telecommunications services, subjecting it to regulation as a non-dominant international common carrier. In addition, PSINet's wholly-owned subsidiary, PSINet Telecom UK Limited, has received an international facilities license from DTI and OFTEL, the responsible telecommunications regulatory bodies in the United Kingdom. Generally, the FCC and OFTEL have chosen not to closely regulate the charges or practices of non-dominant carriers, such as our subsidiaries. Nevertheless, these regulatory agencies act upon complaints against such carriers for failure to comply with statutory obligations or with the rules, regulations and policies of such regulatory agencies. These regulatory agencies also have the power to impose more stringent regulatory requirements on PSINet and to change its regulatory classification. PSINet believes that, in the current regulatory environment, such regulatory agencies are unlikely to do so. As PSINet enters new markets, it anticipates obtaining similar licenses as required by applicable telecommunications rules and regulations in order to acquire and maintain telecommunications assets and facilities in such countries.



      The laws relating to the provision of telecommunications services in other countries, and in multinational organizations such as the International Telecommunications Union, are also undergoing a process of development. As PSINet continues its program of acquisition and expansion into international markets, these laws will have an increasing impact on PSINet's operations. There can be no assurance that new or existing laws or regulations will not have a material adverse effect on PSINet.



      PSINetworks Company has also received competitive local exchange carrier ("CLEC") certification in Colorado and Texas, has applied for CLEC certification in Virginia, California and New York, and is considering the financial, regulatory and operational implications of becoming a CLEC in certain other states. As a provider of domestic basic telecommunications services, particularly competitive local exchange services, PSINet could become subject to further regulation by the FCC and/or another regulatory agency, including state and local entities.



      The 1996 Act has caused fundamental changes in the markets for local exchange services. In particular, the 1996 Act and the FCC rules issued pursuant to it mandate competition in local markets and require that ILECs interconnect with CLECs. Under the provisions of the 1996 Act, the FCC and state public utility commissions share jurisdiction over the implementation of local competition: the FCC was required to promulgate general rules and the state commissions were required to arbitrate and approve individual agreements. The courts have generally upheld the FCC in its promulgation of rules, including a January 25, 1999 U.S. Supreme Court ruling which determined that the FCC has jurisdiction to promulgate national rules in pricing for interconnection.



      A critical issue for CLECs is the right to receive reciprocal compensation for the transport and termination of Internet traffic. PSINet believes that, under the 1996 Act and current FCC rules, CLECs are entitled to receive reciprocal compensation from ILECs. However, some ILECs have disputed payment of reciprocal compensation for Internet traffic, arguing that ISP traffic is not local traffic. Most states have required ILECs to pay ISPs reciprocal compensation. However, federal regulators and some state regulators are currently considering the proper jurisdictional classification of local calls placed to an ISP and whether ISP calling triggers an obligation to pay reciprocal compensation. On October 30, 1998, the FCC determined that dedicated Digital Subscriber Line service is an interstate service and properly tariffed at the interstate level. However, the FCC specifically did not apply this decision to the question of whether local exchange carriers are entitled to receive reciprocal compensation when they deliver circuit-switched dial-up traffic to ISPs. It is expected that the FCC will address this question in the near future. There can be no assurance that any FCC decision on this matter will favor PSINet's position. An unfavorable result may potentially have an adverse effect on PSINet's potential future revenues as a CLEC as well as increasing its costs for PRIs in general.



      As PSINet becomes a competitor in local exchange markets, it will become subject to state requirements regarding provision of intrastate services. This may include the filing of tarriffs containing rates and conditions. As a new entrant, without market power, PSINet expects to face a relatively flexible regulatory environment. Nevertheless, it is possible that some states could require the approval of the public utilities commission for the issuance of debt or equity or other transactions which would result in a lien on PSINet's property used to provide intrastate services.


Employees


      As of October 1, 1998, PSINet had approximately 1,643 full-time employees (735 in the United States and 908 outside of the United States), including approximately 840 in data communications and operational positions, 522 in sales and marketing and 281 in general and administrative positions. PSINet believes that its relations with its employees are good. None of PSINet's employees are represented by a labor union or covered by a collective bargaining agreement and PSINet has never experienced a work stoppage.


Properties


      PSINet's principal administrative, operational and marketing and sales facilities total approximately 50,280 square feet and are located in an office park in Herndon, Virginia. PSINet occupies 36,080 square feet of this space under two leases which expire in September 2003 and include five-year renewal options, and 14,200 square feet of this space pursuant to a lease which expires in February 1999. PSINet also leases approximately 15,000 square feet of office space in a second office park located in Herndon, Virginia, approximately 48,480 and 13,500 square feet of office space in two office parks located in Reston, Virginia and approximately 23,760 square feet of office space for its network operations center in Troy, New York.


      All of PSINet's regional offices and subsidiaries also lease their facilities, except for PSINet's principal European administrative, operational, marketing and sales facilities, which total approximately 3,900 square feet and are owned by PSINet in Switzerland. PSINet also leases or is otherwise provided with the right to utilize space in various geographic locations to provide an operational facility for certain of its POPs. PSINet believes that these facilities are adequate for its current needs and that suitable additional space, should it be needed, will be available to accommodate expansion of PSINet's operations on commercially reasonable terms.


LEGAL PROCEEDINGS


      From time to time, PSINet has been involved in certain disputes and threatened with or named as a defendant in lawsuits and administrative claims. Certain of such disputes, lawsuits and threatened litigation include claims asserting alleged breach of agreements and certain of them relate to relatively novel or unresolved issues of law arising out of or relating to the developing nature of the Internet and on-line services industries. See "Risk Factors--Potential Liability for Information Disseminated through Network" and "Risk Factors--Potential Adverse Impact of Government Regulation."



      On November 25, 1997, Chatterjee Management Company ("Chatterjee") initiated arbitration proceedings against PSINet before the International Chamber of Commerce, Court of Arbitration, in London, England, with respect to a joint venture agreement dated as of September 19, 1996 previously entered into by Chatterjee and PSINet. As previously disclosed by PSINet in various filings with the Commission, on September 19, 1996, PSINet and Chatterjee signed an agreement pursuant to which PSINet and an investment group led by Chatterjee would establish a joint venture for the purpose of building an Internet network across Europe and providing Internet-related services in Europe. Such investment group was to invest up to $41.0 million in the joint venture. No monies were invested by Chatterjee or the investment group pursuant to the joint venture agreement nor were any other actions undertaken to implement it. Following the signing of the agreement, the parties acknowledged structural difficulties associated with the joint venture as originally contemplated, which prevented implementation of it. Instead, they sought, for several months, to negotiate a direct investment in PSINet by Chatterjee in lieu of the prior agreement. Those negotiations were not successful.



      In the arbitration proceeding, Chatterjee has alleged that PSINet breached the joint venture agreement by repudiating its obligations under the agreement and by breaching a covenant not to compete. In the arbitration, Chatterjee requests an award declaring that the agreement is still valid and binding upon the parties and that PSINet stands in breach of the agreement, directing PSINet to specifically perform its obligations under the agreement or, in the alternative, awarding Chatterjee compensatory damages in an amount not less than $25.0 million, awarding Chatterjee profits that PSINet has earned or stands to earn in Europe, and awarding Chatterjee the costs of arbitration, including attorneys' fees, and interest on the award of damages. PSINet believes that Chatterjee's claims are without merit and intends vigorously to defend itself in the arbitration. The arbitration hearing commenced in October 1998 in London, England. On February 9, 1999, the arbitrator advised the parties that he is in the process of preparing a draft decision in the case for review by the International Court of Arbitration of the International Chamber of Commerce and, accordingly, PSINet believes that a decision in the arbitration will be rendered in the near future. An unfavorable outcome in this matter could have a material adverse effect on PSINet's business, financial condition and results of operations.



      In addition, PSINet from time to time receives communications from third parties asserting alleged infringement of patents, trademarks and service marks of others. Although there is currently no material litigation arising out of any alleged infringement of patents, trademarks or service marks, there can be no assurance that litigation will not be commenced regarding these or other matters.



      PSINet is not involved in any other legal proceedings which PSINet believes would, if adversely determined, have a material adverse effect upon its business, financial condition or results of operations. There can be no assurance whether these matters will be determined in a manner which is favorable to PSINet or, if adversely determined, whether such determination would have a material adverse effect upon PSINet's business, financial condition or results of operations.

                                   MANAGEMENT


      The following sets forth certain information as of November 15, 1998 concerning the directors and certain executive officers of PSINet.


              Name                      Age                      Title
              ----                      ---                      -----
Senior Executive Officers:

William L. Schrader(1)(3)............   46   Chairman of the Board of Directors and Chief
                                                 Executive Officer (Founder)
Harold S. Wills......................   56   President, Chief Operating Officer and Director
David N. Kunkel......................   55   Executive Vice President, General Counsel and
                                                 Director
Edward D. Postal.....................   43   Senior Vice President and Chief Financial Officer
Geoffrey E. Axton....................   41   Senior Vice President, Business and Corporate
                                                 Development
Harry G. Hobbs.......................   44   Senior Vice President and President, PSINet Europe
Chi H. Kwan .........................   47   Senior Vice President and President, PSINet
                                                 Asia/Pacific
Robert D. Leahy......................   46   Senior Vice President, Corporate Marketing and
                                                 Communications

Certain Other Officers:
Sandra L. Blaisdell..................   43   Vice President, Field Services
James R. Davin.......................   42   Vice President and Chief Technical Officer
E. A. Davis .........................   52   President, Network Division
Mark S. Fedor .......................   34   Vice President, Engineering
James A. Haid .......................   49   Vice President, Network Operations
John F. Kraft .......................   41   Vice President, Carrier and ISP Services
Mitchell Levinn......................   39   Vice President, Technical Design of Data Center/
                                                 Web Hosting
Michael Mael                            42   Vice President, Application and Web Services
Michael J. Malesardi.................   38   Vice President and Controller
William A. Opet......................   42   President, Corporate Network Services
Lawrence Winkler.....................   33   Vice President and Treasurer

Non-Executive Directors:
William H. Baumer(1)(2)(3)...........   66   Director
Ian P. Sharp(2)(3)...................   66   Director
Ralph J. Swett(1)(2).................   64   Director

----------
(1)   Member of Compensation Committee.

(2)   Member of Audit Committee.

(3)   Member of Financing Committee.


      William L. Schrader is the founder of PSINet and has served as Chairman of the Board of Directors and Chief Executive Officer of PSINet since its inception and as President of PSINet from its inception to September 1998. Prior to forming PSINet, Mr. Schrader served as President and Chief Executive Officer of NYSERNet Inc., a provider of data networking services in New York State ("NYSERNet"), from January 1986 to December 1989. Mr. Schrader also was a co-founder, and, from May 1984 until February 1987, served as Executive Director of the Cornell Theory Center, a National Science Foundation supercomputer center. Mr. Schrader's term of office as a director of PSINet expires in 1999.

      Harold S. Wills has served as President of PSINet since September 1998 and as a director and Chief Operating Officer of PSINet since April 1996, and served as Executive Vice President of PSINet from April 1996 to September 1998. Mr. Wills served as Chief Operating Officer of Hospitality Information Networks, Inc., a provider of information services for the hospitality industry, from July 1995 through January 1996. Mr. Wills also held various positions including, Managing Director, International Computer Services, Technical Service Director and Sales Director of Granada Group PLC, a computer services provider, from September 1991 through September 1995. Mr. Wills's term of office as a director of PSINet expires in 2000.



      David N. Kunkel has served as Executive Vice President since 1998, as Senior Vice President of PSINet since September 1996, as a director and Secretary of PSINet since September 1995, as Vice President of PSINet since July 1995 and as General Counsel of PSINet since June 1995. Mr. Kunkel also served as Vice President of International Operations of PSINet from April 1996 to September 1996 and as Senior Counsel to Nixon, Hargrave, Devans & Doyle LLP, outside counsel to PSINet, from July 1995 through December 1995. Prior to July 1995, Mr. Kunkel was a partner with the law firm of Nixon, Hargrave, Devans & Doyle LLP for 16 years and served as outside counsel to NYSERNet from 1986 until 1989 and to PSINet from its inception until July 1995. Mr. Kunkel's term of office as a director of PSINet expires in 1999.



      Edward D. Postal has served as Senior Vice President and Chief Financial Officer of PSINet since August 1997 and served as Vice President and Chief Financial Officer of PSINet since October 1996. Prior to joining PSINet, Mr. Postal served as Senior Vice President, Chief Financial Officer and a director of The Hunter Group, Inc., a systems integration consulting firm, from March 1995 to October 1996, as Vice President and Chief Financial Officer of The Wyatt Company, an international employee benefits and human resources consulting firm (currently Watson Wyatt Worldwide), from December 1991 to October 1994 and as controller/treasurer of The Wyatt Company from November 1985 to December 1991. From 1981 to November 1985, Mr. Postal served in various financial management positions at Satellite Business Systems, a satellite communications company acquired by MCI in 1985, and, prior thereto, held various positions at Touche Ross & Co. (currently Deloitte & Touche LLP).



      Geoffrey E. Axton has served as Senior Vice President, Business and Corporate Development of PSINet since October 1998. Prior to joining PSINet, Mr. Axton served as Vice President of Strategy and Commercial Development for Concert Communications, the former business telecommunications joint venture between British Telecom and MCI, from May 1995 to October 1998. Prior thereto, Mr. Axton served in various international management positions with British Telecom from 1977 to May 1995, culminating in Head of Alliance Management.



      Harry G. Hobbs has served as Senior Vice President and President, PSINet Europe of PSINet since September 1998 and served as Vice President, Customer Administration of PSINet from September 1997 to September 1998. Prior to joining PSINet, Mr. Hobbs served as Vice President, Customer Care for American Personal Communications, LP, a provider of wireless communications services and an affiliate of Sprint Spectrum, from February 1995 to August 1997. Prior thereto, Mr. Hobbs served in various positions in the Customer Service, Operations and Large Account Support groups at MCI, including Vice President, Global Customer Service from September 1993 to February 1995, Director, Operations from March 1992 to February 1995 and Director, Large Account Group from November 1990 to March 1992.



      Chi H. Kwan has served as Senior Vice President and President, PSINet Asia/Pacific of PSINet since October 1998. Prior to joining PSINet, Mr. Kwan served as Vice Chairman and Representative Director of Montblanc Japan K.K., a maker of luxury branded products, from May 1997 to September 1998. Prior thereto, Mr. Kwan served in several executive management positions with Pitney Bowes Corporation and its affiliates, including Vice Chairman and Director and Vice President Market Development, Asia Pacific, from October 1995 to April 1997, and President and Representative Director of Dodwell Pitney Bowes Corporation from April 1992 to September 1995. From 1975 to April 1992, Mr. Kwan held various senior management positions with Nicolet Japan, K.K., Finnegan-Mat Instruments Inc. and H.B. Fuller Japan Inc.



      Robert D. Leahy has served as Senior Vice President, Corporate Marketing and Communications of PSINet since July 1998. Prior to joining PSINet, Mr. Leahy was a Senior Vice President and Senior

Communications Advisor to the Office of the Chairman at the National Association of Securities Dealers, Inc. from June 1997 to July 1998. Prior thereto, Mr. Leahy served as Vice President of Corporate Relations to Bowater, Incorporated, a manufacturer of newsprint and other paper products, from March 1993 to May 1997, Director of Media Communications for International Paper Company from October 1993 to March 1993 and Vice President, Corporate Communications for Ardal Corp. from October 1987 to October 1989. Mr. Leahy has also served in senior positions with the International Telecommunications Satellite Organization (INTELSAT), as well as Manhattan and Washington D.C.-based government and public relations agencies representing both domestic and international clients.



      Sandra L. Blaisdell has served as Vice President of Field Services of PSINet since October 1998. Prior to joining PSINet, Ms. Blaisdell was President of her own consulting firm, where she worked with cable companies in the United States and the United Kingdom assisting them in entering the local and long distance telecommunications markets, from April 1996 to June 1998. Prior thereto, Ms. Blaisdell served as General Manager of Networks Operation and in various division level positions in operations, strategic planning and sales and marketing with Mountain Bell Telephone and US West Communications from 1980 to April 1996.



      James R. Davin has served as Vice President and Chief Technical Officer of PSINet since February 1997. From January 1995 until February 1997, Mr. Davin held various positions with PSINet, including Assistant Director of Engineering, Assistant Director of New Product Development and Senior Scientist. Prior to joining PSINet, Mr. Davin served as a member of the technical staff of Bell Communications Research Inc., a telephone engineering and consulting company, from August 1992 to January 1995, as a member of the research staff at the Massachusetts Institute of Technology from June 1988 to August 1992 and as an engineer for Proteon Inc., a provider of network access solutions, from February 1987 to June 1988.



      E. A. "Ted" Davis has served as President--PSINet's Network Division of PSINet since October 1998. Prior to joining PSINet, Mr. Davis served as Vice President of Customer Technical Support for Lucent Technologies (formerly the network services division of AT&T), from January 1995 to April 1998. Prior thereto, Mr. Davis served in various technical and management positions with AT&T since beginning his career there in June 1968.



      Mark S. Fedor has served as Vice President, Engineering of PSINet since February 1997. From November 1989 until February 1997, Mr. Fedor held various positions with PSINet, including Director of Engineering.



      James A. Haid has served as Vice President, Network Operations of PSINet since October 1998. Prior to joining PSINet, Mr. Haid served in various management positions with AT&T from July 1972 to September 1998, most recently as Vice President of Government Market Organizations for AT&T Business Communications Service.



      John F. Kraft has served as Vice President, Carrier and ISP Services of PSINet since December 1997, served as Vice President, Wholesale Network Services of PSINet from July 1997 to December 1997 and was the General Manager of Wholesale Network Services of PSINet from July 1996 to July 1997. Prior to joining PSINet, Mr. Kraft served as a Director of Sales of the Mid-Atlantic Division of MCI Business Services, a unit of MCI, from February 1986 to July 1996.



      Mitchell Levinn has served as Vice President, Technical Design of Data Center/Web Hosting of PSINet since October 1998, served as Vice President, Network Operations of PSINet from February 1995 to September 1998. Prior thereto, Mr. Levinn had served as Director of Operations of PSINet since its inception. Prior to joining PSINet, Mr. Levinn served as Director of the Computer Science Laboratory of the Computer Science Department at Rensselaer Polytechnic Institute from June 1985 to December 1990.



      Michael Mael has served as Vice President, Application and Web Services of PSINet since December 1997, served as Vice President, Web Services of PSINet from September 1997 to December 1997 and served as General Manager, PSINet Web Business of PSINet from May 1997 to August 1997. Prior to joining PSINet, Mr. Mael served in various positions in the Business Management and Marketing groups at MCI, including Director,

Business Management, Director, Marketing and Director, Strategic Alliances, from February 1992 to May 1997. From July 1990 to February 1992, Mr. Mael was employed as a consultant at Aladdin Partners, an independent management consulting firm.


      Michael J. Malesardi has served as Vice President and Controller of PSINet since July 1997. Prior to joining PSINet, Mr. Malesardi served as Director of Financial Administration of Watson Wyatt Worldwide, an international employee benefits and human resources consulting firm ("Watson Wyatt"), from April 1995 to May 1997 and as Controller of Watson Wyatt from February 1992 to April 1995. From September 1982 to February 1992, Mr. Malesardi held various positions at Price Waterhouse LLP, the latest as Senior Audit Manager.



      William A. Opet has served as President, Corporate Network Services of PSINet since July 1998. Prior to joining PSINet, Mr. Opet served in several capacities at Geotek Data Company from April 1994 until June 1998, including Senior Vice President of Marketing and Sales, Senior Vice President of Business Development, Vice President of Marketing, and most recently, as President and Chief Executive Officer. Prior thereto, Mr. Opet served as Vice President of Marketing for LIN Broadcasting from June 1990 until April 1994, Vice President of Sales and Marketing of Metrophone-LIN Broadcasting from May 1986 until June 1990, Director of Sales Management for ARGO Communications from April 1983 until May 1986 and Manager of Revenues and Planning for CTEC Corporation from December 1978 until April 1983.



      Lawrence Winkler has served as Vice President and Treasurer of PSINet since September 1998 and served as Director of Capital Markets for PSINet from November 1997 to September 1998. Prior to joining PSINet, Mr. Winkler was Director of Investor Relations for the Mills Corporation where he was responsible for investor relations and capital markets. From 1988 to 1990, Mr. Winkler served in various senior financial management and consulting roles for the Black and Decker Corporation, CRI Inc. and Arthur Andersen & Co./Andersen Consulting.



      William H. Baumer has served as a director of PSINet since 1993. Mr. Baumer has been a Professor of Philosophy at the University at Buffalo since 1971 and was the Acting Chairman of the Department of Economics at the University at Buffalo from June 1992 until June 1995. Mr. Baumer also served as Treasurer and Vice President of NYSERNet from January 1986 to December 1990 and from December 1989 to December 1990, respectively. Mr. Baumer's term of office as a director of PSINet expires in 2000.



      Ian P. Sharp has served as a director of PSINet since September 1996. Mr. Sharp is currently retired and was the President and founder of I.P. Sharp Associates, a software development company, from December 1964 through July 1989. Mr. Sharp's term of office as a director of PSINet expires in 1999.



      Ralph J. Swett has served as a director of PSINet since February 25, 1998, effective upon the closing of PSINet's transaction with IXC as described herein under "Certain Transactions--Strategic Alliance with IXC." Mr. Swett is currently retired, is a director of IXC Communications and was Chairman of IXC Communications from its formation in July 1992 through April 1998, and served as Chief Executive Officer and President of IXC Communications from July 1992 to October 1997. Prior thereto, Mr. Swett served as Chairman of the Board and Chief Executive Officer of Communications Transmission, Inc. ("CTI") from 1986 to 1992. From 1969 to 1986, Mr. Swett served in increasingly senior positions (Vice President, President and Chairman) of Times Mirror Cable Television ("TMCT"), a subsidiary of Times Mirror and a previous owner of IXC Carrier, and as a Vice President of Times Mirror from 1981 to 1986. Mr. Swett served as Chairman of IXC Carrier from 1979 through April 1998, and served as its Chief Executive Officer from 1986 to October 1997 and its President from 1991 to October 1997. Mr. Swett has managed communications businesses for the past 26 years. Mr. Swett's term of office as a director of PSINet expires in 2000. See "Certain Transactions--Strategic Alliance With IXC."



      Pursuant to the IRU Purchase Agreement between PSINet and IXC, Ralph J. Swett, the former Chairman of IXC Communications Inc. ("IXC Communications"), was elected, effective as of the closing of the transaction, to PSINet's Board of Directors. The IRU Purchase Agreement provides that PSINet's Chairman will recommend that Mr. Swett continue to be re-elected to PSINet's Board for so long as IXC continues to own at least 95% of the

IXC Initial Shares. IXC is an indirect wholly owned subsidiary of IXC Communications. See "Certain Transactions--Strategic Alliance With IXC."

                              CERTAIN TRANSACTIONS

Strategic Alliance With IXC


      General Terms. In February 1998, PSINet acquired from IXC Internet Services, Inc. ("IXC") 20-year noncancellable indefeasible rights of use for specified purposes in up to 10,000 equivalent route miles of fiber-based OC-48 network bandwidth (the "PSINet IRUs") in selected portions across the IXC fiber optic telecommunications system within the United States (the "Available System") in exchange for the issuance to IXC of 10,229,789 shares of common stock of PSINet, representing approximately 20% of the issued and outstanding common stock of PSINet after giving effect to such issuance and having an aggregate market value of $78.6 million based on the closing market price per share of PSINet's common stock as reported by The Nasdaq Stock Market on such date of $7.6875 (the "IXC Initial Shares"), pursuant to an IRU and Stock Purchase Agreement, dated as of July 22, 1997, between PSINet and IXC, as amended (the "IRU Purchase Agreement"). The IRU Purchase Agreement provides that, if the fair market value of the IXC Initial Shares (based on the volume-weighted average closing market price per share of PSINet's common stock as reported by The Nasdaq Stock Market over the 20 trading day period immediately preceding the applicable date of determination) is less than $240.0 million at the earlier of one year following delivery and acceptance of the total amount of bandwidth corresponding to the PSINet IRUs or the fourth anniversary of the closing of the transaction (i.e., February 25, 2002), PSINet would be obligated to provide IXC with additional shares of common stock or, at the sole option of PSINet, cash or a combination thereof equal to the shortfall (the "Contingent Payment Obligation"). The IRU Purchase Agreement also provided, however, that the right of IXC to receive additional shares and/or cash pursuant to the Contingent Payment Obligation would terminate on such date as the fair market value of the IXC Initial Shares (as determined above) is equal to or greater than $240.0 million. After the close of trading on The Nasdaq Stock Market on January 13, 1999, the fair market value of the IXC Initial Shares (as determined above) exceeded $240.0 million and, as a result, the Contingent Payment Obligation terminated as of such date.



      In the event IXC proposes to sell or otherwise dispose of any of the IXC Transaction Shares (other than pursuant to a pledge to an unaffiliated third party lender), PSINet has a right of first offer to acquire the shares proposed to be sold at the closing market price per share of the common stock (as reported by The Nasdaq Stock Market or the principal securities exchange on which the common stock is then listed) on the date notice of such proposed sale is given to PSINet. Other than as set forth above and except for transfer restrictions existing from time to time under applicable federal and state securities laws, the IXC Transaction Shares are not subject to any transfer restrictions or to any voting restrictions or other agreements.



      PSINet IRUs. The total amount of bandwidth corresponding to the PSINet IRUs is contemplated to be delivered to PSINet (to the extent then available) in specified minimum increments every six months during the two year period following the closing. As of January 1, 1998, approximately 6,000 route miles of OC-12 (equivalent to approximately 1,500 route miles of OC-48) bandwidth corresponding to the PSINet IRUs connecting New York and Los Angeles (and certain major cities in between) have been accepted by PSINet and placed into operation on the PSINet network and approximately 7,000 additional route miles of bandwidth, extending the network to, among other locations, Washington D.C., Atlanta, Houston and San Francisco (and certain major cities in between) are expected to be made available to PSINet and placed into operation prior to the end of the first quarter of 1999. PSINet currently anticipates delivery of the remaining bandwidth corresponding to the PSINet IRUs over the next 18 to 24 months. IXC has granted PSINet a security interest in, among other collateral, a portion of the IRUs underlying the PSINet IRUs granted to IXC by IXC Carrier, Inc., its direct parent company, and in a portion of certain other IRUs in IXC's fiber optic telecommunications system to secure the performance of IXC's obligations under the IRU Purchase Agreement to deliver the PSINet IRUs. IXC will provide customary operation and maintenance services with respect to the bandwidth delivered to PSINet at specified prices and terms, the total cost of which to PSINet on an annual basis is expected to be approximately $1.2 million per each 1,000 equivalent route miles of OC-48 bandwidth accepted under the IRU Purchase Agreement. IXC also will furnish multiplexing, reconfiguration and collocation services with respect to such bandwidth as requested by PSINet at agreed upon fees.

      Joint Marketing and Services Agreement. In connection with this transaction, PSINet and IXC also entered into a Joint Marketing and Services Agreement (the "Marketing Agreement") pursuant to which each party will be entitled to market the products and services of the other under its own brand. Pursuant to the Marketing Agreement, PSINet has agreed to provide IXC with managed connectivity services, value-added services and opportunity consulting services for specified fees which, in light of the strategic importance to PSINet of the PSINet IRUs and PSINet's other arrangements with IXC described herein, PSINet has agreed will be, or will be equal to, the lowest offered by PSINet.



      Other Transactions. In addition to the transactions described above, PSINet and IXC Communications or its affiliates are parties to transactions in the ordinary course of business which PSINet believes are on terms no more favorable than could be obtained on an arms' length basis with independent third parties.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The following table sets forth the beneficial ownership of PSINet's common stock, as of November 15, 1998, by (1) each person who is known by PSINet to own beneficially more than five percent of PSINet's Common Stock; (2) each director of PSINet who owns shares of PSINet's common stock; (3) each of PSINet's present senior executive officers named in the compensation table appearing in PSINet's definitive Proxy Statement on Schedule 14A dated April 10, 1998, which is incorporated by reference herein; and (4) all directors and executive officers of PSINet as a group.


                                                                 Amount
       Name of Beneficial Owner                            Beneficially Owned(1)  Percent of Class
       ------------------------                            ---------------------  ----------------
IXC Internet Services, Inc................................     10,229,789(2)            19.7%
William L. Schrader.......................................      5,737,477(3)            11.1
Harold S. Wills...........................................        317,028(4)               *
David N. Kunkel...........................................        303,572(5)               *
Edward D. Postal..........................................        132,749(6)               *
William H. Baumer.........................................         90,988(7)               *
Ralph J. Swett............................................         16,000(8)               *
Ian P. Sharp..............................................          6,250(9)               *
Executive officers and directors as a group (31 persons)..      7,933,932(10)           15.3

----------

*     Less than 1%


(1) The persons named in the table have sole voting and dispositive power with respect to all shares of PSINet's common stock shown as beneficially owned by them, subject to the information contained in the notes to the table and to community property laws, where applicable.



(2) These shares were issued to IXC in consideration for PSINet's acquisition of the PSINet IRUs on February 25, 1998 upon the closing of the transaction with IXC under the IRU Purchase Agreement (which number of shares is equal to 19.99999% of the issued and outstanding shares of common stock after giving effect to the issuance of such shares and to 224,274 shares of common stock issuable upon exercise of outstanding warrants). These shares could be deemed to be beneficially owned by the members of the Board of Directors of IXC, consisting of James F. Guthrie, Jeffrey C. Smith and Stuart K. Coppens, as well as by the members of the Board of Directors of IXC Communications, the parent company of IXC, consisting of Wolfe (Bill) H. Bragin, Joe C. Culp, Richard D. Irwin, Carl
      W. McKinzie, Benjamin L. Scott, Ralph J. Swett and Phillip L. Williams. IXC's address is City View Center, 1122 Capitol of Texas Highway South, Austin, Texas 78746. See "Certain Transactions--Strategic Alliance with IXC."


(3) Includes (i) 427,000 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable, (ii) 1,000 shares which are pledged with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") in respect of a non-recourse loan relating to a margin brokerage account Mr. Schrader maintains with Merrill Lynch, of which $22,541.95 (including principal and interest) was outstanding as of November 15, 1998, at a standard margin interest rate currently equal to approximately 10% per annum, and (iii) 3,140,020 shares which are pledged with NationsBank in respect of two lines of credit providing Mr. Schrader with up to $4,750,000 on an aggregate basis, of which $4,334,774.55 (including principal and interest) was outstanding as of November 15, 1998, at an interest rate equal to the 30 day LIBOR rate plus 1.75% per annum. Does not include 1,227,435 shares beneficially owned by Mr. Schrader's wife. Mr. Schrader disclaims beneficial ownership of the shares beneficially owned by his wife. Mr. Schrader's address is c/o PSINet Inc., 510 Huntmar Park Drive, Herndon, Virginia, 20170.

(4) Includes 310,937 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 414,063 shares issuable upon the exercise of options which are not deemed to be presently exercisable.


                                               (footnotes continue on next page)

(footnotes continued from previous page)


(5) Includes 301,043 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 250,150 shares issuable upon the exercise of options which are not deemed to be presently exercisable or 30,571 shares beneficially owned by Mr. Kunkel's wife. Mr. Kunkel disclaims beneficial ownership of the shares beneficially owned by his wife.


(6) Includes 117,949 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 257,051 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

(7) Includes (i) 50,000 shares issuable upon the exercise of outstanding warrants and (ii) 1,000 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 6,000 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

(8) Includes 2,500 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include (i) 7,500 shares issuable upon the exercise of options which are not deemed to be presently exercisable, (ii) 6,500 shares beneficially owned by Mr. Swett's wife, and (iii) 10,229,789 shares beneficially owned by IXC, of which Mr. Swett is a director and was the chairman of the board. Mr. Swett disclaims beneficial ownership of the shares beneficially owned by (i) his wife and (ii) IXC. See "Certain Transactions--Strategic Alliance With IXC."

(9) Consists solely of shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 8,750 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

(10) See notes (3) through (9) above. Includes also approximately 2,227,724 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable granted to 31 executive officers and directors. Does not include approximately 3,339,714 shares issuable upon the exercise of outstanding options granted to 30 executive officers and directors which are not deemed to be presently exercisable.

                              DESCRIPTION OF NOTES


      The initial notes were issued and the exchange notes will be issued under the Indenture dated as of November 3, 1998, as amended by the First Supplemental Indenture, dated as of November 12, 1998 (the "Indenture"), between PSINet and Wilmington Trust Company, as trustee (the "Trustee"). A copy of the Indenture which will be made available to holders of the notes upon request to PSINet.



      The following summaries of the material provisions of the notes, the Indenture and the registration rights agreements do not purport to be complete. Where reference is made to particular provisions of the Indenture and the registration rights agreements, those provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture and the registration rights agreements by the Trust Indenture Act of 1939. The initial notes have not been registered under the Securities Act of 1933 and are subject to certain transfer restrictions. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."


General


      The notes:



      o     will mature on November 1, 2008;



      o     are limited to $350.0 million aggregate principal amount; and



      o will bear interest at the rate set forth on the cover page of this prospectus from November 3, 1998 or from the most recent interest payment date to which interest has been paid, payable semiannually on May 1 and November 1 in each year, commencing May 1, 1999, to the Person in whose name the note is registered at the close of business on the April 15 or October 15 immediately preceding such interest payment date, with interest computed on the basis of a 360-day year comprised of twelve 30-day months.



      Principal of, premium, if any, and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency of PSINet in the City of New York maintained for such purposes, which initially will be the corporate trust office of the Trustee; provided, however, that payment of interest may be made at the option of PSINet by check mailed to the Person entitled thereto as shown on the security register. The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.



      All payments of principal and interest will be made by PSINet in same day funds. The notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company until maturity, and secondary market trading activity for the notes will therefore settle in same day funds.


Optional Redemption


      On or after November 1, 2003, the notes will be redeemable at the option of PSINet, in whole at any time, or in part from time to time, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple thereof at the following redemption prices, expressed as percentages of the principal amount, if redeemed during the 12-month period beginning on November 1 of the years indicated below:

      Year                                              Redemption Price
      ----                                              ----------------

      2003........................................          105.750%
      2004........................................          103.833%
      2005........................................          101.917%
      2006 and thereafter.........................          100.000%


and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the date of redemption, subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date.



      In addition, on or prior to November 1, 2001, PSINet may, at its option, use the Net Cash Proceeds of one or more Public Equity Offerings or the sale of Capital Stock of PSINet, other than Disqualified Stock ,to a Strategic Investor in a single transaction or a series of related transactions, to redeem up to an aggregate of 35% of the aggregate principal amount of notes originally issued under the Indenture at a redemption price equal to 111.5% of the aggregate principal amount thereof, plus accrued and unpaid interest , if any, to the date of redemption; provided that at least 65% of the original aggregate principal amount of the notes remains outstanding immediately following such redemption. In order to effect this redemption, PSINet must mail a notice of redemption no later than 45 days after the related Public Equity Offering or sale to a Strategic Investor and must consummate the redemption within 60 days of the closing of the Public Equity Offering or sale to a Strategic Investor.



      If less than all of the notes are to be redeemed, the Trustee shall select the notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee deems fair and reasonable.


Sinking Fund


      The notes will not be entitled to the benefit of any sinking fund.


Change of Control


      If a Change of Control shall occur at any time, then each holder shall have the right to require that PSINet purchase all such holder's notes in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash, in an amount equal to 101% of the principal amount of such notes or portion thereof, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and in accordance with the other procedures set forth in the Indenture.



      Within 30 days of any Change of Control, PSINet shall notify the Trustee of such Change of Control and give written notice of such Change of Control to each holder of notes, by first-class mail, postage prepaid, at his or her address appearing in the security register, stating that:


      o a Change of Control has occurred and the date of such event, the circumstances and relevant facts regarding such Change of Control;


      o the purchase price and the purchase date, which shall be fixed by PSINet on a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Securities Exchange Act of 1934;



      o     any note not tendered will continue to accrue interest;



      o unless PSINet defaults in the payment of the Change of Control Purchase Price, any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

      o certain other procedures that a holder must follow to accept a Change of Control Offer or to withdraw such acceptance.



      If a Change of Control Offer is made, there can be no assurance that PSINet will have sufficient funds or financial resources necessary to pay the Change of Control Purchase Price for all of the notes that might be delivered by holders seeking to accept the Change of Control Offer. PSINet's credit facility prohibits PSINet from repurchasing notes upon a Change of Control unless it has paid all amounts outstanding under the credit facility prior thereto. See "Risk Factors--We may not have the ability to raise funds necessary to finance the change of control offer which may be required by the indenture." The failure of PSINet to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the note holders the rights described under "Events of Default."



      The term "all or substantially all" as used in the definition of "Change of Control" has not been definitively interpreted under New York law, which is the governing law of the Indenture, to represent a specific quantitative test. As a consequence, in the event the holders elected to exercise their rights under the Indenture and PSINet elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.



      The existence of a holder's right to require PSINet to repurchase such holder's notes upon a Change of Control may deter a third party from acquiring PSINet in a transaction which constitutes a Change of Control.



      PSINet will comply with the applicable tender offer rules, including Rule 14e-1 under the Securities Exchange Act of 1934, and any other applicable securities laws or regulations in connection with a Change of Control Offer.


Ranking


      The notes:



      o     are senior unsecured obligations of PSINet;



      o rank pari passu in right of payment with all other existing and future unsecured and unsubordinated indebtedness of PSINet and senior in right of payment to all existing and future Subordinated Indebtedness of PSINet;



      o are effectively subordinated to secured indebtedness of PSINet to the extent of the value of the assets securing such indebtedness;



      o are also effectively subordinated to the claims of creditors of PSINet's subsidiaries and to the interests of holders of preferred stock, if any, of such subsidiaries; and



      o are not be entitled to any security and will not be entitled to the benefit of any guarantees except under the limited circumstances described under "--Certain Covenants--Limitation on Issuances of Guarantees of Indebtedness."



As of September 30, 1998, on a pro forma basis after giving effect to the initial notes offerings, and the application of the net proceeds therefrom, and the acquisition of Tokyo Internet, there would have been approximately $231.5 million of total secured indebtedness outstanding to which holders of notes would have been effectively subordinated in right of payment and approximately $123.5 million of total liabilities of PSINet's subsidiaries, including trade payables and accrued liabilities, to which noteholders would have been structurally subordinated.


Certain Covenants

      The Indenture contains, among others, the following covenants:

      Limitation on Indebtedness. (a) PSINet may not, and may not cause or permit any Subsidiary to, directly or indirectly, Incur any Indebtedness, other than the notes; provided, however, that PSINet may Incur Indebtedness, and PSINet or any Subsidiary may Incur Acquired Indebtedness, if, at the time of such Incurrence, the Debt to Annualized Operating Cash Flow Ratio would be less than or equal to 6.0 to 1.0 prior to April 1, 2001, or less than or equal to 5.5 to 1.0 on or after April 1, 2001.



      (b) The preceding limitations of paragraph (a) of this covenant will not apply to any of the following, each of which shall be given independent effect:



            (1) the Incurrence by PSINet or any of its Subsidiaries of Indebtedness, other than Acquired Indebtedness, consisting of Capital Lease Obligations, Purchase Money Obligations, installment sales, mortgage financings or other obligations incurred for the purpose of financing all or any part of the purchase price, cost of design, development, acquisition, construction or improvement of real or personal property, including, without limitation indefeasible rights of use or similar rights, tangible or intangible, used or to be used in connection with the Telecommunications Business or a credit facility or a master lease arrangement entered into for the purpose of providing such financing, provided that such Indebtedness, exclusive of the interest portion of such Indebtedness and reasonable costs of financing, does not exceed the lesser of Fair Market Value or the purchase price and related costs of design, development, acquisition, construction or improvement of such assets or property at the time of such Incurrence;



            (2) the Incurrence by PSINet or any of its Subsidiaries of any Indebtedness, and any refinancings (as defined) of such Indebtedness, so long as the aggregate principal amount of such Indebtedness shall not exceed $50 million at any one time outstanding;



            (3) the Incurrence by PSINet of Indebtedness, other than Acquired Indebtedness, in an aggregate principal amount not to exceed two (2) times the sum of the Net Cash Proceeds received by PSINet after April 13, 1998, other than from the issuance of Disqualified Stock in any case, in connection with any Public Equity Offerings or sale of Capital Stock, other than Disqualified Stock, to any Strategic Investor to the extent that such Net Cash Proceeds have not been used pursuant to clause (b)(3) or clause (c)(8) of "--Limitation on Restricted Payments" described below; provided that such Indebtedness does not mature prior to the Stated Maturity of the notes or has an Average Life to Stated Maturity at least equal to the notes;



            (4) the Incurrence by PSINet or any Subsidiary of any Indebtedness entered into in the ordinary course of business (A) pursuant to Interest Rate Agreements entered into to protect PSINet or any Subsidiary against fluctuations in interest rates in respect of Indebtedness of PSINet or any Subsidiary as long as the notional principal amount of such Interest Rate Agreements does not exceed the aggregate principal amount of such Indebtedness then outstanding, (B) under any Currency Hedging Arrangements entered into to protect PSINet or any Subsidiary against fluctuations in the value of any currency or (C) under any Commodity Price Protection Agreements entered into to protect PSINet or any Subsidiary against fluctuations in the price of any commodity;



            (5) the Incurrence by PSINet or any of its Subsidiaries of Indebtedness in respect of bid, performance or advance payment bonds, standby letters of credit and appeal or surety bonds entered into in the ordinary course of business and not in connection with the borrowing of money;



            (6) Indebtedness outstanding under the notes or the Indenture, or Guarantees of the notes issued under the Indenture, other Indebtedness existing on the date of the Indenture, other than Indebtedness described in clause (8) below, or other Indebtedness represented by shares of PSINet's Series B Preferred Stock issued on or after the date of the Indenture as a dividend on shares of Series B Preferred Stock outstanding on the date of the Indenture, or shares of Series B Preferred Stock issued as a dividend in respect of any such shares of additional Series B Preferred Stock so issued;

      (7) the Incurrence of:



            o Indebtedness of any Subsidiary owed to and held by PSINet or another Subsidiary; and



            o Indebtedness of PSINet owed to and held by any Subsidiary or represented by a guarantee of Indebtedness of any Subsidiary which Indebtedness such Subsidiary is otherwise permitted to Incur under the Indenture;



      provided that upon either (A) the transfer or other disposition by a Subsidiary or PSINet of any Indebtedness so permitted to a Person other than PSINet or a Subsidiary or (B) the issuance, sale, transfer or other disposition of Capital Stock, including by amalgamation, consolidation or merger, of a Subsidiary, such that upon such sale, transfer or other disposition such Subsidiary would no longer meet the definition of a Subsidiary, to a Person other than PSINet or a Subsidiary, the provisions of this clause (7) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of such issue, sale, transfer or other disposition;



            (8) Indebtedness incurred by PSINet or any Subsidiary under a Permitted Credit Facility or Debt Securities, provided that the aggregate principal amount at any time outstanding under this clause (8) does not exceed $150 million; and



            (9) any amendments, supplements, modifications, deferrals, renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses
      (1), (2), (3), (6), (7) and (8) above, and this clause (9), including any successive refinancings so long as the borrower under such refinancing is PSINet or, if not PSINet, the same as the borrower (or its successor) of the Indebtedness being refinanced and the aggregate principal amount of Indebtedness and accrued interest represented thereby, or the accreted value thereof as of the date of refinancing, is not increased by such refinancing, plus the lesser of (A) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (B) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of PSINet or such borrower incurred in connection with such refinancing and, in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated to the notes at least to the same extent as the Indebtedness being refinanced and such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Subordinated Indebtedness.


      (c) For purposes of determining any particular amount of Indebtedness under this covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; provided, however, that the foregoing shall not in any way be deemed to limit the provisions of "--Limitations on Issuances of Guarantees of Indebtedness."


      (d) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness may be Incurred through paragraph (a) of this covenant or by meeting the criteria of one or more of the types of Indebtedness described in paragraph (b) of this covenant (or the definitions of the terms used therein), PSINet, in its sole discretion, may:



            o classify such item of Indebtedness under and comply with either of such paragraphs (or any of such definitions), as applicable;



            o classify and divide such item of Indebtedness into more than one of such paragraphs (or definitions), as applicable; and



            o elect to comply with such paragraphs (or definitions), as applicable, in any order.

      Limitation on Restricted Payments. (a) PSINet will not, and will not permit any Subsidiary to, directly or indirectly:



            (1) declare or pay any dividend on, or make any distribution on any shares of PSINet's Capital Stock, other than dividends or distributions solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock;



            (2) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, PSINet's Capital Stock or any Capital Stock of any Affiliate of PSINet, other than Capital Stock of any Wholly Owned Subsidiary of PSINet, or options, warrants or other rights to acquire such Capital Stock;



            (3) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness;



            (4) declare or pay any dividend or distribution on any Capital Stock of any Subsidiary to any Person, other than (A) to PSINet or any of its Wholly Owned Subsidiaries or (B) to all holders of any class, series or the same type of Capital Stock of such Subsidiary on a pro rata basis; provided that in the case of this clause (B), such dividend or distribution shall not constitute Indebtedness or Disqualified Stock; or



            (5) make any Investment in any Person, other than any Permitted Investments



(any of the preceding actions described in clauses (1) through (5), other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments"). The amount of any such Restricted Payment, if other than cash, shall be as determined, in good faith, by the Board of Directors of PSINet, whose determination shall be conclusive and evidenced by a board resolution.



      (b) The preceding limitations of paragraph (a) of this covenant will not apply if:


            (1) immediately before and immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;


            (2) immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, PSINet could incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, under paragraph (a) of the provisions described under "--Limitation on Indebtedness;" and



            (3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after April 13, 1998, does not exceed the sum of:



                  (A) the Cumulative Operating Cash Flow determined at the time of such Restricted Payment, less 150% of cumulative Consolidated Interest Expense determined for the period (treated as one accounting period) commencing on April 13, 1998 and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of PSINet is required to be available; plus



                  (B) the aggregate Net Cash Proceeds received after April 13,
            1998 by PSINet from the issuance or sale, other than to any of its Subsidiaries, of Qualified Capital Stock of PSINet or any options, warrants or rights to purchase such Qualified Capital Stock of PSINet, except to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth in clause (2) or (3) of paragraph (c) below; plus

                  (C) the aggregate Net Cash Proceeds received after April 13,
            1998 by PSINet, other than from any of its Subsidiaries, upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of PSINet; plus



                  (D) the aggregate Net Cash Proceeds received after April 13,
            1998 by PSINet from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of PSINet or its Subsidiaries into or for Qualified Capital Stock of PSINet plus, to the extent such debt securities or Redeemable Capital Stock were issued after April 13, 1998, the aggregate of Net Cash Proceeds from their original issuance; plus



                  (E) in the case of the disposition or repayment of any
            Investment constituting a Restricted Payment, an amount equal to the lesser of (x) the cash return of capital with respect to such Investment, less the cost of disposition and taxes, if any, and (y) the initial amount of such Investment.



      (c) Notwithstanding the foregoing, and in the case of clauses (2) through
(6) below, so long as there is no Default or Event of Default continuing, the limitations of paragraph (a) of this covenant will not prohibit the following actions (each of clauses (1) through (10) below being referred to as a "Permitted Payment"):



            (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (b) of this covenant and such payment shall have been deemed to have been paid on such date of declaration;



            (2) the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of PSINet in exchange for, including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash, other than to a Subsidiary, of other shares of Qualified Capital Stock of PSINet; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (b) of this covenant;



            (3) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness or Redeemable Capital Stock in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash, other than to any Subsidiary , of any Qualified Capital Stock of PSINet, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (b) of this covenant;



            (4) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness, other than Redeemable Capital Stock, through the substantially concurrent issuance of new Subordinated Indebtedness of PSINet, provided that any such new Subordinated Indebtedness:



            o shall be in a principal amount that does not exceed the principal amount and accrued interest thereon so refinanced or the accreted value thereof as of the date of refinancing, or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination, plus the lesser of (A) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (B) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of PSINet incurred in connection with such refinancing,

            o has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the notes,



            o has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the notes, and



            o is expressly subordinated in right of payment to the notes at least to the same extent as the Subordinated Indebtedness to be refinanced;



            (5) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of any Redeemable Capital Stock through the substantially concurrent issuance of new Redeemable Capital Stock of PSINet, provided that any such new Redeemable Capital Stock:



            o shall have an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced,



            o has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the notes, and



            o has a Stated Maturity later than the Stated Maturity for the final scheduled principal payment of the notes;



            (6) the repurchase of shares of, or options to purchase shares of, common stock of PSINet or any of its Subsidiaries from employees, officers, consultants or directors or any former employees, officers, consultants or directors of PSINet or any of its Subsidiaries, or permitted transferees of such employees, officers, consultants or directors or former employees, officers, consultants or directors, pursuant to the terms of the agreements, including employment agreements, or plans, or amendments thereto, or other arrangements or transactions approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases in any calendar year shall not exceed $1 million and $3 million in the aggregate pursuant to this clause (6);



            (7) the (A) payment of dividends on PSINet's Series B Preferred Stock in the form of cash or additional shares of Series B Preferred Stock in an aggregate amount not to exceed $3 million in any calendar year, provided that such amounts may, to the extent not previously paid, be aggregated through the period prior to the conversion or redemption of such Series B Preferred Stock, and (B) redemption of any shares of Series B Preferred Stock outstanding on April 13, 1998, including any shares of Series B Preferred Stock issued on or after April 13, 1998 as dividends thereon or in respect of such additional shares so issued, pursuant to the terms of such shares of Series B Preferred Stock as in effect on April 13, 1998 (or as such terms may be amended, from time to time, to the extent that any such amendment has been determined by the Board of Directors, in good faith, not to adversely affect the holders of the notes);



            (8) Investments in any Person engaged principally in the Telecommunications Business on the date of such Investments; provided that the aggregate amount of any such Investments made pursuant to this clause
      (8) does not exceed the sum of:



                  (A) the amount of the Net Cash Proceeds received by PSINet after April 13, 1998 as a capital contribution or from the sale of its Capital Stock, other than Disqualified Stock, to a Person who is not a Subsidiary of PSINet, except to the extent that such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (3) of paragraph (b) under the covenant described above under "--Limitation on Indebtedness" or to make Restricted Payments pursuant to clause
            (3) of paragraph (b), or clauses (2), (3) or (4) of this paragraph
            (c), of this "Limitation on Restricted Payments" covenant, plus

                  (B) the net reduction in Investments made pursuant to this clause (8) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investments, except in each case to the extent any such payments or proceeds are included in the calculation of Consolidated Net Income, or from such Person becoming a Wholly Owned Subsidiary (valued in each case as provided in the definition of "Permitted Investments");



            (9) the payment or declaration of any dividend or the making of any distribution on or the redemption of rights or any securities issued pursuant to the Company Rights Agreement;



            (10) the payment of cash in lieu of the issuance of fractional shares pursuant to any agreement, warrant or option and any repurchase or other acquisition of fractional shares from time to time; and



            (11) the acquisition of Capital Stock of PSINet by PSINet in connection with the cashless exercise of any options, warrants or similar rights issued by PSINet on or prior to January 1, 1998.



      In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (1), (6), (7), (8), (9) and (10) shall be included, without duplication, as Restricted Payments and shall not be deemed a Permitted Payment for purposes of the calculation required by paragraph
(b) of this covenant.



      Limitation on Transactions with Affiliates. PSINet will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions, including, without limitation, the sale, purchase, exchange or lease of assets, property or services, with or for the benefit of any Affiliate of PSINet, other than PSINet or a Wholly Owned Subsidiary, unless such transaction or series of related transactions is entered into in good faith and in writing and:



      (a) such transaction or series of related transactions is on terms that are no less favorable to PSINet or such Subsidiary, as the case may be, than those that would be reasonably expected to be available in a comparable transaction in arm's-length dealings with an unrelated third party;



      (b) with respect to any transaction or series of related transactions involving aggregate value in excess of $5 million, PSINet delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (a) above; and



      (c) with respect to any transaction or series of related transactions involving aggregate value in excess of $10 million, either (A) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of PSINet, or in the event there is only one Disinterested Director, by such Disinterested Director, or (B) PSINet delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transactions or series of related transactions is fair to PSINet or such Subsidiary from a financial point of view;


provided, however, that this covenant shall not apply to:


            (1) compensation, severance and employee benefit arrangements with any officer, director or employee of PSINet, including under any stock option or stock incentive plans, in the ordinary course of business;



            (2) any transaction solely between or among PSINet and/or any Subsidiaries, if such transaction does not otherwise violate the terms of the Indenture;



            (3) any transaction otherwise permitted by the terms of the section of the Indenture described under "--Limitations on Restricted Payments";

            (4) the execution and delivery of or payments made under any tax sharing agreement between or among any of PSINet and any Subsidiary;



            (5) licensing or sublicensing of use of any intellectual property by PSINet or any Subsidiary to PSINet, any other Subsidiary of PSINet or to any Permitted Joint Venture; provided that the licensor shall continue to have access to such intellectual property to the extent necessary for the conduct of its business and, in the case of any Permitted Joint Venture, that the terms of any such arrangement are fair and reasonable to PSINet or any such Subsidiary as determined in good faith by the Board of Directors;



            (6) arrangements between PSINet and any Subsidiary of PSINet for the purpose of providing services or employees to PSINet or such Subsidiary; and



            (7) transactions undertaken pursuant to the IXC Agreement and other agreements entered into in connection therewith and in effect on or after April 13, 1998 (or as such other agreements may be amended, from time to time, to the extent that any such amendment has been determined by the Board of Directors, in good faith, not to adversely affect the holders of notes).



            Limitation on Liens. PSINet will not, and will not permit any Subsidiary to, directly or indirectly, create, incur or affirm any Lien of any kind upon any property or assets, including any intercompany notes, of PSINet or any Subsidiary owned on April 13, 1998 or acquired after April 13, 1998, or any income or profits therefrom, unless the notes are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the notes shall have with respect to such Subordinated Indebtedness) the obligation or liability secured by such Lien except for any Permitted Liens.



      Limitation on Sale of Assets. (a) PSINet will not, and will not permit any of its Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:



            (1) at least 75% of the consideration from such Asset Sale is received in cash or other comparable consideration (as described below); and



            (2) PSINet or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale, as determined by the Board of Directors of PSINet and evidenced in a board resolution.


      The following types of consideration shall be deemed "comparable consideration" for the purposes of this covenant:


      o     Cash Equivalents,



      o Liabilities, contingent or otherwise, of PSINet or a Subsidiary assumed by the transferee (or its designee) such that PSINet or such Subsidiary has no further liability therefor, and



      o any securities, notes or other obligations received by PSINet or any such Subsidiary from such transferee that, within 60 days after receipt, are converted by PSINet or such Subsidiary into cash.



      (b) PSINet or a Subsidiary may, within 365 days of the Asset Sale, invest the Net Cash Proceeds thereof in Telecommunications Assets or to repay any Pari Passu Indebtedness of PSINet or any Subsidiary, including the repurchase of notes. The amount of such Net Cash Proceeds not used or invested within 365 days of the Asset Sale as set forth in this paragraph constitutes "Excess Proceeds."



      (c) When the aggregate amount of Excess Proceeds exceeds $10 million, PSINet will apply the Excess Proceeds to the repayment of the notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring PSINet to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows:



            (A) PSINet will make an offer to purchase (an "Offer") from all Holders in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the notes, and the denominator of which is the sum of the outstanding principal amount of the notes and such Pari Passu Indebtedness, subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all notes tendered; and



            (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, PSINet will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will PSINet be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness.



      The offer price for the notes will be payable in cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, PSINet will use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes and Pari Passu Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the notes tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.



      (d) The Indenture provides that, if PSINet becomes obligated to make an Offer pursuant to paragraph (c) above, the notes and the Pari Passu Indebtedness shall be purchased by PSINet, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Offer is given to holders, or such later date as may be necessary for PSINet to comply with the requirements under the Securities Exchange Act of 1934.



      (e) The Indenture provides that PSINet will comply with the applicable tender offer rules, including Rule 14e-1 under the Securities Exchange Act of 1934, and any other applicable securities laws or regulations in connection with an Offer.



      Limitation on Issuances of Guarantees of Indebtedness. (a) PSINet will not permit any Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Pari Passu Indebtedness or Subordinated Indebtedness of PSINet unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the notes on the same terms as the guarantee of such Indebtedness except that:



            (A) such guarantee need not be secured unless required pursuant to "--Limitation on Liens", and



            (B) if such Indebtedness is by its terms expressly subordinated to the notes, any such assumption, guarantee or other liability of such Subsidiary with respect to such Indebtedness shall be subordinated to such Subsidiary's Guarantee of the notes at least to the same extent as such Indebtedness is subordinated to the notes;

provided that this paragraph shall not apply to any guarantee or assumption of liability of Indebtedness permitted under the Indenture as described in clauses
(1), (2), (4), (5), (7) and (8) of paragraph (b) of "--Limitation on Indebtedness."



      (b) Notwithstanding the foregoing, any Guarantee by a Subsidiary of the notes shall provide by its terms that it, and all Liens securing the same, shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of PSINet, of all of PSINet's Capital Stock in, or all or substantially all the assets of, such Subsidiary, which transaction is in compliance with the terms of the Indenture and such Subsidiary is released from its guarantees of other Indebtedness of PSINet or any Subsidiaries.



      Limitation on Sale and Leaseback Transactions. PSINet will not, and will not permit any Subsidiary of PSINet to, directly or indirectly, enter into any Sale-Leaseback Transaction with respect to any property or assets, whether now owned or hereafter acquired, unless:



      (a) the sale or transfer of such property or assets to be leased is treated as an Asset Sale and complies with the "--Limitation on Sale of Assets" covenant; and



      (b) PSINet or such Subsidiary would be entitled under the "--Limitation on Indebtedness" covenant to incur any Indebtedness, with the lease obligations being treated as Indebtedness for purposes of ascertaining compliance with this covenant unless such lease is properly classified as an operating lease under GAAP, in respect of such sale and leaseback transaction.



      The foregoing restriction does not apply to any Sale-Leaseback Transaction if:



            (1) the lease is for a period, including renewal rights, not in excess of three years;



            (2) the transaction is solely between PSINet and any Wholly Owned Subsidiary or any Wholly Owned Subsidiary and any other Wholly Owned Subsidiary; and



            (3) the transaction is consummated within 180 days of the acquisition by PSINet or its Subsidiary of the property or assets subject to such sale-leaseback or entered into within 180 days after the purchase or substantial completion of the construction of such property or assets or 270 days in the event that the only condition delaying such consummation is the receipt of applicable regulatory approvals.



      Limitation on Issuance and Sale of Subsidiary Capital Stock. PSINet will not permit:



      (a) any Subsidiary of PSINet to issue any Capital Stock, except for:



            (1) Capital Stock issued or sold to, held by or transferred to PSINet or a Wholly Owned Subsidiary, or



            (2) Capital Stock issued by a Person prior to the time (A) such Person becomes a Subsidiary, (B) such Person merges with or into a Subsidiary or (C) a Subsidiary merges with or into such Person;



            provided that such Capital Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C), excluding for purposes of this proviso, shares of Capital Stock issued in connection with customary accelerated vesting provisions contained in option or similar plans or agreements which are accelerated as a result of a change of control of such Person and which option or similar plans or agreements were not adopted or implemented solely in anticipation of or in connection with such transaction; or



      (b) any Person, other than PSINet or a Wholly Owned Subsidiary, to acquire Capital Stock of any Subsidiary from PSINet or any Subsidiary;

except, in the case of each of clause (a) or (b):


            o upon the acquisition of all the outstanding Capital Stock of such Subsidiary in accordance with the terms of the Indenture,


            o if, immediately after giving effect to such issuance or sale, such Subsidiary would no longer constitute a Subsidiary, and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under "--Limitations on Restricted Payments" if made on the date of such issuance or sale,



            o issuances of director's qualifying shares, or sales to foreign nationals of shares of Capital Stock of foreign Subsidiaries, to the extent required by applicable law or to maintain the limited liability status of such foreign Subsidiaries, or


            o     issuances or sales of common stock of a Subsidiary,


            provided that PSINet or such Subsidiary applies the Net Cash Proceeds, if any, in a manner which does not violate the provisions of the Indenture to the extent applicable, excluding for purposes of this proviso, shares of Capital Stock issued in connection with customary accelerated vesting provisions contained in option or similar plans or agreements which are accelerated as a result of a change of control of such Person and which option or similar plans or agreements were not adopted or implemented solely in anticipation of or in connection with such transaction.



      Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. PSINet will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:



      (a) pay dividends or make any other distribution on its Capital Stock;



      (b) pay any Indebtedness owed to PSINet or any other Subsidiary;



      (c) make any Investment in PSINet or any other Subsidiary; or



      (d) transfer any of its properties or assets to PSINet or any other Subsidiary, except for:



                  (1) any encumbrance or restriction, with respect to a
            Subsidiary that was not a Subsidiary of PSINet on April 13, 1998, in existence at the time such Person becomes a Subsidiary of PSINet and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary;



                  (2) encumbrances or restrictions (A) by reason of applicable law, (B) under the Indenture, or (C) in any agreement, instrument or indenture governing or relating to Indebtedness in respect of any Permitted Credit Facility;



                  (3) customary non-assignment provisions of any contract or lease of any Subsidiary entered into in the ordinary course of business;



                  (4) encumbrances or restrictions imposed pursuant to
            Indebtedness or contracts entered into in connection with Permitted Liens, but solely to the extent such encumbrances or restrictions affect only the property or assets subject to such Permitted Lien;



                  (5) any encumbrance or restriction imposed pursuant to
            contracts for the sale of assets with respect to the assets to be sold pursuant to such contract; and

                  (6) any encumbrance or restriction existing under any
            agreement that extends, renews, refunds, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (5), or in this clause (6), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.



      Limitations on Unrestricted Subsidiaries. PSINet will not make, and will not permit its Subsidiaries to make, any Investment in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "--Limitation on Restricted Payments" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant will be treated as a Restricted Payment in calculating the amount of Restricted Payments made by PSINet.



      Provision of Financial Statements. After the earlier to occur of the consummation of the exchange offer and the 150th calendar day following the date of original issue of the notes, whether or not PSINet is subject to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, PSINet will, to the extent permitted under the Securities and Exchange Act of 1934, file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents which PSINet would have been required to file with the Securities and Exchange Commission pursuant to Sections 13(a) or 15(d) if PSINet were so subject, such documents to be filed with the Securities and Exchange Commission on or prior to the date (the "Required Filing Date") by which PSINet would have been required so to file such documents if PSINet were so subject. PSINet will also in any event:



                  (1) within 15 days of each Required Filing Date (A) transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders and (B) file with the Trustee copies of the annual reports, quarterly reports and other documents which PSINet would have been required to file with the Securities and Exchange Commission pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 if PSINet were subject to either of such Sections; and



                  (2) if filing such documents by PSINet with the Securities and
            Exchange Commission is not permitted under the Securities Exchange Act of 1934, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at PSINet's cost. If any Guarantor's financial statements would be required to be included in the financial statements filed or delivered pursuant to the Indenture if PSINet were subject to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, PSINet shall include such Guarantor's financial statements in any filing or delivery pursuant to the Indenture. The Indenture also provides that, so long as any of the notes remain outstanding, PSINet will make available to any prospective purchaser of notes or beneficial owner of notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act of 1933, until the earlier of such time as PSINet has completed its offer to exchange the notes for securities identical in all material respects which have been registered under the Securities Act or such time as the holders thereof have disposed of such notes pursuant to an effective registration statement under the Securities Act of 1933.



      Limitation on Business. PSINet will not, and will not permit any of the Subsidiaries to, engage in a business which is not substantially a Telecommunications Business.


Consolidation, Merger or Sale of Assets


      PSINet will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of PSINet and its Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:



                  (1) either (a) PSINet will be the continuing corporation in the case of a consolidation or merger involving PSINet or (b) the Person, if other than PSINet, formed by such consolidation or into which PSINet is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of PSINet and its Subsidiaries on a Consolidated basis (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of PSINet under the notes, the Indenture and the registration rights agreement, as the case may be, and the notes, the Indenture and the registration rights agreement will remain in full force and effect as so supplemented;



                  (2) immediately after giving effect to such transaction on a pro forma basis, and treating any Indebtedness not previously an obligation of PSINet or any of its Subsidiaries which becomes the obligation of PSINet or any of its Subsidiaries as a result of such transaction as having been incurred at the time of such transaction, no Default or Event of Default will have occurred and be continuing;



                  (3) immediately after giving effect to such transaction on a pro forma basis, PSINet (or the Surviving Entity if PSINet is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, under paragraph (a) of the provisions of "--Certain Covenants--Limitation on Indebtedness;"



                  (4) at the time of the transaction, each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the notes; and



                  (5) at the time of the transaction PSINet or the Surviving
            Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture.



      Notwithstanding the foregoing, PSINet may merge or consolidate (A) with any Wholly Owned Subsidiaries and (B) into any Person in a transaction designed solely for the purpose of effecting a change in the jurisdiction of incorporation of PSINet within the United States of America.



      In the event of any transaction, other than a lease, described in and complying with the conditions listed in the immediately preceding paragraph in which PSINet is not the Surviving Person, such Surviving Person shall succeed to, and be substituted for, and exercise every right and power of, PSINet, and PSINet shall be discharged from all obligations and covenants under the indenture, the notes and the registration rights agreements.


Events of Default

            An Event of Default will occur under the Indenture if:


                  (1) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;



                  (2) there shall be a default in the payment of the principal of or premium, if any, on any Note at its Maturity, upon acceleration, optional or mandatory redemption, required repurchase or otherwise;

                  (3) (a) there shall be a default in the performance, or
            breach, of any covenant or agreement of PSINet or any Guarantor under the Indenture, the registration rights agreements or any Guarantee, other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause
            (1), (2) or in clause (b), (c) or (d) of this clause (3), and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (A) to PSINet by the Trustee or (B) to PSINet and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes;



                  (b) there shall be a default in the performance or breach of the provisions described in "--Consolidation, Merger or Sale of Assets";



                  (c) PSINet shall have failed to make or consummate an Offer in accordance with the provision described in "--Certain
            Covenants--Limitation on Sale of Assets"; or



                  (d) PSINet shall have failed to make or consummate a Change of
            Control Offer in accordance with the provisions of "--Change of Control";



                  (4) (a) any default by PSINet or any Subsidiary in the payment of the principal, premium, if any, or interest has occurred with respect to amounts in excess of $10 million under any agreement, indenture or instrument evidencing Indebtedness when the same shall become due and payable in full and such default shall have continued after any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holder of such Indebtedness shall have the right to accelerate such Indebtedness; or



                  (b) any event of default as defined in any agreement,
            indenture or instrument of PSINet evidencing Indebtedness in excess of $10 million shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;



                  (5) any Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or PSINet not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;



                  (6) one or more judgments or orders for the payment of money in excess of $10 million, either individually or in the aggregate, shall be rendered against PSINet and not paid unless covered by financially sound third-party insurers, or any Subsidiary or any of their respective properties and is not discharged and for which there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;



                  (7) any holder or holders of at least $10 million in aggregate principal amount of Indebtedness of PSINet or any Subsidiary after a default under such Indebtedness shall notify the Trustee of its commencement of proceedings to foreclose on any assets of PSINet or any Subsidiary that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action, including by way of set-off, to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of PSINet or any Subsidiary, including funds on deposit or held pursuant to lock-box and other similar arrangements;



                  (8) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of PSINet or any Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging PSINet or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of PSINet or any Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of PSINet or any Significant Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their respective affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or


                  (9) (a) PSINet or any Significant Subsidiary commences a
            voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent,



                        (b) PSINet or any Significant Subsidiary consents to the
            entry of a decree or order for relief in respect of PSINet or such Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it,



                        (c) PSINet or any Significant Subsidiary files a
            petition or answer or consent seeking reorganization or relief under any applicable federal or state law,



                        (d) PSINet or any Significant Subsidiary (A) consents to
            the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of PSINet or such Significant Subsidiary or of any substantial part of PSINet's Consolidated properties, (B) makes an assignment for the benefit of creditors or
            (C) admits in writing its inability to pay its debts generally as they become due, or



                        (e) PSINet or any Significant Subsidiary takes any
            corporate action in furtherance of any such actions in this paragraph (9).



      If an Event of Default, other than as specified in clauses (8) and (9) of the prior paragraph with respect to PSINet, shall occur and be continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all notes to be due and payable, by a notice in writing to PSINet and to the Trustee if given by the holders, and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (8) or (9) of the prior paragraph occurs with respect to PSINet and is continuing, then all the notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the notes, together with accrued and unpaid interest, to the date the notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders by appropriate judicial proceedings.



      After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of notes outstanding by written notice to PSINet and the Trustee, may rescind and annul such declaration and its consequences if:



      (a) PSINet has paid or deposited with the Trustee a sum sufficient to pay;


            o all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel,


            o     all overdue interest on all notes then outstanding,



            o the principal of and premium, if any, on any notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes, and



            o to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; and

      (b) all Events of Default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.



      The holders of not less than a majority in aggregate principal amount of the notes outstanding may on behalf of the holders of all outstanding notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any note or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each note affected by such modification or amendment.



      PSINet is also required to notify the Trustee within 30 days of the occurrence of any Default unless such Default shall have been cured. PSINet is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred that is not cured.



      The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it become a creditor of PSINet or any Guarantor, if any, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or resign.


Defeasance or Covenant Defeasance of Indenture


      PSINet may, at its option and at any time, elect to have the obligations of PSINet, any Guarantor and any other obligor upon the notes discharged with respect to the outstanding notes ("defeasance"). Such defeasance means that PSINet, any such Guarantor and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:



            (1) the rights of holders of such outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due,



            (2) PSINet's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust,



            (3) the rights, powers, trusts, duties and immunities of the Trustee, and



            (4) the defeasance provisions of the Indenture. In addition, PSINet may, at its option and at any time, elect to have the obligations of PSINet and any Guarantor released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.


Satisfaction and Discharge


      The Indenture will be discharged and will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the notes as expressly provided for in the Indenture, as to all outstanding notes under the Indenture when:



      (a) either (1) all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid or notes whose payment has been deposited in trust or segregated and held in trust by PSINet and thereafter repaid to PSINet or discharged from such trust as provided for in the

Indenture, have been delivered to the Trustee for cancellation or (2) all notes not theretofore delivered to the Trustee for cancellation:


            o     have become due and payable,


            o will become due and payable at their Stated Maturity within one year, or



            o are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of PSINet;



and PSINet or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the notes not previously delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date;



      (b) PSINet or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by PSINet and any Guarantor; and



      (c) PSINet has delivered to the Trustee an officers' certificate and an opinion of independent counsel each stating that (1) all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with and (2) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which PSINet, any Guarantor or any Subsidiary is a party or by which PSINet, any Guarantor or any Subsidiary is bound.


Modifications and Amendments


      Modifications and amendments of the Indenture may be made by PSINet, each Guarantor, if any, and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:



            (1) change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal, or interest on, any such note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof or, in the case of redemption, on or after the redemption date;



            (2) amend, change or modify the obligation of PSINet to make and consummate an Offer to such holder with respect to any Asset Sale or Asset Sales in accordance with "--Certain Covenants--Limitation on Sale of Assets" or the obligation of PSINet to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "--Change of Control," including, in each case, amending, changing or modifying any definitions relating thereto;



            (3) reduce the percentage in principal amount of such outstanding notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture;



            (4) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each such Note affected thereby;


            (5) except as otherwise permitted under "--Consolidation, Merger or Sale of Assets," consent to the assignment or transfer by PSINet or any Guarantor of any of its rights and obligations under the Indenture; or



            (6) amend or modify any of the provisions of the Indenture in any manner which subordinates the notes issued thereunder in right of payment to any other Indebtedness of PSINet or which subordinates any Guarantee in right of payment to any other Indebtedness of the Guarantor issuing any such Guarantee.



      Notwithstanding the foregoing, without the consent of any holders of the notes, PSINet, any Guarantor and the Trustee may modify or amend the Indenture or any Guarantee:



      (a) to evidence the succession of another Person to PSINet or a Guarantor, and the assumption by any such successor of the covenants of PSINet or such Guarantor in the Indenture, the notes, the Registration Rights Agreement and in any Guarantee in accordance with "--Consolidation, Merger or Sale of Assets";



      (b) to add to the covenants of PSINet, any Guarantor or any other obligor upon the notes for the benefit of the holders or to surrender any right or power conferred upon PSINet or any Guarantor or any other obligor upon the notes, as applicable, in the Indenture, in the notes or in any Guarantee;



      (c) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the notes or any Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the notes;



      (d) to comply with the requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939;


      (e) to add a Guarantor under the Indenture;

      (f) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or


      (g) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders as additional security for the payment and performance of PSINet's and any Guarantor's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise.



      The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.


Governing Law


      The Indenture, the notes and any Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the conflicts of law principles thereof.

Concerning the Trustee


      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of PSINet, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee.



      The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs, which has not been cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.


Certain Definitions


      "Acquired Indebtedness" means Indebtedness of a Person:



            (1) existing at the time such Person becomes a Subsidiary; or



            (2) assumed in connection with the acquisition of assets from, or merger or consolidation with or into, such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition, as the case may be;


provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of, or substantially contemporaneously with, the consummation of the transactions by which such Person becomes a Subsidiary or such asset acquisition shall not constitute Acquired Indebtedness.

      "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.


      "Acquisition" means:



            (1) any capital contribution by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise, by PSINet or any Subsidiary to any other Person, or any acquisition or purchase of Capital Stock of any other Person by PSINet or any Subsidiary, in either case pursuant to which such Person shall become a Subsidiary or shall be consolidated, merged with or into PSINet or any Subsidiary; or



            (2) any acquisition by PSINet or any Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business of PSINet or such Subsidiary.


      "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.


      "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition, including, without limitation, by way of merger, consolidation or sale and leaseback transaction (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of:

            (1) any Capital Stock of any Subsidiary;



            (2) all or substantially all of the properties and assets of any division or line of business of PSINet or its Subsidiaries; or



            (3) any other properties or assets of PSINet or any Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets:


                  (A) that is governed by the provisions described under
            "--Consolidation, Merger or Sale of Assets,"



                  (B) that is by PSINet to any Wholly Owned Subsidiary or by any
            Wholly Owned Subsidiary to PSINet or any other Wholly Owned Subsidiary in a manner which does not violate the terms of the Indenture,


                  (C) that is of obsolete equipment in the ordinary course of business,

                  (D) the Fair Market Value of which in the aggregate does not exceed $5 million in any transaction or series of related transactions,

                  (E) that is made in accordance with the provisions described under "--Certain Covenants--Limitations on Restricted Payments,


                  (F) which constitutes the granting of any Permitted Lien, and



                  (G) that is transferred in exchange for Telecommunications
            Assets; provided, that if the Fair Market Value of the assets to be transferred by PSINet or such Subsidiary under this clause (G), plus the Fair Market Value of any other consideration paid or credited by PSINet or such Subsidiary exceeds $10 million, such transaction shall require approval of the Board of Directors of PSINet.



      "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing:



            (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by



            (2) the sum of all such principal payments.


      "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

      "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions or trust companies in The City of New York or the city in which the Corporate Trust Office of the Trustee is located are authorized or obligated by law, regulation or executive order to be closed.

      "Capital Lease Obligation" of any Person means any obligation of such Person and its subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capital lease obligation.


      "Capital Stock" (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents, however designated and whether or not voting, of corporate stock, including each class of common stock and preferred stock of such Person and (2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.



      "Cash Equivalents" means:



            (1) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the United States of America;



            (2) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500 million, whose short term debt has a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency or "A-1" or higher according to Standard & Poor's Corporation ("S&P") or any successor rating agency;



            (3) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of PSINet) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's or "A-1" or higher according to S&P; and



            (4) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500 million; provided that the short term debt of such commercial bank has a rating, at the time of Investment, of "P-1" or higher according to Moody's or "A-1" or higher according to S&P.


      "Change of Control" means the occurrence of any of the following events:


            (1) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of PSINet, other than IXC, IXC Communications, Inc. or any controlled affiliate thereof, in any case pursuant to the issuance by PSINet of shares of Capital Stock in satisfaction of any obligations under the terms of the IXC Agreement;



            (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of PSINet, together with any new directors whose election to such board or whose nomination for election by the stockholders of PSINet was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of such Board of Directors then in office;



            (3) PSINet consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with PSINet in any such event pursuant to a transaction in which the outstanding Voting Stock of PSINet is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of PSINet is not changed or exchanged at all, except to the extent necessary to reflect a change in the jurisdiction of incorporation of PSINet or where no "person" or "group" owns, immediately after such transaction, directly or indirectly, more than 50% of the total outstanding Voting Stock of the surviving corporation; or

            (4) PSINet is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "--Consolidation, Merger or Sale of Assets." The good faith determination of the Board, based upon the advice of outside counsel, of the beneficial ownership of securities of PSINet within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act shall be conclusive, absent contrary controlling judicial precedent or contrary written interpretation published by the Commission.



      "Commodity Price Protection Agreement" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value which is dependent upon, fluctuations in commodity prices.



      "Company Rights Agreement" means the Rights Agreement, dated as of May 8, 1996, between PSINet and First Chicago Trust Company of New York, as in effect on the date of the Indenture (or as amended, from time to time, to the extent that such amendment has been determined by the Board of Directors, in good faith, not to adversely affect the holders of the notes).


      "Consolidated" means consolidated in accordance with GAAP.

      "Consolidated Income Tax Expense" of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated subsidiaries for such period as determined in accordance with GAAP.


      "Consolidated Interest Expense" of any Person means, without duplication, for any period, the sum of:



      (a) the interest expense of such Person and its subsidiaries for such period, on a Consolidated basis in accordance with GAAP, including, without limitation:



            (1) amortization of debt discount,



            (2) the net costs associated with Interest Rate Agreements, Currency Hedging Agreements and Commodity Price Protection Agreements, including amortization of discounts,



            (3) the interest portion of any deferred payment obligation, and



            (4) accrued interest; plus



      (b) (1) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its subsidiaries during such period and (2) all capitalized interest of such Person and its subsidiaries; plus



      (c) the interest expense actually paid by such Person under any Guaranteed Debt of such Person and any subsidiary to the extent not included under clause
(a)(4) above; plus



      (d) the aggregate amount for such period of cash or non-cash dividends on any Redeemable Capital Stock or Preferred Stock of PSINet and its Subsidiaries, in each case as determined on a Consolidated basis in accordance with GAAP.



      "Consolidated Net Income" means, with respect to any period, the net income of PSINet and any Subsidiary for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:


      (a) all extraordinary gains or losses for such period;

      (b) all gains or losses from the sales or other dispositions of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period;


      (c) that portion of such net income derived from or in respect of investments in Persons other than Subsidiaries, except to the extent actually received in cash by PSINet or any Subsidiary, subject, in the case of any Subsidiary, to the provisions of clause (f) of this definition;



      (d) the portion of such net income (or loss) allocable to minority interests in any Person, other than a Subsidiary, for such period, except to the extent PSINet's allocation portion of such Person's net income for such period is actually received in cash by PSINet or any Subsidiary, subject, in the case of any Subsidiary, to the provisions of clause (f) of this definition;



      (e) the net income (or loss) of any other Person combined with PSINet or any Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination; and


      (f) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time (regardless of any waiver) permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its Capital Stock holders.


      "Consolidated Operating Cash Flow" means, with respect to any period, Consolidated Net Income for such period increased (without duplication), to the extent deducted in calculating such Consolidated Net Income, by:


      (a) Consolidated Income Tax Expense for such period;


      (b) Consolidated Interest Expense for such period; and (c) depreciation, amortization and any other non-cash items for such period, other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period, of PSINet and any Subsidiary, including, without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis in accordance with GAAP minus non-cash items to the extent they increase Consolidated Net Income, including the partial or entire reversal of reserves taken in prior periods, for such period.



      "Cumulative Operating Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on April 13, 1998 and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of PSINet is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.


      "Currency Hedging Arrangements" means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.


      "Debt Securities" means any debt securities issued by PSINet in a public offering or private placement.



      "Debt to Annualized Operating Cash Flow Ratio" means the ratio of (a) the Total Consolidated Indebtedness as of the date of calculation (the "Determination Date") to (b) four times the Consolidated Operating Cash Flow for the latest fiscal quarter for which financial information is available immediately preceding such Determination Date (the "Measurement Period"). For purposes of calculating Consolidated Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date:



            (1) any Person that is a Subsidiary on the Determination Date, or would become a Subsidiary on such Determination Date in connection with the transaction that requires the determination of such

      Consolidated Operating Cash Flow, will be deemed to have been a Subsidiary at all times during such Measurement Period,



            (2) any Person that is not a Subsidiary on such Determination Date, or would cease to be a Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow, will be deemed not to have been a Subsidiary at any time during such Measurement Period, and



            (3) if PSINet or any Subsidiary shall have in any manner (A) acquired through an Acquisition or the commencement of activities constituting such operating business, or (B) disposed of by an Asset Sale or the termination or discontinuance of activities constituting such operating business any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if, in the case of an Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period (it being understood that in calculating Consolidated Operating Cash Flow, the exclusions set forth in clauses (a) through (f) of the definition of Consolidated Net Income shall apply to an Acquired Person as if it were a Subsidiary).


      "Default" means any event which is, or after notice or passage of any time or both would be, an Event of Default.


      "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of PSINet who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.



      "Disqualified Stock" means, with respect to any person, any Capital Stock which, by its terms or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or becomes mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or becomes exchangeable for Indebtedness at the option of the holder thereof, or becomes redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the notes;



provided such Capital Stock shall only constitute Disqualified Stock to the extent it so matures or becomes so redeemable or exchangeable on or prior to the final maturity date of the notes;



provided, further, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final maturity date of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Sale of Assets" and "Change of Control" described above and such Capital Stock specifically provides that such person will not repurchase or redeem any such stock pursuant to such provision prior to PSINet's repurchase of such notes as are required to be repurchased pursuant to the "Limitation on Sale of Assets" and "Change of Control" provisions described above.



      "Exchange Agent" means Wilmington Trust Company, as exchange agent under the exchange agent Agreement, until a successor replaces it in accordance with the provisions of the exchange agent Agreement and thereafter means such successor.



      "Fair Market Value" means, with respect to any asset or property, the sale value that would be reasonably expected to be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of PSINet acting in good faith and shall be evidenced by a resolution of the Board of Directors.

      "Guarantee" means the guarantee by any Guarantor of PSINet's Indenture Obligations.



      "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement:



            (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,



            (2) to purchase, sell or lease, as lessee or lessor, property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,



            (3) to supply funds to, or in any other manner invest in, the debtor, including any agreement to pay for property or services without requiring that such property be received or such services be rendered,



            (4) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor ,or



            (5) otherwise to assure a creditor against loss;


            provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.


      "Guarantor" means any Subsidiary which is required after the date of the Indenture to execute a guarantee of the notes pursuant to the "Limitation on Issuance of Guarantees of Indebtedness" covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.



      "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur, including by conversion, exchange or otherwise, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged or consolidated with or into PSINet or any Subsidiary shall be deemed to be Incurred at such time.



      "Indebtedness" means, with respect to any Person, without duplication:



            (1) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business,



            (2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,



            (3) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, but excluding trade payables arising in the ordinary course of business,



            (4) all obligations under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements of such Person,

            (5) all Capital Lease Obligations of such Person,



            (6) all Indebtedness referred to in clauses (1) through (5) above of other Persons and all dividends of other Persons, the payment of which is guaranteed by such Person or which is otherwise secured by, or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by, any Lien, upon or with respect to property, including, without limitation, accounts and contract rights, owned by such Person, even though such Person has not directly assumed or become liable for the payment of such Indebtedness,



            (7) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and



            (8) any refinancing of any liability of the types referred to in clauses (1) through (7) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock. In no event shall "Indebtedness" include any trade payable or other current liabilities arising in the ordinary course of business. The amount of any item of Indebtedness shall be the amount of such Indebtedness properly classified as a liability on a balance sheet prepared in accordance with GAAP.



      "Indenture Obligations" means the obligations of PSINet and any other obligor under the Indenture or under the notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the notes, according to the respective terms thereof.



      "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements, including, without limitation, interest rate swaps, caps, floors, collars and similar agreements, and/or other types of interest rate hedging agreements from time to time.



      "Investment" means, with respect to any Person, directly or indirectly, any advance, loan, including guarantees, or other extension of credit or capital contribution to by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.


      "IXC" means IXC Internet Services, Inc., a Delaware corporation, and any successors or assigns under the IXC Agreement.


      "IXC Agreement" means the IRU and Stock Purchase Agreement, dated as of July 22, 1997, between PSINet and IXC, as amended, pursuant to which PSINet acquired from IXC 20-year noncancellable indefeasible rights of use, as in effect on the date of the Indenture (or as further amended, from time to time, to the extent that such amendment has been determined by the Board of Directors, in good faith, not to adversely affect the Holders).



      "Lien" means any mortgage or deed of trust, pledge, lien (statutory or otherwise), security interest, hypothecation, or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement, other than:

            (1) any lease properly classified as an operating lease under GAAP,



            (2) intellectual property licensing arrangements, or



            (3) cancellation or termination rights or provisions contained in agreements governing any indefeasible rights of use or similar property rights which do not materially impair the use of the property or interest which is the subject of such cancellation or termination rights or provisions.



      "Liquidated Damages" has the meaning provided in section 5 of the registration rights agreements.



      "Maturity" means, when used with respect to the notes, the date on which the principal of the notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.



      "Net Cash Proceeds" means:



      (a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents, except to the extent that such obligations are financed or sold with recourse to PSINet or any Wholly Owned Subsidiary, net of



            o brokerage commissions and other fees and expenses, including fees and expenses of counsel and investment bankers, related to such Asset Sale,



            o     provisions for all taxes payable as a result of such Asset
                  Sale,



            o payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale,



            o amounts required to be paid to any Person, other than PSINet or any Subsidiary, owning a beneficial interest in the assets subject to the Asset Sale, and



            o amounts contractually required to be deposited into escrow or similar trust arrangements and other appropriate amounts to be provided by PSINet or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against, any liabilities associated with such Asset Sale and retained by PSINet or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale or reimbursement obligations related to letters of credit issued against liabilities associated therewith, all as reflected in an officers' certificate delivered to the Trustee, which amounts shall become Net Cash Proceeds only at such time as they are released from escrow or such trust arrangements or otherwise cease to be reserved or subject to other obligations to third parties; and



      (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under "--Certain Covenants--Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents, except to the extent that such obligations are financed or sold with recourse to PSINet or any Subsidiary, net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale or conversion, in the case of debt securities or Capital Stock that have been converted, and net of taxes paid or payable as a result thereof.



      "Pari Passu Indebtedness" means (a) any Indebtedness of PSINet that is pari passu in right of payment to the notes and (b) with respect to any Guarantee, Indebtedness which ranks pari passu in right of payment to such Guarantee.



      "Permitted Credit Facility" means any unsubordinated commercial term loan and/or revolving credit facility entered into principally with commercial banks and/or other financial institutions typically party to commercial loan agreements and any refinancing thereof.


      "Permitted Investment" means:


            (1) Investments in any Wholly Owned Subsidiary or any Person which, as a result of, or in connection with, such Investment, (a) becomes a Wholly Owned Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, PSINet or any Wholly Owned Subsidiary;



            (2) Indebtedness of PSINet or a Subsidiary described under clauses
      (4) and (7) of paragraph (b) under "--Certain Covenants--Limitation on Indebtedness";



            (3) Investments in any of the notes;



            (4) Investments in Cash Equivalents;



            (5) Investments acquired by PSINet or any Subsidiary in connection with an Asset Sale permitted under "--Certain Covenants--Limitation on Sale of Assets" to the extent such Investments are non-cash proceeds as permitted under such covenant;



            (6) Investments in existence or contractually committed to on or after April 13, 1998 and any extension, modification or renewal of any such Investment that does not increase the amount of such Investment;



            (7) guarantees of Indebtedness of a Wholly Owned Subsidiary given by PSINet or another Wholly Owned Subsidiary and guarantees of Indebtedness of PSINet given by any Subsidiary, in each case, not otherwise in violation of the terms of the Indenture;



            (8) advances to employees or officers of PSINet in the ordinary course of business so long as the aggregate amount of such advances shall not exceed $2 million outstanding at any one time;



            (9) any Investment in PSINet by any Subsidiary of PSINet; provided, that any such Investment in the form of Indebtedness shall be Subordinated Indebtedness;



            (10) accounts receivable created or acquired in the ordinary course of business of PSINet or any Subsidiary and Investments arising from transactions by PSINet or any Subsidiary with trade creditors or customers in the ordinary course of business, including any such Investment received pursuant to any plan of reorganization or similar arrangement pursuant to the bankruptcy or insolvency of such trade creditors or customers or otherwise in settlement of a claim;



            (11) loans in the ordinary course of business to employees, officers or directors of PSINet or a Subsidiary to purchase Capital Stock of PSINet pursuant to the terms of stock benefit plans;



            (12) Investments the consideration of which is Capital Stock of PSINet;

            (13) Investments in or acquisitions of Capital Stock or other obligations, property or securities of Persons, other than Affiliates, received in the bankruptcy or reorganization of or by such Person or otherwise taken in settlement or satisfaction of claims, disputes or judgments, and, in each case, extensions, modifications and renewals thereof;



            (14) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and workers' compensation, performance and other similar deposits;



            (15) Investments, not to exceed $100 million at any one time outstanding, to obtain noncancellable indefeasible rights of use to, or capacity in, fiber-based bandwidth or similar network bandwidth, related equipment and/or other Telecommunications Assets in the ordinary course of PSINet's business; and



            (16) any other Investments in an aggregate amount not to exceed $50 million at any one time outstanding. In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value, as determined by PSINet's Board of Directors at the time of such Investment.



      "Permitted Joint Venture" means a corporation, partnership or other Person engaged in a Telecommunications Business over which PSINet has, directly or indirectly, the power to direct the policies, management and affairs in all material respects.


      "Permitted Lien" means:

      (a) any Lien existing as of the date of the Indenture;


      (b) any Lien arising by reason of:



            (1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired,



            (2) taxes not yet delinquent or which are being contested in good faith,



            (3) security for payment of workers' compensation or other insurance or arising under workers' compensation laws or similar legislation,



            (4) good faith deposits in connection with bids, tenders, leases, contracts, other than contracts evidencing Indebtedness,



            (5) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or irregularities of title and, with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee, none of which materially impairs the use of any parcel of property material to the operation of the business of PSINet or any Subsidiary or the value of such property for the purpose of such business,



            (6) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds, or


            (7) operation of law in favor of landlords, carriers, warehousemen, bankers, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;


      (c) any Lien to secure the performance bids, trade contracts, leases, including, without limitation, statutory and common law landlord's liens, statutory obligations, surety and appeal bonds, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of PSINet or any Subsidiary;



      (d) any Lien securing obligations in connection with Indebtedness permitted under that section of the Indenture described in clause (1) of paragraph (b) of "--Certain Covenants--Limitation on Indebtedness" which attaches within 180 days of the incurrence of such Indebtedness or the date of delivery of such property or asset, whichever occurs later; provided that such Liens only extend to such acquired, developed or constructed property and any accessories, accessions, additions, replacements and proceeds thereof;


      (e) any Lien arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;


      (f) any Lien securing obligations in connection with Indebtedness permitted under that section of the Indenture described in clauses (2), (4) or
(8) of paragraph (b) of "--Limitation on Indebtedness;"



      (g) any Lien in favor of PSINet or any Wholly Owned Subsidiary;



      (h) any Lien securing obligations in connection with Acquired Indebtedness; provided that any such Lien does not extend to or cover any property or assets of PSINet or any of its Subsidiaries other than the property or assets of the Acquired Person covered thereby or the property assets so acquired;


      (i) any Lien in favor of the Trustee for the benefit of the Holders or the Trustee arising under the provisions in the Indenture;


      (j) any Lien encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of PSINet or any Subsidiary if and to the extent arising in the ordinary course of business, including rights of offset and set-off;


      (k) any Lien in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;


      (l) leases, subleases, licenses or other similar rights granted to third Persons not interfering with the ordinary course of business of PSINet or its Subsidiaries;


      (m) any Lien securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit; and


      (n) any Lien securing any refinancing, in whole or in part, of any obligation or Indebtedness described in the foregoing clauses (a) through (m), other than clause (e), so long as no additional collateral is granted as security thereby.



      "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.



      "Public Equity Offering" means an underwritten offering of Capital Stock, other than Disqualified Stock, of PSINet with gross proceeds to PSINet of at least $25 million pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act of 1933, other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of PSINet.



      "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of PSINet and any additions, replacements, modifications and accessions thereto, which are purchased by PSINet at any time after the notes are issued; provided that:



            (1) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a "Purchase Money Security Agreement") shall be entered into within 180 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions, replacements, modifications and accessions thereto and any proceeds and products therefrom;



            (2) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness; and



            (3) (A) the aggregate outstanding principal amount of Indebtedness secured thereby, determined on a per asset basis in the case of any additions and accessions, shall not at the time such Purchase Money Security Agreement are entered into exceed 100% of the purchase price to PSINet of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions, replacements, modifications and accessions thereto and any proceeds and products therefrom.


      "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.


      "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Stated Maturity of the principal of the notes or is redeemable at the option of the holder thereof at any time prior to such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such Stated Maturity at the option of the holder thereof.



      "Registration Default" has the meaning provided in Section 5 of the registration rights agreements.



      "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which PSINet or a Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.



      "Shelf Registration Statement" means a shelf registration statement pursuant to Rule 415 under the Securities Act of 1933.


      "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.


      "Strategic Investor" means any Person which is, or a controlled Affiliate of any Person which is or a controlled Affiliate of which is, engaged principally in the Telecommunications Business and which has a Total Market Capitalization of at least $500 million.



      "Subordinated Indebtedness" means Indebtedness of PSINet or a Guarantor expressly subordinated by its terms in right of payment to the notes or the Guarantee of such Guarantor, as the case may be.

      "subsidiary" means, with respect to any Person, a corporation, association or other business entity (1) of which outstanding Capital Stock having at least the majority of the votes entitled to be cast in the election of directors is owned, directly or indirectly, by such Person and/or any one or more subsidiaries of such Person, or (2) of which at least a majority of voting interest is owned, directly or indirectly, by such Person and/or one or more subsidiaries of such Person.



      "Subsidiary" means any subsidiary of PSINet other than an Unrestricted Subsidiary.



      "Telecommunications Assets" means all assets, including Capital Stock, rights, contractual or otherwise, and properties, real or personal, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.



      "Telecommunications Business" means, when used in reference to any Person, that such Person is engaged primarily in:



            (1) the business of transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities,



            (2) the business of creating, developing or marketing communications related network equipment or services or computer-based information or



            (3) businesses reasonably related thereto, which determination shall, in any such case, be made in good faith by the Board of Directors.



      "Total Consolidated Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all Indebtedness of PSINet and any Subsidiary, on a Consolidated basis in accordance with GAAP, outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.



      "Total Market Capitalization" of any Person means, as of any day of determination, the sum of:



      (a) the consolidated Indebtedness of such Person and any Subsidiaries on such day; plus



      (b) the product of (1) the aggregate number of outstanding shares of common stock of such Person on such day, which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person, and (2) the average closing price of such common stock over the 10 consecutive Trading Days ending not earlier than 10 Trading Days immediately prior to such date of determination; plus


      (c) the liquidation value of any outstanding shares of preferred stock of such Person on such day.


If no such closing price exists with respect to shares of any such class, the value of such shares for purposes of clause (b) of the preceding sentence shall be determined by the Board in good faith and evidenced by a resolution of the Board filed with the Trustee. Notwithstanding the foregoing, unless the Person's Common Stock is listed on any national securities exchange or on The Nasdaq National Market, the "Total Market Capitalization" of the Person shall mean, as of any day of determination, the enterprise value, without duplication, of the Person and any subsidiaries, including the fair market value of their debt and equity, as determined by an independent banking firm of national standing with experience in such valuations and evidenced by a written opinion in customary form filed with the Trustee; provided that for purposes of any such determination, the enterprise value of the Person shall be calculated as if the Person were a publicly held corporation without a controlling stockholder. For purposes of any such determination, such banking firm's written opinion may state that such fair market value is no less than a specified amount and such opinion may be as of a date no earlier than 90 days prior to the date of such determination.

      "Trading Day" with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.


      "Trustee" means Wilmington Trust Company, until a successor trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Trustee" shall mean such successor trustee.



      "Unrestricted Subsidiary" means:



            (1) any subsidiary of PSINet that at the time of determination shall be an Unrestricted Subsidiary, as designated by the Board of Directors of PSINet, as provided below; and



            (2) any subsidiary of an Unrestricted Subsidiary.



The Board of Directors of PSINet may designate any subsidiary of PSINet, including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary if all of the following conditions apply:



      (a) neither PSINet nor any of its Subsidiaries provides credit support for Indebtedness of such subsidiary, including any undertaking, agreement or instrument evidencing such Indebtedness;


      (b) such subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness;


      (c) any Investment in such subsidiary made as a result of designating such subsidiary an Unrestricted Subsidiary shall not violate the provisions of the "--Certain Covenants--Limitation on Unrestricted Subsidiaries" covenant and such Unrestricted Subsidiary is not party to any agreement, contract, arrangement or understanding at such time with PSINet or any Subsidiary of PSINet unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to PSINet or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of PSINet; and



      (d) such Unrestricted Subsidiary does not own any Capital Stock in any Subsidiary of PSINet which is not simultaneously being designated an Unrestricted Subsidiary.



Any such designation by the Board of Directors of PSINet shall be evidenced to the Trustee by filing with the Trustee a board resolution giving effect to such designation and an officers' certificate certifying that such designation complies with the foregoing conditions and shall be deemed a Restricted Payment on the date of designation in an amount equal to the greater of (A) the net book value of such Investment or (B) the fair market value of such Investment as determined in good faith by PSINet's Board of Directors. The Board of Directors of PSINet may designate any Unrestricted Subsidiary as a Subsidiary; provided that:



            o immediately after giving effect to such designation, PSINet could incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the restrictions under "--Certain Covenants, Limitation on Indebtedness"; and


            o all Indebtedness of such Subsidiary shall be deemed to be incurred on the date such Unrestricted Subsidiary becomes a Subsidiary.


      "Unrestricted Subsidiary Indebtedness" of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary:



            (1) as to which neither PSINet nor any Subsidiary is directly or indirectly liable, by virtue of PSINet or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness, except Guaranteed Debt of PSINet or any Subsidiary to any Affiliate, in which case, unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence, PSINet shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary, and



            (2) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of PSINet or any Subsidiary to declare, a default on such Indebtedness of PSINet or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.



      "Voting Stock" means Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of a corporation, irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency.



      "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which is owned by PSINet or another Wholly Owned Subsidiary. For the purposes of this definition, any director qualifying shares or investments by foreign nationals mandated by, or required to maintain its limited liability status under, applicable law shall be disregarded in determining the ownership of a Subsidiary.


Book-Entry; Delivery; Form and Transfer


      The notes sold to Qualified Institutional Buyers initially will be in the form of one or more registered global notes without interest coupons (collectively, the "U.S. Global Notes"). Upon issuance, the U.S. Global Notes will be deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). The notes being offered and sold in offshore transactions in reliance on Regulation S, if any, initially will be in the form of one or more registered, global book-entry notes without interest coupons (the "Reg S Global Notes"). The Reg S Global notes will be deposited with the Trustee, as custodian for DTC, in New York, New York and registered in the name of a nominee of DTC for credit to the accounts of Indirect Participants participating in DTC through the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("CEDEL"). Beneficial interests in the Reg S Global Notes may be transferred to a person that takes delivery in the form of an interest in the U.S. Global Notes. Beneficial interests in the U.S. Global Notes may be transferred to a person that takes delivery in the form of an interest in the Reg S Global Notes, provided, in each case, that the certification requirements described below are complied with. See "--Transfers of Interests in One Global Note for Interests in Another Global Note." All registered global notes are referred to herein collectively as "Global Notes."



      Beneficial interests in all Global Notes and all Certificated Notes (as defined below), if any, will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors." In addition, transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants, including, if applicable, those of Euroclear and CEDEL, which may change from time to time.



      The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for notes in certificated form in certain limited circumstances. See "--Transfers of Interests in Global Notes for Certificated Notes."



      Initially, the Trustee will act as Paying Agent and Registrar. The notes may be presented for registration of transfer and exchange at the offices of the Registrar.


Depositary Procedures


      DTC has advised PSINet that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. The Direct Participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Cedel. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants").



      DTC has also advised PSINet that, pursuant to DTC's procedures, (1) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the initial purchasers with portions of the principal amount of the Global Notes that have been allocated to them by the initial purchasers, and (2) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes. PSINet expects that payments by Direct Participants to owners of beneficial interests in such Global Notes held through such Direct Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers. Such payments will be the responsibility of such Direct Participants.


      Investors in the U.S. Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. Investors in the Reg S Global Notes may hold their interests therein directly through Euroclear or CEDEL or indirectly through organizations that are participants in Euroclear or CEDEL. Investors may also hold interests in the Reg S Global Notes through organizations other than Euroclear and CEDEL that are Direct Participants in the DTC system. Morgan Guaranty Trust Company of New York, Brussels office is the operator and depository of Euroclear and Citibank, N.A. is the operator and depository of CEDEL (each a "Nominee" of DTC for the benefit of Euroclear and CEDEL, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and CEDEL, respectively. Euroclear and CEDEL must maintain on their own records the ownership interests, and transfers of ownership interests by and between, their own customers' securities accounts. DTC will not maintain such records. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC.


      The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the notes, see "--Reg S Global Notes" and "--Transfers of Interests in Global Notes for Certificated Notes."



      Except as described in "--Transfers of Interests in Global Notes for Certificated Notes", owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.



      Under the terms of the Indenture, PSINet and the Trustee will treat the persons in whose names the notes are registered, including notes represented by Global Notes, as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, liquidated damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither PSINet, the Trustee nor any agent of PSINet or the Trustee has or will have any responsibility or liability for (1) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (2) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.



      DTC has advised PSINet that its current payment practice for payments of principal, interest and the like with respect to securities such as the notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or PSINet. Neither PSINet nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the notes, and PSINet and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.



      The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants, other than Indirect Participants who hold an interest in the notes through Euroclear or CEDEL, who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will be settled in immediately available funds. Transfers between and among Indirect Participants who hold interests in the notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.



      Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear's or CEDEL's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines (Brussels time for Euroclear and UK time for CEDEL). Indirect Participants who hold interest in the notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's Nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.



      Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the notes through Euroclear or CEDEL purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or CEDEL during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Reg S Global Note to a DTC Participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.



      DTC has advised PSINet that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange Global Notes, without the direction of one or more of its Direct Participants, for legended notes in certificated form, and to distribute such certificated forms of notes to its Direct Participants. See "--Transfers of Interests in Global Notes for Certificated Notes."


      Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Reg S Global Notes and in the U.S. Global Notes among Direct Participants, including Euroclear and

CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of PSINet, the initial purchasers or the Trustee shall have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.



      The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that PSINet believes to be reliable, but PSINet takes no responsibility for the accuracy thereof.


Reg S Global Notes


      An Indirect Participant who holds an interest in the Reg S Global Notes through Euroclear or CEDEL must provide Euroclear or CEDEL, as the case may be, with a certificate in the form required by the Indenture certifying that such Indirect Participant is either not a U.S. Person (as defined below) or has purchased such interests in a transaction that is exempt from the registration requirements under the Securities Act of 1933, and Euroclear or CEDEL, as the case may be, must provide to the Trustee (or the Paying Agent, if other than the Trustee) a certificate in the form required by the Indenture prior to the payment of interest or principal with respect to such Indirect Participant's beneficial interests in such Reg S Global Notes.



      "U.S. Person" means:



            (1) any individual resident in the United States;



            (2) any partnership or corporation organized or incorporated under the laws of the United States;



            (3) any estate of which an executor or administrator is a U.S. Person, other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets;



            (4) any trust of which any trustee is a U.S. Person, other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settlor, if the trust is revocable) is a U.S. Person;



            (5) any agency or branch of a foreign entity located in the United States;



            (6) any non-discretionary or similar account, other than an estate or trust, held by a dealer or other fiduciary for the benefit or account of a U.S. Person;



            (7) any discretionary or similar account, other than an estate or trust, held by a dealer, or other fiduciary organized, incorporated or, if an individual, resident in the United States, other than such an account held for the benefit or account of a non-U.S. Person; and



            (8) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act of 1933, unless it is organized or incorporated and owned by "accredited investors" within the meaning of Rule 501(a) under the Securities Act of 1933 who are not natural persons, estates or trusts;



provided, however that the term "U.S. Person" shall not include:



                  (A) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business;

                  (B) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country; and



                  (C) the international organizations set forth in Section
            902(o)(7) of Regulation S under the Securities Act of 1933 and any other similar international organizations, and their agencies, affiliates and pension plans.


Transfers of Interests in One Global Note for Interests in Another Global Note

      An Indirect Participant who holds an interest in Reg S Global Notes will be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with the restrictions on transfer set forth under "--Notice to Investors" and set forth in the legend printed on the Reg S Global Notes.

      A Direct or Indirect Participant who holds an interest in U.S. Global Notes may transfer its interests to a person who takes delivery in the form of an interest in Reg S Permanent Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with Rule 904 of Regulation S.

      Transfers involving an exchange of a beneficial interest in Reg S Global Notes for a beneficial interest in U.S. Global Notes or vice versa will be effected by DTC by means of an instruction originated by the Trustee through DTC/Deposit Withdraw at Custodian (DWAC) system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount at maturity of the one Global Note and a corresponding increase in the principal amount at maturity of the other Global Note, as applicable. Any beneficial interest in the one Global Note that is transferred to a person who takes delivery in the form of the other Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

Transfers of Interests in Global Notes for Certificated Notes


      An entire Global Note may be exchanged for definitive notes in registered, certificated form without interest coupons ("Certificated Notes") if:



            (1) DTC (a) notifies PSINet that it is unwilling or unable to continue as depositary for the Global Notes and PSINet thereupon fails to appoint a successor depositary within 90 days or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934;



            (2) PSINet, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes; or



            (3) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes.



      In any such case, PSINet will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and DTC identify as being the beneficial owner of the related notes.


      Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants, in accordance with DTC's customary procedures.



      In all cases described herein, such Certificated Notes will bear the restrictive legend referred to in "Notice to Investors," unless PSINet determines otherwise in compliance with applicable law.



      Neither PSINet nor the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of notes, and PSINet and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.


Same Day Settlement and Payment


      The Indenture will require that payments in respect of the notes represented by the Global Notes, including principal, premium, if any, interest and liquidated damages, if any, be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, PSINet will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. PSINet expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS


      The summaries contained herein of certain indebtedness of PSINet do not purport to be complete and are qualified in their entirety by reference to the provisions of the various agreements and indentures related thereto, copies of which have been filed with the Securities and Exchange Commission and to which reference is hereby made. See "Available Information."


Credit Facility


      In September 1998, PSINet entered into a new three-year senior secured revolving credit facility, pursuant to which The Chase Manhattan Bank ("Chase") is acting as administrative agent, to replace PSINet's existing bank credit arrangements in the United States. The credit facility is a secured revolving credit facility with borrowing availability thereunder in the maximum principal amount of $110 million, $108.5 million of which was drawn upon to finance a portion of the purchase price for the acquisition of Tokyo Internet. Prior to the closing of the first initial notes offering, PSINet repaid, with other cash on hand, all borrowings outstanding under the credit facility. Following the closings of the initial notes offerings, PSINet continued to have borrowing capacity of up to $110 million under the credit facility, subject to its terms.



      Interest. Borrowings under the credit facility bear interest at PSINet's option, at (a) the London interbank offered rate for deposits in U.S. Dollars for the relevant period multiplied by the statutory reserve rate plus the Applicable Margin ("Eurodollar Rate") or (b) the higher of Chase's prime rate or the Federal Funds effective rate plus 1/2 of 1%, plus the Applicable Margin ("ABR Rate"). The Applicable Margin varies based on the Leverage Ratio, as defined in the credit facility, as of the most recent determination date. Currently, the Applicable Margin is 1.75% for ABR Rate borrowings and 2.75% for Eurodollar Rate borrowings.



      Guarantees and Security. PSINet's obligations under the credit facility are guaranteed by each existing and subsequently acquired or organized significant domestic subsidiary of PSINet, a subsidiary which owns or maintains at least $1,000,000 in assets or generates at least $1,000,000 in annual revenues, and are secured by a lien on substantially all of the assets of PSINet and each subsidiary guarantor and by a pledge by PSINet and each subsidiary guarantor of all capital stock and other equity interests it owns (65% in the case of equity interests in foreign subsidiaries).



      Covenants. The credit facility contains covenants and provisions that restrict, among other things, PSINet and its subsidiaries' ability to:



      (1) make dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments;



      (2) make prepayments, redemptions and repurchases of indebtedness;



      (3) incur liens and enter into sale-leaseback transactions;



      (4) make certain loans and investments;



      (5) incur additional indebtedness and certain contingent obligations;



      (6) effect certain mergers, acquisitions and asset sales;



      (7) engage in certain transactions with affiliates;



      (8) effect certain changes in business conducted by PSINet; and



      (9) amend and waive certain debt and other agreements.

The credit facility also requires the satisfaction of certain financial covenants, including a minimum annual consolidated revenue test, a minimum debt-to-annualized adjusted revenue ratio, a minimum aggregate balance of nonrestricted cash and available borrowings and a minimum EBITDA test. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Structure." In addition, the credit facility requires a reduction in the maximum amount of availability and prepayments, if required as a result of such reduction, equal to the net proceeds received from certain asset sales aggregating more than $5 million and from certain casualty events.



      Events of Default. Events of default under the credit facility include various events of default customary for such type of agreement, such as failure to pay scheduled payments when due, cross defaults with and cross acceleration to other indebtedness, including the 10% senior notes, the occurrence of a change in control (as defined in the credit facility) and certain events of bankruptcy, insolvency and reorganization.


Canadian Credit Facility


      PSINet has a credit facility with a Canadian bank which provides availability of loans to PSINet's Canadian subsidiary in three components:



            (1) a revolving credit facility of Cdn. $150,000;



            (2) a term loan of Cdn. $1,000,000, having a balance outstanding of Cdn. $336,000 as of September 1, 1998, repayable in February 1999; and



            (3) an equipment leasing facility of Cdn. $1,000,000 having a balance outstanding of Cdn. $534,000 as of September 1, 1998, and a final maturity date of March 2001.


      Interest. Borrowings under the revolving credit facility and the term loan bear interest at the applicable prime rate of the bank plus 1.5%. Borrowings under the equipment lease facility bear interest at an average rate of 8.7%.

10% Senior Notes


      In April 1998, PSINet completed its offering of $600.0 million aggregate principal amount of 10% Senior Notes due 2005, Series A. The 10% senior notes were initially issued and sold in accordance with Rule 144A and Regulation S under the Securities Act of 1933. In June 1998, PSINet completed an exchange offer of 100% of the initial 10% senior notes for equivalent 10% Senior Notes due 2005, Series B, which have been registered under the Securities Act of 1933. The 10% senior notes are senior unsecured obligations of PSINet ranking equivalent in right of payment to all existing and future unsecured and unsubordinated indebtedness of PSINet and senior in right of payment to all existing and future subordinated indebtedness of PSINet. The 10% senior notes were issued under an Indenture dated as of April 13, 1998 between PSINet and Wilmington Trust Company, as trustee.



      The 10% senior notes will mature on February 15, 2005. Interest on the 10% senior notes is payable semi-annually on August 15 and February 15 of each year, commencing August 15, 1998. The 10% senior notes are redeemable at the option of PSINet, in whole or in part, at any time on or after February 15 of 2002, 2003 and 2004 at 105%, 102.5% and 100% of the principal amount thereof, respectively, in each case, plus accrued and unpaid interest to the date of redemption. In addition, on or prior to February 15, 2001, PSINet may redeem up to 35% of the original aggregate principal amount of the 10% senior notes at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of certain public equity offerings or the sale of stock to one or more strategic investors, provided that at least 65% of the original aggregate principal amount of the 10% senior notes remains outstanding immediately after such redemption. Upon the occurrence of a change of control (as defined in the 10% senior notes indenture), PSINet will be required to make an offer to purchase all of the 10% senior notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. PSINet may not have sufficient funds or the financial resources necessary to satisfy its obligations to repurchase the 10% senior notes upon a change of control. PSINet's credit facility prohibits PSINet from repurchasing any 10% senior notes upon a change of control unless it has paid all amounts outstanding under the credit facility prior thereto.



      The 10% senior notes indenture contains certain financial covenants with which PSINet must comply relating to, among other things, the following matters:



            (1) limitation on PSINet's payment of cash dividends, repurchase of capital stock, payment of principal on subordinated indebtedness and making of certain investments, unless after giving effect to each such payment, repurchase or investment, certain operating cash flow coverage tests are met, excluding certain permitted payments and investments;



            (2) limitation on PSINet's and its subsidiaries' incurrence of additional indebtedness, unless at the time of such incurrence, PSINet's ratio of debt to annualized operating cash flow would be less than or equal to 6.0 to 1.0 prior to April 1, 2001 and less than or equal to 5.5 to 1.0 on or after April 1, 2001, excluding certain permitted incurrences of debt;



            (3) limitation on PSINet's and its subsidiaries' incurrence of liens, unless the 10% senior notes are secured equally and ratably with the obligation or liability secured by such lien, excluding certain permitted liens;



            (4) limitation on the ability of any subsidiary of PSINet to create or otherwise cause to exist any encumbrance or restriction on the payment of dividends or other distributions on its capital stock, payment of indebtedness owed to PSINet or any other subsidiary, making of investments in PSINet or any other subsidiary, or transfer of any properties or assets to PSINet or any other subsidiary, excluding certain permitted encumbrances and restrictions;



            (5) limitation on certain mergers, consolidations and sales of assets by PSINet or its subsidiaries;



            (6) limitation on certain transactions with affiliates of PSINet;



            (7) limitation on the ability of any subsidiary of PSINet to guarantee or otherwise become liable with respect to any indebtedness of PSINet unless such subsidiary provides for a guarantee of the 10% Senior Notes on the same terms as the guarantee of such indebtedness;



            (8) limitation on certain sale and leaseback transactions by PSINet or its subsidiaries;



            (9) limitation on certain issuances and sales of capital stock of subsidiaries of PSINet; and



            (10) limitation on the ability of PSINet or its subsidiaries to engage in any business not substantially related to a telecommunications business.



      The events of default under the 10% senior notes indenture include various events of default customary for such type of agreement, including, among others, the failure to pay principal and interest when due on the 10% senior notes, cross-defaults on other indebtedness for borrowed monies in excess of $10 million, which indebtedness would therefore include indebtedness outstanding under the credit facility, certain judgments or orders for payment of money in excess of $10 million, and certain events of bankruptcy, insolvency and reorganization.

                              PLAN OF DISTRIBUTION


      This prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. Each Participating Broker-Dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. PSINet has agreed that under certain circumstances, PSINet shall use its best efforts to keep the exchange offer registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of exchange notes by Participating Broker-Dealers, and to ensure that the exchange offer registration statement conforms with the requirements of the Securities Act of 1933 and the policies, rules and regulations of the Securities and Exchange Commission as announced from time to time, for a period of one year from the consummation of the exchange offer or such shorter period as will terminate when all restricted securities covered by the exchange offer registration statement have been sold pursuant thereto.



      PSINet will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any Participating Broker-Dealer that acquired initial notes as a result of market making activities or other trading activities and who resells exchange notes that were received by it pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.



                       DOCUMENTS INCORPORATED BY REFERENCE



      We are incorporating by reference in this prospectus the following documents which we have filed with the Securities and Exchange Commission:



      1. Our annual report on Form 10-K for our fiscal year ended December 31, 1997. This report contains:



            o audited consolidated balance sheets for us and our subsidiaries as of December 31, 1997 and 1996



            o related consolidated statements of operations, of changes in shareholders' equity and of cash flows for the years ended December 31, 1997, 1996 and 1995



      2. Our quarterly reports on Form 10-Q for the quarters ended:



            o     March 31, 1998



            o     June 30, 1998



            o     September 30, 1998



      3. Our current reports on Form 8-K dated:



            o July 31, 1997 (solely insofar as it relates to our Shareholder Rights Agreement dated May 8, 1996, as amended)



            o     August 20, 1997



            o     January 7, 1998



            o     January 22, 1998

            o     February 12, 1998



            o     March 10, 1998



            o     March 26, 1998



            o     April 8, 1998



            o     April 22, 1998



            o     June 15, 1998



            o     September 15, 1998



            o     October 16, 1998



            o     October 28, 1998



            o     November 10, 1998.



      4. Our registration statement on Form 8-A dated April 7, 1995, as amended (registration no. 0-25812).



      5. Our registration statement on Form 8-A dated June 4, 1996, as amended (registration no. 0-25812).



      We are also incorporating by reference in this prospectus all reports and other documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of securities under this prospectus. These reports and documents will be incorporated by reference in and considered to be a part of this prospectus as of the date of filing of such reports and documents.



      Any statement contained in this prospectus or in a document which is incorporated by reference herein will be modified or superseded for purposes of this prospectus to the extent that a statement in any document that we file after the date of this prospectus that also is incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus.



      This prospectus incorporates by reference documents which are not presented in this prospectus or delivered to you with it. You may request, and we will send to you, without charge, copies of these documents (other than exhibits to these documents, which we will send to you for a reasonable fee). Requests should be directed to the Office of the Secretary, PSINet Inc., 510 Huntmar Park Drive, Herndon, Virginia 20170 (telephone (703) 904-4100). In order to assure timely delivery of the requested materials before the expiration of
the exchange offer, any request should be made prior to            , 1999.


                                  LEGAL MATTERS


      The validity of the exchange notes offered hereby will be passed upon by Nixon, Hargrave, Devans & Doyle LLP, New York, New York, counsel for PSINet. Certain attorneys with Nixon, Hargrave, Devans & Doyle LLP currently own in the aggregate less than one percent of PSINet's common stock.


                                     EXPERTS


      The consolidated financial statements of PSINet Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



      The consolidated financial statements of iSTAR internet inc. as of May 31, 1997 and 1996, and for each of the two years in the period ended May 31, 1997 included in this prospectus, have been audited by KPMG LLP, independent auditors, as stated in their report appearing herein.

      The financial statements of Tokyo Internet Corporation as of March 31, 1998, 1997 and 1996 and for each of the three years in the period ended March 31, 1998 included in this prospectus, have been so included in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.



      The financial statements of ioNET, Inc. as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997 are incorporated by reference in this prospectus from PSINet's Current Report on Form 8-K as filed with the Securities and Exchange Commission on September 15, 1998 (the "September 15, 1998 Form 8-K"), and have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report included in the September 15, 1998 Form 8-K and incorporated by reference herein.



      The financial statements of Rimnet Corporation as of August 31, 1997 and for the year then ended are incorporated by reference in this prospectus from the September 15, 1998 Form 8-K, and have been audited by Chuo Audit Corporation, independent certified public accountants, as stated in their report included in the September 15, 1998 Form 8-K and incorporated by reference herein.



      The financial statements of LinkAge Online Limited as of December 31, 1997 and for the year then ended, appearing in the September 15, 1998 Form 8-K, have been audited by Ernst and Young, independent auditors, as set forth in their report thereon included therein , which is incorporated by reference herein from the September 15, 1998 Form 8-K. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of Ernst and Young as experts in accounting and auditing.



      The financial statements of Interactive Networx GmbH as of and for the year ended December 31, 1997 are incorporated by reference in this prospectus from PSINet Inc.'s September 15, 1998 Form 8-K, and have been so incorporated by reference in reliance on the report of Price Waterhouse GmbH, independent auditors, given on the authority of said firm as experts in auditing and accounting.


                              AVAILABLE INFORMATION


      We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance with the Securities Exchange Act of 1934 we file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of such information on file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Seven World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of filed documents can be obtained, at prescribed rates, by mail from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or by telephone at 1-800-SEC-0330, or electronically through the Securities and Exchange Commission's Electronic Data Gathering, Analysis and Retrieval system at the Securities and Exchange Commission's Web site (http://www.sec.gov). Our common stock is listed on The Nasdaq Stock Market and copies of such reports and other information can also be read and obtained at the offices of The Nasdaq Stock Market, Reports Section, Demised Premises, N.W., Washington, D.C. 20006.



      We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, with respect to the exchange notes offered by this prospectus. As permitted by the rules and regulations of the Securities Exchange Commission, this prospectus omits certain information contained in the registration statement. For further information with respect to PSINet and the exchange notes, reference is made to the registration statement, including its exhibits and the financial statements, notes and schedules filed as a part of it, which you may read and copy at the public reference facilities of the Securities and Exchange Commission referred to above. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the full text of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

      We furnish our stockholders with annual reports containing our audited financial statements and with proxy material for our annual meetings complying with the proxy requirements of the Securities Exchange Act of 1934.

                                    GLOSSARY


      Set forth below are definitions of some of the terms used in this prospectus.


ATM Asynchronous Transfer Mode. A communications standard that provides for information transfer in the form of fixed-length cells of 53 bytes each. The ATM format can be used to deliver voice, video and data traffic at varying rates.

Backbone A centralized high-speed network that interconnects smaller, independent networks.


Bandwidth                   The number of bits of information which can move
                            over a communications medium in a given amount of time; the capacity of a telecommunications circuit/network to carry voice, data and video information. Typically measured in Kbps and Mbps.
                            Bandwidth from public networks is typically available to business and residential end-users in increments from 56 Kbps to T-3.


CLEC Competitive local exchange carrier. A category of telephone service provider that offers services similar to the former monopoly local telephone company. A CLEC may also provide other types of telecommunications.

CSU/DSU Channel Service Unit/Data Service Unit. A device used in digital transmission for connecting data terminal equipment, such as a router, to a digital transmission circuit or service.


Dark fiber                  Fiber which does not have connected to it the
                            electronics required to transmit data on such fiber.


Dedicated circuits          Telecommunications lines dedicated or reserved for
                            use by particular customers along predetermined routes.


Dial-up line                Communications circuit that is established by a
                            switched-circuit connection using the telephone network.


DNS Domain Name System. Distributed name system used in the Internet.

Electronic mail or e-mail   An application that allows a user to send or receive
                            text messages to or from any other user with an Internet address, commonly termed an e-mail address.


56 Kbps Equivalent to a single high-speed telephone service line; capable of transmitting one voice call or 56 Kbps of data. Currently in widespread use by medium and large businesses primarily for entry level high-speed data and very low-speed video applications.


Frame relay                 A communications standard that is optimized for
                            efficient switching of variable-length data packets.

Gbps Gigabits per second. A measure of digital transmission rates. One gigabit equals 1,000 megabits.

Host                        A computer with direct access to the Internet.

HTML                        Hypertext Markup Language used to produce Web pages.
                            It is a method of presenting information where selected words can be "expanded" to provide other information about the word.

ILEC Incumbent local exchange carrier. The local exchange carrier that was the monopoly carrier, prior to the opening of local exchange services to competition.

Internet An open global network of interconnected commercial, educational and governmental computer networks which utilize TCP/IP, a common communications protocol.

Internetworking             The process of communicating between and among
                            networks.

Intranet A TCP/IP based network and Web site which is securely isolated from the Internet and serves the internal needs of a company or institution.

IP                          Internet protocol.

IRUs Indefeasible rights of use in network bandwidth capacity.

ISDN Integrated Services Digital Network. A network that provides digital voice and data services through a single medium.


ISP                         Internet service provider.


Kbps Kilobits per second. A measure of digital information transmission rates. One kilobit equals 1,000 bits of digital information. Normally, 10 bits are used for each alpha-numeric character.

LAN Local Area Network. A data communications network designed to interconnect personal computers, workstations, minicomputers, file servers and other communications and computing devices within a localized environment.

LEC Local Exchange Carrier. A telecommunications company that provides telecommunications services in a geographic area in which calls generally are transmitted without toll charges.

Mbps Megabits per second. A measure of digital information transmission rates. One megabit equals 1,000 kilobits.


Modem A device for transmitting information over an analog communications channel such as a POTS telephone circuit.


Network A collection of distributed computers which share data and information through inter-connected lines of communication.

NOC                         Network operation center.

OC-3 OC-3 SONET high capacity optical telecommunications line capable of transmitting data at 155.52 Mbps.

OC-12 OC-12 SONET high capacity optical telecommunications line capable of transmitting data at 622.08 Mbps.

OC-48 OC-48 SONET high capacity optical telecommunications line capable of transmitting data at 2488.32 Mbps.

OC-48 Equivalent            One OC-48, four OC-12s, 16 OC-3s or 48 DS-3s.

OC-48 Equivalent Mile       One Route Mile of OC-48 capacity, four Route Miles
                            of OC-12 capacity, 16 Route Miles of OC-3 capacity or 48 Route Miles of DS-3 capacity.

On-line services            Commercial information services that offer a
                            computer user access through a modem to a specified slate of information, entertainment and communications menus. These services are generally closed systems, although many are now offering full
                            Internet access.

Open systems                A networking system which is based upon
                            non-proprietary protocols (i.e., protocols which are in the public domain).

Peering The commercial practice under which nationwide ISPs exchange each other's traffic, in most cases, without the payment of settlement charges.


POPs Points-of- presence. An interlinked group of modems, routers and other computer equipment, located in a particular city or metropolitan area, that allows a nearby subscriber to access the Internet through a local telephone call or using a short-distance permanent data circuit.


POTS Plain Old Telephone Service. Standard analog telephone service used by many telephone companies throughout the United States.

PRI Primary Rate Interface. ISDN interface to primary rate access.

Protocol A formal description of message formats and the rules two or more machines must follow in order to communicate.

RBOC Regional Bell Operating Company. One of the LECs created by the Divestiture of the local exchange business by AT&T. These include BellSouth, Bell Atlantic, Ameritech, US West, SBC, and PacTel.

Router A device that receives and transmits data packets between segments in a network or different networks.

Route Mile                  One mile of the actual geographic length of the high
                            capacity telecommunications fiber route.

Server Software that allows a computer to offer a service to another computer. Other computers contact the server program by means of matching client software. The term also refers to the computer on which server software runs.

SMDS Switched Multimegabit Data Service. A public packet-switching service offered by telephone companies in many major metropolitan areas. Packet-switching is a method of delivering voice and data traffic.

SONET                       Synchronous Optical Network.

TCP/IP Transmission Control Protocol/Internet Protocol. A compilation of network and transport-level protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

T-3 or DS-3                 A data communications line capable of transmitting
                            data at 45 Mbps.

UNIX A computer operating system for workstations and personal computers and noted for its portability and communications functionality.

VOIP                        Voice over internet protocol.

WAN Wide Area Network. A network spanning a wide geographic area.

Web or World Wide Web       A network of computer servers that uses a special
                            communications protocol to link different servers throughout the Internet and permits communication of graphics, video and sound.

Web server                  The computer system that runs Web software, used to
                            create custom Web sites, Web pages, and home pages.

Web sites or Web pages      A site located on the Web, written in the HTML or
                            SGML language.

xDSL A term referring to a variety of new Digital Subscriber Line technologies. Some of these varieties are asymmetric with different data rates in the downstream and upstream directions. Others are symmetric. Downstream speeds range from 384 kilobits (or "SDSL") to 1.5-8 Mbps (or "ADSL").

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
PSINET INC.
Report of Independent Accountants.........................................   F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997 (audited) and
 September 30, 1998 (unaudited)...........................................   F-3
Consolidated Statements of Operations for the three years ended December
 31, 1997 (audited) and nine months ended September 30, 1997 and 1998
 (unaudited)..............................................................   F-4
Consolidated Statements of Changes in Shareholders' Equity (Deficit) for
 the three years ended December 31, 1997 (audited) and nine months ended
 September 30, 1998 (unaudited)...........................................   F-5
Consolidated Statements of Cash Flows for the three years ended December
 31, 1997 (audited) and nine months ended September 30, 1997 and 1998
 (unaudited)..............................................................   F-6
Notes to Consolidated Financial Statements................................   F-7

ISTAR INTERNET INC.
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Auditors' Report to the Directors.........................................  F-33
Consolidated Balance Sheets as of May 31, 1996 and 1997...................  F-34
Consolidated Statements of Operations and Deficit for the years ended May
 31, 1996 and 1997........................................................  F-35
Consolidated Statements of Changes in Financial Position for the years ended May 31, 1996 and 1997..............................................  F-36
Notes to Consolidated Financial Statements................................  F-37

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets as of February 28, 1997 and January 31, 1998
 (Unaudited)..............................................................  F-48
Consolidated Statements of Operations and Deficit for the nine months ended February 28, 1997 and the eight months ended January 31, 1998
 (Unaudited)..............................................................  F-49
Consolidated Statements of Changes in Financial Position for the nine months ended February 28, 1997 and eight months ended January 31, 1998
 (Unaudited)..............................................................  F-50
Notes to Consolidated Financial Statements (Unaudited)....................  F-51

TOKYO INTERNET CORPORATION
AUDITED FINANCIAL STATEMENTS
Report of Independent Accountants.........................................  F-54
Balance Sheets as of March 31, 1996, 1997 and 1998........................  F-55
Statements of Operations and Undisposed Deficit for the years ended March
 31, 1996, 1997 and 1998..................................................  F-56
Notes to the Financial Statements.........................................  F-57

UNAUDITED FINANCIAL STATEMENTS
Balance Sheet as of September 30, 1998....................................  F-63
Statements of Operations and Undisposed Deficit for the six months ended
 September 30, 1997 and 1998..............................................  F-65
Notes to the Unaudited Financial Statements...............................  F-67

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of PSINet Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of PSINet Inc. and its subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Washington, D.C.
February 6, 1998, except as to
paragraphs 1, 2 and 6 of Note 11,
which are as of February 25, 1998

                                  PSINET INC.

                          CONSOLIDATED BALANCE SHEETS

                                              December 31,
                                           --------------------  September 30,
                                             1996       1997         1998
                                           ---------  ---------  -------------
                                                                  (Unaudited)
                                            (In Thousands of U.S. Dollars)
                  ASSETS
Current assets:
  Cash and cash equivalents............... $  51,741  $  33,322    $ 282,586
  Restricted cash and short-term
   investments............................       954     20,690      127,617
  Short-term investments and marketable
   securities.............................     4,649        --        52,842
  Accounts receivable, net of allowances
   of $1,909,000, $2,101,000 and
   $4,420,000 (unaudited).................    17,421     11,022       36,932
  Notes receivable........................       747      7,224        1,347
  Prepaid expenses........................     1,963      1,478        5,052
  Other current assets....................     4,836      5,162       16,906
                                           ---------  ---------    ---------
    Total current assets..................    82,311     78,898      523,282
Property and equipment, net...............    72,061     95,619      221,390
Goodwill and other intangibles, net of
 accumulated amortization of $9,778,000,
 $2,057,000 and $8,567,000 (unaudited)....    16,673      4,675      103,504
Other assets and deferred charges.........     6,067      6,989       30,454
                                           ---------  ---------    ---------
    Total assets.......................... $ 177,112  $ 186,181    $ 878,630
                                           =========  =========    =========
   LIABILITIES AND SHAREHOLDERS' EQUITY
                 (DEFICIT)
Current liabilities:
  Lines of credit......................... $   2,000  $   5,648    $      --
  Current portion of long-term debt.......    24,915     33,985       44,746
  Trade accounts payable..................    19,868     25,031       34,727
  Accrued payroll and related expenses....     3,098      4,636        7,646
  Other accounts payable and accrued
   liabilities............................     3,632      2,382       25,667
  Deferred revenue........................     5,612      5,944        9,878
                                           ---------  ---------    ---------
    Total current liabilities.............    59,125     77,626      122,664
Long-term debt............................    26,938     33,820      772,998
Deferred income taxes.....................       476        --           --
Other liabilities.........................       790      1,306        9,601
                                           ---------  ---------    ---------
    Total liabilities.....................    87,329    112,752      905,263
                                           ---------  ---------    ---------
Commitments and contingencies (Notes 11 and 12)
Shareholders' equity (deficit):
  Preferred stock, $.01 par value;
   29,324,858 shares authorized; no shares
   issued and outstanding.................       --         --           --
  Convertible preferred stock, $.01 par
   value; $50.00 stated value; 675,142
   shares authorized; 600,000 shares
   issued and outstanding.................       --      28,135       28,637
  Common stock, $.01 par value;
   100,000,000 shares authorized;
   40,212,790, 40,577,342 and 51,889,896
   (unaudited) shares issued..............       402        406          519
  Capital in excess of par value..........   208,000    210,162      400,949
  Retained deficit........................  (116,636)  (162,649)    (295,033)
  Treasury stock, 99,556 shares, at cost..    (2,005)    (2,005)      (2,005)
  Accumulated other comprehensive income..        22       (620)      (1,150)
  Bandwidth asset to be delivered under
   IRU agreement..........................       --         --      (158,550)
                                           ---------  ---------    ---------
    Total shareholders' equity (deficit)..    89,783     73,429      (26,633)
                                           ---------  ---------    ---------
    Total liabilities and shareholders'
     equity (deficit)..................... $ 177,112  $ 186,181    $ 878,630
                                           =========  =========    =========

   The accompanying notes are an integral part of these financial statements.

                                  PSINET INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           Nine Months Ended
                              Year Ended December 31,        September 30,
                             ----------------------------  -------------------
                               1995      1996      1997      1997      1998
                             --------  --------  --------  --------  ---------
                                                              (Unaudited)
                               (In Thousands of U.S. Dollars, Except Per
                                            Share Amounts)
Revenue....................  $ 38,722  $ 84,351  $121,902  $ 87,147  $ 165,732
Other income, net..........       --      5,417       --        --         --
                             --------  --------  --------  --------  ---------
                               38,722    89,768   121,902    87,147    165,732
                             --------  --------  --------  --------  ---------
Operating costs and
 expenses:
  Data communications and
   operations..............    32,124    70,102    94,363    66,847    130,517
  Sales and marketing......    23,930    27,064    25,831    18,070     37,919
  General and
   administrative..........    10,569    20,648    22,947    16,976     29,439
  Depreciation and
   amortization............    14,778    28,035    28,347    20,648     37,011
  Intangible asset write-
   down....................     9,938       --        --        --         --
  Charge for acquired in-
   process research and
   development (Note 14)...       --        --        --        --      40,400
                             --------  --------  --------  --------  ---------
    Total operating costs
     and expenses..........    91,339   145,849   171,488   122,541    275,286
                             --------  --------  --------  --------  ---------
Loss from operations.......   (52,617)  (56,081)  (49,586)  (35,394)  (109,554)
Interest expense...........    (1,964)   (5,025)   (5,362)   (4,162)   (38,193)
Interest income............     1,625     3,794     3,059     1,995     11,391
Other income...............       --      2,863       110       119        703
Gain on sale of
 subsidiary................       --        --      5,701     5,701        --
Gain on sale of
 investment................       --        --        --        --       5,647
Equity in loss of
 affiliate.................      (204)     (807)      --        --         --
                             --------  --------  --------  --------  ---------
Loss before income taxes...   (53,160)  (55,256)  (46,078)  (31,741)  (130,006)
Income tax provision
 (benefit).................       --       (159)     (476)     (476)        65
                             --------  --------  --------  --------  ---------
Net loss...................   (53,160)  (55,097)  (45,602)  (31,265)  (130,071)
Return to preferred
 shareholders..............       --        --       (411)      --      (2,313)
                             --------  --------  --------  --------  ---------
Net loss available to
 common shareholders.......  $(53,160) $(55,097) $(46,013) $(31,265) $(132,384)
                             ========  ========  ========  ========  =========
Basic loss per share.......  $  (2.01) $  (1.40) $  (1.14) $  (0.78) $   (2.70)
                             ========  ========  ========  ========  =========
Diluted loss per share.....  $  (2.01) $  (1.40) $  (1.14) $  (0.78) $   (2.70)
                             ========  ========  ========  ========  =========
Shares used in computing
 basic and diluted loss per
 share (thousands).........    26,485    39,378    40,306    40,264     49,120
                             ========  ========  ========  ========  =========


  The accompanying notes are an integral part of these consolidated financial statements.

                                  PSINET INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

   For the Three Years Ended December 31, 1997 and for the Nine Months Ended
                         September 30, 1998 (unaudited)

                                                                                                            Bandwidth
                     Preferred Stock    Common Stock                                          Accumulated  Asset To Be
                   -------------------  ------------        Capital in                           Other      Delivered
                   Outstanding          Outstanding   Par     Excess   Retained    Treasury  Comprehensive    Under
                     Shares    Amount      Shares    Value    Of Par    Deficit     Stock       Income         IRU
                   ----------- -------  ------------ -----  ---------- ---------   --------  ------------- -----------
                                                (In thousands of U.S. Dollars, except Share data)
Balance, December
31, 1994.........        --    $   --    11,202,791  $112    $    --   $  (8,379)  $   --       $   (16)          --
Comprehensive
income:
 Net loss........                                                        (53,160)
 Unrealized
 holding gains
 (losses)........                                                                                   813
 Foreign currency
 translation
 adjustment......                                                                                  (388)
 Total
 comprehensive
 income..........                                                       [(53,160)]                [425]
Accretion of
redeemable common
and convertible
preferred
stock............                                              (1,377)
Issuance of
common stock to
employees under
revenue bonus
plan.............                            18,300                77
Issuance of
common stock for
acquisitions.....                         4,514,304    45      43,509
Conversion of
redeemable
preferred stock
into common
stock............                        10,042,680   100      26,671
Expiration of
redemption rights
on redeemable
common stock.....                         1,838,475    18         402
Initial public
offering, net of
expenses.........                         4,370,000    44      47,229
Issuance of
common stock
pursuant to
exercise of stock
warrants.........                         1,384,863    14       2,390               (2,005)
Issuance of
common stock
pursuant to
exercise of stock
options..........                           493,003     5         759                  (49)
Public offering,
net of expenses..                         4,000,000    40      86,599
Employee stock
option loan
program..........                                                (224)
Issuance of
common stock in
escrow for
acquisition of
World Online.....                            50,516     1
                     -------   -------   ----------  ----    --------  ---------   -------      -------     ---------
Balance, December
31, 1995.........        --        --    37,914,932   379     206,035    (61,539)   (2,054)         409           --
Comprehensive
income:
 Net loss........                                                        (55,097)
 Unrealized
 holding gains
 (losses)........                                                                                  (813)
 Foreign currency
 translation
 adjustment......                                                                                   426
 Total
 comprehensive
 income..........                                                       [(55,097)]                [(387)]
Retirement of
treasury stock...                                                 (49)                  49
Issuance of
common stock
pursuant to
exercise of stock
warrants.........                         1,362,604    14         (14)
Issuance of
common stock
pursuant to
exercise of stock
options..........                           803,330     9       1,806
Issuance of
common stock in
escrow for
acquisition of
World Online.....                            32,368
Repayments under
employee stock
option loan
program..........                                                 232
Interest under
employee stock
options loan
program..........                                                 (10)
                     -------   -------   ----------  ----    --------  ---------   -------      -------     ---------
Balance, December
31, 1996.........        --        --    40,113,234   402     208,000   (116,636)   (2,005)          22           --
Comprehensive
income:
 Net loss........                                                        (45,602)
 Unrealized
 holding gains
 (losses)........
 Foreign currency
 translation
 adjustment......                                                                                  (642)
 Total
 comprehensive
 income..........                                                       [(45,602)]                [(642)]
Issuance of
common stock
pursuant to
exercise of stock
warrants.........                           164,185     2           3
Issuance of
common stock
pursuant to
exercise of stock
options..........                           283,251     3         659
Issuance of
Series B
convertible
preferred stock,
net of expenses..    600,000    28,064                          1,500
Return to
preferred
shareholders.....                   71                                      (411)
Cancellation of
common stock for
acquisition of
World Online.....                           (82,884)   (1)
                     -------   -------   ----------  ----    --------  ---------   -------      -------     ---------
Balance, December
31, 1997.........    600,000    28,135   40,477,786   406     210,162   (162,649)   (2,005)        (620)
Comprehensive
income
(unaudited):
 Net loss
 (unaudited).....                                                       (130,071)
 Foreign currency
 translation
 adjustment
 (unaudited).....                                                                                  (530)
 Total
 comprehensive
 income
 (unaudited).....                                                      [(130,071)]                [(530)]
Issuance of
common stock
pursuant to
exercise of stock
warrants
(unaudited)......                           174,274     2         279
Issuance of
common stock
pursuant to
exercise of stock
options
(unaudited)......                           908,491     9       4,636
Issuance of
common stock and
contingent
obligation to IXC
(unaudited)......                        10,229,789   102     185,872                                        (185,974)
Acceptance of
bandwidth under
IRU agreement
(unaudited)......                                                                                              27,424
Issuance of
Series B
convertible
preferred stock,
net of expenses
(unaudited)......                  (11)
Return to
preferred
shareholders
(unaudited)......                  513                                    (2,313)
                     -------   -------   ----------  ----    --------  ---------   -------      -------     ---------
Balance,
September 30,
1998
(unaudited)......    600,000   $28,637   51,790,340  $519    $400,949  $(295,033)  $(2,005)     $(1,150)    $(158,550)
                     =======   =======   ==========  ====    ========  =========   =======      =======     =========
                       Total
                   Shareholders'
                      Equity
                     (Deficit)
                   -------------
Balance, December
31, 1994.........    $  (8,283)
Comprehensive
income:
 Net loss........      (53,160)
 Unrealized
 holding gains
 (losses)........          813
 Foreign currency
 translation
 adjustment......         (388)
 Total
 comprehensive
 income..........     [(52,735)]
Accretion of
redeemable common
and convertible
preferred
stock............       (1,377)
Issuance of
common stock to
employees under
revenue bonus
plan.............           77
Issuance of
common stock for
acquisitions.....       43,554
Conversion of
redeemable
preferred stock
into common
stock............       26,771
Expiration of
redemption rights
on redeemable
common stock.....          420
Initial public
offering, net of
expenses.........       47,273
Issuance of
common stock
pursuant to
exercise of stock
warrants.........          399
Issuance of
common stock
pursuant to
exercise of stock
options..........          715
Public offering,
net of expenses..       86,639
Employee stock
option loan
program..........         (224)
Issuance of
common stock in
escrow for
acquisition of
World Online.....            1
                   -------------
Balance, December
31, 1995.........      143,230
Comprehensive
income:
 Net loss........      (55,097)
 Unrealized
 holding gains
 (losses)........         (813)
 Foreign currency
 translation
 adjustment......          426
 Total
 comprehensive
 income..........     [(55,484)]
Retirement of
treasury stock...
Issuance of
common stock
pursuant to
exercise of stock
warrants.........
Issuance of
common stock
pursuant to
exercise of stock
options..........        1,815
Issuance of
common stock in
escrow for
acquisition of
World Online.....
Repayments under
employee stock
option loan
program..........          232
Interest under
employee stock
options loan
program..........          (10)
                   -------------
Balance, December
31, 1996.........       89,783
Comprehensive
income:
 Net loss........      (45,602)
 Unrealized
 holding gains
 (losses)........
 Foreign currency
 translation
 adjustment......         (642)
 Total
 comprehensive
 income..........     [(46,244)]
Issuance of
common stock
pursuant to
exercise of stock
warrants.........            5
Issuance of
common stock
pursuant to
exercise of stock
options..........          662
Issuance of
Series B
convertible
preferred stock,
net of expenses..       29,564
Return to
preferred
shareholders.....         (340)
Cancellation of
common stock for
acquisition of
World Online.....           (1)
                   -------------
Balance, December
31, 1997.........       73,429
Comprehensive
income
(unaudited):
 Net loss
 (unaudited).....     (130,071)
 Foreign currency
 translation
 adjustment
 (unaudited).....         (530)
 Total
 comprehensive
 income
 (unaudited).....    [(130,601)]
Issuance of
common stock
pursuant to
exercise of stock
warrants
(unaudited)......          281
Issuance of
common stock
pursuant to
exercise of stock
options
(unaudited)......        4,645
Issuance of
common stock and
contingent
obligation to IXC
(unaudited)......
Acceptance of
bandwidth under
IRU agreement
(unaudited)......       27,424
Issuance of
Series B
convertible
preferred stock,
net of expenses
(unaudited)......          (11)
Return to
preferred
shareholders
(unaudited)......       (1,800)
                   -------------
Balance,
September 30,
1998
(unaudited)......    $ (26,633)
                   =============

  The accompanying notes are an integral part of these consolidated financial statements.

                                  PSINET INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          Nine Months Ended
                           Year Ended December 31,          September 30,
                          ----------------------------  ------------------------
                            1995      1996      1997      1997      1998
                          --------  --------  --------  --------  ---------
                                 (In Thousands of U.S. Dollars)
                                                           (Unaudited)
Cash flows from
 operating activities:
 Net loss...............  $(53,160) $(55,097) $(45,602) $(31,265) $(130,071)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation and
  amortization..........    14,778    28,035    28,347    20,648     37,011
 Purchased R&D write
  off...................       --        --        --        --      40,400
 Gain on sale of
  investments...........       --     (2,863)      (20)      --      (5,647)
 Gain on sale of
  InterCon..............       --        --     (5,701)   (5,701)       --
 Gain on sale of assets
  to MindSpring.........       --     (5,417)      --        --         --
 Provision for
  allowances............       724     3,130     5,426     4,956      3,807
 Equity in loss of
  affiliate.............       204       807       --        --         --
 Intangible asset write-
  down..................     9,938       --        --        --         --
 (Increase) decrease in
  accounts receivable...    (2,394)  (14,320)      430    (1,823)   (16,512)
 (Increase) decrease in
  notes receivable......       --        (56)   (5,648)   (3,277)     4,619
 (Increase) decrease in
  prepaid expenses and
  other current assets..    (5,733)      311       296       838    (12,430)
 Increase in other
  assets and deferred
  charges...............      (779)     (509)     (258)     (889)      (474)
 Increase in accounts
  payable and accrued
  liabilities...........     5,640    11,545     6,568     3,300      1,806
 Increase in deferred
  revenue...............        71     2,367       635       279        484
 Decrease in deferred
  taxes.................       (37)     (159)     (476)      --         --
 Increase (decrease) in
  other liabilities.....       655      (317)      546       (22)    (1,273)
 Other..................       --        --        --        (53)     1,349
                          --------  --------  --------  --------  ---------
 Net cash used in
  operating activities..   (30,093)  (32,543)  (15,457)  (13,009)   (76,931)
                          --------  --------  --------  --------  ---------
Cash flows from
 investing activities:
 Purchases of property
  and equipment, net....   (16,095)  (12,814)  (12,613)   (9,120)   (48,635)
 Purchases of short-term
  investments...........       --    (17,167)   (3,000)   (3,000)  (247,223)
 Proceeds from maturity
  or sale of
  investments...........       --     15,769     7,649     4,649    200,044
 Proceeds from sale of
  assets to MindSpring..       --      8,451       691       --         --
 Proceeds from sale of
  InterCon, net.........       --        --     20,353    20,353        --
 Loan to affiliate......       --       (311)      --        --         --
 Capitalized software
  costs.................      (435)     (816)      --        --         --
 Investments in certain
  business, net of cash
  acquired..............    (5,428)      (69)   (8,551)      --    (123,797)
 Change in restricted
  cash and short-term
  investments, net......       --       (954)  (19,736)      --    (106,212)
 Other..................       --         14      (353)      148       (205)
                          --------  --------  --------  --------  ---------
 Net cash provided by
  (used in) investing
  activities............   (21,958)   (7,897)  (15,560)   13,030   (326,028)
                          --------  --------  --------  --------  ---------
Cash flows from
 financing activities:
 Net proceeds (payments)
  on lines of credit....     1,159    (1,012)    3,702     1,000     (5,603)
 Proceeds from issuance
  of 10% senior notes...       --        --        --        --     580,494
 Proceeds from issuance
  of debt...............     8,250     8,281     6,408     5,988    138,081
 Repayments of debt.....    (1,441)   (4,654)   (5,670)   (5,290)   (37,313)
 Principal payments
  under capital lease
  obligations...........    (4,379)  (15,117)  (22,071)  (14,313)   (24,205)
 Proceeds from issuance
  of Series B preferred
  stock.................       --        --     29,564       --         --
 Proceeds from issuance
  of Series E redeemable
  preferred stock.......    12,197       --        --        --         --
 Proceeds from issuance
  of common stock.......        52       --        --        --         --
 Proceeds from initial
  public offering, net..    47,273       --        --        --         --
 Proceeds from public
  offering, net.........    87,390       --        --        --         --
 Proceeds from exercise
  of common stock
  warrants..............       400       --          5       --         279
 Proceeds from exercise
  of common stock
  options...............       502     1,815       662       --       4,645
 Proceeds from repayment
  of employee notes
  receivable............       --        232       --        --         --
 Other..................       --        (74)       (2)      409        (10)
 Dividends paid to
  preferred
  shareholders..........       --        --        --        --      (2,140)
                          --------  --------  --------  --------  ---------
 Net cash provided by
  (used in) financing
  activities............   151,403   (10,529)   12,598   (12,206)   654,228
                          --------  --------  --------  --------  ---------
Effect of exchange rate
 changes on cash........       --        --        --        --      (2,005)
                          --------  --------  --------  --------  ---------
Net increase (decrease)
 in cash and cash
 equivalents............    99,352   (50,969)  (18,419)  (12,185)   249,264
Cash and cash
 equivalents, beginning
 of period..............     3,358   102,710    51,741    51,471     33,322
                          --------  --------  --------  --------  ---------
Cash and cash
 equivalents, end of
 period.................  $102,710  $ 51,741  $ 33,322  $ 39,286  $ 282,586
                          ========  ========  ========  ========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  PSINET INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--Nature of Operations and Summary of Significant Accounting Policies

   Organization and Nature of Operations--PSINet Inc. (the "Company") was organized in October 1989. PSINet is a leading global facilities-based provider of Internet access services and related products to businesses. The Company provides dedicated and dial-up Internet connectivity in 90 of the 100 largest metropolitan statistical areas in the U.S. and in 12 of the 20 largest international telecommunications markets. The Company also offers Internet protocol ("IP")-based value-added services and products to businesses, including corporate intranets, Web hosting and collocation, remote user access, multi-currency electronic commerce and security services, that enable businesses to maximize utilization of their corporate networks and the Internet. Additionally, the Company provides network backbone services to other telecommunications carriers and Internet Service Providers ("ISPs") to further exploit its network capacity.

   The Company's operations are subject to certain risks and uncertainties including, among others, actual and prospective competition by entities with greater financial and other resources, risks associated with the development of the Internet market, risks associated with growth and domestic and global expansion, risks associated with acquisitions, risks associated with limited experience in the carrier and ISP market, technology and regulatory risks, and dependence upon sole and limited source suppliers.

Summary of Significant Accounting Policies

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from those estimates.

   Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

   Revenue Recognition--Revenue and related direct costs from customer contracts are recognized ratably over the terms of the contracts, which are generally three to 12 months. Cash received in advance of revenues earned is recorded as deferred revenue. In 1995 and 1996, when the Company's offerings included connectivity software products, revenue from the sale of software, including sales to distributors, resellers and original equipment manufacturers, was recognized when software products were shipped. Revenue from separate post-contract customer support agreements was recognized over the contract period.

   Advertising and Customer Acquisition Costs--The Company expenses all advertising and customer acquisition costs in the period incurred. Advertising expenses (which include customer acquisition costs) were $11,993,000, $14,312,000 and $9,153,000 for the years ended December 31, 1995, 1996 and
1997, respectively. Advertising expenses for the nine month periods ended September 30, 1997 and 1998 were $6,608,000 and $14,448,000, respectively
(unaudited).

   Cash and Cash Equivalents--All highly liquid investments with an original maturity of three months or less at the date of acquisition are classified as cash equivalents.

   Restricted Cash and Short-Term Investments--Restricted cash and short-term investments represent amounts that are restricted as to their use in accordance with capital lease obligations and other financing arrangements.

   Concentrations of Credit Risk--Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, short-term investments and marketable securities and accounts and notes receivable. The Company's cash and investment policies limit investments to short-term, investment grade instruments. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base.

                                  PSINET INC.

Concentrations of credit risk with respect to notes receivable relate primarily to two customers, which are monitored closely by the Company.

   Property and Equipment--Property and equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives of three to five years. Leasehold improvements, including labor and overhead costs of POP installations, are amortized over the shorter of the term of the related lease or the estimated useful lives of the assets, which is generally five years.

   Equipment Under Capital Lease--The Company finances most of its data communications equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under these capital leases are depreciated over their estimated useful lives of three to five years, which are generally longer than the terms of the leases.

   Goodwill and Other Intangibles--The Company continually reviews goodwill and other intangibles to assess recoverability based upon undiscounted cash flow analysis. Impairments, if any, are measured using discounted cash flow analysis and are recognized in operating results in the period in which a permanent diminution in value is determined. Goodwill and other intangibles are amortized over their estimated useful lives of three to ten years.

   Other Assets and Deferred Charges--Other assets and deferred charges are principally comprised of debt issue costs, long term asset acquisition costs associated with the acquisition of the PSINet IRUs and notes receivable. Long term asset acquisition costs are amortized over the estimated life of the PSINet IRUs of twenty years. Additionally in 1996, the Company held an investment accounted for under the equity method in which the investment, originally recorded at cost, was adjusted to recognize the Company's share of the affiliate's net earnings or losses as they occurred. This investment was sold in 1997 and at December 31, 1997, the Company had no equity method investments.

   Income Taxes--The Company accounts for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. The Company provides a valuation allowance on net deferred tax assets when it is more likely than not that such assets will not be realized.

   Stock Compensation--The Company accounts for its stock option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees." In 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," for disclosure purposes.

   Foreign Currency--Gains and losses on translation of the accounts of the Company's foreign operations where the local currency is the functional currency are accumulated and reported as accumulated other comprehensive income and included as a component of shareholders' equity (deficit). Transaction gains and losses are recorded in the statement of operations.

   Loss Per Share--The Company adopted SFAS No. 128, "Earnings per Share," in 1997 and accordingly has restated prior year loss per share amounts to reflect the provisions of this new statement. Basic loss per share is computed using the weighted average number of shares of common stock outstanding during the year. Diluted loss per share is computed using the weighted average number of shares of common stock, adjusted for the dilutive effect of common stock equivalent shares of common stock options and warrants and contingently issuable shares of common stock. Common stock equivalent shares are calculated using the treasury stock method. All stock options and warrants outstanding have been excluded from the computation of diluted loss per share as their effect would be antidilutive and accordingly, there is no reconciliation between basic and diluted loss per share for each of the years presented.

                                  PSINET INC.

   Fair Value of Financial Instruments--The Company discloses the fair value of its financial instruments for which it is practicable to estimate fair value. In cases where quoted market prices are not available for identical or comparable financial instruments, fair values are based on estimates using the present value of estimated cash flows or other valuation techniques. The resulting fair values can be significantly affected by the assumptions used, including the discount rate and estimates as to the amounts and timing of future cash flows. In this regard, the derived fair value estimates cannot be substantiated by comparisons to independent markets and, therefore, the fair values may not represent actual values of the financial instruments that could have been realized as of year end or that will be realized in the future. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

   The following methods and assumptions were used to estimate the fair value for financial instruments:

     Cash and cash equivalents. The carrying amount approximates fair value.

     Restricted cash and short-term investments. The carrying amount approximates fair value.

     Short-term investments. The carrying amount approximates fair value.

     Notes receivable. The fair value of notes receivable is estimated by discounting at market interest rates the future cash flows under the notes.

     Borrowings. The fair value of borrowings, including capital lease obligations and other obligations, is estimated by discounting the future cash flows using estimated borrowing rates at which similar types of borrowing arrangements with the same remaining maturities could be obtained by the Company.

   Reclassifications in Financial Presentation--Certain prior year information has been reclassified to conform to the current year presentation.

   Nonmonetary Exchanges--The Company exchanges capacity on its network for capacity on the network of another ISP. The Company records such exchange agreement at the fair value of either the services provided or received, whichever is more readily determinable. For the twelve months ended December 31, 1997, the Company recognized $2,400,000 of revenue and data communications and operations expense relating to such exchange.

   Comprehensive Income--In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for the fiscal years beginning after December 15, 1997. The Statement establishes standards for reporting and displaying comprehensive income, as defined, and its components. The Company has adopted the Statement's disclosure requirements in the accompanying financial statements.

   Recent Pronouncements--In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. The Statement establishes standards for the way companies report information about operating segments in annual and interim financial statements. Generally, the Statement requires financial information to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company plans to adopt the Statement's disclosure requirements in 1998 annual financial statements.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities," which is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging securities. To the extent the Company begins to enter

                                  PSINET INC.

into such transactions in the future, the Company will adopt the Statement's requirements in the financial statements for fiscal year 2000. Currently, as the Company has no derivitive instruments, the adoption of SFAS No. 133 would have no impact on the Company's financial condition or results of operations.

   Unaudited interim financial information--The consolidated condensed financial statements at September 30, 1998 and for the nine months ended September 30, 1997 and 1998 and the related footnote information are unaudited and have been prepared on a basis substantially consistent with the audited consolidated financial statements as of and for the year ended December 31, 1997. In the opinion of management, the unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) which management considers necessary to present fairly the consolidated financial position of the Company at September 30, 1998 and the results of its operations and cash flows for the nine months ended September 30, 1997 and 1998. The results of operations for the nine months ended September 30, 1998 may not be indicative of the results expected for any succeeding quarter or for the entire year ending December 31, 1998.

Note 2--Notes Receivable

   Under the terms of an agreement with one of its customers, receivables from the customer may be deferred until July 31, 1998 on amounts of up to $5,000,000 for services provided by the Company. At December 31, 1997, amounts due from this customer totaling $4,892,000 had been deferred under this agreement and are reflected as current notes receivable.

   On June 28, 1996, the Company entered into an agreement with MindSpring Enterprises, Inc., ("MindSpring") an ISP, pursuant to which the Company agreed to transfer to MindSpring substantially all of its individual subscriber accounts and related tangible and intangible assets and rights in connection with the consumer dial-up Internet access services operated by the Company in the United States, for $12,929,000 in cash and non-interest bearing notes receivable through 1997 and 1998. The gain from this sale of $5,417,000 has been recorded as other income, net in the Company's consolidated statement of operations. The balance of the note receivable from MindSpring at December 31, 1996 and 1997 was $2,769,000 and $2,078,000, respectively.

   At December 31, 1997, other notes receivable consist of an amount due from a third party, of which $254,000 is scheduled to be repaid in 1998 and $509,000 in 1999. At December 31, 1996 and 1997, notes receivable approximated their estimated fair value.

                                  PSINET INC.

Note 3--Property and Equipment

   Property and equipment consisted of the following:

                                                               December 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
                                                             (In Thousands of
                                                               U.S. Dollars)
   Data communications equipment............................ $ 24,095  $ 32,108
   Purchased software.......................................    2,989     3,920
   Office and other equipment...............................    3,108     4,451
   Leasehold improvements...................................    6,313     9,204
                                                             --------  --------
                                                               36,505    49,683
   Less accumulated depreciation and amortization...........  (12,331)  (28,217)
                                                             --------  --------
                                                               24,174    21,466
   Leased data communications equipment.....................   60,979    96,059
   Leased office and other equipment........................    3,241     3,521
                                                             --------  --------
                                                               64,220    99,580
   Less accumulated depreciation............................  (16,333)  (25,427)
                                                             --------  --------
                                                               47,887    74,153
                                                             --------  --------
   Property and equipment, net.............................. $ 72,061  $ 95,619
                                                             ========  ========

   Total depreciation and leasehold amortization expense in 1995, 1996 and 1997 was $6,462,000, $16,572,000, and $25,099,000, respectively.

Note 4--Goodwill and Other Intangibles

   Goodwill and other intangibles consisted of the following:

                                              December 31,
                                             ----------------  September 30,
                                              1996     1997        1998
                                             -------  -------  -------------
                                                                  (Unaudited)
                                                   (In Thousands of
                                                     U.S. Dollars)
   Goodwill................................. $12,763  $ 5,671    $ 90,786
   Tradename................................   4,050      --        9,418
   Customer relations.......................   1,155      --        4,554
   Software costs...........................   6,370      304         304
   Other....................................   2,113      757       7,009
                                             -------  -------    --------
                                              26,451    6,732     112,071
   Less accumulated amortization............  (9,778)  (2,057)     (8,567)
                                             -------  -------    --------
   Goodwill and other intangibles, net...... $16,673  $ 4,675    $103,504
                                             =======  =======    ========

   Total amortization expense in 1995, 1996 and 1997 was $8,227,000, $11,104,000 and $2,712,000, respectively.

   As more fully described in Note 11, during 1997 the Company sold its software subsidiary. Goodwill and other intangibles of $11,080,000 were offset against the proceeds received from the sale.

   In December 1995, a pretax charge of $9,938,000 was recorded related to the permanent impairment of certain intangible assets which resulted from the Company's plan, adopted in the first quarter of 1996, to merge

                                  PSINET INC.

the operations of two of the Company's acquired subsidiaries. As part of the plan, the Company no longer marketed certain products using an acquired tradename and certain software products were abandoned. This charge, which had no immediate cash effect, recognized the permanent impairment in the value of certain intangibles including a tradename, a non-compete agreement, certain software costs and goodwill recorded in connection with the acquisitions.

Note 5--Lines of Credit

   The Company has a secured revolving credit agreement with a bank under which the Company may borrow up to a maximum principal amount of the lesser of $5,000,000 less the aggregate face value of all letters of credit outstanding, or 75% of qualified accounts receivable which secure the loan less 100% of the maximum outstanding liability under any letters of credit issued, less 20% of the aggregate principal of certain term credit advances. This revolving line of credit agreement expires on March 31, 1998. Interest is payable monthly in arrears at a rate of prime plus 1.5%. The maximum principal amount available to the Company at December 31, 1997 was $4,013,000, of which $3,900,000 was outstanding at that date at an interest rate of 10%. Letters of credit issued and outstanding at December 31, 1997 relating to this credit agreement totaled $987,000.

   The Company also has a secured revolving agreement with a Canadian bank under which the Company may borrow up to a maximum principal amount of approximately $1,850,000, of which $1,748,000 was outstanding at December 31, 1997. The line of credit is repayable on demand, generally bears interest at prime plus 0.5% and is secured by restricted cash on deposit with the bank. The Company has an overdraft facility with a bank in the United Kingdom for approximately $413,000. No amounts were outstanding at December 31, 1997.

   On September 29, 1998, the Company entered into a new senior secured credit facility, to replace its then existing bank credit arrangement in the United States pursuant to which The Chase Manhattan Bank ("Chase") is acting as administrative agent, to replace the Company's existing bank credit arrangements in the United States (the "Credit Facility"). The Credit Facility is in the maximum principal amount of $110 million and has a final maturity date of September 29, 2001.

   Interest. Borrowings under the Credit Facility bear interest at the Company's option, at (i) the London interbank offered rate for deposits in U.S. Dollars for the relevant period multiplied by the statutory reserve rate plus the Applicable Margin ("Eurodollar Rate") or (ii) the higher of Chase's prime rate or the Federal Funds effective rate plus 1/2 of 1%, plus the Applicable Margin ("ABR Rate"). The Applicable Margin varies based on the Leverage Ratio as of the most recent determination date. On September 29, 1998, the Applicable Margin was 1.75% for ABR Rate borrowings and 2.75% for Eurodollar Rate borrowings.

   Guarantees and Security. The Company's obligations under the Credit Facility are guaranteed by each existing and subsequently acquired or organized significant domestic subsidiary of the Company (a subsidiary which owns or maintains at least $1,000,000 in assets or generates at least $1,000,000 in annual revenues) and are secured by a lien on substantially all of the assets of the Company and each subsidiary guarantor and by a pledge by the Company and each subsidiary guarantor of all capital stock and other equity interests it owns (65% in the case of equity interests in foreign subsidiaries).

   Covenants. The Credit Facility contains covenants and provisions that restrict, among other things, the Company and its subsidiaries' ability to: (i) make dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments; (ii) make prepayments, redemptions and repurchases of indebtedness; (iii) incur liens and enter into sale-leaseback transactions; (iv) make certain loans and investments; (v) incur additional indebtedness and certain contingent obligations; (vi) effect certain mergers,

                                  PSINET INC.

acquisitions and asset sales; (vii) engage in certain transactions with affiliates; (viii) effect certain changes in business conducted by the Company; and (ix) amend and waive certain debt and other agreements. The Credit Facility also requires the satisfaction of certain financial covenants, including a minimum annual consolidated revenue test, a minimum debt-to-annualized adjusted revenue ratio, a minimum aggregate balance of nonrestricted cash and available borrowings and a minimum EBITDA test and requires the reduction in the maximum amount of availability and prepayments (if required as a result of such reduction) equal to the net proceeds received from certain asset sales greater than $5 million and certain casualty events.

   Events of Default. Events of default under the Credit Facility include various events of default customary for such type of agreement, such as failure to pay scheduled payments when due, cross defaults with and cross acceleration to other indebtedness (including the $600 million aggregate principal amount of 10% Senior Notes due 2005 ("10% Senior Notes")), the occurrence of a change in control (as defined therein) and certain events of bankruptcy, insolvency and reorganization.

Note 6--Long-Term Debt

   Long-term debt consisted of the following:

                                        December 31,
                                      ------------------  September 30,
                                        1996      1997        1998
                                      --------  --------  -------------
                                                             (Unaudited)
                                      (In Thousands of U.S. Dollars)
   Notes payable with a bank,
    interest at prime plus 2.5%.....  $  7,966  $  8,864    $    --
   Other notes payable at interest
    rates ranging from 7.5% to
    20.0%...........................     3,623     2,586       7,245
   Capital lease obligations at
    interest rates ranging from 5.7%
    to 15.8%........................    40,264    56,355     101,999
   Senior Notes at interest rate of
    10.0%...........................       --        --      600,000
   Revolver at interest rate of
    8.1%............................       --        --      108,500
                                      --------  --------    --------
                                        51,853    67,805     817,744
   Less current portion.............   (24,915)  (33,985)    (44,746)
                                      --------  --------    --------
   Long-term portion................  $ 26,938  $ 33,820    $772,998
                                      ========  ========    ========

   Borrowings under the notes payable with a bank are repayable in 36 monthly installments from the dates of issue and are secured by a lien on the equipment purchased with the proceeds. Interest is payable monthly at a rate of prime plus 2.5%; the interest rate was 11.00% at December 31, 1997. The notes payable and certain capital lease obligations contain certain provisions which, among other things, require the maintenance of certain financial ratios and restrict the payment of dividends.

   The Company has various financing arrangements accounted for as capital leases for the acquisition of equipment and other fixed assets. During 1995, 1996 and 1997, the Company incurred capital lease obligations under these arrangements of $29,071,000, $25,576,000 and $37,455,000, respectively, upon the execution of leases for new data communications equipment and other fixed assets. The Company's capital lease obligations are generally repayable in 36 monthly installments from the dates of acquisition. At December 31, 1997, the aggregate unused portion under these arrangements totaled $24,611,000.

                                  PSINET INC.

   Future minimum lease payments under capital leases and annual maturities of other long-term debt are as follows:

                                                            Capital  Other Long-
   Year Ending December 31,                                 Leases    Term Debt
   ------------------------                                 -------  -----------
                                                             (In Thousands of
                                                               U.S. Dollars)
   1998.................................................... $31,752    $ 6,665
   1999....................................................  19,743      3,734
   2000....................................................  11,863        993
   2001....................................................     --          58
   2002....................................................     --         --
                                                            -------    -------
                                                             63,358    $11,450
                                                            =======    =======
   Less amount representing interest.......................  (7,003)
                                                            -------
   Present value of future minimum lease payments.......... $56,355
                                                            =======

   During the years ended December 31, 1995, 1996 and 1997, cash paid for interest was $1,869,000, $5,083,000 and $5,559,000, respectively.

   At December 31, 1996 and 1997, the estimated fair value of the capital lease obligations was approximately $40,730,000 and $55,565,000, respectively, and other long-term debt was approximately $12,189,000 and $11,370,000, respectively.

Long-Term Debt--1998 (Unaudited)

   On April 13, 1998, the Company completed an offering of $600.0 million (unaudited) aggregate principal amount of 10% Senior Notes due 2005, Series A (the "Initial Notes"). The Initial Notes were issued and sold in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). On June 11, 1998, the Company completed an exchange offer of the Initial Notes for equivalent 10% Senior Notes due 2005, Series B (the "Exchange Notes" and, together with the Initial Notes, the "Notes") which have been registered under the Securities Act. The Notes are senior unsecured obligations of the Company ranking equivalent in right of payment to all existing and future unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The net proceeds of the offering, after deducting discounts and commissions and expenses payable by the Company, were approximately $581.0 million (unaudited).

   Concurrently with the closing of the offering, the Company deposited $138.7 million (unaudited) of such net proceeds into an escrow account, which, together with the proceeds of the investment thereof, is expected to be sufficient to pay when due the first five semi-annual interest payments on the Notes. Of the remaining net proceeds of the offering, $20.0 million (unaudited) was used to repay certain indebtedness incurred primarily to finance the Company's acquisition of iSTAR internet inc. ("iSTAR") and the balance is expected to be used to finance capital expenditures (including, without limitation, facilities and equipment in connection with the development and expansion of the Company's domestic and international network) and working capital requirements (including, without limitation, debt service obligations) of the Company.

   During the nine months ended September 30, 1998, the Company incurred capital lease obligations of $54.9 million (unaudited) upon the execution of leases for new equipment and other fixed assets.

                                  PSINET INC.

   At September 30, 1998, the aggregate unused portion under the Company's various financing arrangements for purchases of equipment and other fixed assets was $60.4 million (unaudited). The aggregate unused portion of the Company's operating lines of credit was $0.4 million (unaudited) at September 30, 1998.

Note 7--Capital Stock

   On January 23, 1998, at a Special Meeting of Shareholders, the Company's shareholders granted the Board of Directors authority to amend the Company's Certificate of Incorporation to increase the number of the Company's authorized shares of capital stock from 130,000,000 shares to 280,000,000 shares and to increase the number of the Company's authorized shares of Common Stock from 100,000,000 shares to 250,000,000 shares. The Board of Directors has authority to issue up to 30,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof without any further vote or action by shareholders.

Preferred Stock Rights Plan

   On May 8, 1996, the Company's Board of Directors adopted a Shareholder Rights Plan ("Rights Plan") pursuant to which preferred stock purchase rights ("Rights") were granted as a dividend to shareholders of record at the rate of one Right for each outstanding share of common stock held of record as of the close of business on June 5, 1996. The Rights will also be attached to certain future issuances of common stock. Subject to certain exceptions, each Right, when exercisable, will entitle the registered holder to buy one one-thousandth of a share of a newly created Series A Junior Participating Preferred Stock, par value $.01 per share, of the Company (the "Series A Junior Preferred Stock") at an exercise price of $75 per Right.

   Subject to certain exceptions, the Rights will become exercisable upon the occurrence of certain specified events, including an announcement that a person or group of affiliated or associated persons ("Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding common stock. In such event, each holder of a Right (other than Rights beneficially owned by the Acquiring Person) will thereafter have the right, subject to certain exceptions, to receive upon exercise thereof that number of one one-thousandths of a share of Series A Junior Preferred Stock or, at the discretion of the Company's Board of Directors, a number of additional shares of common stock as set forth in the Rights Plan.

   For purposes of the Rights Plan, the Company's Board of Directors has designated 1,000,000 shares of Series A Junior Preferred Stock, which amount may be increased or decreased by the Board of Directors. All Rights expire on June 5, 2006, unless the Rights are earlier redeemed or exchanged by the Company in accordance with the Rights Plan or expire earlier upon the consummation of certain transactions as set forth in the Rights Plan.

Convertible Preferred Stock Private Placement

   On November 10, 1997, the Company completed a private placement of 600,000 shares of its Series B 8% Convertible Preferred Stock ("Series B Preferred Stock") for proceeds of $29,564,000, net of issuance costs. The Series B Preferred Stock accrues dividends at an annual rate of 8%, payable quarterly in cash or, at the Company's option, in Series B Preferred Stock and is non-voting.

   The Series B Preferred Stock is convertible into the Company's common stock at $10 per share during the first year. The conversion price may be reset at the end of the first and second anniversary dates, under certain circumstances, to the stock's then current market value. At the third anniversary date, the conversion price may be reset, under certain circumstances, to 95% of the stock's then current market value. To reflect the nature of the conversion rights, preferred stock has been reduced by $1,500,000 with a corresponding increase to capital

                                  PSINET INC.

in excess of par value. Such amount will be accreted as an additional return to preferred shareholders over a period of three years. The Company also has the right to call the Series B Preferred Stock for redemption under certain circumstances commencing on the third anniversary of original issuance. The Company is subject to certain restrictions on the redemption, purchase or acquisition of, and the payment of dividends on common stock while the Series B Preferred Stock is outstanding. The holders were granted certain registration rights in connection with the transaction.

Note 8--Mandatorily Redeemable Equity Securities

   The Company entered into several securities purchase agreements with investors in prior years. Pursuant to these agreements, the investors purchased shares of convertible participating preferred stock for cash or in exchange for shares of mandatorily redeemable common stock.

                                                        Par  Purchase   Shares
   Class                                               Value   Date     Issued
   -----                                               ----- -------- ----------
   Series A........................................... $.01    1993    2,727,000
   Series B........................................... $.01    1993    1,105,125
   Series C........................................... $.01    1993    1,020,000
   Series D........................................... $.01    1994    2,000,000
   Series E........................................... $.01    1995    3,190,555
                                                                      ----------
                                                                      10,042,680
                                                                      ==========

   Immediately prior to the completion of the Company's initial public offering on May 1, 1995, all issued and outstanding shares of redeemable convertible preferred stock were converted into 10,042,680 shares of common stock. In addition, all redemption rights of the holders of redeemable common stock (1,838,475 shares) expired upon the completion of the offering.

   Activity with respect to redeemable convertible preferred and common stock for the year ended December 31, 1995 was as follows:

                                                         Redeemable
                                                         Convertible Redeemable
                                                          Preferred    Common
                                                            Stock      Stock
                                                         ----------- ----------
                                                            (In Thousands of
                                                             U.S. Dollars)
Balance, December 31, 1994..............................  $ 13,218     $ 399
  Issuance of 3,190,555 shares of redeemable Series E
   convertible preferred stock..........................    12,197
  Accretion of redeemable convertible preferred and
   common stock.........................................     1,356        21
  Conversion of redeemable convertible preferred stock
   into common stock....................................   (26,771)
  Expiration of redemption rights on redeemable common
   stock................................................                (420)
                                                          --------     -----
Balance, December 31, 1995..............................  $    --      $ --
                                                          ========     =====

Note 9--Stock Compensation and Retirement Plans

Executive Stock Incentive Plan

   The Company's Executive Stock Incentive Plan provides for a maximum of 10,000,000 shares to be available for award thereunder to employees and consultants of the Company and its subsidiaries. Awards under the plan may be in the form of incentive stock options, non-qualified stock options, stock appreciation

                                  PSINET INC.

rights or restricted stock awards. The purchase price of shares covered by options cannot be less than the fair value on the date of grant. Each option granted under the plan becomes exercisable based on a schedule determined by the Compensation Committee at the date of grant. All options expire ten years after the date of grant. At December 31, 1997, there were 9,795,874 shares reserved for issuance under the plan and options with respect to 5,952,108 and 1,537,091 shares of common stock were outstanding and exercisable, respectively.

Directors Stock Incentive Plan

   The Directors Stock Incentive Plan provides for awards with respect to up to 100,000 shares in the aggregate to directors of the Company and its subsidiaries who are not also employees or consultants of the Company and who do not serve on the Board as a representative of a shareholder. Awards under the plan are in the form of non-qualified stock options. The purchase price of shares covered by options cannot be less than the fair value on the date of the grant. Options granted under the plan when a director is first elected to the Board become exercisable quarterly over four years. Subsequent options granted under the plan become exercisable with respect to one half of the subject shares at each of the first and second anniversaries of the date of grant. All options expire ten years after the date of grant. At December 31, 1997, there were 100,000 shares reserved for issuance under the plan and options with respect to 24,000 and 7,500 shares of common stock were outstanding and exercisable, respectively.

Strategic Stock Incentive Plan

   The Strategic Stock Incentive Plan provides for awards with respect to an aggregate of 3,500,000 shares of the Company's common stock to employees and consultants of the Company and its subsidiaries in connection with acquisitions, mergers, strategic alliances and other business combinations and transactions by the Company or its subsidiaries. Awards under the plan may be in the form of incentive stock options, non-qualified stock options, stock appreciation rights or restricted stock awards. The purchase price of shares covered by options cannot be less than the fair value on the date of grant. Each option granted under the plan becomes exercisable based on a schedule determined by the Compensation Committee at the date of grant. All options expire ten years after the date of grant. At December 31, 1997, there were 3,500,000 shares reserved for issuance under the plan and options with respect to 324,141 and 167,155 shares of common stock were outstanding and exercisable, respectively.

Executive Stock Option Plan and Other Option Plans and Grants

   Prior to 1994, the Company granted non-qualified stock options to its employees as directed by the Company's Board of Directors. In March 1994, the Company established the 1994 Executive Stock Option Plan under which it is authorized to grant up to 1,250,000 of either incentive stock options or non-qualified stock options to its employees. The purchase price of shares covered by options cannot be less than the fair value on the date of grant. Options become exercisable over one to six years following the date of grant. All options expire ten years after the date of grant. At December 31, 1997, there were 1,918,546 shares reserved for issuance under the plan and under ad hoc grants. Options with respect to 1,891,496 and 968,994 shares of common stock were outstanding and exercisable, respectively.

   In connection with the Company's acquisition of InterCon Systems Corporation ("InterCon") in June 1995, options outstanding under each of the InterCon 1992 Incentive Stock Plan and the InterCon 1994 Stock Option Plan became exercisable (subject to original vesting schedules; generally vesting over four years) for shares of the Company's common stock pursuant to the terms of the plans. As of December 31, 1997, the options outstanding under the 1992 plan consist of incentive stock options with respect to 104,569 shares of common stock and the options outstanding under the 1994 plan consist of non-qualified stock options with

                                  PSINET INC.

respect to 39,547 shares of common stock. At December 31, 1997, options with respect to 144,116 shares were exercisable. No additional options in respect of shares will be granted under either plan. In connection with the sale of InterCon, vesting on options with respect to 112,229 shares was accelerated and compensation expense of $214,000 was recognized in 1997.

   In connection with the Company's acquisition of Software Ventures Corporation ("Software Ventures") in July 1995, options outstanding under the Software Ventures 1994 Stock Option Plan became exercisable (subject to original vesting schedules; generally, one-half vesting after one year and one-half over four years) for shares of the Company's common stock pursuant to the terms of such plan. At December 31, 1997, options with respect to 25 shares under the plan were outstanding and exercisable. No additional options in respect of shares will be granted under the plan.

Stock Option Repricing

   Effective April 5, 1996, the Company's Board of Directors approved a repricing of certain employee stock options. Accordingly, options with respect to 2,520,555 shares of the Company's common stock whose exercise price was greater than $9.375, the closing market price of the Company's common stock on that date, were cancelled and new options with respect to the same number of shares were granted with an exercise price of $9.375. Other terms and conditions of the options remained the same.

Fair Value of Stock Options

   For disclosure purposes under SFAS No. 123, the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for stock options granted in 1995, 1996 and 1997, respectively: no annual dividends for any year, expected volatility of 80%, 80% and 76%, risk-free interest rate of 6.85%, 5.98% and 6.36% and expected life of 6.5 years, 5.0 years and 5.0 years. The weighted-average fair value of the stock options granted in 1995, 1996 and 1997, was $6.90, $4.89 and $4.88, respectively.

   Under the above model, the total value of stock options granted in 1995, 1996 and 1997, was $10,572,000, $28,624,000 and $23,616,000, respectively, which would be amortized on a pro forma basis over the option vesting period. Had the Company determined compensation cost for these plans in accordance with SFAS No. 123, the Company's pro forma loss and pro forma basic and diluted loss per share would have been, $54,760,000 and $2.07 in 1995, $63,897,000 and $1.62 in 1996 and $53,113,000 and $1.32 in 1997. The SFAS No. 123 method of accounting does not apply to options granted prior to January 1, 1995, and accordingly, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

Stock Warrants

   The Company has issued warrants to certain investors, a lease provider and consultants to purchase shares of the Company's common stock. Warrants issued to certain investors and a lease provider vested immediately and vesting with respect to warrants issued to consultants was contingent upon the performance of services. Compensation expense recorded with respect to warrants issued to consultants was $199,000 and $275,000 in 1995 and 1996, respectively. These warrants expire at various dates through 2003. At December 31, 1997, there were 224,274 shares reserved for issuance under stock warrant agreements of which warrants with respect to 224,274 shares of common stock were outstanding and exercisable.

                                  PSINET INC.

Stock Option and Warrant Activity

   The following table summarizes stock option and warrant activity under all plans for the three years ended December 31, 1997:

                                   Number of Shares of                 Weighted
                                       Common Stock                    Average
                                  -----------------------   Price per  Exercise
                                    Options     Warrants      Share     Price
                                  -----------  ----------  ----------- --------
Balance, December 31, 1994.......   2,340,950   3,752,400  $ .50-$4.15  $1.72
  Granted........................   1,559,891         833   4.15-25.25   9.16
  Assumed........................     543,414         --      .01-6.13   4.18
  Exercised......................   (494,719)  (1,484,419)    .50-6.13   1.60
  Forfeited......................    (105,868)   (184,307)  2.00-25.25   4.50
                                  -----------  ----------
Balance, December 31, 1995.......   3,843,668   2,084,507    .01-25.25   3.42
  Granted........................   5,853,949         167   4.15-16.75  10.81
  Exercised......................   (819,256)  (1,659,000)    .01-9.38   2.36
  Forfeited...................... (1,319,951)         --    1.60-25.25   8.72
  Cancelled...................... (2,520,555)         --    9.56-25.25  13.61
                                  -----------  ----------
Balance, December 31, 1996.......   5,037,855     425,674    .05-13.50   6.24
  Granted........................   4,846,300         --    5.38-11.25   7.36
  Exercised......................    (288,529)   (201,400)    .05-8.13   1.83
  Forfeited......................  (1,259,740)        --    2.00-13.13   8.33
                                  -----------  ----------
Balance, December 31, 1997.......   8,335,886     224,274  $.05-$13.50  $6.81
                                  ===========  ==========
Exercisable, December 31, 1995...     973,625   2,054,507  $.05-$13.88  $1.44
                                  ===========  ==========
Exercisable, December 31, 1996...   1,584,068     425,674  $.05-$10.01  $3.60
                                  ===========  ==========

   The following table summarizes information about the shares outstanding and exercisable for options and warrants at December 31, 1997:

                                        Outstanding               Exercisable
                              ------------------------------- -------------------
                                         Weighted-
                                          Average   Weighted-           Weighted-
                                         Remaining   Average             Average
                                        Contractual Exercise            Exercise
   Range of Exercise Prices    Number      Life       Price    Number     Price
   ------------------------   --------- ----------- --------- --------- ---------
   $.05-$5.88..............   2,110,114     4.6      $ 2.62   1,295,342  $ 1.81
   $6.13-6.88..............     224,776     9.0      $ 6.46      56,754  $ 6.24
   $6.94-7.00..............   2,460,822     9.1      $ 7.00     446,649  $ 7.00
   $7.25-9.38..............   3,110,449     8.5      $ 8.77     983,074  $ 9.12
   $9.56-13.50.............     653,999     8.6      $10.49     267,336  $10.39
                              ---------                       ---------
   $.05-$13.50.............   8,560,160     7.7      $ 6.81   3,049,155  $ 5.76
                              =========                       =========

   Under the terms of the Company's Employee Retirement Savings Plan, participants are eligible to receive discretionary Company matching contributions each year of 100% of the first $1,000 of employee salary deferral and 25% of amounts thereafter up to the maximum allowable deferral under IRS regulations. All contributions to a participant's plan account are 100% vested after two years of service with the Company. The total contributions made by the Company under the Plan totalled $131,000, $622,000 and $525,000 during 1995, 1996 and 1997, respectively.

                                  PSINET INC.

Note 10--Income Taxes

   Deferred tax assets (liabilities) consisted of the following:

                                                               December 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
                                                             (In Thousands of
                                                               U.S. Dollars)
   Gross deferred tax assets:
     Net operating losses (domestic)........................ $ 35,755  $ 50,470
     Net operating losses (foreign).........................    3,344     7,834
     Other..................................................    1,866     1,515
                                                             --------  --------
                                                               40,965    59,819
                                                             --------  --------
   Gross deferred tax liabilities:
     Depreciation/amortization..............................   (6,741)   (8,740)
     Acquired intangibles...................................   (2,377)      --
                                                             --------  --------
                                                               (9,118)   (8,740)
                                                             --------  --------
   Net deferred tax assets..................................   31,847    51,079
   Valuation allowance......................................  (32,323)  (51,079)
                                                             --------  --------
                                                             $   (476) $    --
                                                             ========  ========

   The Company has provided a valuation allowance for net deferred tax assets of its operations since realization of these benefits cannot be reasonably assured. The change in the valuation allowance for net deferred tax assets was an increase of $8,936,000, $20,948,000 and $18,756,000 in 1995, 1996 and 1997,
respectively. The changes primarily relate to additional losses in those years.

   At December 31, 1997, the Company had domestic net operating loss carryforwards of approximately $123,099,000 for income tax purposes. These net operating loss carryforwards may be carried forward in varying amounts until 2012 and may be limited in their use in the event of significant changes in the Company's ownership, and their use is limited to future earnings of the Company. In addition, at December 31, 1997, the Company had net operating loss carryforwards for tax purposes in various jurisdictions outside the United States amounting to approximately $21,464,000. The majority of the foreign loss carryforwards will expire in varying amounts until 2004. Some of the foreign loss carryforwards will never expire under local country tax rule.

   A capital tax loss of $807,000 resulting from the sale of one of the Company's investments was incurred in 1997. The loss may be carried forward for five years. The Company recognized a deferred tax benefit of $159,000 in 1996 and $476,000 in 1997.

   No cash was paid for income taxes in 1995, 1996 or 1997.

Note 11--Strategic Alliances, Acquisitions and Dispositions

Agreements with IXC Internet Services, Inc.

   As part of the Company's ongoing efforts to further expand and enhance its network, on February 25, 1998, the Company closed its transaction with IXC Internet Services, Inc. ("IXC"), an indirect subsidiary of IXC Communications, Inc., to acquire 20-year noncancellable indefeasible rights of use ("IRUs") in up to 10,000 equivalent route miles of fiber-based OC-48 network bandwidth (the "PSINet IRUs") in selected portions across the IXC fiber optic telecommunications network within the United States. The PSINet IRUs

                                  PSINET INC.

were acquired in exchange for the issuance to IXC of 10,229,789 shares of common stock of the Company (representing approximately 20% of the issued and outstanding common stock of the Company after giving effect to such issuance and having an aggregate market value of $78,641,503 based on the closing market price per share of the Company's common stock as reported by The Nasdaq Stock Market on such date of $7.6875) (the "IXC Initial Shares"). If the fair market value of the IXC Initial Shares (based on a 20 trading day volume-weighted average share price) is less than $240,000,000 at the earlier of one year following delivery and acceptance of the total amount of bandwidth corresponding to the PSINet IRUs or February 25, 2002 (the "Determination Date"), the Company will be obligated to provide IXC with additional shares of its common stock, or at the sole option of the Company, cash or a combination thereof equal to the shortfall (the "Contingent Payment Obligation"). The Company has the right to accelerate the Contingent Payment Obligation to any date prior to the Determination Date. In addition, the right of IXC to receive additional shares of common stock and/or cash pursuant to the Contingent Payment Obligation will terminate on such date as the fair market value of the IXC Initial Shares (based on a 20 trading day volume-weighted average share price) is equal to or greater than $240,000,000. The Contingent Payment Obligation automatically terminated on January 13, 1999 as the fair market value of the IXC Initial Shares on such date exceeded $240,000,000 (unaudited).

   The IRU Purchase Agreement permits the Company to use the bandwidth acquired from IXC for any purpose in connection with the provision of Internet services and at a rate of DS-3 or less for non-Internet telecommunications transport, but restricts the Company from using such bandwidth to deliver any private line or long distance switched telephone services (based on non-Internet telephone switching technologies) to any third party. The Company expects to incur on an annual basis approximately $1.15 million in operations and maintenance fees with respect to the PSINet IRUs for each 1,000 equivalent route miles of OC-48 bandwidth accepted under the agreement. The Company also signed a long-term non-exclusive joint marketing and services agreement with IXC under which IXC and its resellers will be able to bundle the Company's Internet access and value added services with IXC's long distance and other telephone services to their customers throughout the United States.

   The Contingent Payment Obligation was recorded as capital in excess of par value based on its fair value of $107.3 million. The fair value of the Contingent Payment Obligation was determined utilizing a Black-Scholes valuation model using an assumed term of four years, the closing market price per share of the common stock on the date of the closing ($7.6875), an exercise price of $23.46 (which is the price per share required in order for the calculation of the IXC Initial Shares to result in a value equal to $240.0 million), expected volatility of 76% and an interest rate of 11%. The amount recorded for the fair value of the Contingent Payment Obligation could be adjusted upward in a future period under certain circumstances (unaudited).

   The amount representing the initial aggregate of the fair value of the IXC Initial Shares and the Contingent Payment Obligations, $186.0 million, was recorded as an offset to shareholders' equity similar to a stock subscription receivable. Such amount will be reduced, and a long-term asset relating to the PSINet IRUs will be recorded, as each bandwidth unit corresponding to the PSINet IRUs is accepted by the Company. The Company expects to amortize the capitalized amount of the asset relating to the PSINet IRUs ratably over the 20-year period during which the Company has the right to utilize the bandwidth corresponding to the PSINet IRUs (unaudited).

   The bandwidth corresponding to the PSINet IRUs is contemplated to be delivered to the Company (to the extent then available) in specified minimum increments every six months during the two year period following closing. At September 30, 1998, the Company had accepted from IXC 1,475 equivalent route miles of OC-48 bandwidth and had recorded $27.4 million as an increase to fixed assets and a decrease to "Bandwidth assets to be delivered under IRU agreement" in shareholders' equity (unaudited).

                                  PSINET INC.

iSTAR internet inc.

   Between January 30, 1998 and February 12, 1998, the Company acquired approximately 23,400,000 (or 79.7%) of the outstanding common shares of iSTAR internet inc. ("iSTAR"), a Canadian ISP. The excess of the purchase price over the fair values of the tangible assets acquired and liabilities assumed was $19,500,000. This acquisition will be accounted for as a purchase business combination and accordingly the assets and liabilities and results of operations of iSTAR will be included in the Company's financial statements from the date of acquisition. At December 31, 1997, the Company has a note receivable from iSTAR in the amount of $3,526,000 which is recorded in other assets and deferred charges. Additionally, at December 31, 1997, the Company had a $15,400,000 letter of credit outstanding with respect to this transaction which was secured by $17,500,000 in cash. On January 29, 1998, the Company obtained a $20,000,000 acquisition credit facility from a bank to finance this transaction and its letter of credit expired. This facility matures on the earlier of the consummation of a public offering by the Company of its debt or equity securities or July 31, 1998. The loan provides for interest on the outstanding balance at an annual rate of prime rate plus 1.375%. Additionally, the loan has been incorporated into the Company's existing credit facility with the bank and is secured by substantially all of the Company's assets, including a pledge of certain of its subsidiaries' stock (including the acquired capital stock of iSTAR).

CalvaCom and Iprolink

   In October 1997 and January 1998 a wholly-owned subsidiary of the Company acquired all of the issued and outstanding shares of common stock of Serveur Telematique Internet S.A., ("STI") an ISP in France and Internet Prolink S.A. ("Iprolink"), an ISP in Switzerland, for approximately $3,100,000 and $3,500,000, respectively, in cash. The acquisition of STI included the rights to use the tradename "CalvaCom." These transactions are or will be accounted for as purchase business combinations and accordingly, the net assets and results of operations are included in the Company's financial statements from the respective dates of acquisition.

EUnet GB Limited

   On July 21, 1995, the Company purchased from The University of Kent at Canterbury all of the issued and outstanding ordinary shares of EUnet GB Limited, an English corporation, for approximately $3,986,000 in cash and 42,011 shares of its common stock. This transaction was accounted for as a purchase business combination. The fair value of the cash, shares of the Company's common stock exchanged and liabilities assumed at acquisition was approximately $7,126,000.

InterCon Systems Corporation and Software Ventures Corporation

   On June 16, 1995 and July 11, 1995, the Company issued approximately 921,612 and 762,208 shares of its common stock in exchange for all of the issued and outstanding capital stock of InterCon and Software Ventures, respectively. These transactions were accounted for as purchase business combinations. Both acquired companies developed and marketed standards-based connectivity software products. The aggregate fair value of the shares of the Company's common stock exchanged, options granted and liabilities assumed was approximately $35,519,000.

   In the first quarter of 1996, the Company merged the operations of Software Ventures and InterCon into one Internet software subsidiary known as InterCon. On February 1, 1997, the Company sold all of the issued and outstanding capital stock of InterCon to Ascend Communications, Inc. ("Ascend") in exchange for $12,000,000 in cash pursuant to a Stock Acquisition Agreement between the Company and Ascend. In addition, in connection with the sale, the Company received $8,500,000 in cash from Ascend as repayment of intercompany debt owed by InterCon to the Company. The Company recognized a gain of $5,700,000 in 1997 in connection with the sale.

                                  PSINET INC.

PSINet Pipeline New York, Inc.

   On February 7, 1995, the Company issued an aggregate of approximately 2,690,218 shares of its common stock in exchange for all of the outstanding common stock and preferred stock of PSINet Pipeline New York, Inc. (formerly The Pipeline Network Inc., "Pipeline"). This transaction was accounted for as a purchase business combination. The fair value of the shares of the Company's common stock exchanged and liabilities assumed was approximately $12,129,000. As further described in Note 2, the Company transferred substantially all of its individual subscriber accounts and related tangible and intangible assets relating to the Company's consumer dial-up Internet access services including those acquired from the acquisition of Pipeline to MindSpring in the second and third quarters of 1996.

Note 12--Commitments and Contingencies

 Commitments

   The Company has guaranteed monthly usage levels of data and voice communications with certain of its telecommunications vendors. In addition, the Company leases certain of its facilities under non-cancelable operating leases expiring in various years through 2006. The operating lease on one of the office facilities includes scheduled base rent increases over the term of the lease. The total amount of base rent is being charged to expense on the straight-line method over the term of the lease. Total rent expense for all operating leases amounted to $2,077,000, $3,601,000 and $4,968,000 in 1995,
1996 and 1997, respectively.

   At December 31, 1997 commitments to telecommunications vendors and future minimum lease payments under non-cancelable operating leases are as follows:

     Year
    Ending                                                   Telecommunications
   December 31,                                               Operating Leases
   ------------                                              -------------------
                                                              (In thousands of
                                                                U.S. dollars)
   1998..................................................... $  10,218 $   4,368
   1999.....................................................     7,987     4,160
   2000.....................................................     5,942     3,877
   2001.....................................................     4,360     3,425
   2002.....................................................     2,667     3,407
   Thereafter...............................................       --      2,913
                                                             --------- ---------
                                                             $  31,174 $  22,150
                                                             ========= =========

   Under the terms of an agreement with one of its customers, the Company is obligated to provide the customer with a rental facility of up to $5,000,000 for telecommunications equipment owned or leased by the PSINET INC. Company and deployed in the customer's network. As of December 31, 1997, the Company had provided $1,426,000 of equipment to the customer under three year operating leases.

Contingencies

   The Company is subject to certain claims and legal proceedings that arose in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

                                  PSINET INC.

   On September 19, 1996, the Company and Chatterjee Management Company ("Chatterjee") signed an agreement pursuant to which the Company and an investment group led by Chatterjee would establish a joint venture for the purpose of building an Internet network across Europe and provide Internet-related services in Europe. Such investment group was to invest up to $41 million in a joint venture. No monies were invested by Chatterjee or the investment group pursuant to the joint venture agreement nor were any other actions undertaken to implement it. Following the signing of the agreement, the parties acknowledged structural difficulties associated with the joint venture as originally contemplated, which prevented its implementation. Instead, they sought for several months to negotiate a direct investment in the Company by Chatterjee in lieu of the initial agreement. Those negotiations were not successful.

   On November 25, 1997, Chatterjee initiated arbitration proceedings against the Company before the International Chamber of Commerce, Court of Arbitration, in London, England, with respect to the joint venture agreement previously entered into by Chatterjee and the Company.

   In the arbitration proceeding, Chatterjee has now alleged that the Company breached the joint venture agreement by repudiating its obligations under the agreement and by breaching a covenant not to compete. In the arbitration, Chatterjee requests an award declaring that the agreement is still valid and binding upon the parties and that the Company stands in breach of the agreement, directing the Company to specifically perform its obligations under the agreement or, in the alternative, awarding Chatterjee compensatory damages in an amount not less than $25 million, awarding Chatterjee profits that the Company has earned or stands to earn in Europe, and awarding Chatterjee the costs of arbitration, including attorney's fees and interest on the award of damages. The Company believes that Chatterjee's claims are without merit and intends to vigorously defend itself in the arbitration.

Note 13--Industry Segment and Geographic Reporting

   The Company operates in one principal industry segment, as a provider of Internet solutions, and markets its services internationally through foreign subsidiaries. The Company's services are provided primarily to corporate customers.

   Geographic financial information is as follows:

                                                    Year Ended December 31,
                                                   ----------------------------
                                                     1995      1996      1997
                                                   --------  --------  --------
                                                     (In thousands of U.S.
                                                            dollars)
Revenue:
  United States................................... $ 38,029  $ 78,132  $104,254
  International...................................    2,470     6,781    17,950
  Eliminations....................................   (1,777)     (562)     (302)
                                                   --------  --------  --------
  Consolidated.................................... $ 38,722  $ 84,351  $121,902
                                                   ========  ========  ========
Loss from Operations:
  United States................................... $(50,153) $(47,035) $(38,472)
  International...................................   (1,317)   (8,861)  (11,285)
  Eliminations....................................   (1,147)     (185)      171
                                                   --------  --------  --------
  Consolidated.................................... $(52,617) $(56,081) $(49,586)
                                                   ========  ========  ========
Identifiable Assets:
  United States................................... $195,920  $169,082  $156,474
  International...................................    9,307    11,314    29,770
  Eliminations....................................   (3,397)   (3,284)      (63)
                                                   --------  --------  --------
  Consolidated.................................... $201,830  $177,112  $186,181
                                                   ========  ========  ========

                                  PSINET INC.

   Intersegment sales and transfers are not material. Revenue is based on the location of the entity providing services. Loss from operations represents total revenue less operating costs and expenses, and does not include interest (expense)/income, other (expense)/income or income taxes. Identifiable assets of geographic areas are those tangible and intangible assets used in the Company's operations in each area.

Note 14--Investments in and Acquisitions of Certain Businesses (Unaudited)

   During the nine months ended September 30, 1998, the company acquired 12 companies. The Company also acquired an equity interest in one company. The following table summarizes certain financial information concerning these acquisitions or investments:

                                                                        Ownership
     Business Name               Location           Acquisition Date    Interest
     -------------        ----------------------- --------------------- ---------
Internet Prolink S.A. ..  Switzerland             January 1998             100%
iSTAR internet inc.
 ("iSTAR")..............  Canada                  February and May 1998    100%
Interactive Telephony
 Limited................  Channel Islands, Jersey April 1998               100%
WorldPay Ltd*...........  Channel Islands, Jersey April 1998              12.5%
Interactive Networx GmbH
 ("INX")................  Germany                 May 1998                 100%
LinkAge Online Limited
 ("LinkAge")............  Hong Kong               June 1998                100%
ioNET Internetworking
 Services ("ioNet").....  United States           June 1998                100%
SCII-CalavaPro..........  Sub-Sahara Africa       June 1998                100%
INTERLOG Internet
 Services, Inc.
 ("Interlog")...........  Canada                  July 1998                100%
Rimnet Corporation
 ("Rimnet").............  Japan                   August 1998              100%
TWICS Co., Ltd. ........  Japan                   September 1998           100%
Hong Kong Internet &
 Gateway Services.......  Hong Kong               September 1998           100%
iNet, Inc. ("iNet").....  Korea                   September 1998           100%

--------
*  The investment in WorldPay is accounted for under the cost method.

   Certain portions of the purchase prices have been retained to secure performance by certain sellers of indemnification or other contractual obligations.

   Each of the acquisitions was accounted for using the purchase method of accounting and, accordingly, the net assets and results of operations of the acquired companies have been included in the Company's financial statements since the acquisition dates. The purchase price of the acquisitions was allocated to assets acquired, including intangible assets and liabilities assumed, based on their respective fair values at the acquisition dates. The excess of the purchase price over the fair value of the net tangible assets of the acquisitions is being amortized over periods up to 15 years from the dates of acquisition.

   In connection with these acquisitions, the Company recorded a $40.4 million charge in the nine months ended September 30, 1998 for acquired in-process research and development. This represents the value of purchased in-process technology on projects that have not yet reached technological feasibility and have no alternative future use. The charge is comprised of $7.0 million in the first quarter of 1998 relating to the acquisition of iSTAR, $20.0 million in the second quarter relating to the acquisitions of INX, ioNet and LinkAge, and $13.4 million in the third quarter relating to the acquisitions of Interlog, Rimnet and Inet.

   The amount of purchase price allocated to in-process research and development was determined using appropriate valuation techniques, including percentage-of-completion which utilizes the key milestones to estimate the stage of development of each in-process research and development project at the date of acquisition, estimating cash flows resulting from the expected revenues generated from such projects, and discounting the net cash flows back to their present value. The discount rate includes a factor that takes into account the uncertainty surrounding the successful development of the purchased in-process technology.

                                  PSINET INC.

     A summary of the allocated values by technology/project is as follows (in thousands of U.S. dollars):

                   R&D
 Company    Technology/Project    Value  Cost to complete Remaining tasks
 -------    ------------------    -----  ---------------- ---------------
 iSTAR    . Corporate--
           ADSL/ATM/Fax on
           Demand/Web Hosting     $4,270      $1,930      System verification and testing
          . Dial-up--Widespan      2,600       2,199      System verification and testing
          . iCommerce                 70          42      System verification and testing
 INX      . Access technologies    3,600       1,460      System verification and testing
          . ATM and Internet
 ioNet    services                 8,500       2,210      System verification and testing
 LinkAge  . VPN technology         2,900         200      Network architecture development
          . Website tools          2,600       1,325      Improve system stability
          . IP Telephony           1,800         200      Transmission quality improvement
 Interlog . DSL                    2,700         320      Operations support system development,
                                                            resolution of provisioning issues
          . E-commerce               500          70      Software development and testing
          . Website Design           300          50      Systems verification and integration
 Rimnet   . Wireless local loop    2,300         135      Network interconnection and security issues
          . Universal Messaging      300          70      Network integration and testing
          . IP Telephony           1,500         320      Database development, increasing system scalability
 iNet     . Frame Relay            5,000         125      Network management system software development,
                                                            network reconfiguration
          . E-commerce               350          70      Development of database management system
          . Website Hosting          450          85      Software development and testing

   A description of the acquired in-process technologies for each of the acquisitions is set forth below:

iSTAR

Corporate--Asymmetric Digital Subscriber Line/ATM/Fax on Demand/Web Hosting

   iSTAR is developing four concurrent technology projects relating to Corporate Internet access, an asymmetric digital subscriber line ("ADSL") technology to provide high-speed Internet access, a proprietary implementation of an ATM network to provide high-bandwidth backbone service to customers, a data conversion project to provide fax services over the Internet and a proprietary website hosting service that will be built on an NT platform. As of the acquisition date, these projects had not reached technological feasibility.

   Material risks still exist with these projects, however, management expects these projects will begin to generate revenues in late 1998 or early 1999.

Dial-up--Webspan

   iSTAR is developing a proprietary service management interface that would allow customers to seamlessly select and manage a wide variety of services. As of the acquisition date, this project had not reached technological feasibility.

   Material risks still exist with this project, however, management expects these projects will begin to generate revenues in late 1998 or early 1999.

iCommerce System

   iSTAR is developing several new electronic commerce applications that will enable content providers to charge users a nominal fee to access information and facilitate point of terminal sales. As of the acquisition date, development for these applications was ongoing, and the technology had not yet reached technological feasibility.

                                  PSINET INC.

   Material risks still exist with these projects, however,management expects these projects will begin to generate revenues in early 1999.

INX

 Access Technologies

   INX is developing proprietary implementations of wireless local loop and digital subscriber line technologies to provide high-speed Internet access in metropolitan Germany. As of the acquisition date, these projects had not reached technological feasibility. Material risks remain with these projects, but management expects the projects will begin successfully generating revenues in early 1999. INX began its technology efforts in January 1997.

ioNet

 ATM and ISP Services

   ioNet is developing two concurrent technology projects, a proprietary implementation of an ATM network for use by businesses in the Oklahoma region, and a wholesale system that will enable external service providers to use ioNet's network. As of the acquisition date, these systems had not reached technological feasibility.

   Material risks still exist with these projects, however, management expects these projects will begin to generate revenues in early 1999. ioNet began its technology efforts in January 1997 and expects to conclude its efforts in early 1999.

LinkAge

 Virtual Private Networking

   LinkAge is developing a proprietary version of a virtual private network ("VPN") system based around a telecommunications link from Hong Kong to mainland China. As of the acquisition date, this system had not yet achieved technological feasibility. Management expects the system will begin generating revenues by early 1999. LinkAge began its VPN technology efforts in February 1997 and expects to conclude its efforts by early 1999.

IP Telephony

   LinkAge is developing a proprietary IP telephony system for use in overseas communications. As of the acquisition date, this system was still under development and was not yet technologically feasible. Material risks still exist in the development of the system, however, management expects the system will begin generating revenues in early 1999. LinkAge began its IP telephony efforts in February 1997 and expects to conclude its efforts in early 1999.

Website Mirroring

   LinkAge is developing proprietary technology that will enable it to provide website mirroring in multiple countries. As of the acquisition date, development of the system was still ongoing, and technological feasibility had not yet been achieved. Material risks still exist with the development of the system, however, management expects the system will begin generating revenues in early 1999. The company began its website mirroring efforts in February 1997 and expects to conclude its effort in early 1999.

                                  PSINET INC.

Interlog

 Digital Subscriber Line Technology

   Interlog is developing a digital subscriber line ("DSL") network with proprietary operations support systems. As of the acquisition date, the system had not yet reached technological feasibility.

   While material risks exist, management expects that the DSL system will be successfully developed, with revenue generation beginning by early 1999 and full service beginning in the third quarter of 1999. This project comprises a material portion of Interlog's expected revenues going forward. The company began its DSL efforts in July 1996.

Corporate E-commerce

   Interlog is designing a proprietary e-commerce system that will enable small businesses to manage credit-card based transactions over the Internet. As of the acquisition date this system was still under development and had not yet been proven to be technologically feasible.

   Material risks still exist with the development of Interlog's e-commerce system, however, management expects that revenue generation will begin successfully in early 1999. Interlog began its e-commerce project in December 1996.

Webpage Design Systems

   Interlog is developing a new webpage design system that will enable it to design low-cost corporate websites capable of supporting its e-commerce technology. Development of this design system was still ongoing as of the acquisition date, and had not yet been proven to be technologically feasible. Although material risks still exist with the system, management expects revenue generation to begin in early 1999. This project was initiated in December 1996.

Rimnet

 Wireless Local Loop

   Rimnet is developing proprietary technology to allow corporate customers to securely access wireless local loop services in the Tokyo region. As of the acquisition date, development of this system was incomplete and the technology was not yet technologically feasible.

   While material risks exist, management expects that the project will be successfully developed and begin generating revenues in the second quarter of 1999. The company began its wireless local loop efforts in December 1997 and expects to conclude them in April 1999.

Universal Messaging

   Rimnet is developing proprietary software that will convert a new universal messaging system for Japanese-language use. This system is being designed to integrate voicemail, e-mail, and facsimile applications on one platform. As of the acquisition date, this technology had not yet reached technological feasibility.

   Material risks still exist with the development of this system, but management expects it will begin successfully generating revenues in early 1999. The company began this project in February 1997 and plans to begin full commercial service in early 1999.

                                  PSINET INC.

IP Telephony

   Rimnet is developing a proprietary Internet Protocol ("IP") telephony system for domestic and international service. As of the acquisition date, this system had not yet reached technological feasibility. There are material risks associated with the development of this system, but management expects revenue generation to begin successfully in the second quarter of 1999. This project began in August 1996 and is expected to be complete in early 1999.

iNet

 Frame Relay Network

   iNet is developing and integrating a frame relay network with a proprietary network management system optimized to lower service costs for transoceanic data traffic. As of the acquisition date, the system had not yet been determined to be technologically feasible and its performance and technological sufficiency remained untested.

   While material risks exist, management expects that the frame relay project will be successfully developed, with revenue generation beginning in the second quarter of 1999. iNet began its frame relay efforts in August 1996 and expects to complete the system in early 1999.

E-commerce System

   iNet is creating a new electronic commerce micropayment system that will enable content providers such as Korean newspapers to charge users a nominal fee to access information. As of the acquisition date, software and database development for this system was ongoing, and the technology had not yet reached technological feasibility.

   Developmental risks remain with the system, however, management expects that the e-commerce system will begin successful revenue generation in early 1999. iNet began its e-commerce efforts in July 1998.

Webhosting Services

   iNet is developing a proprietary website hosting platform that will enable it to automate the daily operations of websites on the system. As of the acquisition date, software development for this system was not complete, and the technology was not yet technologically feasible.

   Material risks remain with the development of this system, however, management expects the project will begin successful revenue generation beginning approximately one month after the acquisition date. iNet began its webhosting technology development in March 1998.

   The value of the in-process projects was adjusted to reflect the relative value and contribution of the acquired research and development. In doing so, consideration was given, as appropriate, to the stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development, costs already incurred, and the projected cost to complete the projects. The value assigned to purchased in-process technology was based on the following assumptions.

   The estimated revenue associated with the respective business enterprise valuations assumed five-year compound annual revenue growth rates of between 22% to 45%. Revenue growth rates for each technology were developed considering, among other things, the current and expected industry trends, acceptance of the

                                  PSINET INC.

technologies and historical growth rates for similar industry products. Estimated total revenue from the purchased in-process technology projects generally peak in the year 2003 and decline through 2007 as other new products are expected to be introduced. These revenue projections were based on management's estimates of market size and growth, expected trends in technology and the expected timing of new product introductions. The estimated net cash flows were discounted back to their present value using a discount rate of between 17.0% and 27.5%, which represents a premium to the Company's cost of capital. The estimated percentage-of-completion of the various in-process research and development projects ranged from 50% to 85% complete.

   The resulting net cash flows from such projects were based on the Company's estimates of revenues, cost of sales, research and development costs, selling, general and administrative costs, and income taxes associated with such projects.

   If none of these projects is successfully developed, the Company's sales and profitability may be adversely affected in future periods. However, the failure of any particular individual project in-process would not have a material impact on the Company's financial condition or its results of operations. Additionally, the failure of any particular individual project in-process could impair the value of other intangible assets acquired. The Company expects to begin to benefit from the purchased in-process technology in late 1998 or early 1999.

   All of the companies acquired are Internet service providers ("ISPs"), or data transmission companies, offering a wide range of Internet-protocol based solutions for businesses, institutions and small-office/home-office users. Depending on the particular business activities of the company acquired, revenue may also be derived from service to consumer users, network integration, web hosting, managed co-location, as well as vertical market Internet services, including comprehensive banking, medical and telecommunications Internet solutions.

   The purchase price relating to one transaction may be increased by up to $8 million pursuant to an earnout provision in the event the acquired company achieves certain levels of operating results in the period following the acquisition. Such amount will be recorded as additional cost of the acquired company and reflected as additional purchased goodwill when it becomes probable that the amount will be paid.

   In connection with the acquisition of these companies, liabilities assumed were as follows (in thousands of U.S. dollars):

                                                  Fair
                                                 Value   Cash Paid
                                                   of     for the
                                                 Assets   Capital    Liabilities
     Company                                    Acquired   Stock       Assumed
     -------                                    -------- ---------   -----------
     iSTAR..................................... $ 41,508 $  (19,490)   $22,018
     INX.......................................   11,747     (9,395)     2,352
     ioNet.....................................   28,382    (22,215)     6,167
     LinkAge...................................   19,153    (11,800)     7,353
     Rimnet....................................   47,575    (31,980)    15,595
     Other acquisitions........................   75,224    (48,949)    26,275
                                                -------- ----------    -------
                                                $223,589 $ (143,829)   $79,760
                                                ======== ==========    =======

   The following presents the unaudited pro forma results of operations of the Company for the nine month periods ended September 30, 1997 and 1998 as if all of the companies acquired since the beginning of 1998 in business combinations accounted for under the purchase method had been consummated at the beginning of the periods presented. The pro forma results of operations include certain pro forma adjustments, including the amortization of intangible assets relating to the acquisitions. The pro forma results of operations are prepared

                                  PSINET INC.

for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of the periods presented or the results which may occur in the future.

                                                          Nine Months Ended
                                                     ---------------------------
                                                     September 30, September 30,
                                                         1997          1998
                                                     ------------- -------------
                                                        (In Millions of U.S.
                                                      Dollars, Except Per Share
                                                              Amounts)
   Revenue..........................................    $154.6        $ 201.6
   Net loss.........................................    $(79.7)       $(150.8)
   Basic and diluted loss per share.................    $(1.98)       $ (3.07)

   In August 1998, the Company entered into an agreement with a group of leading global telecommunications companies to build an undersea cable system, called the Japan-US Cable Network, that will connect from the United States to Japan. Under the agreement, PSINet will have the right to 22 STM-1s (each equivalent to an OC-3, or 155 MBPS) along with additional rights as the system is upgraded. The system is scheduled for completion by the second quarter of 2000. PSINet's portion of the total investment in this facility, including equipment and local interconnection, is expected to be in excess of $100 million over the 25 year term of the agreement. It is currently anticipated that this expenditure will be financed through a combination of capital leases and a portion of the net proceeds from the Company's recently completed 10% Senior Notes offering along with other sources of financing over the term of the agreement.

Note 15--Subsequent Events (unaudited)

Acquisitions of Tokyo Internet and IXE

   In October 1998, the Company acquired two additional Internet service providers, Tokyo Internet Corporation ("Tokyo Internet") in Japan and Internet Exchange Europe, B.V./Unix Support Netherland B.V. in The Netherlands. The aggregate amount of the purchase prices and related payments for these acquisitions was approximately $140.1 million and $8.3 million, respectively, exclusive of indebtedness assumed in connection with such acquisitions. The Company borrowed $108.5 million under its Credit Facility to finance a portion of the purchase price of Tokyo Internet.

11.5% Senior Notes Due 2008

   On November 3, 1998, the Company completed an offering of $200,000,000 principal amount of 11.5% senior notes due 2008 (the "October 11.5% Notes"). The October 11.5% Notes were sold at par, before giving effect to the initial purchasers' discounts and commissions, and are unsecured and junior in ranking to secured obligations and to liabilities of the Company's subsidiaries. The indenture governing the October 11.5% Notes contains certain financial and other covenants which, among other things, will restrict the Company's ability to incur further indebtedness and sell assets.

   On November 13, 1998, the Company completed an offering of $150,000,000 principal amount of 11.5% senior notes due 2008 (the "November 11.5% Notes"). The November 11.5% Notes were sold at 102% of par, before giving effect to the initial purchasers' discounts and commissions, and are unsecured and junior in ranking to secured obligations and to the liabilities of the Company's subsidiaries. The indenture governing the October 11.5% Notes also governs the November 11.5% Notes, and contains certain financial and other covenants which, among other things, will restrict the Company's ability to incur further indebtedness and sell assets.

   Prior to the closing of the October 11.5% Notes, the Company repaid the $108.5 million of borrowings outstanding under its Credit Facility.

                      CONSOLIDATED FINANCIAL STATEMENTS OF
                              ISTAR INTERNET INC.

                       Years Ended May 31, 1997 and 1996

                       AUDITORS' REPORT TO THE DIRECTORS

   We have audited the consolidated balance sheets of iSTAR internet inc. as at May 31, 1997 and 1996 and the consolidated statements of operations and deficit and changes in financial position for the years ended May 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at May 31, 1997 and 1996 and the results of its operations and the changes in its financial position for the years then ended in accordance with Canadian generally accepted accounting principles.

   Significant differences between Canadian and United States generally accepted accounting principles are quantified and explained in Note 20 to the financial statements.

KPMG LLP
Chartered Accountants
Ottawa, Canada
July 10, 1997, except for notes 12, 18, 19 and 20 which are as at December 5,
1997

    COMMENTS BY AUDITOR FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCE

   In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 19 to the financial statements which is as at December 5, 1997. Canadian reporting standards do not permit a reference to such events and conditions in the auditor's report when these are adequately disclosed in the financial statements.

KPMG LLP
Chartered Accountants
Ottawa, Canada
December 5, 1997

                              ISTAR INTERNET INC.

                          CONSOLIDATED BALANCE SHEETS

                             May 31, 1996 and 1997
                       (in thousands of Canadian dollars)

                                                               1996      1997
                                                             --------  --------
                           ASSETS
Current assets:
  Cash and marketable securities (note 3)................... $ 16,733  $ 12,073
  Accounts receivable (note 4)..............................    8,595    10,027
  Inventory.................................................      284       371
  Other assets (note 5).....................................      731       606
                                                             --------  --------
                                                               26,343    23,077
Property and equipment (note 6).............................   12,640    16,343
Customer lists and goodwill (notes 2 and 7).................   16,497       --
                                                             --------  --------
                                                             $ 55,480  $ 39,420
                                                             ========  ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank indebtedness (note 8)................................ $    --   $  3,500
  Accounts payable and accrued liabilities..................   10,310    14,829
  Deferred revenue..........................................    1,858     1,630
  Current portion of capital lease obligations..............    1,999     3,139
                                                             --------  --------
                                                               14,167    23,098
                                                             --------  --------
Capital lease obligations (note 9)..........................    1,730     4,540
Deferred leasehold inducements..............................      321       710
Shareholders' equity:
  Share capital (note 10)...................................   55,656    83,015
  Share purchase warrants (note 10(d))......................    2,013       218
  Contributed surplus (note 10(e))..........................    2,871     2,871
  Deficit...................................................  (21,278)  (75,032)
                                                             --------  --------
                                                               39,262    11,072
                                                             --------  --------
Commitments (note 11).......................................
Contingencies (note 12)..................................... $ 55,480  $ 39,420
                                                             ========  ========

          See accompanying notes to consolidated financial statements.

                              ISTAR INTERNET INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

                       Years Ended May 31, 1996 and 1997
          (in thousands of Canadian dollars, except per share amounts)

                                                              1996      1997
                                                            --------  --------
Sales...................................................... $ 19,405  $ 34,043
Cost of sales..............................................   13,596    30,558
                                                            --------  --------
Gross margin...............................................    5,809     3,485
Selling, general and administration expenses...............   22,147    32,624
                                                            --------  --------
Operating loss before undernoted items.....................  (16,338)  (29,139)
Depreciation and amortization..............................    2,947     6,519
Interest and bank charges, net (note 9)....................     (546)      113
                                                            --------  --------
Operating loss before non-recurring charges................  (18,739)  (35,771)
Integration costs..........................................    1,699       585
Write-off of customer lists and goodwill (note 7)..........      --     17,398
                                                            --------  --------
Net loss................................................... $(20,438) $(53,754)
Deficit, beginning of year.................................     (840)  (21,278)
                                                            --------  --------
Deficit, end of year....................................... $(21,278) $(75,032)
                                                            ========  ========
Net loss per share (note 14)............................... $  (1.70) $  (2.42)
                                                            ========  ========


          See accompanying notes to consolidated financial statements.

                              ISTAR INTERNET INC.

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

                       Years Ended May 31, 1997 and 1996
                       (in thousands of Canadian dollars)

                                                               1996      1997
                                                             --------  --------
Cash provided by (used in):
Operations:
  Net loss.................................................. $(20,438) $(53,754)
  Add non-cash items:
    Depreciation and amortization...........................    2,947     6,519
    Write-off of customer lists and goodwill................      --     17,398
  Non-cash operating working capital........................     (381)    3,286
                                                             --------  --------
                                                              (17,872)  (26,551)
Financing:
  Common shares and warrants issued, net of issue costs.....   57,245    25,564
  Capital lease obligations, net............................    3,457     3,950
  Due from related parties..................................     (373)      --
  Payments on long-term debt, net...........................     (578)      --
  Contributed surplus.......................................    2,871       --
                                                             --------  --------
                                                               62,622    29,514
Investing:
  Purchase of property and equipment........................  (10,158)   (8,635)
  Acquisition of companies and businesses...................  (17,921)   (2,488)
                                                             --------  --------
                                                              (28,079)  (11,123)
                                                             --------  --------
Increase (decrease) in cash position........................   16,671    (8,160)
Cash position, beginning of year............................       62    16,733
                                                             --------  --------
Cash position, end of year.................................. $ 16,733  $  8,573
                                                             ========  ========

   Cash position is defined as cash and marketable securities less bank indebtedness.


          See accompanying notes to consolidated financial statements.

                              ISTAR INTERNET INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Years Ended May 31, 1996 and 1997
             (all tabular amounts in thousands of Canadian dollars)

   iSTAR internet inc. provides advanced Internet services for businesses, institutions, and individuals. The Company provides customers with a range of networking expertise and Web-based products and services including business solutions with high-speed connection to the Internet through a national backbone network.

1. Summary of Significant Accounting Policies:

   (a) Basis of consolidation:

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated on consolidation.

   (b) Marketable securities:

     Marketable securities are stated at cost, which approximates market value.

   (c) Inventory:

     Inventory is stated at the lower of cost and net realizable value.

   (d) Property and equipment:

     Property and equipment is stated at cost. Depreciation and amortization are provided on the straight-line basis using the following annual rates:

     Asset Type                                                          Rate
     ----------                                                         ------
     Computer and network equipment....................................     33%
     Computer software.................................................     50%
     Furniture and equipment...........................................     20%
     Leasehold improvements............................................  16.67%
     Trade show equipment..............................................     50%

   (e) Customer lists and goodwill:

     Customer lists and goodwill represent the excess of the purchase price of acquired companies and businesses over the fair value assigned to the identifiable net assets acquired. Customer lists and goodwill are being amortized on a straight-line basis over a 12 year period. On an ongoing basis management reviews the valuation and amortization of customer lists and goodwill, taking into consideration any events and circumstances which might have impaired fair value. The amount of customer lists or goodwill impairment, if any, is measured based on management's estimate of fair value.

   (f) Leases:

     Leases are classified as either capital or operating in nature. Capital leases are those which substantially transfer the benefits and risks of ownership to the lessee. Assets acquired under capital leases are depreciated at the same rates as those described in note 1(d). Obligations recorded under capital leases are reduced by rental payments net of imputed interest.

   (g) Deferred leasehold inducements:

     The Company amortizes deferred leasehold inducements on a straight-line basis over the terms of the respective leases.

                              ISTAR INTERNET INC.

                       Years Ended May 31, 1996 and 1997
             (All Tabular Amounts in Thousands of Canadian Dollars)


   (h) Revenue recognition:

     Revenues from dial-up access, direct connect, consulting and training services are recognized at the time services are rendered. Billings in advance of services are recorded as deferred revenue and recognized at the time services are rendered. Revenue from the sale of software, including sales to distributors and resellers, is recognized when the products are installed.

2. Acquisitions of Companies and Businesses:

   On August 10, 1995, the Company amalgamated with NSTN Incorporated (NSTN), an Internet service provider operating primarily in Eastern Canada. This transaction has been accounted for by the purchase method with the results of operations of NSTN included in the Company's financial statements from the date of amalgamation.

   During fiscal 1996, the Company acquired eight other companies and businesses engaged in providing Internet services. These acquisitions have been accounted for by the purchase method and the results of operations have been included from the respective dates of acquisition.

   The total consideration provided by the Company in exchange for all the issued and outstanding shares of the companies and business assets acquired is as follows:

                                                                        May 31,
                                                                         1996
                                                                        -------
   Net identifiable assets acquired:
     Non-cash current assets........................................... $ 2,001
     Property, plant & equipment.......................................   3,241
     Bank indebtedness.................................................    (295)
     Due to related parties............................................    (373)
     Current liabilities...............................................  (3,789)
     Long term debt....................................................    (613)
                                                                        -------
                                                                            172
   Customer lists and goodwill.........................................  17,454
                                                                        -------
                                                                        $17,626
                                                                        =======
   Consideration provided:
     Cash.............................................................. $ 8,094
     Common shares (3,507,976.5 shares)................................   4,648
     Contributed surplus...............................................   2,871
     Performance warrants..............................................   2,013
                                                                        -------
                                                                        $17,626
                                                                        =======

   During 1997, additional common shares and share warrants in the amount of $2,089,606 were recorded for these acquisitions. At May 31, 1996, this consideration was contingent on certain events that were resolved during 1997. The additional consideration was recorded as an increase to customer lists and goodwill.

                              ISTAR INTERNET INC.

                       Years Ended May 31, 1996 and 1997
            (All Tabular Amounts in Thousands of Canadian Dollars)


3. Cash and Marketable Securities:

   Cash and marketable securities includes marketable securities of $6,281,663 (1996--$14,676,792). The marketable securities mature within 30 days and bear interest at rates ranging from 2.75% to 3.05% (1996--4.75% to 5.05%).

4. Accounts Receivable:

   Included in accounts receivable is an allowance for doubtful accounts of $1,902,251 (1996--$1,139,095).

5. Other Assets:

                                                                       1996 1997
                                                                       ---- ----
   Prepaid expenses................................................... $520 $495
   Employee loans.....................................................  211  111
                                                                       ---- ----
                                                                       $731 $606
                                                                       ==== ====

6. Property and Equipment:

                                                   Accumulated   1996    1997
                                                   Depreciation   Net     Net
                                                       and       Book    Book
                                            Cost   Amortization  Value   Value
                                           ------- ------------ ------- -------
   Property under capital leases:
     Computer equipment................... $10,510    $2,359    $ 3,597 $ 8,151
     Furniture and equipment..............     536       107        536     429
   Computer and network equipment.........   8,908     3,894      6,497   5,014
   Computer software......................   1,862       649        445   1,213
   Furniture and equipment................   1,170       342        757     828
   Leasehold improvements.................     803       167        634     636
   Trade show equipment...................     204       132        174      72
                                           -------    ------    ------- -------
                                           $23,993    $7,650    $12,640 $16,343
                                           =======    ======    ======= =======

   Cost and accumulated depreciation and amortization at May 31, 1996 amounted to $15,398,828 and $2,759,034, respectively.

7. Customer Lists and Goodwill:

   Management has evaluated that there has been a permanent impairment in the fair value of customer lists and goodwill in that the future benefit is unlikely. This is due to many factors including the evolution of the Company from a provider of primarily access-related products to a provider of business solutions products and services. Therefore, the entire balance of $17,398,250 has been written off.

8. Bank Indebtedness:

   Bank indebtedness comprises an operating loan in the amount of $3,500,000 that was repaid in June 1997 (see note 18(b)).

                              ISTAR INTERNET INC.

                       Years Ended May 31, 1996 and 1997
            (All Tabular Amounts in Thousands of Canadian Dollars)

9. Capital Lease Obligations:

                                                                  1996   1997
                                                                 ------ ------
   1997......................................................... $2,294 $  --
   1998.........................................................  1,485  3,676
   1999.........................................................    200  3,345
   2000.........................................................    145  1,757
   2001.........................................................     83     67
                                                                 ------ ------
   Total minimum lease payments.................................  4,207  8,845
   Less amount representing interest at an average rate of
    9.3%........................................................    478  1,166
                                                                 ------ ------
   Present value of minimum lease payments......................  3,729  7,679
   Current portion of obligations under capital leases..........  1,999  3,139
                                                                 ------ ------
                                                                 $1,730 $4,540
                                                                 ====== ======

   Included in interest and bank charges is interest on capital lease obligations of $276,254 (1996--$202,119).

10. Share Capital:

   The number of shares and amounts per share in these financial statements have been retroactively adjusted to give effect to a 2.5 for 1 share split, pursuant to articles of amendment filed on November 9, 1995.

   (a) Authorized:

     The Company has an unlimited number of authorized common shares.

   (b) Issued:

     The Company's common share transactions are as follows:

                                                             Number
                                                           of Shares   Amount
                                                          ------------ -------
   Issued for cash.......................................  1,818,787.5 $   424
   Balance, May 31, 1995.................................  1,818,787.5     424
                                                          ------------ -------
   Issued:
     For cash in initial public offering, net of issue
      costs..............................................  3,275,980.0  35,508
     On conversion of special warrants, net of issue
      costs..............................................  6,000,000.0  11,078
     For acquisitions....................................  3,507,976.5   4,648
     For cash............................................  2,661,212.5   3,156
     On conversion of options............................    300,000.0     600
     To employees, directors.............................  1,295,814.0     242
   Balance, May 31, 1996................................. 18,859,770.5  55,656
                                                          ------------ -------
   Issued:
     For cash in public and private offerings, net of
      issue costs........................................  5,290,918.0  23,720
     On conversion of share purchase warrants............    289,853.5   2,008
     On conversion of performance and litigation
      warrants...........................................    174,437.0   1,631
                                                          ------------ -------
   Balance, May 31, 1997................................. 24,614,979.0 $83,015
                                                          ============ =======

                              ISTAR INTERNET INC.

                       Years Ended May 31, 1996 and 1997
            (All Tabular Amounts in Thousands of Canadian Dollars)


   On May 29, 1997, the Company issued 2,220,869 common shares in exchange for all of the outstanding shares of a corporation in which two of the Company's directors were shareholders. The only asset of this corporation is 2,220,869 iSTAR internet inc. common shares issued in previous periods. As a result of this transaction the Company indirectly holds iSTAR internet inc. shares. These shares have been removed from the transaction summary provided above.

   (c) Stock options:

     At May 31, 1997, 2,070,537 options exercisable between $2.20 and $12.00 were outstanding. These options may be exercised between one month and 5 years from the date of grant.

   (d) Warrants:

     On September 24, 1996, the Company issued 366,750 warrants in connection with a private offering. At May 31, 1997, 48,107 warrants are outstanding and exercisable at a price of $4.10 per warrant until September 28, 1998.

     On October 29, 1996, the Company issued 1,450,000 warrants in connection with the public offering. At May 31, 1997, these warrants are outstanding and exercisable at a price of $6.75 until November 12, 1997.

     At May 31, 1997, the Company has warrants outstanding and exercisable into 46,940 common shares relating to 1996 acquisitions.

   (e) Contributed surplus:

     The statutory amalgamation on August 10, 1995 of the Company and NSTN Incorporated resulted in contributed surplus of $2,871,199.

11. Commitments:

   The Company is committed to payments under operating leases for office space and office equipment. Annual payments are: 1998--$923,478; 1999-- $929,662; 2000--$932,802; 2001--$865,675; 2002--$655,186; and $2,138,236
thereafter.

   The Company is also committed to payments under operating leases for computer and network equipment. Annual payments are: 1998--$3,420,247; 1999-- $3,230,011; and 2000--$2,383,576.

12. Contingencies:

   (a) The Company is the defendant and counter-claimant in a claim arising from the normal course of business. Since this claim is in its early stages, legal counsel cannot determine what the outcome will be. However, management expects that the financial impact arising from this claim will not be material.

   On November 26, 1997, the plaintiff accepted a settlement offer from the Company in the amount of $750,000, which will be recorded in the financial statements of the Company for the second quarter ended November 30, 1997.

   (b) The Company has $2,875,000 of letters of credit outstanding in favour of three of its major suppliers.

                              ISTAR INTERNET INC.

                       Years Ended May 31, 1996 and 1997
             (All Tabular Amounts in Thousands of Canadian Dollars)


   During the second quarter of fiscal 1998 all letters of credit were released by suppliers in exchange for renegotiated equipment leasing arrangements that included accelerated lease payments.

13. Income Taxes:

   The Company has income tax losses of approximately $58,600,000 (1996-- $21,400,000) which include tax losses acquired on the acquisition of certain subsidiaries. These losses are generally available to reduce future taxable income up to 2004. The benefit of these losses has not been recognized in these financial statements.

14. Net Loss Per Share:

   The net loss per share figures are calculated based on the weighted average number of common shares outstanding of 22,224,230 shares (1996--12,053,453 shares).

   The potential exercise of stock options and warrants would not have a dilutive impact on the net loss per common share.

15. Related Party Transactions:

   During the year ended May 31, 1997, the Company purchased $1,003,740 (1996-- $1,814,829) of software, hardware and management services from a corporation in which a Company director is a shareholder.

   The Company paid consulting fees of $244,549 (1996--$517,904) to a corporation in which two of the Company's directors are shareholders.

   During the year, the Company purchased $982,374 (1996--$618,278) of software and hardware from a corporation in which one of the corporation's shareholders is a director of the Company.

   During the year, the Company purchased $63,036 (1996--$Nil) of financial services from a corporation that is a shareholder and holds a seat on the board of directors of the Company. The Company also sold $252,688 (1996--$Nil) of services to this same corporation.

   Included in accounts receivable as at May 31, 1997 are amounts due from related parties of $168,465 (1996--$81,456). Included in accounts payable and accrued liabilities as at May 31, 1997 are amounts due to related parties of $473,198 (1996--$828,705).

16. Segmented Information:

   Management has determined that the Company operates in one dominant industry segment, being commercially-focused Internet products, and in one dominant geographic segment, being Canada.

17. Financial Instruments:

   The carrying values of cash and marketable securities, accounts receivable, bank indebtedness, accounts payable and accrued liabilities and capital lease obligations approximate their fair values.

                              ISTAR INTERNET INC.

                       Years Ended May 31, 1996 and 1997
             (All Tabular Amounts in Thousands of Canadian Dollars)


18. Subsequent Events:

 (a) Special warrants:

   On July 31, 1997, the Company issued 4,500,000 special warrants at a price of $2.00 each for proceeds of $9,000,000. Each special warrant was convertible without further payment into common shares of the Company on a one-for-one basis. The proceeds from the issuance of the special warrants were held in escrow until a receipt was issued by the appropriate Canadian securities regulatory authorities for a final prospectus qualifying the issue of the underlying common shares. The receipt was issued on September 10, 1997 and the proceeds released from escrow on September 16, 1997. The warrants were converted into common shares on September 18, 1997.

 (b) Credit facility:

   On August 1, 1997, the Company entered into a loan agreement with The Bank of Nova Scotia, Jefferson Partners Capital Limited and Jefferson Partners Holdco Inc. for up to $4,000,000. As at August 8, 1997, $2,000,000 was advanced and another $2,000,000 was advanced upon execution of the Network Provisioning Agreement (note 19). The principal portion of the fees payable to the lenders for this facility was 200,000 warrants convertible into common shares for no additional consideration. This credit facility is secured by existing security in favour of The Bank of Nova Scotia and by a general assignment of book debts in favour of Jefferson Partners Capital Limited. The proceeds of the Special Warrants (note 18(a)) was used to repay the amount outstanding under this facility and the warrants were converted into common shares on September 18, 1997.

19. Network Provisioning Agreement, Proposed Sale of Business and the Going Concern Assumption:

   On August 29, 1997, the Company signed a network provisioning agreement
(NPA) with Bell Sygma Inc. (Bell) to supply the Company with telecommunications facilities and services over five years. The fees for certain services performed by Bell between July 1, 1997 and June 30, 1999, up to $20,000,000, do not have to be paid prior to July 1, 1999 and are interest free. After this date, Bell has the right to demand repayment of the deferred fees on an interest free basis over the next three years in equal monthly installments.

   The Company is obligated to pay Fonorola Inc. an amount which has not been finally determined but which is anticipated by the Company to be no more than $1,800,000, resulting from the early termination of the Company's supply agreement with Fonorola Inc. Under the NPA, Bell Sygma Inc. has agreed to pay 50% of this amount, which it will include in invoices to the Company in equal monthly amounts over the next five years.

   The implementation schedule of the NPA contemplated that Bell and the Company would complete the migration of the Company's network to Bell's network over a period of time ending on December 31, 1997. During the course of the migration, the Company expected it would realize increasing levels of deferral of its telecommunication costs with the full benefit of the NPA being achieved once the migration was completed.

   In mid-October, the Company learned that there were significant delays in the migration of the Company's network to the Bell system. This impacted the anticipated cash benefits of the NPA during the first six months of the 1998 fiscal year and into the third quarter. At that time the Company continued to focus on maintaining adequate capital resources until the full financial benefit of the NPA could be realized. As a result of the significant delays in the migration, the Company has used its cash resources to fund operating losses through

                              ISTAR INTERNET INC.

                       Years Ended May 31, 1996 and 1997
             (All Tabular Amounts in Thousands of Canadian Dollars)

the second quarter of fiscal 1998 and into the third quarter. The Company anticipates it will continue to generate operating losses over the next several quarters and will require additional amounts of capital to fund these operating losses.

   As a result of the demand on cash, the Company explored various options including seeking a purchaser. In late October 1997 the Company entered into discussions with PSINet Inc. (PSINet) and on November 10, 1997, PSINet, a United States internet service provider and iSTAR internet inc. announced that PSINet plans to acquire the Company and to merge it with its privately held Canadian subsidiary, PSINet Limited.

   Under the merger arrangement, the Company's shareholders will be entitled to receive, for each common share of the Company, one $1.206, 8% exchangeable redeemable preference share (an "Amalco Non-voting Exchangeable Share") in the company ("Amalco") continuing from the amalgamation of iSTAR with PSINet Limited. Dividends will accrue daily and will compound quarterly on the Amalco Non-voting Exchangeable Shares. Each Amalco Non-voting Exchangeable Share is exchangeable at certain times into US$0.86 of PSINet Common Stock valued at the ten day weighted average market price of PSINet Common Stock at the time of exchange plus a cash payment equal to all accrued and unpaid dividends. Up to 33 1/3% of the aggregate number of Amalco Non-voting Exchangeable Shares issued may be exchanged at the holder's option on April 1, 1998. Up to 66 2/3% of the aggregate number of Amalco Non-voting Exchangeable Shares issued (less any shares exchanged on April 1, 1998) may be exchanged at the holder's option on July 1, 1998. Any Amalco Non-voting Exchangeable Shares which remain outstanding on January 1, 1999 may be exchanged, at the holders' option, on or after that date. The shares will be automatically exchanged into shares of PSINet Common Stock in certain circumstances.

   The agreement also includes the immediate credit facility of $5,000,000 working capital from PSINet Limited to the Company. The transaction is expected to be completed by January 31, 1998. The offer is subject to certain closing conditions including government and regulatory approvals. The offer is also conditional upon a satisfactory arrangement with Bell, regarding the Network Provisioning Agreement.

   The Company expects the purchase by PSINet to be completed by January 31, 1998. If this sale is not completed the Company will be obligated to repay to PSINet any amounts borrowed however, the Company currently does not have any other available sources of financing.

   These consolidated financial statements have been prepared on a going concern basis in accordance with generally accepted accounting principles. The going concern basis of presentation assumes the Company will continue its operation for the foreseeable future and be able to realize its assets and discharge its liabilities in the normal course of business. These consolidated financial statements do not give effect to the adjustments to the carrying value of assets and liabilities and to the reported revenues and expenses, and the balance sheet classifications used that would be necessary should the Company be unable to find new sources of financing to operate in the ordinary course of business.

20. United States Accounting Principles:

   This financial statement note has been prepared because the consolidated financial statements of the Company will be included in a proxy statement to be issued to the shareholders of PSINet Inc.

   The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada (Canadian GAAP) which in the case of the Company differ in the following material respects from those generally accepted in the United States (U.S. GAAP).

                              ISTAR INTERNET INC.

                       Years Ended May 31, 1996 and 1997
             (All Tabular Amounts in Thousands of Canadian Dollars)

   (a) Statements of operations:

     If U.S. GAAP were employed, the net loss and loss per share would be adjusted as follows:

                                                               1996     1997
                                                              -------  -------
     Net loss under Canadian GAAP............................ $20,438  $53,754
     Adjustments:
       Compensation element of: stock options issued to
        employees and; contingent consideration paid to
        acquire companies and businesses.....................  10,727    2,062
       Customer lists and goodwill amortization and write-
        off..................................................      97      (67)
                                                              -------  -------
     Net loss under U.S. GAAP................................ $31,262  $55,749
                                                              =======  =======
     Net loss per share under U.S. GAAP...................... $ (2.59) $ (2.51)
                                                              =======  =======

   (b) Balance sheets:

     The cumulative effect of the adjustments on the consolidated assets, liabilities and shareholders' equity is as follows:

                                                              1996      1997
                                                            --------  --------
     Total assets under Canadian GAAP.....................  $ 55,480  $ 39,420
     Adjustments:
       Restricted cash....................................       455       --
       Customer lists and goodwill........................       686       --
                                                            --------  --------
     Total assets under U.S. GAAP.........................  $ 56,621  $ 39,420
                                                            ========  ========
                                                              1996      1997
                                                            --------  --------
     Total shareholders' equity under Canadian GAAP.......  $ 39,262  $ 11,072
     Adjustments:
       Issue of common shares and stock options to acquire
        companies and businesses..........................    11,965    12,819
       Selling, general and administration expenses.......   (10,727)  (12,789)
       Customer lists and goodwill amortization and write-
        off...............................................       (97)      (30)
                                                            --------  --------
     Total shareholders' equity under U.S. GAAP...........  $ 40,403  $ 11,072
                                                            ========  ========

                              ISTAR INTERNET INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)

                       Years Ended May 31, 1996 and 1997
             (All Tabular Amounts in Thousands of Canadian Dollars)


   (c) Statements of changes in financial position:

     Under U.S. GAAP, financing and investing activities not involving a receipt or outlay of cash are excluded from the consolidated statements of changes in financial position. Accordingly, the following investing and financing activities would not be presented in the consolidated statement of changes in financial position for the years ended May 31, 1997 and 1996 but would be shown supplementally:

                                                              1996      1997
                                                            --------  --------
     Financing activities under Canadian GAAP.............  $ 62,622  $ 29,514
     Adjustments:
       Common shares and warrants issued and contributed
        surplus established on acquisition of companies
        and businesses....................................    (9,531)   (1,844)
       Additional capital lease obligations on acquisition
        of property and equipment.........................    (4,757)   (5,566)
       Increase in bank indebtedness......................       --      3,500
                                                            --------  --------
     Financing activities under U.S. GAAP.................  $ 48,334  $ 25,604
                                                            ========  ========
     Investing activities under Canadian GAAP.............  $(28,079) $(11,123)
     Adjustments:
       Acquisition of companies and businesses through the
        issue of shares and warrants......................     9,531     1,844
       Property and equipment purchases financed through
        capital leases....................................     4,757     5,566
                                                            --------  --------
     Investing activities under U.S. GAAP.................  $(13,791) $ (3,713)
                                                            ========  ========

21. Subsequent Events (unaudited)

   On December 24, 1997, the Company and PSINet Inc. ("PSINet"), a United States Internet service provider, announced an amendment to the terms of their November 10, 1998 announcement whereby PSINet planned to acquire the Company and to merge it with its privately held Canadian subsidiary, PSINet Limited. The new terms provide that PSINet will offer Cdn $.75 cash for each of the outstanding common shares of iSTAR by way of a take-over bid to be mailed to shareholders of the Company on or before January 7, 1998. Subsequently, PSINet extended the expiry of the offer and between January 30, 1998 and February 12, 1998, PSINet acquired approximately 23,900,000 (or 81.4%) of the outstanding common shares of iSTAR.

   The NPA agreement with Bell Sygma Inc. was terminated on March 28, 1998. During the period from July 1, 1997 to March 28, 1998, approximately $7.3 million of telecommunication services had been provided by Bell Sygma Inc. Upon termination of the NPA, the company was obligated to pay Bell Sygma Inc. $7.3 million for the services provided through to the termination date. In addition, as per the agreement, a $1.3 million early termination fee had been recorded at the termination date.

   Additionally, due to the termination of the NPA agreement, the Company continued receiving telecommunications facilities under the supply agreement with Fonorola Inc. and therefore the early termination penalty with Fonorola was not incurred.

                            ISTAR INTERNET INC.

                UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

  Nine months ended February 28, 1997 and eight months ended January 31, 1998

                              ISTAR INTERNET INC.

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands of Canadian dollars)
                                  (unaudited)

                                                        February 28, January 31,
                                                            1997        1998
                                                        ------------ -----------
                        ASSETS
Current assets:
  Cash and marketable securities.......................   $ 14,857    $  3,616
  Accounts receivable..................................      8,254       8,408
  Inventory............................................        802         266
  Prepaid expenses and other...........................      2,103       2,299
                                                          --------    --------
                                                            26,016      14,589
Property and equipment.................................     10,983      12,196
Goodwill...............................................     15,439         --
                                                          --------    --------
                                                          $ 52,438    $ 26,785
                                                          ========    ========
    LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Bank indebtedness....................................   $    --     $  8,999
  Accounts payable and accrued liabilities.............     12,885      18,427
  Deferred revenue.....................................      1,363       1,851
  Current portion of capital lease obligations.........      1,692       4,336
                                                          --------    --------
                                                            15,940      33,613
Capital lease obligations..............................        767       1,026
Deferred leasehold inducements.........................        817         608
                                                          --------    --------
Total liabilities......................................     17,524      35,247
                                                          --------    --------
Shareholders' (deficit) equity:
  Share capital........................................     81,663      91,675
  Share purchase warrants..............................                     16
  Contributed surplus..................................      2,871       2,871
  Deficit..............................................    (21,278)    (75,033)
  Current period loss..................................    (28,342)    (27,991)
                                                          --------    --------
                                                            34,914      (8,462)
                                                          --------    --------
                                                          $ 52,438    $ 26,785
                                                          ========    ========

     See accompanying notes to unaudited consolidated financial statements.

                              ISTAR INTERNET INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
                       (in thousands of Canadian dollars)
                                  (unaudited)

                                                       Nine Months  Eight Months
                                                          Ended        Ended
                                                       February 28, January 31,
                                                           1997         1998
                                                       ------------ ------------
Sales.................................................   $ 23,950    $  27,460
Cost of sales.........................................     22,441       22,875
                                                         --------    ---------
Gross profit..........................................      1,509        4,585
Selling, general and administration expenses..........     25,010       24,757
                                                         --------    ---------
Operating loss before under noted items...............    (23,501)     (20,172)
Depreciation and amortization.........................      4,831        6,116
Net interest expense..................................         23        1,703
Income tax (recovery).................................        (13)         --
                                                         --------    ---------
Net loss..............................................    (28,342)     (27,991)
Deficit, beginning of period..........................    (21,278)     (75,033)
                                                         --------    ---------
Deficit, end of period................................   $(49,620)   $(103,024)
                                                         ========    =========


     See accompanying notes to unaudited consolidated financial statements.

                              ISTAR INTERNET INC.

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
                       (in thousands of Canadian dollars)
                                  (unaudited)

                                                     Nine Months  Eight Months
                                                        Ended        Ended
                                                     February 28, January 31,
                                                         1997         1998
                                                     ------------ ------------
Net loss............................................   $(28,342)    $(27,991)
Adjustments:
  Depreciation and amortization.....................      4,831        6,116
  Non-cash operating working capital................      1,028        3,748
                                                       --------     --------
  Net cash used in operating activities.............    (22,483)     (18,127)
                                                       --------     --------
Cash flows from investing activities
  Purchase of property and equipment................     (2,033)      (1,969)
  Acquisition of companies and businesses...........        (83)         --
                                                       --------     --------
  Net cash used in investing activities.............     (2,116)      (1,969)
                                                       --------     --------
Cash flows from financing activities
  Common shares and special warrants issued.........     23,994        8,458
  Capital lease obligation..........................     (1,271)      (2,318)
                                                       --------     --------
  Net cash provided by financing activities.........     22,723        6,140
                                                       --------     --------
Net decrease in cash and cash equivalents...........     (1,876)     (13,956)
Cash and cash equivalents (net of bank
 indebtedness), beginning of period.................     16,733        8,573
                                                       --------     --------
Cash and cash equivalents, end of period............   $ 14,857     $ (5,383)
                                                       ========     ========
Cash and cash equivalents, end of period comprised
 of:
  Cash and cash equivalents.........................   $ 14,857     $  3,616
  Bank indebtedness.................................        --        (8,999)
                                                       --------     --------
                                                       $ 14,857     $ (5,383)
                                                       ========     ========


     See accompanying notes to unaudited consolidated financial statements.

                              ISTAR INTERNET INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

  Nine Months Ended February 28, 1997 and Eight Months Ended January 31, 1998
             (all tabular amounts in thousands of Canadian dollars)

1. Background and Basis of Presentation:

   iSTAR Internet Inc. (the "Company") provides advanced Internet services for businesses, institutions, and individuals. The Company provides customers with a range of networking expertise and Web-based products and services including business solutions with high-speed connection to the Internet through a national backbone network.

   These financial statements for the nine months ended February 28, 1997 and the eight months ended January 31, 1998 and the related footnote information are unaudited and have been prepared on a basis substantially consistent with the audited financial statements of iSTAR internet inc. (the "Company") as of May 31, 1997 previously filed with the Securities and Exchange Commission in a proxy statement dated December 19, 1997 filed by PSINet Inc. These financial statements should be read in conjunction with the audited financial statements and the related notes to financial statements of the Company as of May 31, 1997. In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of normal recurring adjustments) which management considers necessary to present fairly the financial position of the Company at February 28, 1997 and January 31, 1998 and the results of its operations and the changes in its financial position for the nine months ended February 28, 1997 and the eight months ended January 31, 1998.

2. Subsequent Event--Sale of Business:

   In late October 1997 the Company entered into discussions with PSINet Inc. (PSINet) regarding the potential sale of the Company. On November 10, 1997, PSINet, a United States Internet service provider, announced that it planned to acquire the Company and to merge it with its privately held Canadian subsidiary, PSINet Limited.

   On December 24, 1997, the Company and PSINet announced an amendment to the terms of their November 10, 1997 announcement whereby PSINet planned to acquire the Company and to merge it with its privately held Canadian subsidiary, PSINet Limited. Between February and May 1998, PSINet completed its acquisition of all of the outstanding capital shares of the Company. No adjustments to the carrying amounts of the Company's assets and liabilities have been reflected in the accompanying unaudited consolidated financial statements as of January 31, 1998, for the purchase of the Company by PSINet.

3. United States Accounting Principles:

   The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada (Canadian GAAP) which in the case of the Company differ in the following material respects from those generally accepted in the United States (U.S. GAAP).

 (a) Consolidated statements of operations and deficit:

   If U.S. GAAP were employed, the net loss would be adjusted as follows:

                                                      Nine Months  Eight Months
                                                         Ended        Ended
                                                      February 28, January 31,
                                                          1997         1998
                                                      ------------ ------------
Net loss under Canadian GAAP.........................   $(28,342)    $(27,991)
Adjustments:
  Compensation element of stock options issued to
   employees and contingent consideration paid to
   acquire companies and businesses..................      2,062          --
  Customer lists and goodwill amortization and write-
   off...............................................        (67)         --
                                                        --------     --------
Net loss under U.S. GAAP.............................   $(30,337)    $(27,991)
                                                        ========     ========

 (b) Consolidated balance sheets:

   The cumulative effect of the adjustments on the consolidated total assets and shareholders' (deficit) equity are as follows:

                                                      February 28, January 31,
                                                          1997         1998
                                                      ------------ ------------
Total assets under Canadian GAAP.....................   $52,438      $26,785
Total assets under U.S. GAAP.........................   $52,438      $26,785
                                                        =======      =======

   The cumulative effect of the adjustments on the consolidated assets and shareholders' (deficit) equity is as follows:

                                                      February 28, January 31,
                                                          1997         1998
                                                      ------------ ------------
Total shareholders' (deficit) equity under Canadian
 GAAP................................................   $34,914      $(8,462)
Adjustments:
  Issue of stock options and common shares to acquire
   companies and businesses..........................    12,819          --
  Selling, general and administration expenses.......   (12,789)         --
  Customer lists and goodwill amortization and write-
   off...............................................       (30)         --
                                                        -------      -------
Total shareholders' (deficit) equity under U.S.
 GAAP................................................   $34,914      $(8,462)
                                                        =======      =======

 (c) Consolidated statements of changes in financial position:

                                                      Nine Months  Eight Months
                                                         Ended        Ended
                                                      February 28, January 31,
                                                          1997         1998
                                                      ------------ ------------
Financing activities under Canadian GAAP.............   $22,723      $ 6,140
Adjustment:
  Increase in loans payable..........................       --         5,499
                                                        -------      -------
Financing activities under U.S. GAAP.................   $22,723      $11,639
                                                        =======      =======

   Under U.S. GAAP, cash and cash equivalents does not include bank indebtedness which is reflected as a financing activity.

                           TOKYO INTERNET CORPORATION

                              FINANCIAL STATEMENTS

               For the Years Ended March 31, 1996, 1997 and 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
 of Tokyo Internet Corporation

   We have audited the accompanying balance sheets of Tokyo Internet Corporation (the "Company") as of March 31, 1996, 1997 and 1998 and the related statements of operations and undisposed deficit for the years then ended, all expressed in Japanese yen. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 1996, 1997 and 1998 and the results of its operations for the years then ended, in conformity with accounting principles generally accepted in Japan applied on a consistent basis.

   Accounting principles generally accepted in Japan vary in certain important respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of the net loss expressed in Yen for each of the two years in the period ended March 31, 1998 and the determination of shareholders' equity and financial position also expressed in Yen at March 31, 1997 and 1998 to the extent summarized in Note 4 to the financial statements.

                                    /s/ Price Waterhouse, Tokyo

September 30, 1998

                           TOKYO INTERNET CORPORATION

                                 BALANCE SHEETS

                                                 As of March 31,
                                     ------------------------------------------
                                         1996          1997           1998
                                     ------------  ------------  --------------
                                              (In Thousands of Yen)
              ASSETS
Current assets:
 Cash on hand and in banks.........  (Yen) 78,462  (Yen) 72,339  (Yen)  136,605
 Accounts receivable--trade........       138,899       492,681         893,692
 Accounts receivable--other........           --            --           19,565
 Merchandise.......................         1,080         5,128             --
 Advance payment...................           --         35,440          28,358
 Prepaid expenses..................         9,676        10,712          11,333
 Other current assets..............         6,984         3,608           1,566
 Bad debt reserve..................        (9,180)      (25,411)       (154,607)
                                     ------------  ------------  --------------
 Total current assets..............       225,921       594,497         936,512
                                     ------------  ------------  --------------
Fixed assets:
 Tangible fixed assets--net
 Building and facilities...........        13,984        33,954          44,202
 Machinery.........................           --         27,251          27,385
                                     ------------  ------------  --------------
 Total tangible fixed assets--net..        13,984        61,205          71,587
                                     ------------  ------------  --------------
Intangible fixed assets:
 Telephone rights..................        60,235       122,396         133,225
 Software assets...................           --         17,868          36,003
 Goodwill..........................           --         59,051          44,288
                                     ------------  ------------  --------------
 Total intangible fixed assets.....        60,235       199,315         213,516
                                     ------------  ------------  --------------
Investments & other assets:
 Investment securities.............           --            --           25,000
 Lease deposits....................        16,599        40,112          41,185
 Long-term prepaid expenses........        18,598        53,515           7,109
                                     ------------  ------------  --------------
 Total investments & other assets..        35,197        93,627          73,294
                                     ------------  ------------  --------------
 Total fixed assets................       109,416       354,147         358,397
                                     ------------  ------------  --------------
Deferred assets:
 Stock issue expenses..............         1,232           616           2,436
 Business commencement expenses....        30,091        20,060          10,030
 Organization expenses.............           804           536             268
                                     ------------  ------------  --------------
 Total deferred assets.............        32,127        21,212          12,734
                                     ------------  ------------  --------------
 Total assets......................  (Yen)367,464  (Yen)969,856  (Yen)1,307,643
                                     ============  ============  ==============
            LIABILITIES
Current liabilities:
 Short-term borrowings.............  (Yen)    --   (Yen)869,000  (Yen)  800,000
 Accounts payable--other...........       116,378       176,135         219,265
 Income tax payable................           483           816           3,239
 Consumption tax payable...........           --         51,728          93,750
 Accrued expenses..................        17,812        44,331          23,646
 Advance received..................         2,440         8,229           5,567
 Deposit received..................         8,930        17,274           6,565
                                     ------------  ------------  --------------
 Total current liabilities.........       146,043     1,167,513       1,152,032
                                     ------------  ------------  --------------
Non-current liabilities:
 Guarantee deposit received........         1,296         8,363           1,296
 Accrued severance indemnities.....            75           249             676
                                     ------------  ------------  --------------
 Total non-current liabilities.....         1,371         8,612           1,972
                                     ------------  ------------  --------------
 Total liabilities.................       147,414     1,176,125       1,154,004
                                     ============  ============  ==============
       SHAREHOLDERS' EQUITY
Capital stock......................       480,000       730,000       1,204,500
                                     ------------  ------------  --------------
Deficit:
 Undisposed deficit................      (259,950)     (936,269)     (1,050,861)
 (Net loss for the year included in
  the line above)..................      (208,084)     (676,319)       (114,592)
                                     ------------  ------------  --------------
 Total shareholders' equity
  (deficit)........................       220,050      (206,269)        153,639
                                     ------------  ------------  --------------
 Total liabilities and
  shareholders' equity.............  (Yen)367,464  (Yen)969,856  (Yen)1,307,643
                                     ============  ============  ==============

   The accompanying notes are an integral part of these financial statements.

                           TOKYO INTERNET CORPORATION

                STATEMENTS OF OPERATIONS AND UNDISPOSED DEFICIT

                                            For the Year Ended March 31,
                                     ------------------------------------------
                                         1996          1997           1998
                                     ------------ -------------- --------------
                                               (in thousands of Yen)
Ordinary income and expenses:
 Operating income and expenses--
  Operating income:
   Net sales.......................  (Yen)774,059 (Yen)3,173,672 (Yen)5,348,391
  Operating expenses:
   Cost of sales...................       506,579      2,551,528      4,033,904
   Selling, general and
    administrative expenses........       465,427      1,291,929      1,291,251
                                     ------------ -------------- --------------
                                          972,006      3,843,457      5,325,155
                                     ------------ -------------- --------------
    Operating (profit) loss........       197,947        669,785        (23,236)
                                     ------------ -------------- --------------
Non-operating income and expenses--
 Non-operating income:
  Interest income and dividends....           308            121            389
  Other............................         1,492         11,267         22,084
                                     ------------ -------------- --------------
                                            1,800         11,388         22,473
                                     ------------ -------------- --------------
 Non-operating expenses:
  Interest expense.................           349          5,988          7,905
  Amortization of deferred assets..        10,914         10,914         12,132
  Other............................           140            188          9,848
                                     ------------ -------------- --------------
                                           11,403         17,090         29,885
                                     ------------ -------------- --------------
    Ordinary (profit) loss.........       207,550        675,487        (15,824)
                                     ------------ -------------- --------------
Special gain and loss--
 Provision for bad debts...........           --             --         127,176
                                     ------------ -------------- --------------
  Loss before income taxes.........       207,550        675,487        111,352
  Corporate and inhabitant taxes...           534            832          3,240
                                     ------------ -------------- --------------
  Net loss for the year............       208,084        676,319        114,592
  Accumulated deficit brought
   forward.........................        51,866        259,950        936,269
                                     ------------ -------------- --------------
    Undisposed deficit.............  (Yen)259,950 (Yen)  936,269 (Yen)1,050,861
                                     ============ ============== ==============

   The accompanying notes are an integral part of these financial statements.

                           TOKYO INTERNET CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

   The balance sheets and the statements of operations and undisposed deficit are prepared in conformity with accounting principles generally accepted in Japan.

1. Significant Accounting Policies:

   (1) The valuation basis and valuation method of inventories--

     Merchandise is stated at cost determined by the first-in first-out method.

   (2) The method of depreciation--

     Tangible fixed assets are depreciated based on the declining-balance method in accordance with the Japanese corporate tax regulations.

     Intangible fixed assets are amortized based on the straight-line method in accordance with the Japanese corporate tax regulations over useful lives of up to six years.

     Deferred assets are amortized based on the straight-line method in accordance with the Japanese Commercial Code.

   (3) The basis for recognition of provisions--

     In order to provide for expected future losses, bad debt reserve is provided for the expected uncollectable amount of individual receivable balances plus the maximum deductible amount allowed under the Japanese corporate tax regulations.

     Accrued severance indemnities are provided for the maximum deductible amount allowed under the Japanese corporate tax regulations in order to provide for expected future retirement benefit payments.

   (4) Matters related to restriction of dividends--

     The excess prescribed in Paragraph 4, Clause 1, Article 290 of the Commercial Code amounts to (Yen)10,030 thousand--1998, ((Yen)30,090 thousand--1996, (Yen)20,060 thousand--1997).

2. Notes To the Balance Sheets:

   Accumulated depreciation of tangible fixed assets is (Yen)2,803 thousand,
(Yen)10,943 thousand and (Yen)32,558 thousand as of March 31, 1996, 1997 and 1998, respectively.

   (1) Balances with the Company's majority shareholder--

                                                     1996     1997      1998
                                                    ------- -------- -----------
                                                       (In Thousands of Yen)
Accounts receivable--trade......................... (Yen)34 (Yen)911 (Yen)28,685
Other current assets...............................      62      --          167
Lease deposits.....................................      50       50          50
Short-term borrowings..............................     --   869,000     800,000
Accounts payable--other............................  11,376   24,271      17,203

   (2) Net loss per share--

              1996           1997          1998
         -------------- -------------- -------------
                          (In Yen)
         (Yen)29,936.57 (Yen)60,077.02 (Yen)5,475.88

                           TOKYO INTERNET CORPORATION

3. Notes to the Statements of Operations and Undisposed Deficit:

   Transactions with the Company's majority shareholder--

                                                1996       1997       1998
                                             ---------- ---------- -----------
                                                   (In Thousands of Yen)
   Sales.................................... (Yen)2,834 (Yen)1,543 (Yen)27,985
   Purchases................................     71,698     10,762       1,909
   Transactions other than operating
    activities (interest expense)...........        --      12,817      19,755

4. Summary of Principal Differences Between Generally Accepted Accounting Principles in Japan and the United States:

   The financial statements of the Company are prepared in accordance with accounting principles generally accepted in Japan ("Japanese GAAP"), which in the case of the Company differ in the following material respects from those generally accepted in the United States ("U.S. GAAP"). The principal differences applicable to the financial statements and their effects on net loss, assets, liabilities and shareholders' equity are summarized below.

 (1) Statement of cash flows--

   Under Japanese GAAP, a statement of cash flows is not required as part of the basic financial statements.

   Under U.S. GAAP, a statement of cash flows is required as part of the basic financial statements, and cash and cash equivalents include highly liquid investments that generally have original maturities at the time of purchase of three months or less.

 (2) Valuation of inventories--

   Under Japanese GAAP, inventories can be stated at cost, the policy followed by the Company, or at the lower of cost or market.

   U.S. GAAP requires all inventories to be valued at the lower of cost or market.

 (3) Valuation of securities--

   Under Japanese GAAP, investments in marketable securities, as well as non-marketable securities, can be stated at cost. The Company's non-marketable security is stated at cost. However, when significant impairment of value has been deemed permanent, cost is appropriately reduced.

   Under U.S. GAAP, investments in debt securities and equity securities that have readily determinable fair values, except for investments accounted for using the equity method, are to be classified in three categories and accounted for as follows:

     (a) Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Unrealized holdings gains and losses are not reported in the financial statements until realized or until a decline in fair value below cost is deemed to be other than temporary.

     (b) Debt and marketable equity securities that are acquired and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

                           TOKYO INTERNET CORPORATION

     (c) Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity.

 (4) Deferred assets--

   The Company has deferred stock issue expenses, business commencement expenses and organization expenses which are amortized over five years as permitted under Japanese GAAP.

   Under U.S. GAAP, startup costs such as business commencement expenses and organization expenses are to be expensed as incurred under the circumstances that future gross profit sufficient to absorb these startup costs is not anticipated. Stock issue costs are to be netted against the stock issuance proceeds.

 (5) Accounting for income taxes

   Under Japanese GAAP, income taxes are principally provided for based on taxable income for the period, determined in accordance with applicable tax laws. Deferred tax accounting may be applied only in consolidated financial statements; however, it is not mandatory and has not been adopted by the Company.

   U.S. GAAP requires that deferred income taxes be recognized for temporary differences between the tax basis of the assets or liabilities and the reported amount in the financial statements and for tax loss carry-forwards which are permitted to be carried forward to offset taxable income over the next five years under Japanese Income Tax Law. A valuation allowance is provided for the deferred tax assets if it is more likely than not that these assets will not be realized.

 (6) Capital leases--

   Under Japanese GAAP, for finance leases where ownership is not deemed to be transferred from lessor to lessee, the lessee may choose not to capitalize the leased asset and may account for the lease in a manner similar to operating leases. The Company's policy is to account for such leases in a manner similar to operating leases.

   U.S. GAAP requires leases which transfer essentially all the risks and rewards of ownership in the leased assets from the lessor to lessee to be capitalized.

 (7) Accrued compensated absences--

   Under Japanese GAAP, accrued compensated absences are normally not recognized for future absences due to the fact that such accruals do not meet the conditions for provisions. The Company does not recognize such accrued compensated absences.

   U.S. GAAP requires that accrued compensated absences be recognized as earned by employees.

 (8) Accrued severance indemnities--

   The Company maintains a severance indemnity plan which provides for payments to certain employees upon termination of employment. This defined benefit plan is not funded. The Company has recorded a liability, as allowed under Japanese GAAP, equal to 40% of the amount which would be paid if all eligible employees terminated their employment on the balance sheet date.

   U.S. GAAP requires pension costs to be actuarially computed and charged to expense as stipulated by Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions." Due to the small number of employees and short average service period of employees, the Company's liability for severance indemnities under U.S. GAAP would not be significantly different from the amount recorded under Japanese GAAP.

                           TOKYO INTERNET CORPORATION

 (9) Accounting for business combinations--

   At the time of its November 1996 business combination with Secom Internet K.K., both the Company and Secom Internet K.K. were controlled by Secom Corporation. The Company has accounted for this business combination under purchase accounting, which is allowed by Japanese GAAP.

   Under U.S. GAAP, such a transfer of ownership among companies under common control is accounted for at historical cost in a manner similar to that in pooling of interests accounting.

 (10) Accrued consumption tax reversal--

   In fiscal 1998, the Company reversed an accrual for consumption taxes in the amount of (Yen)17,294,290 which was recorded as other non-operating income. This accrual had been set-up in error in fiscal 1997 as the Company was not subject to consumption taxes. Under U.S. GAAP, such reversal would be treated as a correction of an error and prior year financial statements would be restated.

   If U.S. GAAP as indicated above were employed by the Company, the net loss, loss per share, assets, liabilities and shareholders' equity would be adjusted as follows:

     (a) Statement of operations:

                                                  For the Year    For the Year
                                                  Ended March     Ended March
                                                    31, 1997        31, 1998
                                                 --------------  --------------
                                                     (in thousands of Yen)
Net loss under Japanese GAAP.................... (Yen)  676,319  (Yen)  114,592
Adjustments:
  Deferred assets...............................        (10,914)        (12,132)
  Leases capitalized as assets..................          2,947             873
  Deferred tax assets...........................       (364,670)        (57,440)
  Valuation allowance for deferred tax assets...        364,670          57,440
  Accrued compensated absences..................            636             (70)
  Accrued consumption tax reversal..............        (17,294)         17,294
  Accounting for business combinations..........        (21,887)        (14,763)
                                                 --------------  --------------
    Net loss under U.S. GAAP.................... (Yen)  629,807  (Yen)  105,794
                                                 ==============  ==============
                                                           (in Yen)
Net loss per share under U.S. GAAP.............. (Yen)55,948.03  (Yen) 5,045.01
                                                 ==============  ==============

     (b) Balance sheet:

                                                     As of           As of
                                                 March 31, 1997  March 31, 1998
                                                 --------------  --------------
                                                     (in thousands of Yen)
Total assets under Japanese GAAP................ (Yen)  969,856  (Yen)1,307,643
Adjustments:
  Deferred assets...............................        (21,212)        (12,734)
  Deferred tax assets...........................        507,263         449,823
  Valuation allowance for deferred tax assets...       (507,263)       (449,823)
  Goodwill......................................        (59,051)        (44,288)
  Tangible fixed assets--net....................        780,184         969,711
  Unrealized loss on marketable securities......            --          (13,285)
                                                 --------------  --------------
    Total assets under U.S. GAAP................ (Yen)1,669,777  (Yen)2,207,047
                                                 ==============  ==============

                           TOKYO INTERNET CORPORATION

                                                      As of          As of
                                                    March 31,      March 31,
                                                      1997           1998
                                                  -------------  -------------
                                                     (in thousands of Yen)
Total shareholders' equity (deficit) under
 Japanese GAAP................................... (Yen)(206,269) (Yen) 153,639
Adjustments:
  Deferred assets................................       (21,212)       (12,734)
  Goodwill.......................................       (59,051)       (44,288)
  Tangible fixed assets--net.....................        (4,806)        (5,679)
  Deferred tax assets............................       507,263        449,823
  Valuation allowance for deferred tax assets....      (507,263)      (449,823)
  Accrued compensated absences...................        (1,114)        (1,044)
  Accrued consumption tax reversal...............        17,294            --
  Unrealized loss on marketable securities.......           --         (13,285)
                                                  -------------  -------------
    Total shareholders' equity (deficit) under
     U.S. GAAP................................... (Yen)(275,158) (Yen)  76,609
                                                  =============  =============

 (11) Statements of cash flows under U.S. GAAP--

                                                      Year Ended March 31,
                                                   ----------------------------
                                                       1997           1998
                                                   -------------  -------------
                                                      (in thousands of Yen)
Cash flow from operating activities:
  Net loss under U.S. GAAP.......................  (Yen)(629,807) (Yen)(105,794)
  Adjustments to reconcile net loss to net cash
  provided by (used for) operating activities:
   Depreciation and amortization.................        176,315        336,869
   Loss on disposal of intangible assets.........            --          15,097
   Provision for bad debts.......................         16,175        129,196
   Increase in accounts receivable...............       (343,280)      (401,011)
   (Increase) decrease in inventories............         (4,048)         5,128
   Decrease (increase) in prepaid expenses and
    other current assets.........................         25,430        (11,062)
   Increase in accounts payable--other...........         59,757         43,130
   Increase in other current liabilities.........         71,406         27,613
   Decrease in non-current liabilities...........         (7,554)        (6,640)
                                                   -------------  -------------
Net cash provided by (used for) operating activi-
 ties............................................       (635,606)        32,526
                                                   -------------  -------------
Cash flows from investing activities:
  Purchase of property and equipment.............        (55,409)       (32,005)
  Purchase of investment securities..............            --         (25,000)
  Cash arising from acquisition of Secom Internet
   K.K...........................................        118,985            --
  Purchase of telephone rights...................        (61,841)           --
  Capitalized software development costs.........        (52,559)           --
  Increase in lease deposits.....................        (23,513)           --
  Other..........................................            --           1,272
                                                   -------------  -------------
Net cash used for investing activities...........  (Yen) (74,337) (Yen) (55,733)
                                                   -------------  -------------

                           TOKYO INTERNET CORPORATION

                                                    Year Ended March 31,
                                                 ----------------------------
                                                     1997           1998
                                                 -------------  -------------
                                                    (in thousands of Yen)
Cash flows from financing activities:
  Proceeds from short-term borrowings........... (Yen) 869,000  (Yen) 181,000
  Repayment of short-term borrowings............           --        (250,000)
  Principal payments under capital lease
   obligations..................................      (165,180)      (314,373)
  Issuance of common stock......................           --         470,846
                                                 -------------  -------------
Net cash provided by financing activities.......       703,820         87,473
                                                 -------------  -------------
Net increase (decrease) in cash and cash
 equivalents....................................        (6,123)        64,266
Cash and cash equivalents at beginning of
 period.........................................        78,462         72,339
                                                 -------------  -------------
Cash and cash equivalents at end of period...... (Yen)  72,339  (Yen) 136,605
                                                 =============  =============
Supplemental schedule of non-cash investing and
 financing activities
Increase in lease assets and obligations under
 capital lease arrangements..................... (Yen) 504,773  (Yen) 672,181
                                                 =============  =============

 (12) Statements of changes in shareholders' equity (deficit) under U.S. GAAP--

                               Capital Stock
                         --------------------------                                                   -------
                                                                      Unrealized       Total
                                                                       Loss on     Shareholders'
                         Outstanding                  Undisposed      Marketable      Equity
                           Shares        Value          Deficit       Securities     (Deficit)
                         ----------- -------------- ---------------  ------------  -------------
                                                 (in thousands of Yen)
Balance, March 31,
 1996...................    9,600    (Yen)  478,152 (Yen)  (292,565) (Yen)     --  (Yen) 185,587
                           ------    -------------- ---------------  ------------  -------------
  Issuance of common
   stock for acquisition
   of Secom Internet
   K.K..................    5,000           169,062             --            --         169,062
  Net loss..............      --                --         (629,807)          --        (629,807)
                           ------    -------------- ---------------  ------------  -------------
Balance, March 31,
 1997...................   14,600           647,214        (922,372)          --        (275,158)
                           ------    -------------- ---------------  ------------  -------------
  Issuance of common
   stock................    9,490           470,846             --            --         470,846
  Unrealized loss on
   marketable
   securities...........                                                  (13,285)       (13,285)
  Net loss..............      --                --         (105,794)          --        (105,794)
                           ------    -------------- ---------------  ------------  -------------
Balance, March 31,
 1998...................   24,090    (Yen)1,118,060 (Yen)(1,028,166) (Yen)(13,285) (Yen)  76,609
                           ======    ============== ===============  ============  =============

                        TOKYO INTERNET CORPORATION

                           FINANCIAL STATEMENTS

           For the Six Months Ended September 30, 1997 and 1998

                        TOKYO INTERNET CORPORATION

                               BALANCE SHEET

                                                                   As of
                                                            September 30, 1998
                                                           ---------------------
                                                           (In thousands of yen)
                         ASSETS
Current assets:
 Cash on hand and in banks...............................      (Yen) 84,444
 Accounts receivable--trade..............................           915,955
 Accounts receivable--other..............................             1,370
 Merchandise.............................................               --
 Advance payment.........................................               --
 Prepaid expenses........................................            30,916
 Other current assets....................................               969
 Bad debt reserve........................................          (578,672)
                                                               ------------
 Total current assets....................................           454,982
                                                               ------------
Fixed assets:
 Tangible fixed assets--net
 Building and facilities.................................            47,834
 Machinery...............................................            22,796
                                                               ------------
 Total tangible fixed assets--net........................            70,630
                                                               ------------
Intangible fixed assets--
 Telephone rights........................................           139,499
 Software assets.........................................            37,035
 Goodwill................................................            36,907
                                                               ------------
 Total intangible fixed assets...........................           213,441
                                                               ------------
Investments & other assets--
 Investment securities...................................            25,000
 Lease deposits..........................................            40,948
 Long-term prepaid expenses..............................             4,796
                                                               ------------
 Total investments & other assets........................            70,744
                                                               ------------
 Total fixed assets......................................           354,815
                                                               ------------
Deferred assets:
 Stock issue expenses....................................             1,827
 Business commencement expenses..........................             5,015
 Organization expenses...................................               134
                                                               ------------
 Total deferred assets...................................             6,976
                                                               ------------
 Total assets............................................      (Yen)816,773
                                                               ============
                       LIABILITIES
Current liabilities:
 Short-term borrowings...................................      (Yen)899,000
 Accounts payable--other.................................           214,941
 Income tax payable......................................             1,620
 Consumption tax payable.................................            20,596
 Accrued expenses........................................            76,580
 Advance received........................................            33,217
 Deposit received........................................             5,738
                                                               ------------
 Total current liabilities...............................         1,251,692
                                                               ------------
Non-current liabilities:
 Guarantee deposit received..............................             1,297
 Accrued severance indemnities...........................                 0
                                                               ------------
 Total non-current liabilities...........................             1,297
                                                               ------------
 Total liabilities.......................................         1,252,989
                                                               ------------
                  SHAREHOLDERS' EQUITY
Capital stock............................................         1,204,500
                                                               ------------
Deficit:
 Undisposed deficit......................................        (1,640,716)
 [Net loss for the six months included in the line
  above].................................................          [589,855]
                                                               ------------
 Total shareholders' equity (deficit)....................          (436,216)
                                                               ------------
 Total liabilities and shareholders' equity..............      (Yen)816,773
                                                               ============

The accompanying notes are an integral part of these financial statements.

                        TOKYO INTERNET CORPORATION

              STATEMENTS OF OPERATIONS AND UNDISPOSED DEFICIT

                                                     For the six months ended
                                                           September 30
                                                   -----------------------------
                                                        1997           1998
                                                   -------------- --------------
                                                       (In thousands of yen)
Ordinary Income and Expenses:
 Operating Income and Expenses--
  Operating Income:
   Net sales...................................... (Yen)2,544,545 (Yen)2,598,414
  Operating Expenses:
   Cost of sales..................................      1,979,890      2,132,004
   Selling, general and administrative expenses...        753,268        628,021
                                                   -------------- --------------
                                                        2,733,158      2,760,025
                                                   -------------- --------------
    Operating loss................................        188,613        161,611
                                                   -------------- --------------
Non-operating Income and Expenses--
 Non-operating Income:
  Interest income and dividends...................             18          1,889
  Other...........................................         20,507         12,475
                                                   -------------- --------------
                                                           20,525         14,364
                                                   -------------- --------------
 Non-operating Expenses:
  Interest expense................................          7,905          6,486
  Amortization of deferred assets.................          5,882          5,758
  Other...........................................          4,208          4,679
                                                   -------------- --------------
                                                           17,995         16,923
                                                   -------------- --------------
    Ordinary loss.................................        186,083        164,170
                                                   -------------- --------------
Special gain and loss--
 Provision for bad debts..........................         62,955        424,065
                                                   -------------- --------------
  Loss before income taxes........................        249,038        588,235
  Corporate and inhabitant taxes..................          1,624          1,620
                                                   -------------- --------------
  Net loss for the period.........................        250,662        589,855
  Accumulated deficit brought forward.............        936,268      1,050,861
                                                   -------------- --------------
    Undisposed deficit............................ (Yen)1,186,930 (Yen)1,640,716
                                                   ============== ==============

The accompanying notes are an integral part of these financial statements.

                        TOKYO INTERNET CORPORATION

                       NOTES TO FINANCIAL STATEMENTS

1. Notes to the Balance Sheets:

   (1) Accumulated depreciation of tangible fixed assets is (Yen)20,156 thousand and (Yen)42,314 thousand as of September 30, 1997 and 1998, respectively.

   (2) Balances with the Company's majority shareholder--

                                                                September 30,
                                                              -----------------
                                                                1997     1998
                                                              -------- --------
                                                              (in thousands of
                                                                    Yen)
   Accounts receivable--trade................................ (Yen) 20 (Yen) 20
   Other current assets......................................    2,030      266
   Lease deposits............................................       50       50
   Short-term borrowings.....................................  850,000  899,000
   Accounts payable--other...................................   28,623   35,488

   (3) Net loss per share--

                 September 30,
         -----------------------------
              1997           1998
         -------------- --------------
                   (in Yen)
         (Yen)14,111.17 (Yen)24,485.46

2. Notes to the Statements of Operations and Undisposed Deficit:

   Transactions with the Company's majority shareholder--

                                                              September 30,
                                                           -------------------
                                                             1997      1998
                                                           -------- ----------
                                                              (in thousands
                                                                 of Yen)
   Sales.................................................. (Yen)343 (Yen)3,789
   Purchases..............................................      664      1,243
   Transactions other than operating activities (interest
    expense)..............................................    7,905      6,486

3. Summary of Principal Differences Between Generally Accepted Accounting Principles in Japan and the United States:

   The financial statements of the Company are prepared in accordance with accounting principles generally accepted in Japan ("Japanese GAAP") which in the case of the Company differ in the following material respects from those generally accepted in the United States ("U.S. GAAP"). The principal differences applicable to the financial statements and their effects on net loss, assets, liabilities and shareholders' equity are summarized below. This discussion is intended only as a descriptive summary and does not include a complete analysis or listing of all possible differences. Further, no attempt has been made to identify future differences between Japanese GAAP and U.S. GAAP as a result of prescribed changes in accounting standards. Regulatory bodies that promulgate Japanese GAAP and U.S. GAAP have significant projects ongoing that could affect future comparisons such as this one. Finally, no attempt has been made to identify all future differences between Japanese GAAP and U.S. GAAP that may affect the financial statements as a result of transactions or events that may occur in the future.

 (1) Statement of cash flows--

   Under Japanese GAAP, a statement of cash flows is not required as part of the basic financial statements.

   Under U.S. GAAP, a statement of cash flows is required as part of the basic financial statements, and cash and cash equivalents include highly liquid investments that generally have original maturities at the time of purchase of three months or less.

                        TOKYO INTERNET CORPORATION

 (2) Valuation of inventories--

   Under Japanese GAAP, inventories can be stated at cost, the policy followed by the Company, or at the lower of cost or market.

   U.S. GAAP requires all inventories to be valued at the lower of cost or market.

 (3) Valuation of securities--

   Under Japanese GAAP, investments in marketable securities, as well as non-marketable securities, can be stated at cost. The Company's non-marketable security is stated at cost. However, when significant impairment of value has been deemed permanent, cost is appropriately reduced.

   Under U.S. GAAP, investments in debt securities and equity securities that have readily determinable fair values, except for investments accounted for using the equity method, are to be classified in three categories and accounted for as follows:

     (a) Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Unrealized holdings gains and losses are not reported in the financial statements until realized or until a decline in fair value below cost is deemed to be other than temporary.

     (b) Debt and marketable equity securities that are acquired and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

     (c) Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity.

 (4) Deferred assets--

   The Company has deferred stock issue expenses, business commencement expenses and organization expenses which are amortized over five years as permitted under Japanese GAAP.

   Under U.S. GAAP, startup costs such as business commencement expenses and organization expenses are to be expensed as incurred under the circumstances that future gross profit sufficient to absorb these startup costs is not anticipated. Stock issue costs are to be netted against the stock issuance proceeds.

 (5) Accounting for income taxes--

   Under Japanese GAAP, income taxes are principally provided for based on taxable income for the period, determined in accordance with applicable tax laws. Deferred tax accounting may be applied only in consolidated financial statements; however, it is not mandatory and has not been adopted by the Company.

   U.S. GAAP requires that deferred income taxes be recognized for temporary differences between the tax basis of the assets or liabilities and the reported amount in the financial statements and for tax loss carry-forwards which are permitted to be carried forward to offset taxable income over the next five years under Japanese Income Tax Law. A valuation allowance is provided for the deferred tax assets if it is more likely than not that these assets will not be realized.

                        TOKYO INTERNET CORPORATION

 (6) Capital leases--

   Under Japanese GAAP, for finance leases where ownership is not deemed to be transferred from lessor to lessee, the lessee may choose not to capitalize the leased asset and may account for the lease in a manner similar to operating leases. The Company's policy is to account for such leases in a manner similar to operating leases.

   U.S. GAAP requires leases which transfer essentially all the risks and rewards of ownership in the leased assets from the lessor to lessee to be capitalized.

 (7) Accrued compensated absences--

   Under Japanese GAAP, accrued compensated absences are normally not recognized for future absences due to the fact that such accruals do not meet the conditions for provisions. The Company does not recognize such accrued compensated absences.

   U.S. GAAP requires that accrued compensated absences be recognized as earned by employees.

 (8) Accrued severance indemnities--

   The Company maintains a severance indemnity plan which provides for payments to certain employees upon termination of employment. This defined benefit plan is not funded. The Company has recorded a liability, as allowed under Japanese GAAP, equal to 40% of the amount which would be paid if all eligible employees terminated their employment on the balance sheet date.

   U.S. GAAP requires pension costs to be actuarially computed and charged to expense as stipulated by Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions." Due to the small number of employees and short average service period of employees, the Company's liability for severance indemnities under U.S. GAAP would not be significantly different from the amount recorded under Japanese GAAP.

 (9) Accounting for business combinations--

   At the time of its November 1996 business combination with Secom Internet K.K., both the Company and Secom Internet K.K. were controlled by Secom Corporation. The Company has accounted for this business combination under purchase accounting, which is allowed by Japanese GAAP.

   Under U.S. GAAP, such a transfer of ownership among companies under common control is accounted for at historical cost in a manner similar to that in pooling of interests accounting.

 (10) Accrued Consumption Tax Reversal--

   For the six months ended September 30, 1997, the Company reversed an accrual for consumption taxes in the amount of (Yen)17,284,000 which was recorded as other non-operating income. This accrual had been set-up in error in the prior year as the company was not subject to consumption taxes. Under U.S. GAAP, such a reversal would be treated as a correction of an error and prior year financial statements would be restated.

                        TOKYO INTERNET CORPORATION

   If U.S. GAAP as indicated above were employed by the Company, the net loss, loss per share, assets, liabilities and shareholders' equity would be adjusted as follows:

     (a) Statement of operations:

                                                     For the Six Months
                                                     Ended September 30,
                                               -------------------------------
                                                    1997             1998
                                               ---------------  --------------
                                                   (in thousands of Yen)
Net loss under Japanese GAAP.................. (Yen)   250,662  (Yen)  589,855
Adjustments:
  Deferred assets.............................          (5,882)         (5,758)
  Leases capitalized as assets................             948           3,761
  Deferred tax assets.........................        (132,221)       (327,868)
  Valuation allowance for deferred tax
   assets.....................................         132,221         327,868
  Accrued compensated absences................             101             127
  Accrued consumption tax reversal............          17,284             --
  Accounting for business combinations........          (7,206)         (7,381)
  Devaluation of marketable securities........             --           13,285
                                               ---------------  --------------
    Net loss under U.S. GAAP.................. (Yen)   255,907  (Yen)  593,889
                                               ===============  ==============
                                                          (in Yen)
Net loss per share under U.S. GAAP............ (Yen) 14,406.46  (Yen)24,652.93
                                               ===============  ==============

     (b) Balance sheet:

                                                    As of September 30,
                                               -------------------------------
                                                    1997             1998
                                               ---------------  --------------
                                                   (in thousands of Yen)
Total assets under Japanese GAAP..............  (Yen)1,206,719  (Yen)  816,773
Adjustments:
  Deferred assets.............................         (18,984)         (6,976)
  Deferred tax assets.........................         639,484         777,691
  Valuation allowance for deferred tax
   assets.....................................        (639,484)       (777,691)
  Goodwill....................................         (51,845)        (36,907)
  Tangible fixed assets--net..................         890,732         954,654
  Unrealized loss on marketable securities....         (13,285)            --
  Devaluation of marketable securities........             --          (13,285)
                                               ---------------  --------------
    Total assets under U.S. GAAP.............. (Yen) 2,013,337  (Yen)1,714,259
                                               ===============  ==============
Total shareholder's equity (deficit) under
 Japanese GAAP:                                (Yen)    17,570  (Yen) (436,216)
Adjustments:
  Deferred assets.............................         (18,984)         (6,976)
  Goodwill....................................         (51,845)        (36,907)
  Tangible fixed assets--net..................          (5,755)         (9,440)
  Deferred tax assets.........................         639,484         777,691
  Valuation allowance for deferred tax
   assets.....................................        (639,484)       (777,691)
  Accrued compensated absences................          (1,215)         (1,171)
  Unrealized loss on marketable securities....         (13,285)            --
  Devaluation of marketable securities........             --          (13,285)
                                               ---------------  --------------
    Total shareholders' equity (deficit) under
     U.S. GAAP................................ (Yen)   (73,514) (Yen) (503,995)
                                               ===============  ==============

                        TOKYO INTERNET CORPORATION

 (11) Statements of cash flows under U.S. GAAP--

                                                   For the Six Months Ended
                                                         September 30
                                                  ----------------------------
                                                      1997           1998
                                                  -------------  -------------
                                                     (in thousands of Yen)
Cash flow from operating activities:
  Net loss under U.S. GAAP....................... (Yen)(255,907) (Yen)(593,889)
  Adjustments to reconcile net loss to net cash
   provided by (used for) operating activities:
    Depreciation and amortization................       151,324        247,574
    Provision for bad debts......................        69,955        424,065
    Increase in accounts receivable..............      (242,036)       (22,263)
    Decrease in inventories......................         1,283            --
    (Increase) decrease in prepaid expenses and
     other current assets........................       (45,307)        27,567
    Decrease (increase) in accounts payable--
     other.......................................        15,100         (4,324)
    Increase in other current liabilities........        34,094          5,110
    Increase (decrease) in non-current
     liabilities.................................           215           (676)
                                                  -------------  -------------
Net cash provided by (used for) operating
 activities......................................      (271,279)        83,164
                                                  -------------  -------------
Cash flows from investing activities:
  Purchase of property and equipment.............        (5,450)       (23,307)
  Purchase of investment securities..............       (25,000)           --
  Purchase of telephone rights...................        (7,060)           --
  Other..........................................        (3,773)          (747)
                                                  -------------  -------------
Net cash used for investing activities...........       (41,283)       (24,054)
                                                  -------------  -------------
Cash flows from financing activities:
  Proceeds from short-term borrowings............       181,000        130,000
  Repayment of short-term borrowings.............      (200,000)       (31,000)
  Principal payments under capital lease
   obligations...................................      (140,890)      (210,271)
  Issuance of common stock.......................       470,846            --
                                                  -------------  -------------
Net cash provided by financing activities........       310,956       (111,271)
                                                  -------------  -------------
Net decrease in cash and cash equivalents........        (1,606)       (52,161)
Cash and cash equivalents at beginning of
 period..........................................        72,339        136,605
                                                  -------------  -------------
Cash and cash equivalents at end of period....... (Yen)  70,733  (Yen)  84,444
                                                  =============  =============
Supplemental schedule of non-cash investing and
 financing activities
  Increase in lease assets and obligations under
   capital lease arrangements.................... (Yen) 252,387  (Yen) 198,975
                                                  =============  =============

                                                                         Annex A

                             Letter of Transmittal

                                  PSINET INC.

                             Offer To Exchange Its
                 New 11 1/2 % Senior Notes Due 2008, Series B
          Which Have Been Registered Under The Securities Act of 1933
                      For Any And All Of Its Outstanding
                   11 1/2 % Senior Notes Due 2008, Series A

                           Pursuant To The Prospectus
                            Dated __________,  1999

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON ________,

1999, UNLESS EXTENDED (THE "EXPIRATION DATE").  TENDERS MAY BE WITHDRAWN PRIOR
====
TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

  If you desire to accept the Exchange Offer (as defined below), this Letter of Transmittal should be completed, signed, and submitted to:

                  WILMINGTON TRUST COMPANY, as Exchange Agent


 By Registered or Certified Mail                        By Hand:
      or Overnight Courier:                     Wilmington Trust Company
    Wilmington Trust Company                Attn: Corporate Trust Operations
       Attn: Kristin Long                c/o c/o Harris Trust Co. of New York as
         Corporate Trust                                  Agent
           Operations                          88 Pine Street, 19th Floor
    1100 North Market Street                        Wall Street Plaza
       Rodney Square North                      New York, New York  10005
   Wilmington, DE  19890-0001


                                 By Facsimile:
                       (For Eligible Institutions Only)
                           Wilmington Trust Company
                                (302) 651-1079
                             Confirm by telephone:
                                (302) 651-1562
                                 Kristin Long


  Delivery of this Letter of Transmittal to an address other than as set forth above or transmission of this Letter of Transmittal via facsimile to a number other than as set forth above does not constitute a valid delivery.

  The instructions contained herein should be read carefully before this Letter of Transmittal is completed.

  Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus (as defined below).

  This Letter of Transmittal is to be completed by holders of Initial Notes (as defined below) either if Initial Notes are to be forwarded herewith or if tenders of Initial Notes are to be made by book-entry transfer to an account maintained by the Exchange Agent (as defined below) at The Depository Trust Company ("DTC") pursuant to the procedures set forth in "The Exchange Offer-- Procedures for Tendering Initial Notes" in the Prospectus and an "Agent's Message" (as defined below) is not delivered. Tenders by book-entry transfer may also be made by delivering an Agent's Message in lieu of this Letter.

  Holders of Initial Notes whose certificates (the "Certificates") for such Initial Notes are not immediately available or who cannot deliver their Certificates and all other required documents to the Exchange Agent on or prior to the Expiration Date (as defined in the Prospectus) or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Initial Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering Initial Notes" in the Prospectus. See Instruction 1 hereto. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

Ladies and Gentlemen:

  The undersigned hereby tenders to PSINet Inc., a New York corporation (the "Company"), the aggregate principal amount of the Company's outstanding 11 1/2 % Senior Notes due 2008, Series A (the "Initial Notes") described in Box 1 below, in exchange for a like aggregate principal amount of the Company's new 11 1/2 % Senior Notes due 2008, Series B (the "Exchange Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), upon the terms and subject to the conditions set forth in the Prospectus dated __________, 1999 (as the same may be amended or supplemented from time to time, the "Prospectus"), receipt of which is acknowledged, and in this Letter of Transmittal (which, together with the Prospectus, constitutes the "Exchange Offer").

  Subject to, and effective upon, the acceptance for exchange of all or any portion of the Initial Notes tendered herewith in accordance with the terms and conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), the undersigned hereby sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to such Initial Notes as are being tendered herewith. The undersigned hereby irrevocably constitutes and appoints Wilmington Trust Company as Exchange Agent (the "Exchange Agent") as its agent and attorney-in-fact (with full knowledge that the Exchange Agent is also acting as agent of the Company in connection with the Exchange Offer) with respect to the tendered Initial Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), subject only to the right of withdrawal described in the Prospectus, to (i) deliver Certificates for Initial Notes to the Company together with all accompanying evidences of transfer and authenticity to, or upon the order of, the Company, upon receipt by the Exchange Agent, as the undersigned's agent, of the Exchange Notes to be issued in exchange for such Initial Notes, (ii) present Certificates for such Initial Notes for transfer, and to transfer the Initial Notes on the books of the Company, and (iii) receive for the account of the Company all benefits and otherwise exercise all rights of beneficial ownership of such Initial Notes, all in accordance with the terms and conditions of the Exchange Offer.

  The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, exchange, sell, assign and transfer the Initial Notes tendered hereby and that, when the same are accepted for exchange, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and that the Initial Notes tendered hereby are not subject to any adverse claims or proxies. The undersigned will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the Initial Notes tendered hereby, and the undersigned will comply with its obligations under the Registration Rights Agreements. The undersigned has read and agrees to all of the terms of the Exchange Offer.

  The name(s) and address(es) of the registered holder(s) of the Initial Notes tendered hereby should be printed in Box 1 below, if they are not already set forth therein, as they appear on the Certificates representing such Initial Notes. The Certificate number(s) and the aggregate principal amount of Initial Notes that the undersigned wishes to tender should also be indicated in Box 1 below.

  If any tendered Initial Notes are not exchanged pursuant to the Exchange Offer for any reason, or if Certificates are submitted for more Initial Notes than are tendered or accepted for exchange, Certificates for such nonexchanged or nontendered Initial Notes will be returned (or, in the case of Initial Notes tendered by book-entry transfer, such Initial Notes will be credited to an account maintained at DTC), without expense to the tendering holder, promptly following the expiration or termination of the Exchange Offer.

  The undersigned understands that tenders of Initial Notes pursuant to any one of the procedures described under "The Exchange Offer--Procedures for Tendering Initial Notes" in the Prospectus and in the instructions hereto will, upon the Company's acceptance for exchange of such tendered Initial Notes, constitute a binding agreement between the undersigned and the Company upon the terms and subject to the conditions of the Exchange Offer.

  The Exchange Offer is subject to certain conditions as set forth in the Prospectus under the caption "The Exchange Offer-Conditions." The undersigned recognizes that as a result of these conditions (which may be waived by the Company, in whole or in part, in the reasonable discretion of the Company), as more particularly set forth in the Prospectus, the Company may not be required to exchange any of the Initial Notes tendered hereby and, in such event, the Initial Notes not exchanged will be returned to the undersigned at the address shown in Box 1.

  Unless otherwise indicated herein in the box entitled "Special Exchange Instructions" below (Box 7), the undersigned hereby directs that the Exchange Notes be issued in the name(s) of the undersigned or, in the case of a book-entry transfer of Initial Notes, that such Exchange Notes be credited to the account indicated below maintained at DTC. If applicable, substitute Certificates representing Initial Notes not exchanged or not accepted for exchange will be issued to the undersigned or, in the case of a book-entry transfer of Initial Notes, will be credited to the account indicated below maintained at DTC. Similarly, unless otherwise indicated herein in the box entitled "Special Delivery Instructions" below (Box 8), the undersigned hereby directs that the Exchange Notes be delivered to the undersigned at the address shown below the undersigned's signature.

  THE EXCHANGE OFFER IS NOT BEING MADE TO ANY BROKER-DEALER WHO PURCHASED INITIAL NOTES DIRECTLY FROM THE COMPANY FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT OR ANY PERSON THAT IS AN "AFFILIATE" OF THE COMPANY WITHIN THE MEANING OF RULE 405 UNDER THE SECURITIES ACT. THE UNDERSIGNED UNDERSTANDS AND AGREES THAT THE COMPANY RESERVES THE RIGHT NOT TO ACCEPT TENDERED INITIAL NOTES FROM ANY TENDERING HOLDER IF THE COMPANY DETERMINES, IN ITS REASONABLE DISCRETION, THAT SUCH ACCEPTANCE COULD RESULT IN A VIOLATION OF APPLICABLE SECURITIES LAWS.

  By tendering Initial Notes and executing this Letter of Transmittal, the undersigned hereby represents and agrees that (i) the undersigned is not an "affiliate" of the Company (within the meaning of

Rule 405 under the Securities Act), (ii) any Exchange Notes to be received by the undersigned are being acquired in the ordinary course of its business, (iii) the undersigned has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of Exchange Notes to be received in the Exchange Offer, and (iv) if the undersigned is not a broker-dealer, the undersigned is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such Exchange Notes. By tendering Initial Notes pursuant to the Exchange Offer and executing this Letter of Transmittal, a holder of Initial Notes that is a broker-dealer additionally represents and agrees, consistent with certain interpretive letters issued by the staff of the Division of Corporation Finance of the Securities and Exchange Commission to third parties described under "The Exchange Offer--Registration Rights" in the Prospectus, that such Initial Notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities (such a broker-dealer tendering Initial Notes is herein referred to as a "Participating Broker-Dealer") and it will deliver the Prospectus (as amended or supplemented from time to time) meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes (provided that, by so acknowledging and by delivering a Prospectus, such Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act).

  The Company has agreed that, subject to the provisions of the Registration Rights Agreements, the Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Initial Notes, where such Initial Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making activities or other trading activities, for a period ending one year after the Expiration Date or, if earlier, when all such Exchange Notes have been disposed of by such Participating Broker-Dealer. In that regard, each Participating Broker-Dealer, by tendering such Initial Notes and executing this Letter of Transmittal, agrees to notify the Company prior to using the Prospectus in connection with the sale or transfer of Exchange Notes and acknowledges and agrees that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in the Prospectus untrue in any material respect or which causes the Prospectus to omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreements, such Participating Broker-Dealer will suspend the sale of Exchange Notes pursuant to the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to the Participating Broker-Dealer or the Company has given notice that the sale of the Exchange Notes may be resumed, as the case may be.

  EACH PARTICIPATING BROKER-DEALER SHOULD CHECK THE BOX HEREIN UNDER THE CAPTION "PARTICIPATING BROKER-DEALER" (BOX 5 HEREOF) IN ORDER TO RECEIVE ADDITIONAL COPIES OF THE PROSPECTUS, AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, FOR USE IN CONNECTION WITH RESALES OF THE EXCHANGE NOTES, AS WELL AS ANY NOTICES FROM THE COMPANY TO SUSPEND AND RESUME USE OF THE PROSPECTUS. BY TENDERING ITS INITIAL NOTES AND EXECUTING THIS LETTER OF TRANSMITTAL, EACH PARTICIPATING BROKER-DEALER AGREES TO USE ITS REASONABLE BEST EFFORTS TO NOTIFY THE COMPANY OR THE EXCHANGE AGENT WHEN IT HAS SOLD ALL OF ITS EXCHANGE NOTES. IF NO PARTICIPATING BROKER-DEALERS CHECK SUCH BOX, OR IF ALL PARTICIPATING BROKER-DEALERS WHO HAVE CHECKED SUCH BOX SUBSEQUENTLY NOTIFY THE COMPANY OR THE EXCHANGE AGENT THAT ALL THEIR EXCHANGE NOTES HAVE BEEN SOLD, THE COMPANY WILL NOT BE REQUIRED TO MAINTAIN THE EFFECTIVENESS OF THE EXCHANGE OFFER REGISTRATION STATEMENT OR

TO UPDATE THE PROSPECTUS AND WILL NOT PROVIDE ANY HOLDERS WITH ANY NOTICES TO SUSPEND OR RESUME USE OF THE PROSPECTUS.

  Each Exchange Note will bear interest from the most recent date on which interest has been paid or duly provided for on the Initial Note surrendered in exchange for such Exchange Note or, if no such interest has been paid or duly provided for on such Initial Note, from November 3, 1998. Holders of Initial Notes whose Initial Notes are accepted for exchange will not receive accrued interest on such Initial Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Initial Notes prior to the original issue date of the Exchange Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Initial Notes, and will be deemed to have waived the right to receive any interest on such Initial Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after November 3, 1998.

  The undersigned understands that the delivery and surrender of the Initial Notes is not effective, and the risk of loss of the Initial Notes does not pass to the Exchange Agent, until receipt by the Exchange Agent of this Letter of Transmittal, or a manually signed facsimile hereof, properly completed and duly executed, with any required signature guarantees, together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company. All questions as to form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Initial Notes will be determined by the Company, in its sole discretion, which determination shall be final and binding.

  All authority herein conferred or agreed to be conferred in this Letter of Transmittal shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, legal representatives, successors and assigns of the undersigned. Except pursuant to the withdrawal rights as set forth in the Prospectus, this tender is irrevocable.

  Please read this entire Letter of Transmittal carefully before completing the boxes below and follow the instructions included herewith.

  THE EXCHANGE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS OF INITIAL NOTES BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE EXCHANGE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

  Your bank or broker can assist you in completing this form. The instructions included with this Letter of Transmittal must be followed. Questions and requests for assistance or for additional copies of the Prospectus, this Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Exchange Agent, whose address and telephone number appear on the front cover of this Letter of Transmittal. See Instruction 8 below.

  All Tendering Holders Complete This Box 1:

------------------------------------------------------------------------------------------------------------
                                     BOX 1
                     DESCRIPTION OF INITIAL NOTES TENDERED
                       (See Instructions 3 and 4 Below)
------------------------------------------------------------------------------------------------------------
   If Blank, Please Print      Certificate Number(s)     Aggregate Principal      Aggregate Principal
 Name(s) And Address(es)                 of              Amount Represented By     Amount of Initial Notes
 Of Registered Holder(s),          Initial Notes            Certificates*          Being Tendered**
 Exactly As Name(s)
 Appear(s) On Initial Note
 Certificate(s)
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                              Total
------------------------------------------------------------------------------------------------------------

*   Need not be completed by book-entry holders (see below).

** The minimum permitted tender is $1,000 in principal amount. All tenders must be in integral multiples of $1,000 in principal amount. The aggregate principal amount of all Initial Notes Certificates identified in this Box 1, or delivered to the Exchange Agent herewith, shall be deemed tendered unless a lesser number is specified in this column. See Instruction 4.



--------------------------------------------------------------------------------
                                     BOX 2
                              BOOK-ENTRY TRANSFER
                           (See Instruction 1 Below)

[ ] CHECK HERE IF TENDERED INITIAL NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

Name of Tendering Institution _______________________________________________
DTC Account Number __________________________________________________________
Transaction Code Number _____________________________________________________

--------------------------------------------------------------------------------


          Holders of Initial Notes may tender Initial Notes by book-entry transfer by crediting the Initial Notes to the Exchange Agent's account at the DTC in accordance with the DTC's Automated Tender Offer Program ("ATOP") and by complying with applicable ATOP procedures with respect to the Exchange Offer. DTC participants that are accepting the Exchange Offer should transmit their acceptance to DTC, which will edit and verify the acceptance and execute a book-entry delivery to the Exchange Agent's account at DTC. DTC will then send a computer-generated message (an "Agent's Message") to the Exchange Agent for its acceptance in which the holder of the Initial Notes acknowledges and agrees to be bound by the terms of, and makes the representations and warranties contained in, this Letter of Transmittal, the DTC participant confirms on behalf of itself and the beneficial owners of such Initial Notes all provisions of this Letter of Transmittal (including any representations and warranties) applicable to it and such beneficial owner as fully as if it had completed the information required herein and executed and transmitted this Letter of Transmittal to the Exchange Agent. Delivery of the Agent's Message by DTC will satisfy the terms of the Exchange Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent's Message. DTC participants may also accept the Exchange Offer by submitting a Notice of Guaranteed Delivery through ATOP.

--------------------------------------------------------------------------------
                                     BOX 3
                         NOTICE OF GUARANTEED DELIVERY
                           (See Instruction 1 Below)


[ ] CHECK HERE AND ENCLOSE A PHOTOCOPY OF THE NOTICE OF GUARANTEED DELIVERY IF TENDERED INITIAL NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

Name of Registered Holder(s) ________________________________________________
Window Ticket Number (if any) _______________________________________________
Date of Execution of Notice of Guaranteed Delivery __________________________ Name of Institution which Guaranteed Delivery _______________________________ If Guaranteed Delivery is to be made By Book-Entry Transfer:
Name of Tendering Institution _______________________________________________
DTC Account Number __________________________________________________________
Transaction Code Number _____________________________________________________

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                     BOX 4
                     RETURN OF NON-EXCHANGED INITIAL NOTES
                        TENDERED BY BOOK-ENTRY TRANSFER
                        (See Instructions 4 and 6 Below)


[ ] CHECK HERE IF TENDERED BY BOOK-ENTRY TRANSFER AND NON-EXCHANGED INITIAL NOTES ARE TO BE RETURNED BY CREDITING THE DTC ACCOUNT NUMBER SET FORTH ABOVE.

--------------------------------------------------------------------------------
                                     BOX 5
                          PARTICIPATING BROKER-DEALER

[ ] CHECK HERE IF YOU ARE A BROKER-DEALER WHO ACQUIRED THE INITIAL NOTES FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES (A "PARTICIPATING BROKER-DEALER") AND WISH TO RECEIVE TEN ADDITIONAL COPIES OF THE PROSPECTUS AND TEN COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO, AS WELL AS ANY NOTICES FROM THE COMPANY TO SUSPEND AND RESUME USE OF THE PROSPECTUS. BY TENDERING ITS INITIAL NOTES AND EXECUTING THIS LETTER OF TRANSMITTAL, EACH PARTICIPATING BROKER-DEALER AGREES TO USE ITS REASONABLE BEST EFFORTS TO NOTIFY THE COMPANY OR THE EXCHANGE AGENT WHEN IT HAS SOLD ALL OF ITS EXCHANGE NOTES. (IF NO PARTICIPATING BROKER-DEALERS CHECK THIS BOX, OR IF ALL PARTICIPATING BROKER-DEALERS WHO HAVE CHECKED THIS BOX SUBSEQUENTLY NOTIFY THE COMPANY OR THE EXCHANGE AGENT THAT ALL THEIR EXCHANGE NOTES HAVE BEEN SOLD, THE COMPANY WILL NOT BE REQUIRED TO MAINTAIN THE EFFECTIVENESS OF THE EXCHANGE OFFER REGISTRATION STATEMENT OR TO UPDATE THE PROSPECTUS AND WILL NOT PROVIDE ANY NOTICES TO ANY HOLDERS TO SUSPEND OR RESUME USE OF THE PROSPECTUS).PROVIDE THE NAME OF THE INDIVIDUAL WHO SHOULD RECEIVE, ON BEHALF OF THE HOLDER, ADDITIONAL COPIES OF THE PROSPECTUS, AND AMENDMENTS AND SUPPLEMENTS THERETO, AND ANY NOTICES TO SUSPEND AND RESUME USE OF THE PROSPECTUS.

Name:  ________________________________________________
Address: ________________________________________________
Telephone No.: ________________________________________________
Facsimile No.: ________________________________________________
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                     BOX 6
                          TENDERING HOLDER SIGNATURE
                          (See Instructions 1 and 5)
                   In Addition, Complete Substitute Form W-9
--------------------------------------------------------------------------------------------
X                                                Signature Guarantee
X                                                (If required by Instruction 5)
(Signature of registered holder(s) or
Authorized Signatory(ies))                       Authorized Signature
Note: The above lines must be signed
by the registered holder(s) of                   X ________________________________________
Initial Notes as their name(s)
appear(s) on the Initial Notes or by             Name: ____________________________________
person(s) authorized to become                   (please print)
registered holder(s) (evidence of
which authorization must be                      Title: ___________________________________
transmitted with this Letter of
Transmittal). If signature is by a               Name of Firm: ____________________________
trustee, executor, administrator,                (Must be an Eligible Institution as defined
guardian, attorney-in-fact, officer,             in Instruction 1)
or other person acting in a fiduciary
or representative capacity, such                 Address: _________________________________
person must set forth his or her full
title below. See Instruction 5.                  __________________________________________
Name(s):
                                                 __________________________________________
Capacity:                                        (include Zip Code)

Street Address:                                  Area Code and Telephone Number:

        (include Zip Code)                       __________________________________________

        Area Code and Telephone Number:          Dated: ___________________________________

Tax Identification or Social Security
Number:
--------------------------------------------------------------------------------------------

-----------------------------------------------------------  ---------------------------------------------------------------
                           BOX 7                                                             BOX 8

               SPECIAL EXCHANGE INSTRUCTIONS                                     SPECIAL DELIVERY INSTRUCTIONS
            (See Instructions 1, 5 and 6 Below)                               (See Instructions 1, 5 and 6 Below)
   To be completed ONLY if Certificates for the Initial              To be completed ONLY if Certificates for the Initial
      Notes not exchanged and/or Certificates for the                   Notes not exchanged and/or Certificates for the
      Exchange Notes are to be issued in the name of                Exchange Notes are to be sent to someone other than the
  someone other than the registered holder of the Initial            registered holder of the Initial Notes whose name(s)
           Notes whose name(s) appear(s) above.                     appear(s) above, or to such registered holder(s) at an
                           Name:                                             address other than that shown above.
                      (Please Print)                                                         Name:
                                                                                        (Please Print)
                         Address:
                                                                                           Address:
                    (Include Zip Code)
                                                                                      (Include Zip Code)

      (Tax Identification or Social Security Number)
                                                                        (Tax Identification or Social Security Number)
-----------------------------------------------------------  ---------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                                 BOX 9
---------------------------------------------------------------------------------------------------------------
                                      PAYOR'S NAME: WILMINGTON TRUST COMPANY
---------------------------------------------------------------------------------------------------------------
SUBSTITUTE                            Name (if joint names, list first and circle the name of the person or entity whose number you enter in Part 1 below. See instructions if your name has changed)
                                      -------------------------------------------------------------------------
Form W-9                              Address
                                      -------------------------------------------------------------------------
Department of the Treasury            City, State and Zip Code
Internal Revenue Service              -------------------------------------------------------------------------
                                      List account number(s) here (optional)
                                      -------------------------------------------------------------------------
                                      Part 1 - PLEASE PROVIDE YOUR TAXPAYER             Social Security Number
                                      IDENTIFICATION NUMBER ("TIN") IN THE BOX AT                  or
                                      RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.              TIN
                                      -------------------------------------------------------------------------
                                      Part 2 - Check the box if you are NOT subject to backup withholding under the provisions of section 3406(a)(1)(C) of the Internal Revenue
                                      Code because (1) you have not been notified that you are subject to backup withholding as a result of failure to report all interest or dividends or (2) the Internal Revenue Service has notified you that you are no longer subject to backup withholding.

                                      [ ]                                       Not subject to withholding
---------------------------------------------------------------------------------------------------------------
Payor's Request for TIN               CERTIFICATION - UNDER THE PENALTIES OF         Part 3 --
                                      PERJURY, I CERTIFY THAT THE INFORMATION
                                      PROVIDED ON THIS FORM IS TRUE, CORRECT,      Awaiting TIN [ ]
                                      AND COMPLETE.
                                      Signature: ___________________ Date:
                                      __________________
---------------------------------------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO
YOU PURSUANT TO THE EXCHANGE OFFER. PLEASE REVIEW THE ENCLOSED "GUIDELINES FOR CERTIFICATION OF TAXPAYER
IDENTIFICATION NUMBER ON SUBSTITUTE FORM W - 9" FOR ADDITIONAL DETAILS.

--------------------------------------------------------------------------------
                  YOU MUST COMPLETE THE FOLLOWING CERTIFICATE
          IF YOU CHECKED THE BOX IN PART 3 OF THE SUBSTITUTE FORM W-9
             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

          I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 31% of all payments made to me on account of the Exchange Notes shall be retained until I provide a taxpayer identification number to the Exchange Agent and that, if I do not provide my taxpayer identification number within 60 days, such retained amounts shall be remitted to the Internal Revenue Service as backup withholding and 31% of all reportable payments made to me thereafter will be withheld and remitted to the Internal Revenue Service until I provide a taxpayer identification number.

Signature: _________________________________________________________________

Date: ______________________________________________________________________

--------------------------------------------------------------------------------

                     INSTRUCTIONS TO LETTER OF TRANSMITTAL
     FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER


     GENERAL

     Please do not send Certificates for Initial Notes directly to the Company. Your Initial Note Certificates, together with your signed and completed Letter of Transmittal and any required supporting documents, should be mailed in the enclosed addressed envelope, or otherwise delivered, to the Exchange Agent, at either of the addresses indicated on the first page hereof. The method of delivery of Certificates, this Letter of Transmittal and all other required documents is at the option and sole risk of the tendering holder and the delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, or overnight delivery service is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

1. DELIVERY OF LETTER OF TRANSMITTAL AND CERTIFICATES; GUARANTEED DELIVERY PROCEDURES

     This Letter of Transmittal is to be completed by holders of Initial Notes (which term, for purposes of the Exchange Offer, includes any participant in DTC whose name appears on a security position listing as the holder of such Initial Notes) if either (a) Certificates for such Initial Notes are to be forwarded herewith or (b) tenders are to be made pursuant to the procedures for tender by book-entry transfer set forth in "The Exchange Offer--Procedures for Tendering Initial Notes" in the Prospectus, and an Agent's Message is not delivered. Tenders by book-entry transfer may also be made by delivering an Agent's Message in lieu of this Letter. The term "Agent's Message" means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the tendering Participant, which acknowledgement states that such Participant has received and agrees to be bound by, and makes the representations and warranties contained in, this Letter of Transmittal and that the Company may enforce this Letter of Transmittal against such Participant. Certificates representing the tendered Initial Notes, or timely confirmation of a book-entry transfer of such Initial Notes into the Exchange Agent's account at DTC, as well as a properly completed and duly executed copy of this Letter of Transmittal, or a facsimile hereof (or, in the case of a book-entry transfer, an Agent's Message), a substitute Form W-9, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein on or prior to 5:00 p.m., New York City time, on the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedures set forth below. Initial Notes may be tendered in whole or in part in the principal amount of $1,000 and integral multiples of $1,000.

     Holders who wish to tender their Initial Notes and (i) whose Initial Notes are not immediately available or (ii) who cannot deliver their Initial Notes, this Letter of Transmittal and all other required documents to the Exchange Agent on or prior to the Expiration Date or (iii) who cannot complete the procedures for delivery by book-entry transfer on a timely basis, may tender their Initial Notes by properly completing and duly executing a Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering Initial Notes" in the Prospectus and by completing Box 3 hereof. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution (as defined below); (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Company, must be received by the

Exchange Agent on or prior to the Expiration Date; and (iii) the Certificates (or a book-entry confirmation (as defined in the Prospectus)) representing all tendered Initial Notes of such holder, in proper form for transfer, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery, all as provided in "The Exchange Offer--Procedures for Tendering Initial Notes" in the Prospectus.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mail to the Exchange Agent, and must include a guarantee by an Eligible Institution in the form set forth in such Notice. For Initial Notes to be properly tendered pursuant to the guaranteed delivery procedure, the Exchange Agent must receive a Notice of Guaranteed Delivery on or prior to the Expiration Date. As used herein, "Eligible Institution" means a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as "an eligible guarantor institution," including (as such terms are defined therein) (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program.

     The Company will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a Letter of Transmittal (or facsimile thereof), waives any right to receive any notice of the acceptance of such tender.

2.  GUARANTEE OF SIGNATURES

     No signature guarantee on this Letter of Transmittal is required if:

     (i) this Letter of Transmittal is signed by the registered holder (which term, for purposes of this document, shall include any participant in DTC whose name appears on a security position listing as the owner of the Initial Notes) of Initial Notes tendered herewith, unless such holder(s) has (have) completed either the box entitled "Special Exchange Instructions" (Box 7) or the box entitled "Special Delivery Instructions" (Box 8) above; or

     (ii) such Initial Notes are tendered for the account of a firm that is an Eligible Institution.

     In all other cases, an Eligible Institution must guarantee the signature(s) in Box 6 on this Letter of Transmittal. See Instruction 5.

3.  INADEQUATE SPACE

     If the space provided in the box captioned "Description of Initial Notes" is inadequate, the Certificate number(s) and/or the principal amount of Initial Notes and any other required information should be listed on a separate, signed schedule and attached to this Letter of Transmittal.

4.  PARTIAL TENDERS AND WITHDRAWAL RIGHTS

     Tenders of Initial Notes will be accepted only in the principal amount of $1,000 and integral multiples thereof. If less than all the Initial Notes evidenced by any Certificate submitted are to be tendered, fill in the principal amount of Initial Notes which are to be tendered in Box 1 under the column "Aggregate Principal Amount of Initial Notes Being Tendered." In such case, new Certificate(s) for the remainder of the Initial Notes that were evidenced by the Initial Notes Certificate(s) will be sent to the holder of the Initial Notes, promptly after the Expiration Date. All Initial Notes represented by Certificates delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     Except as otherwise provided herein, tenders of Initial Notes may be withdrawn at any time on or prior to the Expiration Date. In order for a withdrawal to be effective, a written or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at its address set forth above on or prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Initial Notes to be withdrawn (the "Depositor"), (ii) identify the Initial Notes to be withdrawn (including the Certificate number(s) and principal amount of such Initial Notes, or, in the case of Initial Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited), (iii) be signed by the Initial Holder in the same manner as the original signature on the Letter of Transmittal by which such Initial Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Initial Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Initial Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time or receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. If Initial Notes have been tendered pursuant to the procedures for book-entry transfer set forth in the Prospectus under "The Exchange Offer--Procedures for Tendering Initial Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Initial Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written or facsimile transmission. Initial Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer. Withdrawals of tenders of Initial Notes may not be rescinded, but such Initial Notes may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described in the Prospectus under "The Exchange Offer--Procedures for Tendering Initial Notes."

     All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Any Initial Notes which have been tendered but which are withdrawn will be returned to the holder thereof without cost to such holder promptly after withdrawal.

5.  SIGNATURES ON LETTER OF TRANSMITTAL, ASSIGNMENTS AND ENDORSEMENTS

     If this Letter of Transmittal is signed by the registered holder(s) of the Initial Notes tendered hereby, the signature(s) must correspond with the name(s) as written on the face of the Certificate(s) without alteration, addition or any change whatsoever.

     If any of the Initial Notes tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

     If any tendered Initial Notes are registered in different names on several Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal (or facsimiles thereof) as there are different registrations of Certificates.

     If this Letter of Transmittal or any Certificates or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, must submit proper evidence satisfactory to the Company, in its sole discretion, of such persons' authority to so act.

     When this Letter of Transmittal is signed by the registered owner(s) of the Initial Notes listed and transmitted hereby, no endorsement(s) of Certificate(s) or separate bond power(s) are required unless Exchange Notes are to be issued in the name of a person other than the registered holder(s). However, if Exchange Notes are to be issued in the name of a person other than the registered holder(s), signature(s) on such Certificate(s) or bond power(s) must be guaranteed by an Eligible Institution.

     If this Letter of Transmittal is signed by a person other than the registered owner(s) of the Initial Notes listed, the Certificates must be endorsed or accompanied by appropriate bond powers, signed exactly as the name or names of the registered owner(s) appear(s) on the Certificates, and also must be accompanied by such opinions of counsel, certifications and other information as the Company or the Trustee for the Initial Notes may require in accordance with the restrictions on transfer applicable to the Initial Notes. Signatures on such Certificates or bond powers must be guaranteed by an Eligible Institution.

6.   SPECIAL ISSUANCE AND DELIVERY INSTRUCTIONS

     If Exchange Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Exchange Notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown above, the appropriate boxes on this Letter of Transmittal should be completed (Boxes 7 and 8). Certificates for Initial Notes not exchanged will be returned by mail or, if tendered by book-entry transfer, by crediting the account indicated above maintained at DTC. See Instruction 4.

7.   DETERMINATION OF VALIDITY

     The Company will determine, in its sole discretion, all questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Initial Notes, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the view of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer set forth in the Prospectus under "The Exchange Offer--Conditions" or any conditions or irregularity in any tender of Initial Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

     The Company's interpretation of the terms and conditions of the Exchange Offer (including this Letter of Transmittal and the instructions hereto) will be final and binding. No tender of Initial Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent, nor any other person shall be under any duty to give notification of any irregularities in tenders or incur any liability for failure to give such notification.

8.   QUESTIONS, REQUESTS FOR ASSISTANCE AND ADDITIONAL COPIES

     Questions and requests for assistance may be directed to the Exchange Agent at its address and telephone number set forth on the front of this Letter of Transmittal. Additional copies of the Prospectus, the Notice of Guaranteed Delivery and the Letter of Transmittal may be obtained from the Exchange Agent.

9.   31% BACKUP WITHHOLDING; SUBSTITUTE FORM W-9

     For U.S. Federal income tax purposes, holders are required, unless an exemption applies, to provide the Exchange Agent with such holder's correct taxpayer identification number ("TIN") on Substitute Form W-9 (Box 9 of this Letter of Transmittal), and to certify, under penalty of perjury, that such number is correct and that he or she is not subject to backup withholding. If the Exchange Agent is not provided with the correct TIN, the Internal Revenue Service (the "IRS") may subject the holder or other payee to a $50 penalty. In addition, payments to such holders or other payees with respect to Initial Notes exchanged pursuant to the Exchange Offer, or with respect to Exchange Notes following the Exchange Offer, may be subject to 31% backup withholding.

     Part 3 of the Substitute Form W-9 (Box 9) may be checked if the tendering holder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If Part 3 is checked, the holder or other payee must also complete the Certificate of Awaiting Taxpayer Identification Number following Substitute Form W-9 in order to avoid backup withholding. Notwithstanding that Part 3 is checked and the Certificate of Awaiting Taxpayer Identification Number is completed, the Exchange Agent will withhold 31% of all payments made prior to the time a properly certified TIN is provided to the Exchange Agent.

     The holder is required to give the Exchange Agent the TIN (i.e., social security number or employer identification number) of the registered owner of the Initial Notes or of the last transferee appearing on the transfers attached to, or endorsed on, the Initial Notes. If the Initial Notes are registered in more than one name or are not in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional guidance on which number to report.

     If the tendering holder is a nonresident alien or foreign entity not subject to backup withholding, such holder must give the Company a completed Form W-8, Certificate of Foreign Status. A copy of the Form W-8 may be obtained from the Exchange Agent. Please consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional guidance on which holders are exempt from backup withholding.

     Backup withholding is not an additional U.S. Federal income tax. Rather, the U.S. Federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

10.  LOST, DESTROYED OR STOLEN CERTIFICATES

     If any Certificate(s) representing Initial Notes have been lost, destroyed or stolen, the holder should promptly notify the Exchange Agent. The holder will then be instructed as to the steps that must be taken in order to replace the Certificate(s). This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen Certificate(s) have been completed.

11.  SECURITY TRANSFER TAXES

     Holders who tender their Initial Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, Exchange Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Initial Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Initial Notes in connection with the Exchange Offer, then the amount of any such tax (whether imposed on the registered holder or any other persons) is payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such taxes will be billed directly to such tendering holder.

     IMPORTANT: THIS LETTER OF TRANSMITTAL (OR FACSIMILE THEREOF) AND ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

                       INSTRUCTIONS TO REGISTERED HOLDER
                             FROM BENEFICIAL OWNER
                                       OF
                    11 1/2 % SENIOR NOTES DUE 2008, SERIES A
                                       OF
                                  PSINET INC.


     The undersigned hereby acknowledges receipt of the Prospectus dated __________, 1999 (the "Prospectus") of PSINet Inc., a New York corporation
(the "Company"), and the accompanying Letter of Transmittal (the "Letter of Transmittal"), that together constitute the Company's offer (the "Exchange Offer") to exchange $1,000 in principal amount of its 11 1/2 % Senior Notes due 2008, Series B (the "Exchange Notes") for each $1,000 in principal amount of its outstanding 11 1/2 % Senior Notes due 2008, Series A (the "Initial Notes"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

     This will instruct you, the registered holder, as to the action to be taken by you relating to the Exchange Offer with respect to the Initial Notes held by you for the account of the undersigned.

     The aggregate face amount of the Initial Notes held by you for the account of the undersigned is (fill in amount):

     $________________________  of the 11 1/2 % Senior Notes due 2008,
     Series A.

     With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):

     [ ] To TENDER the following Initial Notes held by you for the account of the undersigned (insert principal amount of Initial Notes to be tendered*, if any):

     $________________________ of the 11 1/2 % Senior Notes due 2008, Series A.

                * The minimum permitted tender is $1,000 in principal amount of Initial Notes. All other tenders must be in integral multiples of $1,000 of principal amount.

     [ ] NOT to TENDER any Initial Notes held by you for the account of the undersigned.

     If the undersigned instructs you to tender the Initial Notes held by you for the account of the undersigned, it is understood that you are authorized (a) to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a Beneficial Owner (as defined in the Letter of Transmittal), including but not limited to representations to the effect that (i) the undersigned's principal residence is in the state of (fill in state)_______________________________,
(ii) the undersigned is acquiring the Exchange Notes in the ordinary course of business of the undersigned, (iii) the undersigned is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution (within the meaning of the Securities
Act) of the Exchange Notes, (iv) except as otherwise disclosed in writing herewith, the undersigned acknowledges that any person participating in the Exchange Offer with the intention or for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the Exchange Notes acquired by such person and cannot rely on the position of the Staff of the Securities and Exchange Commission set forth in the no-action letters that are discussed in the section of the Prospectus entitled "The Exchange Offer -- Resale of the Exchange Notes"; (b) to make such agreements, representations and warranties on behalf of the undersigned, as set forth in the Letter of Transmittal; and (c) to take such other action as may be necessary under the Prospectus or the Letter of Transmittal to effect the valid tender of such Initial Notes.

                                   SIGN HERE
Name  of  Beneficial Owner(s):__________________________________________________
Signature(s):___________________________________________________________________
Name(s) (please print):_________________________________________________________
Address:________________________________________________________________________
________________________________________________________________________________
Telephone Number:_______________________________________________________________
Taxpayer Identification or Social Security Number:______________________________ Date:___________________________________________________________________________

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9


A. TIN--The Taxpayer Identification Number for most individuals is their social security number. Refer to the following chart to determine the appropriate number:

----------------------------------------------------------------------------------------------------------------------------------
FOR THIS TYPE OF ACCOUNT:                                                       GIVE THE SOCIAL SECURITY OR
                                                                                EMPLOYER IDENTIFICATION NUMBER
                                                                                OF:
----------------------------------------------------------------------------------------------------------------------------------
1.  Individual                                                                  The individual
    Two or more individuals                                                     The actual owner of the account or, if combined
    (joint account)                                                             funds, the first individual on the account (1)
    Custodian account of a minor (Uniform Gift to                               The minor (2)
    Minors Act)
    a. Revocable savings trust (grantor is also trustee)                        The grantor-trustee (1)
    b. So-called trust account that is not a legal or valid
    trust under State law                                                       The actual owner (1)
    Sole proprietorship
    A valid trust, estate or pension trust                                      The owner (3)
    Corporate                                                                   Legal entity (4)
    Association, club, religious, charitable, educational                       The corporation
    or other tax exempt organization                                            The organization
    Partnership
    A broker or registered nominee                                              The partnership
    Account with the Department of Agriculture                                  The broker or nominee
                                                                                The public entity
----------------------------------------------------------------------------------------------------------------------------------

(1) List first and circle the name of the person whose number you furnish.
(2) Circle the minor's name and furnish the minor's name and social security number.
(3) Show the individual's name. You may also enter your business name or "doing business as" name. You may use either your Social Security number or your employer identification number.
(4) List first and circle the name of the legal trust, estate or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

B. EXEMPT PAYEES--The following lists exempt payees. If you are exempt, you must nonetheless complete the form and provide your TIN in order to establish that you are exempt. Check the box in Part 3 of the form, sign and date the form.

     For this purpose, Exempt Payees include: (1) a corporation; (2) an organization exempt from tax under section 501(a), or an individual retirement plan (IRA) or a custodial account under section 403(b)(7); (3) the United States or any of its agencies or instrumentalities; (4) a state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities; (5) a foreign government or any of its political subdivisions, agencies or instrumentalities; (6) an international organization or any of its agencies or instrumentalities; (7) a foreign central bank of issue; (8) a dealer in securities or commodities required to register in the U.S. or a possession of the U.S.; (9) a real estate investment trust; (10) an entity or person registered at all times during the tax year under the Investment

Company Act of 1940; (11) a common trust fund operated by a bank under section 584(a); and (12) a financial institution.

C. OBTAINING A NUMBER

     If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, application for a Social Security Number, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

D. PRIVACY ACT NOTICE

     Section 6109 requires most recipients of dividend, interest or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes.

     Payers must be given the numbers whether or not payees are required to file tax returns. Payers must generally withhold 31% of taxable interest, dividend and certain other payments to a payee who does not furnish a taxpayer identification number. Certain penalties may also apply.

E. PENALTIES

     (1) Penalty for Failure to Furnish Taxpayer Identification Number. If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

     (2) Failure to Report Certain Dividend and Interest Payments. If you fail to include any portion of an includable payment for interest, dividends, or patronage dividends in gross income, such failure will be treated as being due to negligence and will be subject to a penalty of 5% on any portion of an under-payment attributable to that failure unless there is clear and convincing evidence to the contrary.

     (3) Civil Penalty for False Information with Respect to Withholding. If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

     (4) Criminal Penalty for Falsifying Information. Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

     FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Under Sections 721 through 725 of the Business Corporation Law of the State of New York (the "BCL"), the Registrant has broad powers to indemnify its directors, officers and other employees. These sections (i) provide that the statutory indemnification and advancement of expenses provision of the BCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action as adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, (ii) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors of an agreement providing for indemnification and advancement of expenses, (iii) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful and (iv) permit the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 726 of the BCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

         As permitted by Section 721 of the BCL, the Registrant's By-laws provide that the Registrant shall indemnify its officers and directors, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any such officer or director in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by the Registrant in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if and to the extent that it is ultimately determined that such officer or director is not entitled to indemnification.

         Article EIGHTH of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be held personally liable to the Registrant or its shareholders for damages for any breach of duty in his capacity as a director occurring after authorization of such Article EIGHTH by the shareholders unless a judgment or other final adjudication adverse to him establishes that (1) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (2) he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (3) his acts violated section 719 of the BCL. The Registrant has entered into Indemnity Agreements with its directors and certain key officers pursuant to which the Registrant generally is obligated to indemnify its directors and such officers to the full extent permitted by the BCL as described above. PSINet also has purchased directors' and officers' liability insurance.


ITEM 21.  EXHIBITS  AND FINANCIAL STATEMENT SCHEDULES.

         The following is a list of all exhibits filed as part of this Registration Statement.

         3.1  Certificate of Incorporation, as amended.

         3.2 Certificate of Amendment of Certificate of Incorporation dated April 25, 1995.

         3.3 Certificate of Amendment of Certificate of Incorporation, dated May 5, 1995.

         3.4 Certificate of Amendment of Certificate of Incorporation, dated November 11, 1995.

         3.5 Certificate of Amendment of Certificate of Incorporation dated May 18, 1996.

         3.6 Certificate of Amendment of Certificate of Incorporation dated as of November 6, 1997.

         3.7 Certificate of Amendment of Certificate of Incorporation dated February 5, 1998.

         3.8  Amended and Restated By-laws of  PSINet.

         4.1  Form of 10% Senior Notes due 2005.

         4.2 Indenture dated as of April 13, 1998 between PSINet and Wilmington Trust Company, as trustee.

         4.3  Form of 11 1/2 Senior Notes due 2008, Series A.

         4.4 Indenture dated as of November 3, 1998 between PSINet and Wilmington Trust Company, as trustee.

         4.5 Fist Supplemental Indenture dated as of November 12, 1998 between PSINet and Wilmington Trust Company, as trustee.

         4.6  Form of 11 1/2% Senior Notes due 2008, Series A, as amended.

         4.7  Form of 11 1/2% Senior Notes due 2008, Series B.

         5    Opinion of Nixon, Hargrave, Devans & Doyle LLP.

         7 Opinion of Nixon, Hargrave, Devans & Doyle LLP regarding tax matters (contained in Exhibit 5).

         10.1 Lease Agreement dated July 1, 1990 between PSINet and Rensselaer Polytechnic Institute, amended by Lease, Renewal Agreement dated as of July 1, 1993, Letter Agreement, dated November 14, 1994 and Letter Agreement dated February 1, 1995.

         10.2 Lease Agreement dated February 8, 1995 between PSINet and Rensselaer Polytechnic Institute.

         10.3 Amendment to Lease Agreement dated July 1, 1995 between PSINet and Rensselaer Polytechnic Institute.

         10.4 Lease Agreement dated as of April 30, 1993 by and between Vingarden Limited Partnership and PSINet.

         10.5 Lease Agreement dated April 1995 by and between Brit Limited Partnership.

         10.6 Sublease dated September 20, 1995 by and between The Medical Sciences Research Institute and PSINet and Lease Agreement dated October 6, 1993 by and between Vingarden Associates Limited Partnership and The Medical Sciences Research Institute.

         10.7 Lease Agreement dated October 31, 1995 between Oakfern Properties Limited and PSINet.

         10.8 Amendment to Deed of 460 Spring Park Technology Center dated as of June 12, 1997 between JBG/Spring Park Limited Partnership and PSINet.

         10.9 Sublease Agreement dated as of June 2, 1997 between Lucas Industries, Inc. and PSINet and Office Lease Agreement between 3B Limited Partnership and Lucas Industries Inc. dated as of September 12, 1989.

         10.10 Sublease Agreement dated January 22, 1998 between PSINet and Unisys Corporation, as amended.

         10.11 Lease Agreement dated February 20, 1998 between PSINet and CarrAmerica Realty Corporation.

         10.12 Lease Agreement dated October 1994 between PSINet and Cascade Communications, Inc.

         10.13 Master Lease Agreement dated July 19, 1994 between PSINet and Technology Credit Corporation.

         10.14 Lease Agreement dated as of July 9, 1993 between Applied Telecommunications Technologies, Inc. and PSINet.

         10.15 Lease Agreement dated as of February 10, 1994 between Applied Telecommunications Technologies, Inc. and PSINet.

         10.16 Lease Agreement dated as of March 14, 1994 between Applied Telecommunications Technologies, Inc. and PSINet.

         10.17 Lease Agreement dated as of June 9, 1994 between Applied Telecommunications Technologies, Inc. and PSINet.

         10.18 Lease Agreement dated as of September 21, 1994 between Applied Telecommunications Technologies, Inc. and PSINet.

         10.19 Master Equipment Lease Agreement dated as of June 23, 1995 between PSINet and Forsythe/McArthur Associates, Inc. ("FMA").

         10.20 Master Lease Line Commitment Agreement dated as of June 23, 1995 between PSINet and FMA.

         10.21 Amendment Agreement dated as of August 1, 1995 between PSINet and Technology Credit Corporation.

         10.22 Master Equipment Lease Agreement No. 620-0004602-000 dated November 1995 between PSINet and Siemens Credit Corporation.

         10.23 Amendment to Master Lease Agreement No. 1753 dated January 26, 1996 between PSINet and Technology Credit Corporation.

         10.24 Master Equipment Lease Agreement dated December 15, 1995 between PSINet and Financing for Science International, Inc.

         10.25 Security Agreement dated as of March 20, 1996 between PSINet and USL Capital Corporation.

         10.26 Master Software/Equipment Lease Agreement dated as of September 20, 1996 between PSINet and LPI Software Funding Group, Inc.

         10.27 Master Lease Agreement dated as of January 27, 1997 between Cascade Communications Corp. and PSINet.

         10.28 Master Equipment/Software Rental Agreement dated as of September 11, 1997 between PSINet and Earthlink Network, Inc. and Change Order Amendment Master Equipment dated as of September 22, 1997.

         10.29 Equipment lease dated as of June 30, 1997 between Royal Bank of Canada and PSINet Limited.

         10.30 Master Lease Agreement dated as of October 10, 1997 between Cisco Systems Capital Corporation and PSINet.

         10.31 Master Lease Agreement No. A212 dated as of October 30, 1997 between 3Com Credit Corporation and PSINet, as amended.

         10.32 Master Lease of Personal Property No. 3402, dated December 12, 1997 between PSINet and Charter Financial, Inc., as amended.

        *10.33 Executive Stock Option Plan of PSINet.

        *10.34 Executive Stock Incentive Plan of PSINet, as amended.

        *10.35 Directors Stock Incentive Plan of PSINet, as amended.

        *10.36 Strategic Stock Incentive Plan of PSINet.

        *10.37 1996 Performance Bonus Plan of PSINet.

        *10.38 InterCon Systems Corporation 1992 Incentive Stock Plan.

        *10.39 InterCon Systems Corporation 1994 Stock Option Plan.

        *10.40 Software Ventures Corporation 1994 Stock Option Plan.

        *10.41 Employment Agreement dated June 21, 1995 between PSINet and David
               N. Kunkel.

        *10.42 Employment Agreement dated February 9, 1996 between PSINet and
               Mary-Ann Carolan.

        *10.43 Employment Agreement dated February 13, 1996 between PSINet and Mitchell Levinn.

        *10.44 Employment Agreement dated April 3, 1996 between PSINet and
               Harold S. Wills.

        *10.45 Employment Agreement dated October 1, 1996 between PSINet and
               Edward D. Postal.

        *10.46 Employment Agreement dated October 9, 1996 between PSINet and
               Richard R. Frizalone.

        *10.47 Employment Agreement dated February 12, 1997 between PSINet and
               David L. Hudson.

        *10.48 Employment Agreement dated July 1, 1997 between PSINet and
               Michael Malesardi.

        *10.49 Employment Agreement dated August 2, 1997 between PSINet and
               Anthony Aveta.

        *10.50 Employment Agreement dated August 4, 1997 between PSINet and
               Harry Hobbs.

        *10.51 Employment Agreement dated January 8, 1998 between PSINet and William Cripe.

        *10.52 Employment Agreement dated January 18, 1998 between PSINet and
               Kathleen B. Horne.

        *10.53 Employment Agreement dated February 16, 1998 between PSINet and
               John Muleta.

         10.54 Form of Indemnification Agreement.

         10.55 Registration Rights Agreement dated as of June 16, 1995 among PSINet and Stockholders of InterCon Systems Corporation.

         10.56 Registration Rights Agreement dated as of July 11, 1995 among PSINet and Stockholders of Software Ventures Corporation.

         10.57 Registration Rights Agreement made as of September 19, 1996 by and between PSINet and The Chatterjee Management Company.

         10.58 Registration Rights Agreement dated as of November 11, 1997 between PSINet and the purchasers of Series B 8% Convertible Preferred Stock.

         10.59 Registration Rights Agreement dated as of February 25, 1998 between PSINet and IXC Internet Services, Inc.

         10.60 Credit Agreement dated September 29, 1998 among PSINet, the Lenders party thereto, The Chase Manhattan Bank, as Administrative Agent, Fleet National Bank, as Syndication Agent, and The Bank of New York, as Documentation Agent.

         10.61 Guarantee Agreement dated September 29, 1998 among each of the subsidiaries of PSINet party thereto and The Chase Manhattan Bank.

         10.62 Pledge Agreement dated September 29, 1998 among PSINet, each subsidiary of PSINet party thereto and The Chase Manhattan Bank.

         10.63 Security Agreement dated September 29, 1998 among PSINet, each subsidiary of PSINet party thereto and The Chase Manhattan Bank.

         10.64 First Amendment dated as of October 27, 1998 to the Credit Agreement, dated as of September 29, 1998, among PSINet, the Lenders party thereto, The Chase Manhattan Bank, as Administrative Agent, Fleet National Bank, as Syndication Agent, and The Bank of New York, as Documentation Agent.

         10.65 Warrant to purchase up to 25,000 shares of the Series B Preferred of PSINet, at an exercise price of $1.60 per share, registered in the name of William H. Baumer.

         10.66 Warrant to purchase up to 25,000 shares of the Series B Preferred of PSINet, at an exercise price of $1.60 per share, registered in the name of William H. Baumer.

         10.67 Joint Venture Agreement dated as of September 19, 1996 between PSINet and Chatterjee Management Company.

         10.68 Stock Acquisition Agreement, dated as of February 1, 1997, between Ascend Communications, Inc., a Delaware corporation, and PSINet, a New York corporation, with respect to all outstanding capital stock of InterCon Systems Corporation, a Delaware corporation and a wholly-owned subsidiary of PSINet.

         10.69 Asset Purchase Agreement dated as of June 28, 1996 between PSINet and MindSpring Enterprises, Inc.

         10.70 Amendment No. 1 to Asset Purchase Agreement and Network Services Agreement entered into as of June 28, 1996 by and between PSINet and MindSpring Enterprises, Inc.

         10.71 Amendment No. 2 to Asset Purchase Agreement entered into as of September 1, 1996 by and between PSINet and MindSpring Enterprises, Inc.

         10.72 Amendment No. 3 to Asset Purchase Agreement and Amendment No. 1 to Convertible Note entered into as of January 24, 1997 by and between PSINet and MindSpring Enterprises, Inc.

         10.73 Amendment No. 2 to Network Services Agreement entered into as of January 1, 1997 by and between PSINet and MindSpring Enterprises, Inc.

         10.74 IRU and Stock Purchase Agreement dated as of July 22, 1997 between IXC Internet Services, Inc. and PSINet.

         10.75 First Amendment to IRU and Stock Purchase Agreement dated as of July 22, 1997 between IXC Internet Services, Inc. and PSINet.

         10.76 Second Amendment to IRU and Stock Purchase Agreement dated as of July 22, 1997 between IXC Internet Services, Inc. and PSINet.

         10.77 Joint Marketing and Services Agreement dated as of July 22, 1997 between IXC Internet Services Inc. and PSINet.

         10.78 Stock Purchase Agreement dated as of November 11, 1997 between the Company and the Purchasers of Series B 8% Convertible Preferred Stock.

         10.79 Agreement dated as of November 10, 1997 between iSTAR internet inc. and PSINet.

         10.80 Pre-Acquisition Agreement between PSINet and iSTAR internet inc., dated December 23, 1997.

         10.81 Security Agreement and Assignment dated as of February 25, 1998 between PSINet and IXC Internet Services, Inc.

         10.82 Collocation and Interconnection Agreement between PSINet and IXC Internet Services, Inc.

         10.83 Escrow Agreement, dated as of April 13, 1998, among Wilmington Trust Company (as escrow agent and trustee) and PSINet.

         10.84 Registration Rights Agreement dated as of April 13, 1998 among PSINet and Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Chase Securities Inc.

         10.85 First Amendment to Sublease dated as of March 23, 1998 between Unisys Corporation and PSINet.

         10.86 Share Purchase Agreement dated as of October 1, 1998 among PSINet Japan Inc., a subsidiary of PSINet, Tokyo Internet Corporation and Secom Co., Ltd.

         10.87 Registration Rights Agreement dated as of November 3, 1998 among PSINet and Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities, Inc. and Morgan Stanley & Co. Incorporated.

        *10.88 Employment Agreement dated June 17, 1998 between PSINet and
               William A. Opet.

        *10.89 Employment Agreement dated July 2, 1998 between PSINet and Robert
               D. Leahy.

        *10.90 Employment Agreement dated September 1, 1998 between PSINet and
               Chi H. Kwan.

        *10.91 Employment Agreement dated September 8, 1998 between PSINet and
               James A. Haid.

        *10.92 Employment Agreement dated September 30, 1998 between PSINet and
               Sandy L. Blaisdell.

        *10.93 Employment Agreement dated October 12, 1998 between PSINet and
               Geoffrey E. Axton.

        *10.94 Employment Agreement dated October 14, 1998 between PSINet and
               Edward Arnold Davis.

         10.95 Registration Rights Agreement, dated as of November 13, 1998, among PSINet and Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc. and Morgan Stanley & Co. Incorporated.

         10.96 Second Amendment dated as of November 9, 1998, to the Credit Agreement, dated as of September 29, 1998, among PSINet, the Lenders party thereto, the Chase Manhattan Bank, as Administrative Agent, Fleet National Bank, as Syndication Agent, and The Bank of New York, as Documentation Agent.

        *10.97 Amendment to Employment Agreement dated October 1, 1998 between
               PSINet and Harry Hobbs.

        *10.98 Employment Agreement dated November 2, 1998 between PSINet and
               David J. Kramer.

        *10.99 Employment Agreement dated November 6, 1998 between PSINet and
               John Walpuck.

       *10.100 Employment Agreement dated November 12, 1998 between PSINet and
               Lawrence Winkler.

        10.101 Master Lease Agreement between PSINet and Technology Credit Corporation No. 1788 dated June 20, 1998.

        10.102 Master Lease Agreement between PSINet and Technology Credit Corporation No. 1789 dated June 20, 1998.

        10.103 Master Loan and Security Agreement No. 3963 between PSINet and Charter Financial Inc. dated September 28, 1998.

          11.1 Calculation of Basic and Diluted Loss Per Share and Weighted Average Shares for the Year Ended December 31, 1997.

          11.2 Calculation of Basic and Diluted Loss Per Share and Weighted Average Shares for the Year Ended December 31, 1996.

          11.3 Calculation of Basic and Diluted Loss Per Share and Weighted Average Shares for the Year Ended December 31, 1995.

          11.4 Calculation of Basic and Diluted Loss Per Share and Weighted Average Shares Used in Calculation for the Nine Months Ended September 30, 1998.

          12   Statements re Computation of Ratios.

          21   Subsidiaries of PSINet.

         23.1     Consent of Nixon, Hargrave, Devans & Doyle LLP.

         23.2     Consent of PricewaterhouseCoopers LLP.

         23.3     Consent of KPMG LLP.

         23.4     Consent of Price Waterhouse.

         23.5     Consent of Arthur Anderson LLP.

         23.6     Consent of Chuo Audit Corporation.

         23.7     Consent of Ernst & Young.

         23.8.    Consent of Price Waterhouse GmbH.

         24       Power of Attorney.

         25       Statement of Eligibility on Form T-1 of Wilmington Trust
                  Company.

         99.1     Form of Notice of Guaranteed Delivery.

       * Indicates a management contract or compensatory plan or arrangement required to be filed as an Exhibit pursuant to Item 14(a)(3).

         FINANCIAL STATEMENTS AND SCHEDULE:

         Financial Statements:

         Financial Statements filed as a part of this Registration Statement are listed in the Index to Financial Statements on page F-1.

         Financial Statement Schedules:

         II-Valuation and Qualifying Accounts for each of the three years in the period ended December 31, 1997.

         All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.


ITEM 22. UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by ss. 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
                  (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or ss.210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference on the Form F-3.

         (c)      The undersigned Registrant hereby undertakes :

                  (1) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities and Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim information.

                  (2) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Herndon, Commonwealth of Virginia on February 11, 1999.

                                      PSINet Inc.



                                      By: /s/ William L. Schrader
                                         ---------------------------------------
                                               William L. Schrader, Chairman and
                                                Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Name                               Title                                  Date
         ----                               -----                                  ----
/s/  William L. Schrader        Chairman, Chief Executive Officer          February 11, 1999
--------------------------      and Director (Principal Executive
     William L. Schrader                    Officer)

             *                   President, Chief Operating Officer        February 11, 1999
--------------------------                  and Director
     Harold S. Wills

             *                   Executive Vice President, General         February 11, 1999
--------------------------             Counsel and Director
     David N. Kunkel

/s/  Edward D. Postal                Senior Vice President and Chief       February 11, 1999
--------------------------       Financial Officer (Principal Financial
     Edward D. Postal                           Officer)

/s/  Michael J. Malesardi               Vice President and Controller      February 11, 1999
--------------------------             (Principal Accounting Officer)
     Michael J. Malesardi

             *                                  Director                   February 11, 1999
--------------------------
     William H. Baumer

             *                                  Director                   February 11, 1999
--------------------------
     Ralph J. Swett

             *                                  Director                   February 11, 1999
--------------------------
     Ian P. Sharp

*By:  /s/ Edward D. Postal
--------------------------
      Edward D. Postal
      Attorney-in-fact

                                              SCHEDULE 11-VALUATION ACCOUNTS AND RESERVES


                                                                       Additions
                                                     ---------------------------------------------
                                                      Balance at      Charged to      Balances         Deductions   Balance at
                                                      beginning        costs and      of acquired      ----------   at end of
                                                      of period        expenses       subsidiaries                   period
                                                     ----------       ----------      ------------                  ---------

                                                                            (In thousands of U.S. dollars)
Year ended December 31, 1995
  Allowances for doubtful accounts and returns.....     $ 127             $724          $ 252            $ (228)     $ 875
  Deferred tax valuation allowance.................     2,439            8,936              -                 -     11,375
Year ended December 31, 1996
  Allowances for doubtful accounts and returns.....       875            3,130              -            (2,096)     1,909
  Deferred tax valuation allowance.................    11,375           20,948              -                 -     32,323
Year ended December 31, 1997
  Allowances for doubtful accounts and returns.....     1,909            5,424             16            (5,248)     2,101
  Deferred tax valuation allowance.................    32,323           18,756              -                 -     51,079

                                 EXHIBIT INDEX



      EXHIBIT
      NUMBER       DESCRIPTION                                                   LOCATION
      -------      -----------                                                   --------
      3.1          Certificate of Incorporation, as amended                      Incorporated by reference from Exhibit 3.1 to
                                                                                 the Company's Registration Statement on Form
                                                                                 S-1 declared effective on May 1, 1995 located
                                                                                 under Securities and Exchange Commission File
                                                                                 No. 33-90154 ("May 1995 Registration
                                                                                 Statement")

      3.2          Certificate of Amendment of Certificate of                    Incorporated by reference from Exhibit 3.1 to
                   Incorporation dated April 25, 1995                            the Company's Quarterly Report on Form 10-Q
                                                                                 for the quarter ended June 30, 1995 located
                                                                                 under Securities Exchange Commission File No.
                                                                                 0-25812 ("June 1995 10-Q")

      3.3          Certificate of Amendment of Certificate of                    Incorporated by reference from Exhibit 3.2 to
                   Incorporation Dated May 5, 1995                               the June 1995 10-Q

      3.4          Certificate of Amendment of Certificate of                    Incorporated by reference from Exhibit 3.1 to
                   Incorporation Dated November 11, 1995                         the Company's Quarterly Report on Form 10-Q
                                                                                 for the quarter ended September 30, 1995
                                                                                 located under Securities Exchange Commission
                                                                                 File No.  0-25812 ("September 1995 10-Q")

      3.5          Certificate of Amendment of Certificate of                    Incorporated by reference from Exhibit 3 to
                   Incorporation, dated May 18, 1996                             the Company's Quarterly Report on Form 10-Q
                                                                                 for the quarter ended June 30, 1996 located
                                                                                 under Securities Exchange Commission File No.
                                                                                 0-25812  ("June 1996 10-Q")

      3.6          Certificate of Amendment of Certificate of                    Incorporated by reference from Exhibit 3.1 to
                   Incorporation dated as of November 6, 1997                    the Company's Quarterly Report on Form 10-Q
                                                                                 for the quarter ended September 30, 1997
                                                                                 located under the Securities and Exchange
                                                                                 Commission File No. 0-25812  ("September 1997
                                                                                 10-Q")

      3.7          Certificate of Amendment of Certificate of                     Incorporated by reference from Exhibit 3.7 to
                   Incorporation dated February 5, 1998                           the Company's Annual Report on Form 10-K for
                                                                                  the fiscal year ended December 31, 1997
                                                                                  located under Securities Exchange Commission
                                                                                  File No. 0-25812 ("1997 Form 10-K")

      3.8          Amended and Restated By-laws of the Company                    Incorporated by reference from Exhibit 3.5 to
                                                                                  the September 1995 10-Q

      4.1          Form of 10% Senior Notes due 2005, Series B                    Incorporated by reference from Exhibit 4.1 to
                                                                                  the Company's Current Report on Form 8-K dated
                                                                                  April 22, 1998 located under Securities
                                                                                  Exchange Commission File No. 0-25812 ("April
                                                                                  22, 1998 8-K")




      EXHIBIT
      NUMBER       DESCRIPTION                                                   LOCATION
      -------      -----------                                                   --------
      4.2          Indenture dated as of April 13, 1998  between                  Incorporated by reference from Exhibit 4.2
                   the Company and Wilmington Trust Company                       to the April 22, 1998 8-K

      4.3          Form of 11 1/2% Senior Notes due 2008, Series A                Incorporated by reference from Exhibit 4.2 to
                                                                                  the Company's Current Report on Form 8-K dated
                                                                                  November 3, 1998 located under Securities
                                                                                  Exchange Commission File No. 0-25812 ("November
                                                                                  10, 1998 8-K")

      4.4          Indenture dated as of November 3, 1998 between                 Incorporated by reference from Exhibit 4.1
                   the Company and Wilmington  Trust Company                      to the November 10, 1998 8-K


      4.5          First Supplemental Indenture dated as of                       Incorporated by reference from Exhibit 4.1
                   November 12, 1998 between the Company and                      to the Company's Quarterly Report on Form
                   Wilmington Trust Company, as trustee                           10-Q for the quarter ended September 30, 1998
                                                                                  located under Securities Exchange Commission
                                                                                  File No. 0-25812 ("September 1998 10-Q")

      4.6          Form of 11 1/2%  Senior Notes due 2008, Series                 Incorporated by reference from Exhibit 4.2
                   A, as amended                                                  to the September 1998 10-Q

      4.7          Form of 11 1/2% Senior Notes due 2008, Series B                Previously filed

       5           Opinion of Nixon, Hargrave, Devans & Doyle LLP.                Previously filed

       7           Opinion of Nixon, Hargrave, Devans & Doyle LLP                 Previously filed
                   regarding tax matters

     10.1          Lease Agreement dated July 1, 1990 between the                 Incorporated by reference from Exhibit 10.1
                   Company and Rensselaer Polytechnic Institute,                  to the May 1995 Registration Statement
                   amended by Lease, Renewal Agreement dated as of
                   July 1, 1993, Letter Agreement, dated November
                   14, 1994 and Letter Agreement dated February 1, 1995

     10.2          Lease Agreement dated February 8, 1995 between                 Incorporated by reference from Exhibit 10.2
                   the Company and Rensselaer Polytechnic                         to the May 1995 Registration Statement
                   Institute

     10.3          Amendment to Lease Agreement dated July 1,                     Incorporated by reference from Exhibit 10.2A
                   1995 between the Company and Rensselaer                        to the Company's Registration Statement
                   Polytechnic Institute                                          on Form S-1 declared effective on December 14,
                                                                                  1995 located under Securities and Exchange
                                                                                  Commission File No. 33-99610 ("December 1995
                                                                                  Registration Statement")



      EXHIBIT
      NUMBER       DESCRIPTION                                                   LOCATION
      -------      -----------                                                   --------
     10.4          Lease Agreement dated as of April 30, 1993 by                  Incorporated by reference from Exhibit 10.3
                   and between Vingarden Limited Partnership and                  to the May 1995 Registration Statement
                   the Company

     10.5          Lease Agreement dated April 1995 by and                        Incorporated by reference from by Exhibit 10.3A
                   between Brit Limited Partnership and the                       to the December 1995 Registration Statement
                   Company

     10.6          Sublease dated September 20, 1995 by and between               Incorporated by reference from Exhibit 10.3B
                   The Medical Sciences Research Institute and the                to the December 1995 Registration Statement
                   Company and Lease Agreement dated October 6,
                   1993 by and between Vingarden Associates Limited
                   Partnership and The Medical Sciences Research
                   Institute

     10.7          Lease Agreement  dated October 31, 1995 between                Incorporated by reference from Exhibit 10.4A
                   Oakfern  Properties  Limited and the Company                   to the December 1995 Registration Statement

     10.8          Amendment to Deed of 460 Spring Park Technology                Incorporated by reference from Exhibit 10.1 to
                   Center dated as of June 12, 1997 between JBG/                  the September 1997 Form 10-Q
                   Spring Park Limited Partnership and the Company

     10.9          Sublease Agreement dated as of June 2, 1997                    Incorporated by reference from Exhibit 10.2 to
                   between Lucas Industries, Inc. and the Company                 the September 1997 10-Q
                   and Office Lease Agreement between 3B Limited
                   Partnership and Lucas Industries Inc. dated as
                   of September 12, 1989

     10.10         Sublease Agreement dated January 22, 1998                      Incorporated by reference from
                   between the Company and Unisys Corporation, as                 Exhibit 10.9 to the 1997 Form 10-K
                   amended

     10.11         Lease Agreement dated February 20, 1998 between                Incorporated by reference from Exhibit 10.11
                   the Company and CarrAmerica Realty Corporation                 to the 1997 Form 10-K

     10.12         Lease Agreement dated October 1994 between the                 Incorporated by reference from
                   Company and Cascade Communications, Inc.                       Exhibit 10.4 to the May 1995 Registration
                                                                                  Statement

     10.13         Master Lease Agreement dated July 19, 1994                     Incorporated by reference from Exhibit 10.5 to
                   between the Company and Technology Credit                      the May 1995 Registration Statement
                   Corporation

     10.14         Lease Agreement dated as of July 9, 1993 between               Incorporated by reference from Exhibit 10.6 to
                   Applied Telecommunications Technologies, Inc.                  the May 1995 Registration Statement
                   and the Company




      EXHIBIT
      NUMBER       DESCRIPTION                                                   LOCATION
      -------      -----------                                                   --------
     10.15         Lease Agreement dated as of February 10, 1994                  Incorporated by reference from Exhibit 10.7F
                   between Applied Telecommunications Technologies,               to the December 1995 Registration Statement
                   Inc. and the Company

     10.16         Lease Agreement dated as of March 14, 1994                     Incorporated by reference from Exhibit 10.7G
                   between Applied Telecommunications Technologies,               to the December 1995 Registration   Statement
                   Inc. and the Company

     10.17         Lease Agreement dated as of June 9, 1994 between               Incorporated by reference from Exhibit 10.7H
                   Applied Telecommunications Technologies, Inc.                  to the December 1995 Registration Statement
                   and the Company

     10.18         Lease Agreement dated as of September 21, 1994                 Incorporated by reference from Exhibit 10.7 to
                   between Applied Telecommunications Technologies,               the May 1995 Registration Statement
                   Inc. and the Company

     10.19         Master Equipment Lease Agreement dated as of                   Incorporated by reference from Exhibit 10.1 to
                   June 23, 1995 between the Company and                          the September 1995 10-Q
                   Forsythe/McArthur Associates, Inc. ("FMA")

     10.20         Master Lease Line Commitment Agreement dated as                Incorporated by reference from Exhibit 10.2 to
                   of June 23, 1995 between the Company and FMA                   the September 1995 10-Q

     10.21         Amendment Agreement dated as of August 1, 1995                 Incorporated by reference from Exhibit 10.8 to
                   between the Company and Technology Credit                      the September 1995 10-Q
                   Corporation

     10.22         Master Equipment Lease Agreement No.                           Incorporated by reference from Exhibit 10.44A
                   620-0004602-000 dated November 1995 between the                to the December 1995 Registration Statement
                   Company and Siemens Credit Corporation

     10.23         Amendment to Master Lease Agreement No. 1753                   Incorporated by reference from Exhibit 10.77
                   dated January 26, 1996 between the Company and                 to the Company's Annual Report on Form 10-K
                   Technology Credit Corporation                                  for the fiscal year ended December 31, 1995
                                                                                  located under the Securities Exchange
                                                                                  Commission File No. 0-25812 ("1995 Form 10-K")

     10.24         Master Equipment Lease Agreement dated December                Incorporated by reference from Exhibit 10.78
                   15, 1995 between the Company and Financing for                 to the 1995 Form 10-K
                   Science International, Inc.

     10.25         Security Agreement dated as of March 20, 1996                  Incorporated by reference from Exhibit 10.79
                   between the Company and USL Capital Corporation                to the 1995 Form 10-K



      EXHIBIT
      NUMBER       DESCRIPTION                                                   LOCATION
      -------      -----------                                                   --------
     10.26         Master Software/Equipment Lease Agreement dated                Incorporated by reference from Exhibit 10.4 to
                   as of September 20, 1996 between the Company and               the Company's Quarterly Report on Form 10-Q
                   LPI Software Funding Group, Inc.                               for the quarter ended September 30, 1996
                                                                                  located under Securities Exchange Commission
                                                                                  File No. 0-25812 ("September 1996 10-Q")

     10.27         Master Lease Agreement dated as of January 27,                 Incorporated by reference from Exhibit 10.77
                   1997 between Cascade Communications Corp. and                  to the Company's Annual Report on Form 10-K
                   the Company                                                    for the fiscal year ended December 31, 1996
                                                                                  located under Securities and Exchange
                                                                                  Commission File No. O-25812 ("1996 Form 10-K")

     10.28         Master Equipment/Software Rental Agreement dated               Incorporated by reference from Exhibit 10.3 to
                   as of September 11, 1997 between PSINet and                    the September 1997 10-Q
                   Earthlink Network, Inc. and Change Order
                   Amendment Master Equipment dated as of September
                   22, 1997

     10.29         Equipment lease dated as of June 30, 1997                      Incorporated by reference from Exhibit 10.4 to
                   between Royal Bank of Canada and PSINet Limited                the September 1997 10-Q

     10.30         Master Lease Agreement dated as of October 10,                 Incorporated by reference from Exhibit 10.4 to
                   1997 between Cisco Systems Capital Corporation                 the September 1997 Form 10-Q
                   and the Company

     10.31         Master Lease Agreement No. A212 between 3Com                   Incorporated by reference from dated as of
                   Credit Corporation and the Company, as amended                 October 30, 1997 Exhibit 10.31 to the 1997
                                                                                  Form 10-K

     10.32         Master Lease of Personal Property No. 3402,                    Incorporated by reference from Exhibit 10.32
                   dated December 12, 1997 between the Company and                to the 1997 Form 10-K
                   Charter Financial, Inc., as amended

     10.33*        Executive Stock Option Plan ofthe Company                      Incorporated by reference from Exhibit 10.10
                                                                                  to the May 1995 Registration Statement

     10.34*        Executive Stock Incentive Plan of the Company,                 Incorporated by reference from Exhibit 10.12
                   as amended                                                     to the December 1995 Registration Statement

     10.35*        Directors Stock Incentive Plan of the Company,                 Incorporated by reference from Exhibit 10.13
                   as amended                                                     to the December 1995 Registration Statement

     10.36*        Strategic Stock Incentive Plan of the Company                  Incorporated by reference from Exhibit 10 to
                                                                                  the June 1995 10-Q

     10.37*        1996 Performance Bonus Plan of the Company                     Incorporated by reference from Exhibit 10.25
                                                                                  to the 1996 Form 10- K




      EXHIBIT
      NUMBER       DESCRIPTION                                                   LOCATION
      -------      -----------                                                   --------
     10.38*        InterCon Systems Corporation 1992 Incentive                    Incorporated by reference from Exhibit 99.1 to
                   Stock Plan                                                     the Company's Registration Statement on Form
                                                                                  S-8 which became effective on October 18, 1995
                                                                                  located under Securities  Exchange Commission
                                                                                  File No. 33-98316 ("S-8 No. 16")

     10.39*        InterCon Systems Corporation 1994 Stock Option                 Incorporated by reference from Exhibit 99.2 to
                   Plan                                                           the S-8 No. 16

     10.40*        Software Ventures Corporation 1994 Stock Option                Incorporated by reference from Exhibit 99 to
                   Plan                                                           the Company's Registration Statement on Form
                                                                                  S-8 which became effective on October 18, 1995
                                                                                  located under Securities Exchange Commission
                                                                                  File No. 33-98314 ("S-8 No. 14")

     10.41*        Employment Agreement dated June 21, 1995 between               Incorporated by reference from Exhibit 10.26
                   the Company and David N. Kunkel                                to the December 1995 Registration Statement

     10.42*        Employment Agreement dated February 9, 1996                    Incorporated by reference from Exhibit 10.42
                   between the Company and Mary-Ann Carolan                       to the 1995 Form 10-K

     10.43*        Employment Agreement dated February 13, 1996                   Incorporated by reference from Exhibit 10.19
                   between the Company and Mitchell Levinn                        to the 1995 10-K

     10.44*        Employment Agreement dated April 3, 1996 between               Incorporated by reference from Exhibit 10.2 to
                   the Company and Harold S. Wills                                the June 1996 10-Q.

     10.45*        Employment Agreement dated October 1, 1996                     Incorporated by reference from Exhibit 10.2 to
                   between theCompany and Edward D. Postal                        the September 1996 10-Q

     10.46*        Employment Agreement dated October 9, 1996                     Incorporated by reference from Exhibit 10.3 to
                   between theCompany and Richard R. Frizalone                    the September 1996 10-Q

     10.47*        Employment Agreement dated February 12, 1997                   Incorporated by reference from Exhibit 10.78
                   between theCompany and David L. Hudson                         to the 1996 Form 10-K

     10.48*        Employment Agreement dated July 1, 1997 between                Incorporated by reference from Exhibit 10.5 to
                   the Company and Michael Malesardi                              the September 1997 10-Q

     10.49*        Employment Agreement dated August 2, 1997                      Incorporated by reference from Exhibit 10.6 to
                   between the Company and Anthony Aveta                          the September 1997 10-Q




      EXHIBIT
      NUMBER       DESCRIPTION                                                   LOCATION
      -------      -----------                                                   --------
     10.50*        Employment Agreement dated August 4, 1997                      Incorporated by reference from Exhibit 10.7 to
                   between the Company and Harry Hobbs                            the September 1997 10-Q

     10.51*        Employment Agreement dated January 8, 1998                     Incorporated by reference from Exhibit 10.52
                   between the Company and William Cripe                          to the 1997 Form 10-K

     10.52*        Employment Agreement dated January 18, 1998                    Incorporated by reference from Exhibit 10.53
                   between the Company and Kathleen B. Horne                      to the 1997 Form 10-K

     10.53*        Employment Agreement dated February 16, 1998                   Incorporated by reference from Exhibit 10.54
                   between the Company and John Muleta                            to the 1997 Form 10-K

     10.54         Form of Indemnification Agreement                              Incorporated by reference from Exhibit 10.21
                                                                                  to the May 1995 Registration Statement

     10.55         Registration Rights Agreement dated as of June                 Incorporated by reference from Exhibit  10.39
                   16, 1995 among the Company and Stockholders of                 to the December 1995 Registration Statement
                   InterCon Systems Corporation

     10.56         Registration Rights Agreement dated as of July                 Incorporated by reference from Exhibit  10.40
                   11, 1995 among the Company and Stockholders of                 to the December 1995 Registration Statement
                   Software Ventures Corporation

     10.57         Registration Rights Agreement made as of                       Incorporated by reference from Exhibit  10.1
                   September 19, 1996 by and between the Company                  to the September 1996 10-Q
                   and The Chatterjee Management Company

     10.58         Registration Rights Agreement dated as of                      Incorporated by reference from Exhibit 10.10
                   November 11, 1997 between the Company and the                  to the September 1997 10-Q
                   purchasers of Series B 8% Convertible Preferred
                   Stock

     10.59         Registration Rights Agreement dated as of                      Incorporated by reference from Exhibit 10.62
                   February 25, 1998 between the Company and IXC                  to the 1997 Form 10-K
                   Internet Services, Inc.

     10.60         Credit Agreement dated September 29, 1998 among                Incorporated by reference from Exhibit 2.2 to
                   the Company, the Lenders party thereto, The                    the Company's Current Report on Form 8-K dated
                   Chase Manhattan Bank, as Administrative Agent,                 October 16, 1998 located under the  Securities
                   Fleet National Bank, as Syndication Agent, and                 Exchange Commission File No. 0-25812 ("October
                   The Bank of New York as Documentation Agent                    16, 1998 8-K")

     10.61         Guarantee Agreement dated September 29, 1998                   Incorporated by reference from Exhibit 2.3 to
                   among each of the subsidiaries of the Company                  the October 16, 1998 8-K
                   party thereto and The Chase Manhattan Bank



      EXHIBIT
      NUMBER       DESCRIPTION                                                   LOCATION
      -------      -----------                                                   --------
     10.62         Pledge Agreement dated September 29, 1998 among                Incorporated by reference from Exhibit 2.4 to
                   the Company, each subsidiary of the Company                    the October 16, 1998 8-K
                   party thereto and The Chase Manhattan Bank

     10.63         Security Agreement dated September 29, 1998                    Incorporated by reference from Exhibit 2.5 to
                   among the Company, each subsidiary of the                      the October 16, 1998 8-K
                   Company party thereto and The Chase Manhattan
                   Bank

     10.64         First Amendment dated as of October 27, 1998 to                Incorporated by reference from Exhibit 10.2 to
                   the Credit Agreement dated as of September 29,                 the November 10, 1998 8-K
                   1998, among the Company, the Lenders party
                   thereto, The Chase Manhattan Bank, as
                   Administrative Agent, Fleet National Bank, as
                   Syndication Agent, and the Bank of New York, as
                   Documentation Agent

     10.65         Warrant to purchase up to 25,000 shares of the                 Incorporated by reference from Exhibit 10.39
                   Series B Preferred of the Company, at an                       to the May 1995 Registration Statement
                   exercise price of $1.60 per share, registered in
                   the name of William H. Baumer

     10.66         Warrant to purchase up to 25,000 shares of the                 Incorporated by reference from Exhibit 10.40
                   Series B Preferred of the Company, at an                       to the May 1995 Registration Statement
                   exercise price of $1.60 per share, registered in
                   the name of William H. Baumer

     10.67         Joint Venture Agreement dated as of September                  Incorporated by reference from Exhibit 2 to
                   19, 1996 between the Company and Chatterjee                    Amendment No. 1 to the Company's Quarterly
                   Management Company                                             Report on Form 10-Q for the quarter ended
                                                                                  September 30, 1996 located under    Securities
                                                                                  Exchange Commission File No. 0-25812
                                                                                  ("September 1996 10-Q/A1")

     10.68         Stock Acquisition Agreement, dated as of                       Incorporated by reference from Exhibit 2 to
                   February 1, 1997, between Ascend Communications,               the Company's Current Report on Form 8-K dated
                   Inc., a Delaware corporation, and the Company, a               February 14, 1997 located under Securities
                   New York corporation, with respect to all                      Exchange Commission File No. 0-25812
                   outstanding capital stock of InterCon Systems
                   Corporation, a Delaware corporation and a
                   wholly-owned subsidiary of the Company

     10.69         Asset Purchase Agreement dated as of June 28,                  Incorporated by reference from Exhibit 2 to
                   1996 between the Company and MindSpring                        the June 1996 10-Q
                   Enterprises, Inc.

     10.70         Amendment No. 1 to Asset Purchase Agreement and                Incorporated by reference from Exhibit 2 to
                   Network Services Agreement entered into as of                  the September 1996 10-Q
                   June 28, 1996 by and between the Company and
                   MindSpring Enterprises, Inc.



      EXHIBIT
      NUMBER       DESCRIPTION                                                   LOCATION
      -------      -----------                                                   --------
     10.71         Amendment No. 2 to Asset Purchase Agreement                    Incorporated by reference from Exhibit 10.8 to
                   entered into as of September 1, 1996 by and                    the September 1996 10-Q
                   between the Company and MindSpring Enterprises,
                   Inc.

     10.72         Amendment No. 3 to Asset Purchase Agreement and                Incorporated by reference from Exhibit 10.74
                   Amendment No. 1 to  Convertible Note entered                   to the 1996 Form 10-K
                   into as of January 24, 1997 by and between the
                   Company and MindSpring Enterprises, Inc.

     10.73         Amendment No. 2 to Network Services Agreement                  Incorporated by reference from Exhibit 10.75
                   entered in as of January 1, 1997 by and between                to the 1996 Form 10-K
                   the Company and MindSpring Enterprises, Inc.

     10.74         IRU and Stock Purchase Agreement dated as of                   Incorporated by reference from Exhibit 2.1 to
                   July 22, 1997 between IXC Internet Services,                   Amendment No. 2 to the Company's Quarterly
                   Inc. and the Company                                           Report on Form 10-Q for the quarter ended June
                                                                                  30, 1997 located under Securities Exchange
                                                                                  Commission File No. 0-25812 ("June 1997 10-Q/A2")

     10.75         First Amendment to IRU and Stock Purchase                      Incorporated by reference from Exhibit A to
                   Agreement dated as of July 22, 1997 between IXC                the Company's Proxy Statement on Schedule 14A
                   Internet Services, Inc. and the Company                        dated December 19, 1997 located under
                                                                                  Securities Exchange Commission File No.
                                                                                  0-25812  ("December 1997 Proxy Statement")

     10.76         Second Amendment to IRU and Stock Purchase                     Incorporated by reference from Exhibit A to
                   Agreement dated as of July 22, 1997 between IXC                the December 1997 Proxy Statement
                   Internet Services, Inc. and the Company

     10.77         Joint Marketing and Services Agreement dated as                Incorporated by reference from Exhibit 10.1 to
                   of July 22,  1997 between IXC Internet Services                the June 1997 10-Q/A1
                   Inc. and the Company

     10.78         Stock Purchase Agreement dated as of November                  Incorporated by reference from Exhibit 10.9 to
                   11, 1997 between the Company and the Purchasers                the September 1997 10-Q
                   of Series B 8% Convertible Preferred Stock

     10.79         Agreement dated as of November 10, 1997 between                Incorporated by reference from Exhibit 2 to
                   iSTAR internet inc. and the Company                            the September 1997 10-Q

     10.80         Pre-Acquisition Agreement between the Company                  Incorporated by reference from Exhibit 10.1
                   and iSTAR internet inc., dated December 23, 1997               to the Company's Current Report on Form 8-K dated
                                                                                  January 7, 1998 located underSecurities Exchange
                                                                                  CommissionFile No. 0-25812 ("January 7,1998 8-K")



      EXHIBIT
      NUMBER       DESCRIPTION                                                   LOCATION
      -------      -----------                                                   --------
     10.81         Security Agreement and Assignment dated as of                  Incorporated by reference from Exhibit 10.95
                   February 25, 1998 between the Company and IXC                  to the 1997 Form 10-K
                   Internet Services, Inc.

     10.82         Collocation and Interconnection Agreement                      Incorporated by reference from Exhibit 10.96
                   between the Company and IXC Internet Services,                 to the 1997 Form 10-K
                   Inc.

     10.83         Escrow Agreement, dated as of  April 13, 1998,                 Incorporated by reference from Exhibit 10.2 to
                   among Wilmington Trust Company (as escrow agent                the April 22, 1998 8-K
                   and trustee) and the Company.

     10.84         Registration Rights Agreement dated as of                      Incorporated by reference from Exhibit 10.1 to
                   April 13, 1998 among the Company and Donaldson,                the April 22, 1998 8-K
                   Lufkin & Jenrette Securities Corporation,
                   Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated, and Chase Securities, Inc.

     10.85         First Amendment to Sublease dated as of March                  Incorporated by reference from Exhibit 10.99
                   23, 1998 between Unisys Corporation and the                    to the Company's Registration Statement on
                   Company                                                        Form S-4 declared effective on May 7, 1998
                                                                                  located under the Securities and Exchange
                                                                                  Commission File   No. 333-51491 ("May 1998
                                                                                  Registration Statement")

     10.86         Share Purchase Agreement dated as of October 1,                Incorporated by reference from Exhibit 2.1 to
                   1998, among PSINet Japan Inc., a subsidiary of                 the October 16, 1998 8-K
                   the Company, Tokyo Internet Corporation and
                   Secom Co., Ltd.

     10.87         Registration Rights Agreement dated as of                      Incorporated by reference from Exhibit 10.1 to
                   November 3, 1998 among the Company and                         the November 10, 1998 8-K
                   Donaldson, Lufkin and Jenrette Securities
                   Corporation, Chase Securities, Inc. and Morgan
                   Stanley & Co. Incorporated

     10.88*        Employment Agreement dated June 17, 1998 between               Incorporated by reference from Exhibit 10.1 to
                   the Company and William A. Opet                                the Company's Quarterly Report on Form 10-Q
                                                                                  for the quarter ended June 30, 1998 located under
                                                                                  Securities Exchange Commission File No. 0-25812
                                                                                  ("June 1998 10-Q")

     10.89*        Employment Agreement dated July 2, 1998 between                Incorporated by reference from Exhibit 10.2 to
                   the Company and Robert D. Leahy                                the June 1998 10-Q

     10.90*        Employment Agreement dated September 1, 1998                   Incorporated by reference from Exhibit 10.8 to
                   between the Company and Chi H. Kwan                            the September 1998 10-Q

     10.91*        Employment Agreement dated September 8, 1998                   Incorporated by reference from Exhibit 10.5 to
                   between the Company and James A. Haid                          the September 1998 10-Q



      EXHIBIT
      NUMBER       DESCRIPTION                                                   LOCATION
      -------      -----------                                                   --------
     10.92*        Employment Agreement dated September 30, 1998                  Incorporated by reference from Exhibit 10.3 to
                   between the Company and Sandy L. Blaisdell                     the September 1998 10-Q

     10.93*        Employment Agreement dated October 12, 1998                    Incorporated by reference from Exhibit 10.2 to
                   between the Company and Geoffrey E. Axton                      the September 1998 10-Q

     10.94*        Employment Agreement dated October 14, 1998                    Incorporated by reference from Exhibit 10.4 to
                   between the Company and Edward Arnold Davis                    the September 1998 10-Q

     10.95         Registration Rights Agreement, dated as of                     Incorporated by reference from Exhibit 4.3 to
                   November 13, 1998, among the Company and                       the September 1998 10-Q
                   Donaldson Lufkin & Jenrette Securities
                   Corporation, Chase Securities Inc. and Morgan
                   Stanley & Co. Incorporated

     10.96         Second Amendment dated as of November 9, 1998,                 Incorporated by reference from Exhibit 10.1 to
                   to the Credit Agreement, dated as of September                 the September 1998 10-Q
                   29, 1998, among the Company, the Lenders party
                   thereto, the Chase Manhattan Bank, as
                   Administrative Agent, Fleet National Bank, as
                   Syndication Agent, and The Bank of New York, as
                   Documentation Agent

     10.97*        Amendment to Employment Agreement dated October                Incorporated by reference from Exhibit 10.6 to
                   1, 1998 between the Company and Harry Hobbs                    the September 1998 10-Q

     10.98*        Employment Agreement dated November 2, 1998                    Incorporated by reference from Exhibit 10.7 to
                   between the Company and David J. Kramer                        the September 1998 10-Q

     10.99*        Employment Agreement dated November 6, 1998                    Incorporated by reference from Exhibit 10.9 to
                   between the Company and John Walpuck                           the September 1998 10-Q

     10.10*        Employment Agreement dated November 12, 1998                   Incorporated by reference from Exhibit 10.10
                   between the Company and Lawrence Winkler                       to the September 1998 10-Q

     10.101        Master Lease Agreement between the Company and                 Incorporated by reference from Exhibit 10.11
                   Technology Credit Corporation No. 1788 dated                   to the September 1998 10-Q
                   June 20, 1998

     10.102        Master Lease Agreement between the Company and                 Incorporated by reference from Exhibit 10.12
                   Technology Credit Corporation No. 1789 dated                   to the September 1998 10-Q
                   June 20, 1998

     10.103        Master Loan and Security Agreement No. 3963                    Incorporated by reference from Exhibit 10.13
                   between the Company and Charter Financial Inc.                 to the September 1998 10-Q
                   dated September 28, 1998



      EXHIBIT
      NUMBER       DESCRIPTION                                                   LOCATION
      -------      -----------                                                   --------
      11.1         Calculation of Basic and Diluted Loss Per Share                Incorporated by reference from Exhibit 11.1 to
                   and Weighted Average Shares for the Year Ended                 the 1997 Form 10-K
                   December 31, 1997

      11.2         Calculation of Basic and Diluted Loss Per Share                Incorporated by reference from Exhibit 11.2 to
                   and Weighted Average Shares for the Year Ended                 the 1997 Form 10-K
                   December 31, 1996

      11.3         Calculation of Basic and Diluted Loss Per Share                Incorporated by reference from Exhibit 11.3 to
                   and Weighted Average Shares for the Year Ended                 the 1997 Form 10-K
                   December 31, 1995

      11.4         Calculation of Basic and Diluted Loss per Share                Incorporated by reference from Exhibit 11.2 to
                   and Weighted Average Shares Used in Calculation                the September 1998 10-Q
                   for the Nine Months Ended September 30, 1998

       12          Statements re Computation of Ratios                            Previously filed

       21          Subsidiaries of the Company                                    Previously filed

      23.1         Consent of Nixon, Hargrave, Devans & Doyle LLP                 Previously filed

      23.2         Consent of PricewaterhouseCoopers LLP                          Filed herewith

      23.3         Consent of KPMG LLP                                            Filed herewith

      23.4         Consent of Price Waterhouse                                    Filed herewith

      23.5         Consent of Arthur Andersen LLP                                 Filed herewith

      23.6         Consent of Chuo Audit Corporation                              Filed herewith

      23.7         Consent of Ernst & Young                                       Filed herewith

      23.8         Consent of Price Waterhouse GmbH                               Filed herewith

       24          Power of Attorney                                              Previously filed

       25          Statement of Eligibility on Form T-1 of                        Previously filed
                   Wilmington Trust Company

      99.1         Form of Notice of Guaranteed Delivery                          Previously filed


________________________

  * Indicates a management contract or compensatory plan or arrangement required to be filed as an Exhibit pursuant to Item 14(a)(3).


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